As filed with the Securities and Exchange Commission on September 30, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ACNB Corporation
(Exact name of Registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2233457 (I.R.S. Employer Identification No.)
16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
James P. Helt
President & Chief Executive Officer
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of all communications to:
Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 (717) 731-1700	Eugene J. Draganosky Chair of the Board of Directors and Chief Executive Officer Traditions Bancorp, Inc. 226 Pauline Drive York, PA 17402 (717) 747-2600	Kenneth J. Rollins, Esquire Pillar Aught LLC 4201 E. Park Circle Harrisburg, PA 17111 (717) 308-9910
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. ACNB may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.
Subject to completion, dated September 30, 2024

Merger Proposal — Your Vote Is Very Important
To the Shareholders of ACNB Corporation and Traditions Bancorp, Inc.:
The boards of directors of ACNB Corporation (“ACNB”) and Traditions Bancorp, Inc. (“Traditions”) have approved an Agreement and Plan of Reorganization, dated as of July 23, 2024 (the “reorganization agreement”) under which Traditions will merge into a wholly-owned subsidiary of ACNB, with the ACNB subsidiary being the surviving entity. This is referred to in this joint proxy statement/prospectus as the “merger.” Concurrently with, and pursuant to, the reorganization agreement, Traditions Bank, the wholly-owned subsidiary of Traditions, and ACNB Bank, the wholly-owned subsidiary of ACNB, entered into a bank plan of merger pursuant to which Traditions Bank will merge with and into ACNB Bank, with ACNB Bank as the surviving entity. This is referred to in this joint proxy statement/prospectus as the “bank merger.”
If the merger is completed, each share of Traditions common stock will be converted into the right to receive 0.7300 of a share of ACNB common stock. This is referred to in this joint proxy statement/prospectus as the “exchange ratio.” The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification regarding ACNB common stock before completion of the merger. Traditions shareholders also will receive cash instead of any fractional shares they would have otherwise received in the merger. ACNB estimates that it will issue a maximum of approximately 2,046,836 shares of ACNB common stock, $2.50 par value per share, in the merger, assuming the exercise of all outstanding options to purchase Traditions common stock. As a result, ACNB estimates that continuing ACNB shareholders will own approximately 81% and that former Traditions shareholders will own approximately 19% of the issued and outstanding common shares of the combined company. The common stock of the combined company will be listed on The Nasdaq Capital Market under ACNB’s current symbol “ACNB.”
The precise value of the consideration that Traditions shareholders will receive will not be known at the time that Traditions shareholders vote on the merger. Based on the closing price of ACNB common stock on July 23, 2024, the last trading day before the public announcement of the merger, of $42.56, the 0.7300 exchange ratio represented approximately $31.07 in value for each share of Traditions common stock. Based on the closing price of ACNB common stock on [•], 2024, of $[•], the 0.7300 exchange ratio represented approximately $[•] in value for each share of Traditions common stock. The price of ACNB common stock will fluctuate between now and the closing of the merger. You are urged to obtain current market quotations for ACNB common stock before you vote. Traditions common stock is quoted on the OTC Pink Market under the symbol “TRBK.”
In connection with the proposed merger, ACNB and Traditions will each hold a special meeting of its respective shareholders. At the special meeting of ACNB shareholders, which we refer to as the ACNB special meeting, ACNB shareholders will be asked to vote on (i) a proposal to approve the issuance of shares of ACNB common stock in connection with the merger and (ii) a proposal to approve the adjournment or postponement of the ACNB special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ACNB common stock in connection with the merger. At the special meeting of the Traditions shareholders, which we refer to as the Traditions special meeting, Traditions shareholders will be asked to vote on (i) a proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement and (ii) a proposal to approve the adjournment or postponement of the Traditions special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.
The merger cannot be completed unless, among other matters, (i) Traditions shareholders approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement by a vote of at least sixty-six and two thirds percent (66 2∕3%) of the outstanding shares of Traditions common stock entitled to vote at the Traditions special meeting and (ii) ACNB shareholders approve the issuance of shares of ACNB common stock in connection with the merger by a majority of the votes cast on such proposal at the ACNB special meeting.
The board of directors of ACNB unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, including the issuance of shares of ACNB common stock in connection with the merger, are in the best interests of ACNB and its shareholders. The board of directors of ACNB unanimously recommends that ACNB shareholders vote “FOR” the proposal to approve the issuance of shares of ACNB common stock in connection with the merger.
The board of directors of Traditions unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, are in the best interests of Traditions and its shareholders. The board of directors of Traditions unanimously recommends that Traditions shareholders vote “FOR” the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.
Traditions shareholders have the right under Pennsylvania law to dissent from the merger and to demand and receive a cash payment of a statutorily determined “fair value” of their Traditions common stock if the merger is consummated. The statutorily determined “fair value” could be more or less than the value of the merger consideration. For more information regarding appraisal rights, refer to “Q: Are Traditions shareholders entitled to dissenters’ rights?” on page 3 and “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Dissenters’ Rights” beginning on page 119.
All shareholders of ACNB and Traditions are invited to attend the special meetings. However, whether or not you plan to attend the special meetings, please take the time to ensure your shares are voted by submitting a proxy, either by following the instructions for internet or telephone submission or by mailing the enclosed proxy card.
Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of ACNB common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.
Investing in ACNB common stock involves risks that are described in “Risk Factors” beginning on page 25.
This joint proxy statement/prospectus is dated [•], 2024, and is first being mailed to ACNB shareholders and Traditions shareholders on or about [•], 2024.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about ACNB from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC”, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain free copies of this information through the SEC website at https://www.sec.gov or by writing or calling either ACNB or ACNB’s proxy solicitor at the following addresses or telephone numbers:

ACNB Corporation
16 Lincoln Square
P.O. Box 3129
Gettysburg, PA 17325
Telephone Number (717) 334-3161
Attention:
Kevin J. Hayes, Senior Vice President/General Counsel, Secretary & Chief Governance Officer

Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, NY 11753 Banks and Brokers Call (516) 933-3100 All Others Call Toll-Free (888) 742-1305
You will not be charged for any of these documents that you request. In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of ACNB’s and Traditions’ special meetings. Therefore, you must request the information no later than [•], 2024.
If you are a shareholder of Traditions and have questions about the merger or the special meeting of Traditions, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitations, you may also contact either Traditions or Traditions’ proxy solicitor at the following addresses or telephone numbers:
Traditions Bancorp, Inc. 226 Pauline Drive York, PA 17402 Telephone Number (717) 747-2600 Attention: John Blecher, Chief Financial Officer and Secretary	Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, NY 11753 Banks and Brokers Call (516) 933-3100 All Others Call Toll-Free (888) 742-1305
For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 164 and “Incorporation of Certain Information by Reference” on page 164.
All information concerning ACNB and its subsidiaries has been furnished by ACNB and all information concerning Traditions and its subsidiaries has been furnished by Traditions.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2024. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to the shareholders of ACNB and shareholders of Traditions nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325

Notice of Special Meeting of Shareholders
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of ACNB Corporation will be held virtually via live webcast at [•]    .m., local time, on [•], 2024. You will be able to attend the ACNB special meeting by visiting [•]. This special meeting is being held for the following purposes:
1.
To approve the issuance of shares of ACNB common stock in connection with the merger of Traditions Bancorp, Inc. with and into ACNB South Acquisition Subsidiary, LLC, a wholly-owned subsidiary of ACNB, as contemplated by the Agreement and Plan of Reorganization, dated as of July 23, 2024, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bancorp, Inc. and Traditions Bank, all as described in the accompanying documents;

2.
To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow ACNB to solicit additional votes in favor of issuance of shares of ACNB common stock in connection with the merger; and

3.
To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The ACNB board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of ACNB common stock in connection with the merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.
ACNB shareholders of record at the close of business on [•], 2024 are entitled to vote at the ACNB special meeting and any adjournment or postponement of the special meeting.
Your vote is important regardless of the number of shares you own. ACNB cannot complete the merger unless the issuance of shares of ACNB common stock in connection with the merger is approved by a majority of the votes cast at the ACNB special meeting.
Whether or not you plan to attend the special meeting, the ACNB board of directors urges you to submit your proxy as soon as possible, either by following the internet or telephone instructions included in the attached materials or by completing, signing, dating and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote at the special meeting.
By Order of the Board of Directors,
James P. Helt
President & Chief Executive Officer
Gettysburg, Pennsylvania
[•], 2024

Traditions Bancorp, Inc.
226 Pauline Drive
York, PA 17402

Notice of Special Meeting of Shareholders
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Traditions Bancorp, Inc. will be held at 2:00 p.m., local time, on December 18, 2024 at Traditions Center, 226 Pauline Drive, York, Pennsylvania 17402, for the following purposes:
1.
To approve and adopt the Agreement and Plan of Reorganization, dated as of July 23, 2024, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bancorp, Inc. and Traditions Bank which provides, among other things, for the merger of Traditions with and into ACNB South Acquisition Subsidiary, LLC, and the conversion of each share of Traditions common stock immediately outstanding prior to the merger into 0.7300 of a share of ACNB common stock, all as described in the accompanying documents, and the transactions in connection therewith;

2.
To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Traditions to solicit additional votes in favor of the reorganization agreement; and

3.
To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Traditions board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement and the merger and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.
Traditions shareholders of record at the close of business on [•], 2024 are entitled to vote at the Traditions special meeting and any adjournment or postponement of the special meeting.
Your vote is important regardless of the number of shares you own. Traditions cannot complete the merger unless the reorganization agreement is approved and adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2∕3%) of the outstanding shares of Traditions common stock entitled to vote at the Traditions special meeting. If a Traditions shareholder does not vote by proxy or by attending the Traditions special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.
Whether or not you plan to attend the special meeting, the Traditions board of directors urges you to submit your proxy as soon as possible, either by following the internet and telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.
By Order of the Board of Directors,
Eugene J. Draganosky
Chair of the Board and Chief Executive Officer
York, Pennsylvania
[•], 2024

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
You are receiving this document because ACNB and Traditions signed an Agreement and Plan of Reorganization, dated as of July 23, 2024, which provides, among other things, for the merger of Traditions with and into a subsidiary of ACNB, and the conversion of each share of Traditions common stock outstanding immediately prior to the consummation of the merger into 0.7300 of a share of ACNB common stock. A copy of the reorganization agreement is included in this joint proxy statement/prospectus as Annex A.

Q:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:
This document serves as both a proxy statement of ACNB and Traditions and a prospectus of ACNB. This document serves as a proxy statement because the ACNB and Traditions boards of directors are soliciting your proxy for use at the ACNB special meeting called to consider and vote upon the issuance of shares of ACNB common stock in connection with the merger as required by the listing requirements of Nasdaq or the Traditions special meeting called to consider and vote on the reorganization agreement and the merger. This document serves as a prospectus because ACNB is issuing shares of ACNB common stock to the shareholders of Traditions in exchange for their shares of Traditions common stock.

Q:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:
Holders of ACNB common stock at the close of business on [•], 2024, the record date for the ACNB special meeting, are entitled to receive notice of the ACNB special meeting and to vote their shares at the ACNB special meeting and any related adjournment or postponement.

Holders of Traditions common stock at the close of business on [•], 2024, the record date for the Traditions special meeting, are entitled to receive notice of the Traditions special meeting and to vote their shares at the Traditions special meeting and any related adjournment or postponement.
Q:
WHAT ITEMS OF BUSINESS WILL ACNB ASK ITS SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the ACNB special meeting, shareholders are asked to vote in favor of the issuance of shares of ACNB common stock in connection with the merger. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies if ACNB has not received sufficient votes to approve the issuance of the shares of ACNB common stock in connection with the merger.

Q:
WHAT ITEMS OF BUSINESS WILL TRADITIONS ASK ITS SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the Traditions special meeting, shareholders are asked to vote in favor of the approval and adoption of the reorganization agreement and the merger with ACNB. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the Traditions special meeting, if necessary, to solicit additional proxies if Traditions has not received sufficient votes to approve and adopt the reorganization agreement.

Q:
WHY IS MY VOTE IMPORTANT?

A:
The issuance of shares of ACNB common stock in connection with the merger must be approved by a majority of the votes cast at the ACNB special meeting on the proposal to approve the issuance of shares. If the shareholders of ACNB do not approve the issuance of shares in connection with the merger, ACNB will not be able to consummate the merger.

The reorganization agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2∕3%) of the outstanding shares of Traditions common stock entitled to vote at the Traditions special meeting. The failure of a Traditions shareholder to vote, by proxy or in person, will have the same effect as a vote against the reorganization agreement.
In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before either the ACNB or Traditions special meeting, it will be more difficult for ACNB or Traditions to obtain the necessary quorum to hold the special meeting and, in the case of ACNB, to approve the issuance of shares of ACNB common stock in connection with the merger and, in the case of Traditions, to approve and adopt the reorganization agreement.
Q:
WHY ARE ACNB AND TRADITIONS PROPOSING TO MERGE?

A:
Traditions believes that the proposed merger will provide Traditions shareholders with substantial benefits, and ACNB believes that the merger will further its strategic profitable growth plans. As a larger company, ACNB can provide the capital and resources that Traditions needs to compete more effectively and to offer a broader array of products and services to better serve its customers. See “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — ACNB’s Reasons for the Merger” beginning at page 62 and — Traditions’ Reasons for the Merger” beginning at page 77. The merger also involves certain risks, which are described under “Risk Factors” beginning on page 25.

Q:
WHAT DOES THE ACNB BOARD OF DIRECTORS RECOMMEND?

A:
The ACNB board of directors has unanimously approved the reorganization agreement and the merger, and believes that the merger is in the best interests of ACNB and its shareholders. Accordingly, the ACNB board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of the shares of ACNB common stock in connection with the merger and “FOR” the approval of the proposal to adjourn or postpone the ACNB special meeting, if necessary.

Q:
WHAT DOES THE TRADITIONS BOARD OF DIRECTORS RECOMMEND?

A:
The Traditions board of directors has unanimously approved the reorganization agreement and the merger, and believes that the merger is in the best interests of Traditions and its shareholders. Accordingly, the Traditions board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement and the merger and “FOR” the approval of the proposal to adjourn or postpone the Traditions special meeting, if necessary.

Q:
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:
Traditions and ACNB expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of ACNB shareholders and Traditions shareholders, and the approval of the applicable regulatory agencies. ACNB and Traditions currently anticipate this will occur in the first quarter of 2025. ACNB and Traditions cannot assure you that they will obtain the necessary ACNB shareholder or Traditions shareholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q:
WHAT WILL TRADITIONS SHAREHOLDERS RECEIVE IN THE MERGER?

A:
Under the reorganization agreement, each share of Traditions common stock will be converted into the right to receive 0.7300 of a share of ACNB common stock. The stock exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding ACNB common stock before completion of the merger.

ACNB will not issue any fractional shares of common stock. Rather, ACNB will pay cash (without interest) for any fractional share that a Traditions shareholder would otherwise be entitled to receive in the merger. See “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger” beginning on page 51.

Q:
ARE THERE REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A:
Yes. The merger must be approved, or have approval waived, by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and approved by the Federal Deposit Insurance Corporation (the “FDIC”), and the Pennsylvania Department of Banking and Securities. As of the date of this joint proxy statement/prospectus, appropriate applications have been filed with these regulatory authorities.

Furthermore, the merger will only be completed if neither ACNB nor Traditions is in material breach of any of its representations, warranties, or obligations under the reorganization agreement. The merger is also subject to the condition that ACNB and Traditions each receive an opinion from their respective counsel that the merger will be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The merger is also subject to certain other specified conditions. See “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Conditions to Merger” beginning on page 106.
Q:
WHAT VOTE IS REQUIRED BY ACNB SHAREHOLDERS TO APPROVE THE ISSUANCE OF SHARES OF ACNB COMMON STOCK?

A:
Under Nasdaq rules, ACNB shareholders must approve the issuance of shares of ACNB common stock in connection with the merger. In accordance with Pennsylvania Business Corporation Law (the “PBCL”) and its articles of incorporation and bylaws, the affirmative vote of the holders of at least a majority of votes cast at the ACNB special meeting is necessary to approve issuance of the shares of ACNB common stock in connection with the merger.

Q:
WHAT VOTE IS REQUIRED BY TRADITIONS SHAREHOLDERS TO APPROVE THE MERGER?

A:
Traditions shareholders must approve and adopt the reorganization agreement in accordance with the PBCL and its articles of incorporation and bylaws. The affirmative vote of the holders of at least sixty-six and two thirds percent (66 2∕3%) of the outstanding shares of Traditions common stock entitled to vote at the special meeting on the record date is necessary to approve and adopt the reorganization agreement.

Q:
WHY ARE ACNB SHAREHOLDERS VOTING TO APPROVE THE ISSUANCE OF SHARES OF ACNB COMMON STOCK IN THE MERGER?

A:
ACNB common stock is listed on The Nasdaq Capital Market. Nasdaq rules require ACNB shareholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed pursuant to the reorganization agreement, ACNB estimates that it will issue a maximum of approximately 2,046,836 shares of ACNB common stock, $2.50 par value per share, in the merger, assuming the exercise of all outstanding options to purchase Traditions common stock. Accordingly, the aggregate number of shares of ACNB common stock that ACNB will issue in the merger will exceed 20% of the shares of ACNB common stock outstanding before such issuance, and for this reason, ACNB is seeking the approval of ACNB shareholders for the issuance of shares of ACNB common stock pursuant to the reorganization agreement.

Q:
ARE ACNB SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:
No. Under Pennsylvania law, ACNB shareholders are not entitled to dissenters’ rights of appraisal in the merger.

Q:
ARE TRADITIONS SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:
Yes. Under Pennsylvania law, Traditions shareholders have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Traditions common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent and receive a cash payment for the value of your shares it will be fully taxable to you. Pennsylvania law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters’ rights. Please see “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Dissenters’ Rights” beginning on page 119 and the Pennsylvania statutory provisions included in Annex D.
You also are encouraged to consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters’ rights and your ability to receive cash for the “fair value” of your common stock of Traditions.
Q:
WHAT DO I NEED TO DO NOW?

A:
After you have carefully read these materials, you can submit your proxy by following the internet or telephone instructions included in the following materials and on your proxy card. Alternatively, indicate on the enclosed proxy card how you want to vote your shares of either ACNB or Traditions. Then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the ACNB or Traditions special meeting.

Q:
SHOULD TRADITIONS SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. Traditions shareholders should not send in their stock certificates at this time. Traditions shareholders will receive instructions from the exchange agent in the future. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Terms of the Merger — Exchange Procedures” beginning on page 97.

Please do not send any stock certificates to ACNB, Traditions, or the exchange agent until you receive instructions.
Q:
HOW WILL MY SHARES BE VOTED?

A:
If you are a holder of record and submit a valid proxy, the persons named as proxies will vote your shares of ACNB or Traditions common stock at the special meetings as you direct. If an ACNB shareholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) “FOR” approval of the issuance of the shares of ACNB common stock in connection with the merger and (ii) “FOR” the proposal, if necessary, to adjourn or postpone the ACNB special meeting to solicit additional votes in favor of the issuance of ACNB common stock in connection with the merger.

If a Traditions shareholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) “FOR” approval and adoption of the reorganization agreement and (ii) “FOR” the proposal, if necessary, to adjourn or postpone the Traditions special meeting to solicit additional votes in favor of the reorganization agreement.
Q:
CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:
Yes. For registered shareholders, there are three ways for you to revoke your proxy and change your vote:

1.
You may submit a later dated proxy before the ACNB or Traditions special meeting.

2.
You may revoke your proxy by written notice delivered at any time prior to the votes relating to the merger including delivery at the special meeting of shareholders. ACNB shareholders should deliver this notice to the Secretary of ACNB. Traditions shareholders should deliver this notice to the Secretary of Traditions.

3.
You may attend the ACNB or Traditions special meeting and vote at the meeting.

Information about how you can attend and participate in the special meeting is included in the proxy card accompanying this joint proxy statement/prospectus. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If your shares are held in street name, you will need a proxy from your broker or nominee in order to vote at the special meetings.
Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TRADITIONS SHAREHOLDERS?

A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the holders of Traditions common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Traditions common stock for shares of ACNB common stock in the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. Traditions shareholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of ACNB common stock. This tax treatment may not apply to all Traditions shareholders.

It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP (“Bybel Rutledge”), and that Traditions receive the opinion of its special counsel, Pillar Aught LLC (“Pillar+Aught”), substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and Traditions), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
ACNB and Traditions urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 116.
Q:
WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN “STREET NAME” BY MY BROKER, BANK, OR OTHER NOMINEE?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:
If you have questions about your special meeting or if you need additional copies of this document, you should contact:

For ACNB Shareholders	For Traditions Shareholders
Kevin J. Hayes Senior Vice President/General Counsel, Secretary & Chief Governance Officer ACNB Corporation 16 Lincoln Square P.O. Box 3129 Gettysburg, PA 17325 (717) 334-3161	John D. Blecher Chief Financial Officer & Secretary Traditions Bancorp, Inc. 226 Pauline Drive York, PA 17402 (717) 747-2600

SUMMARY
This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.
All references in this joint proxy statement/prospectus to “ACNB” refer to ACNB Corporation and, unless the context requires otherwise, ACNB Bank, its bank subsidiary. All references in this joint proxy statement/prospectus to “Traditions” refer to Traditions Bancorp, Inc. and, unless the context requires otherwise, Traditions Bank, its bank subsidiary. The Securities and Exchange Commission is referred to in this proxy statement/prospectus as the “SEC.”
The Special Meetings of Shareholders
ACNB special meeting of shareholders to be held [•], 2024 (see page 45).
ACNB will hold a special meeting of shareholders virtually via live webcast at [•]      .m., local time, on [•], 2024. ACNB shareholders will not be able to attend the meeting in person. Information about how you can attend and participate in the special meeting is included in the proxy card accompanying this joint proxy statement/prospectus.
Traditions special meeting of shareholders to be held December 18, 2024 (see page 48).
Traditions will hold a special meeting of shareholders on December 18, 2024, at 2:00 p.m., local time, Traditions Center, 226 Pauline Drive, York, Pennsylvania 17402.
ACNB record date set at [•], 2024; one vote per share of ACNB common stock (see page 45).
If you owned shares of ACNB common stock at the close of business on [•], 2024, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of ACNB common stock you owned on [•], 2024. On [•], 2024, there were [•] shares of ACNB common stock outstanding.
Traditions record date set at [•], 2024; one vote per share of Traditions common stock (see page 48).
If you owned shares of Traditions common stock at the close of business on [•], 2024, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of Traditions common stock you owned on [•], 2024. On [•], 2024, there were [•] shares of Traditions common stock outstanding.
The Companies
ACNB Corporation
16 Lincoln Square
Gettysburg, PA 17325
(717) 334-3161
ACNB Corporation, with assets of $2.46 billion as of June 30, 2024, is the financial holding company for ACNB Bank and ACNB Insurance Services, Inc. ACNB stock is quoted on The Nasdaq Capital Market under the symbol “ACNB.” For more information, visit the ACNB website at www.investor.acnb.com. The information on ACNB’s website is not incorporated into this joint proxy statement/prospectus.
Traditions Bancorp, Inc.
226 Pauline Drive
York, PA 17402
(717) 747-2600
Traditions Bancorp, Inc., with assets of $858.6 million as of June 30, 2024, is the bank holding company for Traditions Bank. Traditions stock is quoted on the OTC Pink Market under the symbol

“TRBK.” For more information, visit the Traditions Bank website at www.traditions.bank. The information on Traditions Bank’s website is not incorporated into this joint proxy statement/prospectus.
We propose that Traditions merge into a wholly-owned subsidiary of ACNB (see page 51).
Under the terms of the reorganization agreement, ACNB will acquire Traditions by merging Traditions with and into a wholly-owned subsidiary of ACNB. Traditions will cease to exist as a separate entity. Following the merger, Traditions Bank will merge with and into ACNB Bank. A copy of the reorganization agreement is attached to this document as Annex A and a copy of the bank plan of merger is attached to the reorganization agreement as Exhibit G.
Traditions shareholders will receive 0.7300 of a share of ACNB common stock for each share of Traditions common stock (see page 96).
If the merger is completed, each share of Traditions common stock will be converted into the right to receive 0.7300 of a share of ACNB common stock. The stock exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification regarding ACNB common stock before completion of the merger. Traditions shareholders will also receive cash instead of any fractional shares they would have otherwise received in the merger. ACNB estimates that it will issue a maximum of approximately 2,046,836 shares of ACNB common stock, $2.50 par value per share, in the merger, assuming the exercise of all outstanding options to purchase Traditions common stock.
As a result, ACNB estimates that continuing ACNB shareholders will own approximately 81% and that former Traditions shareholders will own approximately 19% of the issued and outstanding common shares of the combined company.
ACNB’s board of directors has received an opinion from its financial advisor regarding the fairness of the exchange ratio to ACNB (see page 66).
In connection with the merger, the board of directors of ACNB received a written opinion from ACNB’s financial advisor, Hovde Group, LLC (“Hovde”), as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to ACNB. The full text of the opinion of Hovde, dated July 23, 2024, is included in this document as Annex B. ACNB encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Hovde. The opinion of Hovde is directed to ACNB’s board of directors and does not constitute a recommendation to any shareholder of ACNB as to how to vote with respect to the issuance of shares of ACNB common stock in connection with the merger, or any other matter relating to the proposed merger.
Traditions’ board of directors has received an opinion from its financial advisor regarding the merger consideration to be received by the holders of Traditions common stock (see page 80).
In connection with the merger, the board of directors of Traditions received a written opinion from Traditions’ financial advisor, Stephens Inc. (“Stephens”), as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of Traditions common stock. The full text of the opinion of Stephens, dated July 23, 2024, is included in this document as Annex C. Traditions encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Stephens. The opinion of Stephens is directed to Traditions’ board of directors and does not constitute a recommendation to any shareholder of Traditions as to how to vote with respect to the merger or any other matter relating to the proposed merger.
ACNB shareholder vote required (see page 45).
Approval of the Issuance of Shares.   In accordance with ACNB’s bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the special meeting is required to approve the issuance of shares of ACNB common stock in connection with the merger.

Discretionary Authority to Adjourn or Postpone the Special Meeting.   In accordance with ACNB’s bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of shares of ACNB common stock in connection with the merger.
Each holder of shares of ACNB common stock outstanding on the record date will be entitled to one vote for each share held of record. Brokers who hold ACNB common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the issuance of shares of ACNB common stock in connection with the merger.
ACNB directors and executive officers are expected to vote in favor of the issuance of shares (see page 45).
The directors and executive officers of ACNB are expected to vote all shares of ACNB common stock that they own on the record date in favor of the issuance of the shares of ACNB common stock in connection with the merger. These persons own approximately [•] shares of ACNB common stock, or approximately [•]% of the outstanding shares of ACNB common stock.
Traditions shareholder vote required (see page 48).
Approval and Adoption of the Reorganization Agreement.   The affirmative vote, in person or by proxy, of at least sixty-six and two thirds percent (66 2/3%) of the shares of Traditions common stock outstanding on the record date is required to approve and adopt the reorganization agreement.
Discretionary Authority to Adjourn or Postpone the Special Meeting.   In accordance with Traditions’ bylaws, the affirmative vote of a majority of Traditions shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement.
Each holder of shares of Traditions common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the reorganization agreement is a percentage of all outstanding shares of Traditions common stock. Therefore, abstentions will have the same effect as a vote against the reorganization agreement and the merger. Brokers who hold Traditions common stock as nominees on your behalf will not have authority to vote your shares with respect to the reorganization agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement.
The directors and certain shareholders and executive officers of Traditions have agreed to vote in favor of the merger (see page 48).
On [•], 2024, the directors and certain shareholders and executive officers of Traditions had sole or shared voting power over approximately 582,380 shares, or 21%, of the outstanding shares of Traditions common stock. These directors, and certain shareholders and executive officers of Traditions, have agreed with ACNB to vote these shares of Traditions common stock in favor of approving and adopting the reorganization agreement and the merger.
ACNB and Traditions directors and executive officers may have interests in the merger that differ from your interests (see page 112).
In considering the information contained in this joint proxy statement/prospectus, you should be aware that ACNB’s and Traditions’ directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of ACNB shareholders or Traditions shareholders generally. These interests include, among other things:
•
lump sum cash payments under existing employment and change in control agreements for certain executive officers of Traditions;

•
the entry into an employment agreement by Thomas J. Sposito, II with ACNB to be effective immediately upon closing of the merger;

•
the assumption by ACNB of the supplemental executive benefits plan agreements between Traditions and certain executive officers and a director;

•
the accelerated vesting of restricted stock units and stock options held by certain executive officers and directors of Traditions;

•
that at the effective time of the merger, Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli will be appointed to the ACNB and ACNB Bank boards of directors;

•
that at the effective time of the merger, Michael E. Kochenour will be appointed as a Director Emeritus of the ACNB and ACNB Bank boards of directors;

•
that ACNB Bank will establish regional advisory boards on which members of the Traditions board will be invited to serve; and

•
the right to continued indemnification and liability insurance coverage for Traditions’ current directors by ACNB after the merger for acts or omissions occurring before the merger.

None of ACNB’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a “change in control” for purposes of ACNB’s employment agreements, change in control agreements, or other agreements or plans.
ACNB’s and Traditions’ board of directors were aware of these interests and considered them in approving and recommending the reorganization agreement. These and certain other additional interests of ACNB’s and Traditions’ directors and executive officers are described in detail in “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Interests of Directors and Executive Officers in the Merger,” as found on page 112. These circumstances may cause some of ACNB’s and Traditions’ directors and executive officers to view the proposed merger differently than you view it.
ACNB and Traditions must obtain regulatory approvals or consents and satisfy other conditions before the merger is complete (see page 110).
ACNB’s and Traditions’ obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval or consent from the Federal Reserve Board, the FDIC, and the Pennsylvania Department of Banking and Securities. As of the date of this document, appropriate applications for approval or consent have been filed. In addition to the required regulatory approvals or consents, the merger will only be completed if certain other conditions are met. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Terms of the Merger — Conditions to Merger.”
Amendment or termination of the reorganization agreement is possible (see page 108).
ACNB and Traditions can agree to amend the reorganization agreement in any way, except that, after approval by Traditions shareholders at its special meeting, ACNB and Traditions cannot change the amount of merger consideration Traditions shareholders will receive in the transaction from what is provided in the reorganization agreement.
ACNB and Traditions may agree to terminate the reorganization agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the reorganization agreement in certain circumstances. This includes, among others, the failure to complete the merger by June 30, 2025, unless the terminating company’s breach is the reason the merger has not been completed. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Terms of the Merger — Termination.”
Rights of Traditions shareholders differ from those of ACNB shareholders (see page 155).
When the merger is complete, Traditions shareholders who receive shares of ACNB common stock will become ACNB shareholders by operation of law. The rights of Traditions shareholders differ from the rights of ACNB shareholders in certain important ways. Many of these differences have to do with provisions in Traditions’ articles of incorporation and bylaws that differ from those of ACNB. See “Comparison of Shareholders’ Rights.”
Material U.S. federal income tax consequences of the merger (see page 116).
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, we expect the merger generally to be tax-free to Traditions shareholders for United States federal income tax purposes with respect to the shares of ACNB common stock that they receive pursuant to the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. Traditions shareholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of ACNB common stock. This tax treatment may not apply to all Traditions shareholders.
It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge, and that Traditions receive the opinion of its special counsel, Pillar+Aught, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and Traditions), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
ACNB and Traditions urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•].
Traditions shareholders are entitled to dissenters’ rights (see page 119).
Under Pennsylvania law, record holders of Traditions shares have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Traditions common stock as determined by an appraisal process. To exercise those dissenters’ rights, Traditions shareholders must follow exactly the procedures specified under Pennsylvania law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Pennsylvania law is included as Annex D to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value a Traditions shareholder would receive in the merger if the shareholder did not dissent.
Maintenance of Traditions Bank identity after the merger (see page 106).
For at least two years after the effective time of the merger, the former Traditions Bank branches will operate under the name “Traditions Bank, a division of ACNB Bank” unless the board of directors of ACNB shall determine otherwise upon approval of at least 66% of the ACNB board of directors.
Market Price and Dividend Information
ACNB
As of [•], 2024, there were [•] shares of ACNB common stock held by approximately [•] shareholders of record. The number of shareholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.
ACNB common stock trades on The Nasdaq Capital Market under the symbol “ACNB.”
On July 23, 2024, the last full trading day before the public announcement of the execution of the reorganization agreement, and on [•], 2024, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for ACNB common stock were as follows:
	July 23, 2024			[•], 2024
	High	Low	Closing	High		Low		Closing
ACNB Common Stock	$42.75	$40.02	$42.56	$	[•]	$	[•]	$	[•]

Holders of ACNB common stock are entitled to dividends as and when declared by the ACNB board of directors out of funds legally available for the payment of dividends.
Traditions
As of [•], 2024, there were [•] shares of Traditions common stock held by approximately [•] shareholders of record.
Traditions common stock is quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. under the symbol “TRBK.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Bulletin Board is an electronic, screen-based market which imposes considerably less stringent listing standards than The Nasdaq Capital Market.
On July 23, 2024, the last full trading day before the public announcement of the execution of the reorganization agreement, and on [•], 2024, the latest practicable trading day before the printing of this document, the high, low and adjusted closing sales prices for Traditions common stock were as follows:
	July 23, 2024			[•], 2024
	High	Low	Closing	High		Low		Closing
Traditions Common Stock	$16.30	$16.30	$16.25	$	[•]	$	[•]	$	[•]
Under the reorganization agreement, Traditions is prohibited from paying any dividend or distribution to its shareholders before the effectiveness of the merger, other than its regular quarterly dividend of $0.08 per share, without the prior written consent of ACNB. Traditions’ ability to pay dividends is also subject to state and federal laws and regulations.
Comparative Market Value
The following table sets forth the market value per share of ACNB and Traditions common stock and the equivalent market value per share of Traditions common stock on July 23, 2024 (the last trading day prior to the date of the public announcement of the merger) and [•], 2024 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon the exchange ratio of 0.7300 of a share of ACNB common stock multiplied by the closing sales price of ACNB common stock on the specified date.
	ACNB Historical		Traditions Historical		Traditions Equivalent Market Value
July 23, 2024		$42.56		$16.25		$31.07
[•], 2024	$	[•]	$	[•]	$	[•]
Adjournment or Postponement Proposal (Page 162)
You are being asked to approve a proposal to grant the ACNB and Traditions boards of director discretionary authority to adjourn or postpone the special meetings, if necessary, to solicit additional proxies in the event there are insufficient votes, in the case of ACNB, to approve the issuance of shares of ACNB common stock in connection with the merger and, in the case of Traditions, to approve and adopt the reorganization agreement and the merger.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND PER SHARE DATA
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”, giving effect to the proposed merger of Traditions with and into ACNB, with ACNB as the surviving corporation. Under this method, Traditions’ assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of ACNB. Any difference between the purchase price for Traditions and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by ACNB in connection with the acquisition will be amortized to expense over such intangible asset’s estimated useful life. The financial statements of ACNB issued after the acquisition will reflect the results attributable to the acquired operations of Traditions beginning on the date of completion of the acquisition.
The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with the following historical financial statements and accompanying notes:
•
the historical unaudited consolidated financial statements of ACNB as of and for the six months ended June 30, 2024, and the historical audited consolidated financial statements of ACNB as of and for the year ended December 31, 2023, which are incorporated by reference into this joint proxy statement/prospectus; and

•
the historical unaudited consolidated financial statements of Traditions as of and for the six months ended June 30, 2024 and the historical audited consolidated financial statements of Traditions as of and for the year ended December 31, 2023, which are included in this joint proxy statement/prospectus beginning on page F-1.

See “Where You Can Find More Information” beginning on page 164.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments. Regulation S-X also allows for management adjustments that could include presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur. ACNB has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.
The following unaudited pro forma combined consolidated balance sheet as of June 30, 2024, combines the unaudited consolidated balance sheet of ACNB of June 30, 2024, with the unaudited statement of financial condition of Traditions as of June 30, 2024, giving effect to the transaction as if it had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024, combines the unaudited consolidated statements of income of ACNB for the six months ended June 30, 2024, with the unaudited consolidated statement of income of Traditions for the six months ended June 30, 2024, giving effect to the transaction as if it had been consummated on January 1, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited consolidated statements of income of ACNB for the year ended December 31, 2023 with the audited consolidated statements of income of Traditions for the year ended December 31, 2023, giving effect to the transaction as if it had been consummated on January 1, 2023. Certain reclassification adjustments have been made to Traditions’ financial statements to conform to ACNB’s financial statement presentation.

The unaudited pro forma condensed consolidated financial statements were prepared with ACNB as the accounting acquirer and Traditions as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by ACNB to complete the acquisition of Traditions will be allocated to Traditions’ assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time; however, preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.
The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Traditions’ tangible and identifiable intangible assets and liabilities as of the closing date. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact ACNB’s consolidated statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Traditions’ shareholders’ equity, including results of operations from June 30, 2024, through the closing date will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein. The total estimated purchase price for the purpose of this pro forma financial information is $88.4 million utilizing ACNB’s closing common stock price of $43.47 as of September 20, 2024, which was the latest practical trading date before the date of this document.
The pro forma statements of income and per share data information does not include anticipated cost savings or revenue enhancements. Traditions and ACNB are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either Traditions or ACNB and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
The pro forma combined basic and diluted earnings per share of ACNB common stock is based on the pro forma combined net income per common share for Traditions and ACNB divided by the pro forma basic or diluted common shares of the combined entities for the periods presented on such statements of income. The pro forma information includes adjustments related to the fair value of assets and liabilities of Traditions and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data includes the impact of merger related expenses on the balance sheet with ACNB’s after-tax estimated charges of $12.9 million, illustrated as an adjustment to statements of income, retained earnings and to accrued other liabilities. The pro forma combined book value per share of ACNB common stock is based on the pro forma combined common stockholders’ equity of Traditions and ACNB divided by total pro forma common shares of the combined entities.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of ACNB common stock or the actual or future results of operations of ACNB for any period. Actual results may be materially different than the pro forma information presented.

ACNB Corporation
Unaudited Combined Pro Forma Balance Sheets as of June 30, 2024
($ In Thousands)
	ACNB Corporation	Traditions Bancorp, Inc.	Transaction Accounting Adjustments		Pro Forma Combined before Capital Initiatives
Assets
Cash and due from banks	$26,681	$8,493	$—		$35,174
Interest-bearing deposits with banks	59,593	9,093	—		68,686
Total Cash and Cash Equivalents	86,274	17,586	—		103,860
Equity securities	919	—	—		919
Securities available for sale, at fair value	418,364	104,391	—	(3)	522,755
Securities held to maturity	64,585	—	—		64,585
Loans held for sale	1,801	21,291	—		23,092
Total loans, net of unearned income	1,679,600	673,251	(26,445)	(4)	2,326,406
Less: allowance for credit losses	(17,162)	(3,747)	(3,448)	(5)	(24,357)
Loan, net	1,662,438	669,504	(29,893)		2,302,049
Premises and equipment, net	25,760	7,770	3,982	(6)	37,512
Right of use asset	2,278	3,271	—		5,549
Restricted investment in bank stocks	11,853	3,366	—		15,219
Investment in bank-owned life insurance	80,841	16,076	—		96,917
Investments in low-income housing partnerships	940	—	—		940
Goodwill	44,185	—	24,395	(1)	68,580
Intangible assets, net	8,446	—	17,030	(7)	25,476
Foreclosed assets held for resale	406	—	—		406
Other assets	48,663	15,334	5,586	(8)	69,583
Total Assets	$2,457,753	$858,589	$21,100		$3,337,442
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$479,726	$118,621	$—		$598,347
Interest-bearing	1,358,862	619,254	(325)	(9)	1,977,791
Total Deposits	1,838,588	737,875	(325)		2,576,138
Borrowings	304,286	40,000	(69)	(10)	344,217
Lease liability	2,278	3,467	—		5,745
Allowance for unfunded commitments	1,310	87	571	(11)	1,968
Other liabilities	21,960	10,578	16,470	(12)	49,008
Total Liabilities	2,168,422	792,007	16,647		2,977,076
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	22,330	2,753	2,303	(1)(2)	27,386
Treasury stock	(11,101)	—	—		(11,101)
Additional paid-in capital	98,230	34,749	48,609	(1)(2)	181,588
Retained earnings	226,271	40,204	(57,583)	(2)(5)(12)	208,892
Accumulated other comprehensive loss	(46,399)	(11,124)	11,124	(2)	(46,399)
Total Shareholders’ Equity	289,331	66,582	4,453		360,366
Total Liabilities and Shareholders’ Equity	$2,457,753	$858,589	$21,100		$3,337,442
Per Share Data
Shares Outstanding	8,545,629	2,752,902	(730,389)	(1)	10,568,142
Book Value Per Share	$33.86	$24.19			$34.10

Unaudited Pro Forma Combined Statements of Income for six months ended June 30, 2024
($ In Thousands, Except Per Share Data)
	ACNB Corporation	Traditions Bancorp, Inc.	Transaction Accounting Adjustments		ACNB Corporation Pro Forma Combined
Interest and Dividend Income
Loans, including fees	$44,777	$20,870	$4,202	(4)	$69,849
Investment securities	6,144	999	1,662	(3)	8,805
Dividends	488	140	—		628
Other	1,434	162	—		1,596
Total Interest and Dividend Income	52,843	22,171	5,864		80,878
Interest Expense
Deposits	4,803	9,301	50	(9)	14,154
Borrowings	6,483	871	336	(10)	7,690
Total Interest Expense	11,286	10,172	386		21,844
Net Interest Income	41,557	11,999	5,478		59,034
(Reversal of) Provision for credit losses	(2,767)	37	—		(2,730)
Reversal of provision for unfunded commitments	(410)	(75)	—		(485)
Net Interest Income after (Reversal of) Provision for Credit Losses and Unfunded Commitments	44,734	12,037	5,478		62,249
Noninterest Income
Insurance commissions	4,862	—	—		4,862
Service charges on deposits	2,012	189	—		2,201
Wealth management	2,031	—	—		2,031
ATM debit card charges	1,660	239	—		1,899
Earnings on investment in bank-owned life insurance	970	244	—		1,214
Gain from mortgage loans held for sale	82	2,748	—		2,830
Net losses on sales or calls of investment securities	69	—	—		69
Net gains (losses) on equity securities	(9)	—	—		(9)
Gain on assets held for sale	—	22	—		22
Other	417	506	—		923
Total Noninterest Income	12,094	3,948	—		16,042
Noninterest Expenses
Salaries and employee benefits	21,594	7,243	—		28,837
Equipment	3,299	1,614	—		4,913
Net occupancy	2,121	883	62	(6)	3,066
Professional services	1,145	380	—		1,525
FDIC and regulatory	723	380	—		1,103
Other tax	726	—	—		726
Intangible assets amortization	636	—	1,393	(7)	2,029
Supplies and postage	374	118	—		492
Marketing and corporate relations	176	561	—		737
Merger expenses	—	—	—		—
Other	3,259	878	—		4,137
Total Noninterest Expenses	34,053	12,057	1,455		47,565
Income before income taxes	22,775	3,928	4,023		30,726
Provision for income tax expense	4,728	745	913	(8)	6,386
Net Income	$18,047	$3,183	$3,110		$24,340
Per Share Data:
Basic earnings per common share	$2.12	$1.16	—		2.31
Diluted earnings per common share	$2.12	$1.15	—		2.31
Cash dividends per common share	$0.62	$0.16	—		$0.62
Basic weighted average common shares outstanding	8,497,686	2,751,245	(728,732)	(1)	10,520,199
Diluted weighted average common shares outstanding	8,526,177	2,772,399	(749,886)	(1)	10,548,690

Unaudited Pro Forma Combined Income Statement for twelve months ended December 31, 2023
($ In Thousands, Except Per Share Data)
	ACNB Corporation	Traditions Bancorp, Inc.	Transaction Accounting Adjustments		ACNB Corporation Pro Forma Combined
Interest and Dividend Income
Loans, including fees	$80,838	$37,730	$9,639	(4)	$128,207
Investment securities	12,153	2,121	3,659	(3)	17,933
Dividends	331	249	—		580
Other	3,318	144	—		3,462
Total Interest and Dividend Income	96,640	40,244	13,298		150,182
Interest Expense
Deposits	3,695	12,060	227	(9)	15,982
Borrowings	4,625	2,335	755	(10)	7,715
Total Interest Expense	8,320	14,395	982		23,697
Net Interest Income	88,320	25,849	12,316		126,485
(Reversal of) Provision for credit losses	860	380	5,743	(5)	6,983
Reversal of provision for unfunded commitments	(16)	44	—		28
Net Interest Income after (Reversal of) Provision for Credit Losses and Unfunded Commitments	87,476	25,425	6,573		119,474
Noninterest Income
Insurance commissions	9,319	—	—		9,319
Service charges on deposits	3,958	379	—		4,337
Wealth management	3,644	—	—		3,644
ATM debit card charges	3,348	491	—		3,839
Gain from mortgage loans held for sale	56	3,568	—		3,624
Earnings on investment in bank-owned life insurance	1,878	371	—		2,249
Net losses on sales or calls of investment securities	(5,240)	—	—		(5,240)
Net gains (losses) on equity securities	18	—	—		18
Net gains on sales of low income housing partnerships	—	—	—		—
Gain on assets held for sale	337	—	—		337
Other	1,127	940	—		2,067
Total Noninterest Income	18,445	5,749	—		24,194
Noninterest Expenses
Salaries and employee benefits	40,931	15,612	—		56,543
Net occupancy	3,908	1,598	124	(6)	5,630
Equipment	6,514	2,806	—		9,320
Other tax	1,269	187	—		1,456
Professional services	2,320	798	—		3,118
Supplies and postage	808	318	—		1,126
Marketing and corporate relations	612	1,056	—		1,668
FDIC and regulatory	1,388	751	—		2,139
Intangible assets amortization	1,424	—	3,096	(7)	4,520
Merger expenses	—	—	16,470	(12)	16,470
Other	6,898	1,984	—		8,882
Total Noninterest Expense	66,072	25,110	19,690		110,872
Income before income taxes	39,849	6,064	(13,117)		32,796
Provision for income tax expense	8,161	1,135	(2,769)	(8)	6,527
Net Income	$31,688	$4,929	$(10,348)		$26,269
Per Share Data:
Basic earnings per common share	$3.72	$1.78	—		2.49
Diluted earnings per common share	$3.71	$1.77	—		2.49
Cash dividends per common share	$1.14	$0.32	—		$1.14
Basic weighted average common shares outstanding	8,507,803	2,770,657	(748,144)	(1)	10,530,316
Diluted weighted average common shares outstanding	8,536,125	2,787,391	(764,878)	(1)	10,558,638

Unaudited Pro Forma Per Share Data
For The Six Months Ended June 30, 2024
($ in Thousands, Except Per Share Data)
	ACNB Corporation	Traditions Bancorp, Inc.	Pro Forma Combined	Pro Forma Equivalent Traditions Share(A)
For The Six Months Ended June 30, 2024:
Earnings per share:
Net income per share (Basic)	$2.12	$1.16	$2.31	$1.69
Net income per share (Diluted)	$2.12	$1.15	$2.31	$1.68
Cash Dividends Per Share	$0.62	$0.16	$0.62	$0.45
Book Value per common share as of June 30, 2024	$33.86	$24.19	$34.10	$24.89
Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2023
($ in Thousands, Except Per Share Data)
	ACNB Corporation	Traditions Bancorp, Inc.	Pro Forma Combined	Pro Forma Equivalent Traditions Share(A)
For The Twelve Months Ended December 31, 2023:
Earnings per share
Net income per share (Basic)	$3.72	$1.78	$2.49	$1.82
Net income per share (Diluted)	$3.71	$1.77	$2.49	$1.82
Cash Dividends Per Share	$1.14	$0.32	$1.14	$0.83
Book Value per common share as of December 31, 2023	$32.60	$23.31	$32.82	$23.96

(A)
The pro forma equivalent Traditions per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.7300 in accordance with the reorganization agreement.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
TRANSACTION ACCOUNTING ADJUSTMENTS:
(1)
At the closing date of the transaction, each share of Traditions’ common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7300 shares of ACNB common stock. No fraction of a whole share of ACNB common stock and no scrip or certificate therefore shall be issued in connection with the merger. Pursuant to the reorganization agreement, any former Traditions shareholder who would otherwise be entitled to receive a fraction of a share of ACNB common stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the ACNB determination date market share price (as defined in the reorganization agreement) and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB common stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of Traditions common stock owned by a Traditions shareholder shall be combined so as to calculate the maximum number of whole shares of ACNB common stock issuable to such Traditions shareholders, to the extent permissible.

At the closing date of the transaction, each Traditions restricted stock unit issued under the Traditions Bank 2016 Stock Incentive Plan that is outstanding shall be cancelled and converted automatically into the right to receive the merger consideration payable pursuant to the reorganization agreement less applicable tax withholding, and treating shares of Traditions common stock subject to such Traditions restricted stock unit in the same manner as all other shares of Traditions common stock for such purposes.
At the closing date of the transaction, each option to purchase shares of Traditions common stock that is outstanding and unexercised shall be redeemed for cash in an amount equal to the number of shares of Traditions common stock covered by such Traditions options multiplied by the amount in excess, if any, of the product of the ACNB determination date market share price (as defined in the reorganization agreement) multiplied by the exchange ratio over the exercise price per share of such Traditions option.
The total estimated purchase price for the purpose of this pro forma financial information is $88.4 million utilizing closing price of ACNB’s common stock of $43.47 as of September 20, 2024, which was the latest practical trading date before the date of this document. The adjustment for shares outstanding, basic and diluted weighted average common shares outstanding is an amount to adjust the shares to equal the new shares issued for the transaction. The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of June 30, 2024, goodwill of $24.4 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to June 30, 2024, as additional information becomes available and as additional analyses are performed.
(dollars in thousands, except per share data)
Purchase price
Common shares of Traditions Bancorp, Inc. as of June 30, 2024	2,752,902
Unvested restricted shares of Traditions Bancorp, Inc.	17,664
Total shares of Traditions Bancorp, Inc.	2,770,566
Exchange ratio	0.7300
ACNB Corporation shares to be issued	2,022,513
Price per share of ACNB Corporation common stock (closing stock price as of September 20, 2024).	$43.47
Purchase price consideration for common stock	$87,919

(dollars in thousands, except per share data)
Purchase Price Consideration – Cash Out of Outstanding Options
Traditions Bancorp, Inc. stock options outstanding	33,260
Cash price to pay out options	$31.73
Weighted average strike price for options	$16.85
In-the-money value for stock options cashed out	$14.88
Purchase price assigned to stock options settled for cash	$495
Total purchase price consideration	$88,414

(dollars in thousands)	Traditions Bancorp, Inc. Book Value 6/30/2024	Fair Value Adjustments		Traditions Bancorp, Inc. Fair Value 6/30/2024
Total purchase price consideration				$88,414
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$8,493	$—		$8,493
Federal funds sold	9,093	—		9,093
Equity securities	3,366	—		3,366
Securities, available for sale	104,391	—	(3)	104,391
Loans held for sale	21,291	—		21,291
Loans gross	673,251	(26,445)	(4)(5)	646,806
Allowance for credit losses	(3,747)	2,295	(5)	(1,452)
Loans, net of allowance	669,504	(24,150)		645,354
Premises and equipment	7,770	3,982	(6)	11,752
Right of use asset	3,271	—		3,271
Accrued interest receivable	2,970	—		2,970
Core deposit intangibles	—	17,030	(7)	17,030
Other assets	28,440	752	(8)	29,192
Total identifiable assets acquired	858,589	(2,386)		856,203
Deposits	737,875	(325)	(9)	737,550
Borrowings	40,000	(69)	(10)	39,931
Accrued interest payable	2,524	—		2,524
Other liabilities	11,608	571	(11)(12)	12,179
Total liabilities assumed	792,007	177		792,184
Total identifiable net assets	$66,582	(2,563)		64,019
Goodwill				$24,395
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 15% increase and 15% decrease in the price per share of ACNB Bank common stock from the September 20, 2024 baseline with its impact on the pro forma goodwill.
(dollars in thousands except per share data)	9/20/2024	15% Increase	15% Decrease
Shares of Traditions common stock	2,770,566	2,770,566	2,770,566
Exchange ratio	0.730	0.730	0.730
ACNB common shares to be issued	2,022,513	2,022,513	2,022,513
Price per share of ACNB common stock	$43.47	$49.99	$36.95

(dollars in thousands except per share data)	9/20/2024	15% Increase	15% Decrease
Pro forma consideration for common stock	$87,919	$101,106	$74,731
Traditions Bancorp, Inc. stock options outstanding	33,260	33,260	33,260
Cash price to pay out options	$31.73	$36.49	$26.97
Weighted average strike price for options	$16.85	$16.85	$16.85
In-the-money value for stock options cashed out	$14.88	$19.64	$10.12
Purchase price assigned to stock options settled for cash	495	653	337
Total pro forma purchase price consideration	$88,414	$101,759	$75,068
Pro forma goodwill	$24,395	$37,741	$11,049

(2)
Balance sheet adjustments to reflect the reversal of Traditions’ historical equity accounts to additional paid-in capital (“APIC”) and record the purchase price consideration for common stock. The following tables summarize the transaction accounting adjustments for the equity accounts.

		Balance Sheet
		June 30, 2024
Transaction accounting adjustment for common stock
Reversal of Traditions’ common stock		$(2,753)
Number of shares of ACNB common stock issued	2,022,513
Par value of ACNB common stock	$2.50
Par value of ACNB shares issued for merger		5,056
Total transaction accounting adjustment for common stock		$2,303
		Balance Sheet
(dollars in thousands, except per share data)		June 30, 2024
Transaction accounting adjustment for APIC
Reversal of Traditions common stock to APIC		$2,753
Reversal of Traditions retained earnings to APIC		40,204
Reversal of Traditions accumulated other comprehensive loss to APIC		(11,124)
Reversal of Traditions treasury stock to APIC		—
Net change in noncontroling interest in consolidated subsidiaries		—
Issued and outstanding shares of Traditions common stock (including restricted stock awards)	2,770,566
Exchange ratio	0.730
Number of ACNB Shares issued	2,022,513
Closing price of ACNB common stock on September 20, 2024	$43.47
Purchase price consideration for common stock	87,919
Traditions Bancorp, Inc. stock options outstanding	33,260
Cash price to pay out options	$31.73
Weighted average strike price for options	$16.85
In-the-money value for Traditions Bancorp, Inc. stock options cashed out	$14.88
Purchase price assigned to Traditions Bancorp, Inc. stock options settled for cash	495
Total purchase price	88,414
Par value of ACNB shares issued for merger at $2.50 per share	$2.50

		Balance Sheet
(dollars in thousands, except per share data)		June 30, 2024
Less: par value of ACNB common stock	5,056
APIC adjustment for ACNB shares issued	83,358
Less: Traditions common equity	(66,582)
Net adjustment to APIC for stock consideration		16,776
Total transaction accounting adjustment for APIC		$48,609

Balance Sheet
June 30, 2024
Transaction accounting adjustment for retained earnings
Reversal of Traditions retained earnings	$(40,204)
ACNB merger costs, net of taxes	(12,940)
Provision for credit losses for non-PCD loans, net of taxes	(4,439)
Total transaction accounting adjustment for retained earnings	$(57,583)
Balance Sheet
June 30, 2024
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of Traditions accumulated other comprehensive loss	$11,124
Total transaction accounting adjustment for accumulated other comprehensive loss	$11,124

(3)
Securities available-for-sale were recorded at fair value at June 30, 2024, therefore no balance sheet adjustment is necessary. Adjustment to statements of income includes prospective reclassification of existing available-for-sale securities fair value adjustment of $14.1 million to an amortizing discount which will be amortized into income based on the expected life of securities.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Securities available for sale	$—	$1,662	$3,659
Total investment securities	$—	$1,662	$3,659

(4)
Balance sheet adjustment to reflect the fair value discount for acquired purchased credit deteriorated (“PCD”) loans and non-PCD loans of $26.4 million. Adjustments to statement of income represent the accretion of Non-PCD loan interest rate and general credit fair value discounts and the accretion of PCD loan non-credit related discount substantially recognized over the expected life of the loans.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Fair value adjustments on loans acquired
Non-PCD loans interest rate fair value	$(18,829)	$3,196	$7,275
Non-PCD loans general credit fair value	(5,743)	710	1,647
Total fair value adjustment assigned to Non-PCD loans	(24,572)	3,906	8,922

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
PCD accruing loans fair value	(3,466)	385	930
PCD non-accruing loans fair value	(606)	—	—
Total fair value adjustment assigned to PCD loans	(4,072)	385	930
PCD accruing loan ACL	1,452	—	—
Total fair value of PCD loans assigned to allowance for credit losses	1,452	—	—
Total loan fair value adjustment	(27,192)	4,291	9,852
Reversal of deferred loan fees, net	747	(89)	(213)
Total fair value adjustments for loans	$(26,445)	$4,202	$9,639

(5)
Balance sheet adjustment for the reversal of Traditions’ existing allowance for credit losses of $3.7 million. Balance sheet adjustment of $1.5 million of PCD loan fair value assigned to the allowance for credit losses. Balance sheet and retained earnings adjustment for the allowance for credit losses of $5.7 million for acquired non-PCD loans. The pro forma statement of income does include a one-time provision expense of $5.7 million related to allowance for credit losses for non-PCD loans.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Allowance for credit losses
Reversal of existing allowance for credit losses	$3,747	$—	$—
Fair value of PCD Accruing loans assigned to allowance for credit losses	(1,452)	—	—
Subtotal allowance for credit losses excluding ACL for non-PCD loans	2,295	—	—
ACL for non-PCD loans	(5,743)	—	5,743
Total adjustments to allowance for credit losses	$(3,448)	$—	$5,743

(6)
Balance sheet and statements of income adjustment to reflect the fair value of buildings and land and the related amortization adjustment based on an expected life of 40 years.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Premises and equipment, net
Owned premise fair value	$4,954	$62	$124
Write off of obsolete fixed assets	(972)	—	—
Total adjustments for premises and equipment, net	$3,982	$62	$124

(7)
Balance sheet adjustment to intangible assets to reflect the fair value of $17.0 million for acquired core deposit intangible assets and the related statements of income amortization adjustment based upon an expected life of 10 years using sum of the year’s digits method.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Core deposit intangible asset	$17,030	$1,393	$3,096
Total core deposit intangible asset	$17,030	$1,393	$3,096

(8)
Balance sheet adjustment to reflect the net deferred tax asset, at a statutory rate of 22.70%, related to fair value adjustments and tax benefits related to one-time merger charges and related statements of income adjustments to pro forma adjustments using a statutory tax rate of 22.70% for book income tax expense.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Tax impact
Fair value adjustments	$752	$913	$2,065
ACNB accrual for one-time merger related charges	3,530	—	(3,530)
Allowance for credit losses for Non-PCD loans	1,304	—	(1,304)
Total tax impact	$5,586	$913	$(2,769)

(9)
Balance sheet and statements of income adjustment related to the fair value of interest-bearing time deposits and corresponding statements of income adjustments related to the amortization of discount on interest-bearing time deposits based on the maturities of the interest-bearing time deposits.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Certificates of deposit	$(325)	$50	$227
Total certificates of deposits	$(325)	$50	$227

(10)
Balance sheet and statements of income adjustment related to the fair value of borrowings and corresponding statements of income adjustments related to the amortization of discount on borrowings based on the maturities of the borrowings. Statements of income for an increased borrowing expense adjustment for funding charge related to $12.9 million after-tax merger related expenses assuming a 5.25% interest rate with an assumed increase in borrowings.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Borrowings
Borrowings fair value	$(69)	$(3)	$76
Funding cost of after-tax merger related charges	—	339	679
Total borrowings	$(69)	$336	$755

(11)
Balance sheet adjustment to increase the allowance for unfunded loan commitments.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Allowance for unfunded commitments
Adjustment for unfunded commitments	$571	$—	$—
Total adjustments for allowance for unfunded commitments	$571	$—	$—

(12)
Balance sheet adjustment to reflect the accrual of one-time merger-related charges for ACNB. ACNB pre-tax charges are estimated at $16.5 million ($12.9 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible. The pro forma statements of income includes ACNB merger-related expenses.

	Balance Sheet	Statements of Income
	June 30, 2024	Six Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Other Liabilities
ACNB accrual for one-time merger related charges	$16,470	$—	$16,470
Total other liabilities adjustments	$16,470	$—	$16,470

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “A Warning About Forward-Looking Information” on page 44, ACNB shareholders and Traditions shareholders should carefully consider the matters described below prior to voting on the matters to be considered at the special meetings. You should read these risk factors together with the risk factors contained in ACNB’s Annual Report on Form 10-K for the year ended December 31, 2023, and any changes to those risk factors included in ACNB’s Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Form 10-K.
Risks Relating to the Merger
Because the market price of ACNB common stock will fluctuate, Traditions shareholders cannot be sure of the trading price of the merger consideration they will receive.
Upon completion of the merger, each share of Traditions common stock will be converted into the right to receive merger consideration consisting of shares of ACNB common stock pursuant to the reorganization agreement. The exchange ratio in the reorganization agreement will not be adjusted in the event of any change in the stock prices of ACNB or Traditions prior to the merger. However, in the event that a significant decline in ACNB’s stock price occurs that is greater than the relative decline in the KBW Nasdaq Bank Index, Traditions may determine to terminate the reorganization agreement, subject to ACNB’s right to increase the exchange ratio to mitigate a portion of that decline. There also will be a period of time between the date when shareholders of Traditions vote on the reorganization agreement and the date when the merger is completed. The relative prices of ACNB and Traditions common stock may vary between the date of this joint proxy statement/prospectus, the date of the special meetings, and the date of completion of the merger. The market price of ACNB and Traditions common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of ACNB or Traditions and are not necessarily related to a change in the financial performance or condition of ACNB or Traditions. As ACNB and Traditions market share prices fluctuate, based on numerous factors, the value of the shares of ACNB common stock that a Traditions shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of ACNB common stock after completion of the merger. Accordingly, the prices of ACNB and Traditions common stock on the date of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of ACNB common stock after the merger is completed. ACNB urges you to obtain current market quotations for ACNB common stock.
The combined company will incur significant transaction and merger-related costs in connection with the merger.
ACNB and Traditions expect to incur costs associated with combining the operations of the two companies. ACNB and Traditions have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of ACNB and Traditions. Whether or not the merger is consummated, ACNB and Traditions will incur substantial expenses, such as legal, accounting, printing, contract termination fees, and financial advisory fees, in pursuing the merger. Although ACNB and Traditions expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, the net benefit may not be achieved in the near term, or at all.
Some of the conditions to closing of the merger may result in delay or prevent completion of the merger, which may adversely affect the value of ACNB’s and Traditions’ securities.
Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve Board, the FDIC, and the Pennsylvania Department of Banking and Securities. Failure to obtain these consents and approvals would prevent consummation of the merger. Even if the consents and approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company’s operations after the merger. However, neither ACNB nor Traditions is required to take any action or agree to any condition or restriction in connection with obtaining any approvals that would reasonably be expected to have a material adverse effect on ACNB, Traditions or the combined company.
The merger may distract ACNB’s and Traditions’ management teams from their other responsibilities.
The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies’ business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and adversely affect the combined company’s business and earnings following the merger.
ACNB and Traditions directors and executive officers may have interests in the merger that differ from your interests.
In considering the information contained in this joint proxy statement/prospectus, you should be aware that ACNB’s and Traditions’ directors and executive officers have financial and other interests in the merger that are different from, or in addition to, the interests of ACNB shareholders and Traditions shareholders generally. These interests include, among other things:
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lump sum cash payments under existing employment and change in control agreements for certain executive officers of Traditions;

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the entry into an employment agreement by Thomas J. Sposito, II with ACNB to be effective immediately upon closing of the merger;

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the assumption by ACNB of the supplemental executive benefits plan agreements between Traditions and certain executive officers and a director;

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the accelerated vesting of restricted stock units and stock options held by certain executive officers and directors of Traditions;

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that at the effective time of the merger, Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli will be appointed to the ACNB and ACNB Bank boards of directors;

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that at the effective time of the merger, Michael E. Kochenour will be appointed as a Director Emeritus of the ACNB and ACNB Bank boards of directors;

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that ACNB Bank will establish regional advisory boards on which members of the Traditions board will be invited to serve; and,

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the right to continued indemnification and liability insurance coverage for Traditions’ current directors by ACNB after the merger for acts or omissions occurring before the merger.

ACNB’s and Traditions’ boards of directors were aware of these interests and considered them in approving and recommending the reorganization agreement. These circumstances may cause some of ACNB’s and Traditions’ directors and executive officers to view the proposed merger differently than you view it.
These and certain other additional interests of ACNB’s and Traditions’ directors and executive officers are described in detail in “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 112.
The fairness opinions received by the boards of directors of ACNB and Traditions from their financial advisors prior to the execution of the reorganization agreement will not reflect changes in circumstances after the date of the fairness opinions.
Hovde, ACNB’s financial advisor in connection with the merger, and Stephens, Traditions’ financial advisor in connection with the merger, delivered to the boards of directors of ACNB and Traditions, respectively, their fairness opinions on July 23, 2024. ACNB shareholders and Traditions shareholders should be aware that the opinions do not speak as of any date other than July 23, 2024. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of ACNB or Traditions, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of ACNB and Traditions, may materially alter or affect the value of ACNB or Traditions or the sale prices of shares of ACNB common stock and Traditions common stock.
The unaudited pro forma financial data included in this joint proxy statement/prospectus are for illustrative purposes, based upon preliminary estimates, and ACNB’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.
The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record ACNB’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ACNB as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
After the merger is complete, Traditions shareholders will become ACNB shareholders and will have different rights than their current rights.
Upon completion of the merger, Traditions shareholders will become ACNB shareholders. Differences in Traditions’ articles of incorporation and bylaws and ACNB’s articles of incorporation and bylaws will result in changes to the rights of Traditions shareholders who become ACNB shareholders. For more information, see “Comparison of Shareholders’ Rights” beginning on page 155 of this document. Shareholders of Traditions may conclude that their current rights under Traditions’ articles of incorporation and bylaws are more advantageous than the rights they may have as an ACNB shareholder under ACNB’s articles of incorporation and bylaws.
If the merger is not completed, ACNB and Traditions will have incurred substantial expenses without realizing the expected benefits.
ACNB and Traditions will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. ACNB and Traditions cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of ACNB and Traditions because they would not have realized the expected benefits from the merger.
In addition, if the merger is not completed, ACNB and Traditions may experience negative reactions from the financial markets and from their respective customers and employees. ACNB and Traditions also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against ACNB or Traditions to perform their obligations under the reorganization agreement. If the merger is not completed, ACNB and Traditions cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results, and stock price of ACNB and Traditions.
Failure to complete the merger could negatively affect the market price of ACNB’s and Traditions’ common stock.
If the merger is not completed for any reason, ACNB and Traditions will be subject to a number of material risks, including the following:
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the market price of their common stock may decline to the extent that the current market price of their shares reflect a market assumption that the merger will be completed;

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costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

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the diversion of management’s attention from the day-to-day business operations and the potential disruption to ACNB’s and Traditions’ employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

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if Traditions’ board of directors seeks another merger or business combination, Traditions’ shareholders cannot be certain that Traditions will be able to find a party willing to pay an equivalent or greater consideration than that which ACNB has agreed to pay in the merger.

The reorganization agreement limits the ability of Traditions to pursue alternatives to the merger.
The reorganization agreement contains provisions that, subject to specified exceptions, limit the ability of Traditions to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by Traditions under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of Traditions from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire Traditions than it might otherwise have proposed to pay.
Failure to complete the merger in certain circumstances could require Traditions to pay a termination fee.
If the merger should fail to occur in certain circumstances that relate to a possible combination of Traditions with another acquirer, Traditions may be obligated to pay ACNB $3.0 million as a termination fee. See “Proposal 1 — Issuance of ACNB Common Stock and the Merger — Terms of the Merger — Termination Fee” beginning on page 110.
Litigation against ACNB or Traditions, or the members of the ACNB or Traditions board of directors, could prevent or delay the completion of the merger.
While ACNB and Traditions believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. If litigation were to be commenced related to the merger, such litigation could affect the likelihood of obtaining the required approvals from ACNB shareholders and Traditions shareholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the management of ACNB and Traditions away from their regular business. Any lawsuit adversely resolved against ACNB, Traditions, or members of the ACNB or Traditions board of directors could have a material adverse effect on each party’s business, financial condition, and results of operations.
Risks Relating to ACNB and Its Business
ACNB Post-Merger Risks
Post-merger integration and operations may fail to achieve expected results.
The success of the transaction depends heavily on a smooth post-merger integration and operations of the combined ACNB Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration and operations are not well executed or well received by each company’s historical customers.
ACNB may fail to realize the cost savings it expects to achieve from the merger.
The success of the merger will depend, in part, on ACNB’s ability to realize the estimated cost savings from combining the businesses of ACNB and Traditions. While ACNB believes that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than ACNB anticipates. ACNB’s cost savings estimates also depend on its ability to combine the businesses of ACNB and Traditions in a manner that permits those cost savings to be realized. If ACNB’s estimates are incorrect or it is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.
Combining ACNB and Traditions may be more difficult, costly, or time-consuming than expected.
ACNB and Traditions have operated, and, until the completion of the merger, will continue to operate, independently. Following the completion of the merger, the combination process could result in the loss of key employees, the disruption of ACNB’s ongoing business, and inconsistencies in standards, controls, procedures and policies that adversely affect ACNB’s ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause ACNB to lose customers or cause customers to withdraw their deposits from ACNB, or other unintended consequences that could have a material adverse effect on ACNB’s results of operations or financial condition.
ACNB Credit Risks
Changes in interest rates could adversely impact ACNB’s financial condition and results of operations.
ACNB’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond ACNB’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest ACNB receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) ACNB’s ability to originate loans and obtain deposits, (ii) the fair value of ACNB’s financial assets and liabilities, and (iii) the average duration of ACNB’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, ACNB’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.
Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes and volatility in interest rates on ACNB’s results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on ACNB’s financial condition and results of operations.
ACNB is subject to credit risk which could have a material adverse effect on ACNB’s financial condition and results of operations.
As of December 31, 2023, approximately 70% of ACNB’s loan portfolio consisted of commercial and industrial, construction, and commercial real estate loans. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because ACNB’s loan portfolio contains a significant number of commercial and industrial, construction, and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in non-performing loans. An increase in non-performing loans could result in a net loss of earnings from these loans, an increase in the provision for credit losses, and an increase in loan charge-offs, all of which could have a material adverse effect on ACNB’s financial condition and results of operations.
ACNB is also subject to commercial real estate volatility that could have an adverse impact on ACNB’s financial condition and results of operations.
The commercial real estate market nationally, regionally, and locally has recently been subject to increased levels of volatility. Many believe that commercial real estate in the commercial office sector is undergoing a fundamental transformation and change that started during the recent pandemic but also continues due to evolving workplace environments. These changes in the marketplace affect the demand for commercial office space which in turn may affect the credit status, profitability, and collectability, of existing and future commercial real estate office sector loans. As explained above in greater detail in the risk factor for Credit Risk, volatility and increases in non-performing loans could have an adverse impact on ACNB’s financial condition and results of operations.
If ACNB has higher credit losses than it has allowed for, ACNB’s earnings could materially decrease.
ACNB maintains an allowance for credit losses (“ACL”), which is a reserve established through a provision for credit losses charged to expense, that represents management’s best estimate of expected credit losses associated with ACNB’s financial instruments over the life of those instruments as of the balance sheet date. Management utilizes a variety of inputs in the calculation of its estimate, based on the evaluation of the size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions and prepayment experience. Management’s use of a third-party service provider which provided historical loss data in the calculation of its current expected credit loss (“CECL”) provision may not approximate its own historical loss data. Management’s ability to accurately forecast future losses under this methodology may be impaired by significant uncertainties such as:
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Surrounding rapid increases in inflation and interest rates, which have disrupted financial markets and adversely affected commercial real estate and other sectors in the economy.

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Related to the identification of the appropriate economic indicators.

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Related to the data utilized to build models and draw assumptions.

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Limitations related to the different sources of data: internal data, peer data, market data, macroeconomic data, geopolitical data, etc.

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Related to the need to make difficult and complex judgments that are often interrelated.

The allowance, in the judgment of management, is necessary to reserve for expected credit losses and risks inherent in the loan portfolio. The determination of the appropriate level of the ACL inherently involves a high degree of subjectivity and requires ACNB to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of ACNB’s control, may require an increase in the ACL. In addition, bank regulatory agencies periodically review ACNB’s ACL and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the ACL, ACNB will need additional provisions to increase the ACL. Any increases in the ACL will result in a decrease in net income, and possibly capital, and may have a material adverse effect on ACNB’s financial condition and results of operations.
ACNB Business Risks
Competition from other financial institutions may adversely affect ACNB’s profitability.
ACNB’s banking subsidiary faces substantial competition in originating both commercial and consumer loans. This competition comes principally from other banks, credit unions, mortgage banking companies, and other lenders. Many of its competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. This competition could reduce ACNB’s net income by decreasing the number and size of loans that its banking subsidiary originates and the interest rates it may charge on these loans.
In attracting business and consumer deposits, its banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. These competitors may offer higher interest rates than ACNB, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect the subsidiary’s ability to generate the funds necessary for lending operations. As a result, it may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.
ACNB’s banking subsidiary also competes with nonbank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance companies and agencies, and governmental organizations which may offer more favorable terms. Some of its nonbank competitors are not subject to the same extensive regulations that govern ACNB’s banking operations. As a result, such nonbank competitors may have advantages over ACNB’s banking subsidiary in providing certain products and services. This competition may reduce or limit ACNB’s margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.
The Basel III capital requirements or other regulatory capital standards may require ACNB to maintain higher levels of capital, which could reduce ACNB’s profitability.
Basel III targets higher levels of base capital, certain capital buffers, and a migration toward common equity as the key source of regulatory capital. Although the new capital requirements are phased in over future years and may change substantially before final implementation, Basel III signals a growing effort by domestic and international bank regulatory agencies to require financial institutions, including depository institutions, to maintain higher levels of capital. The direction of the Basel III implementation activities or other regulatory standards or changes could require additional capital to support ACNB’s business risk profile prior to final implementation of the Basel III standards. If ACNB and ACNB Bank are required to maintain higher levels of capital, ACNB and ACNB Bank may have fewer opportunities to invest capital into interest- earning assets, which could limit the profitable business operations available to ACNB and the subsidiary bank and adversely impact ACNB’s financial condition and results of operations.
ACNB’s operations of its business, including its transactions with customers, are increasingly done via electronic means, and this has increased its risks related to cybersecurity.
Increasingly, financial transactions are processed electronically, both by ACNB and its customers, via online, mobile, and cloud technologies. Operational systems are progressively becoming cloud-based. Conducting business in this environment depends on secure transmission and storage of data in digital form as well as procedures and systems to prevent or ensure the resiliency against system failures, interruptions or breaches in security. As a result, ACNB is exposed to the risk of cyber-attacks in the normal course of business, which may be perpetrated against ACNB, or its third-party service providers and its customers.
In general, cyber incidents can result from deliberate attacks or unintentional events. ACNB has observed an increased level of attention in the industry focused on cyber-attacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. While ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover or ameliorate certain financial aspects of cyber risks, such insurance coverage may be insufficient to cover all losses.
ACNB maintains policies and procedures designed to prevent or limit the effects of possible security breaches of its information systems. However, the techniques used for cyber-attacks are becoming increasingly sophisticated, including the use of artificial intelligence, and there can be no assurance that preventive and detective measures are fail-safe.
While ACNB has not incurred any material losses related to cyber-attacks, nor is it aware of any specific or threatened material cyber incidents as of the date of this report, it may incur substantial costs and suffer other negative consequences if it falls victim to successful cyber-attacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; disruption or failures of physical infrastructure, operating systems or networks that support ACNB’s business and customers resulting in the loss of customers and business opportunities; additional regulatory scrutiny and possible regulatory penalties; litigation; and, reputational damage adversely affecting customer or investor confidence.
ACNB’s controls and procedures may fail or be circumvented and have a material adverse effect on its business, financial condition, and results of operations.
Management regularly reviews and updates ACNB’s internal controls, disclosure controls, and procedures, as well as corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of ACNB’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on ACNB’s business, financial condition, and results of operations.
ACNB’s ability to pay dividends depends primarily on dividends from its banking subsidiary, which are subject to regulatory limits and the banking subsidiary’s performance.
ACNB is a financial holding company and its operations are conducted by its subsidiaries. Its ability to pay dividends depends on its receipt of dividends from its subsidiaries. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of its subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that its subsidiaries will be able to pay dividends in the future or that ACNB will generate adequate cash flow to pay dividends in the future. ACNB’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.
New lines of business or new products and services may subject ACNB to additional risks could have a material adverse effect on ACNB’s business, financial condition, and results of operations.
From time to time, ACNB may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, ACNB may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of ACNB’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on ACNB’s business, financial condition, and results of operations.
ACNB may not be able to attract and retain skilled people.
ACNB’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by ACNB can be intense, and ACNB may not be able to hire people or to retain them. The unexpected loss of services of one or more of ACNB’s key personnel could have a material adverse impact on ACNB’s business because ACNB would no longer have the benefit of their skills, knowledge of ACNB’s market, as well as years of industry experience, and it would be difficult to promptly find qualified replacement personnel.
ACNB is subject to claims and litigation pertaining to fiduciary responsibility.
From time to time, customers make claims and take legal action pertaining to ACNB’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to ACNB’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to ACNB, they may result in significant financial liability and/or adversely affect the market perception of ACNB and its products and services, as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on ACNB’s business, which, in turn, could have a material adverse effect on ACNB’s financial condition and results of operations.
If ACNB concludes that the decline in value of any of its ACL or held to maturity (“HTM”) investment securities have credit quality issues, ACNB is required to write down the value of that security through a charge to earnings and a reserve to the ACL for HTM securities.
ACNB reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, ACNB is required to assess whether the decline is an impairment due to credit deterioration. If ACNB determines that the decline in value is impaired due to credit deterioration, it is required to write down the value of AFS securities through a charge to earnings and book a reserve for any HTM securities to the allowance for credit losses. Non-credit related reductions in the value of a security do not require a write down of the value through earnings unless ACNB intends to, or is required to, sell the security. Changes in the expected cash flows related to the credit related piece of the investment of a security in ACNB’s investment portfolio or a prolonged price decline may result in ACNB’s conclusion in future periods that a security is to be deemed impaired, which would require a charge to earnings to write down the security to fair value for AFS securities or book a reserve to the allowance for credit losses for HTM securities. Due to the complexity of the calculations and assumptions used in determining whether an asset is impaired, the impairment disclosed may not accurately reflect the actual impairment in the future.
ACNB is subject to potential impairment of goodwill and intangibles.
ACNB has certain long-lived assets including purchased intangible assets subject to amortization and associated goodwill assets which are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.
Accounting rules permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The goodwill impairment analysis involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value of goodwill assigned to the reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. Subsequent reversal of goodwill impairment losses is not permitted.
Goodwill, which has an indefinite useful life, is evaluated pursuant to ASC Topic 350, Intangibles — Goodwill and Other, for impairment annually and is evaluated for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value of goodwill assigned to the reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. Subsequent reversal of goodwill impairment losses is not permitted. ACNB performs an annual evaluation to determine if there is goodwill impairment.
ACNB is subject to environmental liability risk associated with lending activities.
A significant portion of ACNB’s banking subsidiary loan portfolio is secured by real property. During the ordinary course of business, ACNB may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, ACNB may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require ACNB to incur substantial expense and may materially reduce the affected property’s value or limit ACNB’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase ACNB’s exposure to environmental liability. Although ACNB has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on ACNB’s financial condition and results of operations.
ACNB’s communications and information systems may experience an interruption or breach in security.
ACNB relies heavily on communications, information, and technology systems to conduct its business. Any failure, interruption or breach in security of these systems at ACNB, or at its third-party service provider of these systems, could result in the reduced ability to operate effectively; disruption in service to its customers; or corruption, loss or compromise of confidential corporate or customer data. The risks are greater if the issue is extensive, long-lasting, or results in financial losses to its customers. Such failures, interruptions or breaches in security may arise from events such as severe weather, acts of vandalism, telecommunications outages, human error, or cyber-attacks.
These risks also arise to the extent ACNB’s third-party service providers experience failures, interruptions and breaches in security. ACNB is also exposed to the risk of a disruption at a common service provider used by ACNB’s third-party service providers. Even with attempts to diversify the reliance upon any one third-party, ACNB may not be able to mitigate the risk of its vendors’ use of common service providers.
While ACNB has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its communication, information, and technology systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover or ameliorate certain financial aspects of these risks, such insurance coverage may be insufficient to cover all losses. The occurrence of any failures, interruptions or security breaches of ACNB’s communications, information, and technology systems could damage ACNB’s reputation adversely affecting customer or investor confidence, result in a loss of customer business, subject ACNB to additional regulatory scrutiny and possible regulatory penalties, or expose ACNB to civil litigation and possible financial liability, any of which could have a material adverse effect on ACNB’s financial condition and results of operations.
ACNB may use AI in its business, and challenges with properly managing its use could result in disruption of its internal operations, reputational harm, competitive harm, legal liability and adversely affect ACNB’s results of operations and stock price.
ACNB may incorporate AI solutions into platforms that deliver products and services to its customers, including solutions developed by third parties whose AI is integrated into its products and services. ACNB’s business could be harmed and it may be exposed to legal liability and reputational risk if the AI it uses is or is alleged to be deficient, inaccurate, or biased because the AI algorithms are flawed, insufficient, of poor quality, or reflect unwanted forms of bias, particularly if third party AI integrated with its platforms produces false or “hallucinatory” inferences.
Data practices by ACNB or others that result in controversy could impair the acceptance of AI, which could undermine the decisions, predictions, or analysis that AI applications produce. ACNB’s customers and potential customers may express adverse opinions concerning its use of AI and machine learning that could result in brand or reputational harm, competitive harm, or legal liability. If ACNB develops Generative AI, its content creation may require additional investment as testing for bias, accuracy and unintended, harmful impact is often complex and may be costly. As a result, ACNB may need to increase the cost of its products and services which may make it less competitive, particularly if its competitors incorporate AI more quickly or successfully.

Governmental bodies have implemented laws and are considering further regulation of AI (including machine learning), which could negatively impact ACNB’s ability to use and develop AI. ACNB is unable to predict how application of existing laws, including federal and state privacy and data protection laws, and adoption of new laws and regulations applicable to AI will affect it but it is likely that compliance with such laws and regulations will increase its compliance costs and such increase may be substantial and adversely affect its results of operations. Furthermore, its use of Generative AI and other forms of AI may expose ACNB to risks relating to intellectual property ownership and licensing rights, including copyright of Generative AI and other AI output as these issues have not been fully interpreted by federal courts or been fully addressed by federal or state legislation or regulations.
ACNB’s Strategic and External Risks
ACNB’s profitability depends significantly on economic conditions in its market area and in the Commonwealth of Pennsylvania and the State of Maryland.
ACNB’s success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania, the State of Maryland, and the specific local markets in which ACNB operates. Unlike larger national or other regional banks that are more geographically diversified, ACNB provides banking and financial services to customers primarily in the southcentral Pennsylvania and northern Maryland region of the country. The local economic conditions in these areas have a significant impact on the demand for ACNB’s products and services, as well as the ability of ACNB’s customers to repay loans, the value of the collateral securing the loans, and the stability of ACNB’s deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences and instability, unemployment, changes in securities markets, epidemics and pandemics (such as COVID-19) and governmental responses thereto, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on ACNB’s financial condition and results of operations.
The earnings of financial services companies are significantly affected by general business and economic conditions.
ACNB’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which ACNB operates, all of which are beyond ACNB’s control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values, and a decrease in demand for ACNB’s products and services, among other things, any of which could have a material adverse impact on ACNB’s financial condition and results of operations.
The regulatory environment for the financial services industry is being significantly impacted by financial regulatory reform initiatives in the United States and elsewhere, and regulations promulgated to implement them, including Dodd-Frank.
The trading volume in ACNB’s common stock is less than that of other larger financial services companies.
ACNB’s common stock trades on Nasdaq, and the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of ACNB’s common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which ACNB has no control. Given the lower trading volume of ACNB’s common stock, significant sales of ACNB’s common stock, and the expectation of these sales, could cause ACNB’s stock price to fall.
ACNB operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.
ACNB, primarily through its banking subsidiary, is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on ACNB and its operations. Additional legislation and regulations that could significantly affect ACNB’s powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on ACNB’s financial condition and results of operations.
Like other financial holding companies and financial institutions, ACNB must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, ACNB is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. While ACNB has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.
The soundness of other financial institutions may adversely affect ACNB.
Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. ACNB has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and institutional clients. Many of these transactions expose ACNB to credit risk in the event of a default by a counterparty or client. In addition, ACNB’s credit risk may be exacerbated when the collateral held by ACNB cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to ACNB. Any such losses could have a material adverse effect on ACNB’s financial condition and results of operations.
Market volatility may have materially adverse effects on ACNB’s liquidity and financial condition.
The capital and credit markets may experience extreme volatility and disruption. In the past, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. In addition, other conditions and factors that could materially adversely affect ACNB’s liquidity and funding including a lack of market or customer confidence in, or negative news about, ACNB or the financial services industry generally which also may result in a loss of deposits and/or negatively affect ACNB’s ability to access the capital markets; the loss of customer deposits to alternative investments; counterparty availability; interest rate fluctuations; general economic conditions; and the legal, regulatory, accounting and tax environments governing ACNB’s funding transactions. Many of the above conditions and factors may be caused by events over which ACNB has little or no control. There can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. Further, ACNB’s customers may be adversely impacted by such conditions, which could have a negative impact on ACNB’s business, financial condition and results of operations.
ACNB may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.
ACNB’s regulators or market conditions may require it to increase its capital levels. If ACNB raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of current investors and would likely dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on ACNB’s stock price. New investors may also have rights, preferences and privileges senior to ACNB’s current shareholders, which may adversely impact its current shareholders. ACNB’s ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, ACNB cannot be assured of its ability to raise additional capital on terms and/or in time frames acceptable to it, or to raise additional capital at all. If ACNB cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect ACNB’s operations, financial condition, and results of operations.
ACNB’s future acquisitions could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.
ACNB may use its common stock to acquire other companies or make investments in banks and other complementary businesses in the future. ACNB may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors’ ownership interest in ACNB. Future business acquisitions could be material to ACNB, and the degree of success achieved in acquiring and integrating these businesses into ACNB could have a material effect on the value of ACNB’s common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, ACNB could become more susceptible to economic downturns and competitive pressures.
Pennsylvania business corporation law and various anti-takeover provisions under ACNB’s articles could impede the takeover of ACNB.
Various Pennsylvania laws affecting business corporations may have the effect of discouraging offers to acquire ACNB, even if the acquisition would be advantageous to stockholders. In addition, ACNB has various anti-takeover measures in place under its articles of incorporation and bylaws, including a supermajority vote requirement for mergers, a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of ACNB without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of ACNB common stock.
The severity and duration of a future economic downturn and the composition of ACNB Bank’s loan portfolio could impact the level of loan charge-offs and provision for credit losses and may affect ACNB’s net income or loss.
Lending money is a substantial part of ACNB’s business through its banking subsidiary. However, every loan that ACNB makes carries a certain risk of non-payment. ACNB cannot assure that its allowance for credit losses will be sufficient to absorb actual loan losses. ACNB also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for credit losses in the future.
Although ACNB evaluates every loan that it makes against its underwriting criteria, ACNB may experience losses by reasons or factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of ACNB’s borrowers.
ACNB determines the adequacy of its allowance for credit losses by considering various factors, including:
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An analysis of the risk characteristics of various classifications of loans;

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Previous loan loss experience;

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Specific loans that would have loan loss potential;

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Delinquency trends;

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Estimated fair value of the underlying collateral;

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Current economic conditions;

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The views of ACNB’s regulators;

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Reports of internal auditors;

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Reports of external auditors;

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Reports of loan reviews conducted by independent organizations; and

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Geographic and industry loan concentrations.

Local economic conditions could impact the loan portfolio of ACNB. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could weaken the economies of the communities ACNB serves. Weakness in the market areas served by ACNB could depress ACNB’s earnings and, consequently, its financial condition because:
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Borrowers may not be able to repay their loans;

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The value of the collateral securing ACNB’s loans to borrowers may decline; and/or,

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The quality of ACNB’s loan portfolio may decline.

Although, based on the aforementioned procedures implemented by ACNB, management believes the current allowance for credit losses is adequate, ACNB may have to increase its provision for credit losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operations.
Changes in real estate values may adversely impact ACNB’s banking subsidiary’s loans that are secured by real estate.
A significant portion of ACNB’s banking subsidiary loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in ACNB’s market area. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in ACNB’s market area, the value of the real estate collateral securing ACNB’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on ACNB’s financial condition and results of operations.
ACNB’s financial performance may suffer if its information technology is unable to keep pace with growth or industry developments.
The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. ACNB’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in ACNB’s operations. Many of ACNB’s competitors have substantially greater resources to invest in technological improvements. ACNB may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on ACNB’s business and, in turn, ACNB’s financial condition and results of operations.
Financial services companies depend on the accuracy and completeness of information about customers and counterparties.
In deciding whether to extend credit or enter into other transactions, ACNB may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. ACNB may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on ACNB’s business and, in turn, ACNB’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.
Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation”, could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on ACNB’s financial condition and results of operations.
Future economic conditions may adversely affect secondary sources of liquidity.
In addition to primary sources of liquidity in the form of deposits and principal and interest payments on outstanding loans and investments, ACNB maintains secondary sources that provide it with additional liquidity. These secondary sources include secured and unsecured borrowings from sources such as the Federal Reserve Bank, Federal Home Loan Bank of Pittsburgh, and third-party commercial banks. However, market liquidity conditions have been negatively impacted by past disruptions in the capital markets and could, in the future, have a negative impact on ACNB’s secondary sources of liquidity.
Severe weather, natural disasters, acts of war or terrorism, geopolitical risks/events, and other external events could significantly impact ACNB’s business.
The unpredictable nature of events such as severe weather, natural disasters, acts of war or terrorism (international or domestic), geopolitical risks/events, and other adverse external events could have a significant impact on ACNB’s ability to conduct business. If any of its financial, accounting, network or other information processing systems fail or have other significant shortcomings due to external events, ACNB could be materially adversely affected. Third parties with which ACNB does business could also be sources of operational risk to ACNB, including the risk that the third parties’ own network and information processing systems could fail. Any of these occurrences could materially diminish ACNB’s ability to operate one or more of ACNB’s businesses, or result in potential liability to customers, reputational damage, and regulatory intervention, any of which could materially adversely affect ACNB. Such events could affect the stability of ACNB’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, impair ACNB’s liquidity, cause significant property damage, result in loss of revenue, and/or cause ACNB to incur additional expenses.
ACNB may be subject to disruptions or failures of the financial, accounting, network and/or other information processing systems arising from events that are wholly or partially beyond ACNB’s control, which may include, for example, computer viruses, electrical or telecommunications outages, natural disasters, disease pandemics, damage to property or physical assets, or terrorist acts. ACNB has developed a comprehensive business continuity plan which includes plans to maintain or resume operations in the event of an emergency, such as a power outage or disease pandemic, and contingency plans in the event that operations or systems cannot be resumed or restored. The business continuity plan is updated as needed, periodically reviewed, and components are regularly tested. ACNB also reviews and evaluates the business continuity plans of critical third-party service providers. While ACNB believes its business continuity plan and efforts to evaluate the business continuity plans of critical third-party service providers help mitigate risks, disruptions or failures affecting any of these systems may cause interruptions in service to customers, damage to ACNB’s reputation, and loss or liability to ACNB.
Changes in control of the United States government and issues relating to debt and the deficit may adversely affect ACNB.
Changes in elected officials in the federal government could result in significant changes or uncertainty in governmental policies, regulatory environments, spending sentiment, and many other factors and conditions, some of which could adversely impact ACNB’s business, financial condition, and results of operations. In addition, should the federal government encounter difficulties in reaching agreement over federal debt and issues connected with the debt ceiling, certain rating agencies may place the United States government’s long-term sovereign debt rating on their equivalent of negative watch and possibly assign a rating downgrade. As a result, the rating agencies, due to constraints related to the rating of the United States, may also place government-sponsored enterprises in which ACNB invests and receives lines of credit on negative watch, and a downgrade of the Unites States government’s credit rating would trigger a similar downgrade in the credit rating of these government-sponsored enterprises. Furthermore, the credit rating of other entities, such as state and local governments, may also be downgraded should the United States government’s credit rating be downgraded. The impact that a credit rating downgrade may have on the national and local economy could have an adverse effect on ACNB’s financial condition and results of operations.
Negative developments affecting the banking industry, including bank failures or concerns regarding liquidity, have eroded customer confidence in the banking system and may have a material adverse effect on ACNB.
During 2023, events impacting the banking industry, including the high-profile failures or instability of certain banking institutions, resulted in general uncertainty and eroded confidence in the safety, soundness, and financial strength of the financial services sector. In particular, the bank failures highlighted the potential serious impact of a financial institution unable to meet withdrawal requests by depositors. This resulted in a growing concern about liquidity in the banking industry, access to and volatile capital markets and reduced stock valuations for certain financial institutions. Similar future events, including additional bank failures or bank instability, could directly or indirectly adversely impact ACNB’s own liquidity, access to capital markets, stock price, financial condition and results of operations. Further, such events may also result in: (i) greater regulatory scrutiny and enforcement; (ii) additional and more stringent laws and regulations for the financial services industry; (iii) increased FDIC deposit insurance premiums or special FDIC assessments; and (iv) higher capital ratio requirements, which as a result could have a material negative impact and adverse effect on ACNB’s business, financial condition and results of operations.
ACNB’s banking subsidiary may be required to pay higher FDIC premiums or special assessments which may adversely affect its earnings.
In the past, poor economic conditions and the resulting bank failures have increased and in the future may increase the costs of the FDIC and adversely impacted its Deposit Insurance Fund. Any additional bank failures may prompt the FDIC to increase its premiums or to issue special assessments. ACNB is generally unable to control the amount of premiums or special assessments that its banking subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on ACNB’s financial condition and results of operations.
The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact ACNB’s business.
There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to ACNB’s business. Consumers value readily-available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to ACNB’s interests and/or may be inaccurate. The dissemination of information online could harm ACNB’s business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The harm may be immediate without affording ACNB an opportunity for redress or correction.
Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about ACNB’s business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by ACNB’s customers or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage ACNB’s reputation adversely affecting customer or investor confidence.
Litigation and regulatory actions, including possible enforcement actions, could subject ACNB and its subsidiaries to significant fines, penalties, judgments, or other requirements resulting in increased expenses or restrictions on their business activities.
In the normal course of business, from time to time, ACNB or its subsidiaries may be named as a defendant in various legal actions, arising in connection with their current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, ACNB or its subsidiary bank may in the future be subject to consent orders or other formal or informal enforcement agreements with their regulators. They may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding current and/or prior business activities. Any such legal or regulatory actions may subject ACNB or its subsidiary bank to substantial compensatory or punitive damages, significant fines, penalties, obligations to change business practices, or other requirements resulting in increased expenses, diminished income, and damage to their reputation. Involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in their favor, could also cause significant harm to their reputation and divert management attention from the operation of their business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by governmental agencies may result in litigation, investigations or proceedings as other litigants and governmental agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on ACNB’s business, financial condition, and results of operations.
Potential acquisitions may disrupt ACNB’s business and dilute shareholder value.
ACNB regularly evaluates opportunities to acquire and invest in banks and in other complementary businesses. As a result, ACNB may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on ACNB’s operating results and financial condition, including short- and long-term liquidity and capital structure. ACNB’s acquisition activities could be material to ACNB. For example, ACNB could issue additional shares of common stock in a purchase transaction, which could dilute current stockholders’ ownership interest. These activities could require ACNB to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with ACNB’s prior or potential future acquisitions were determined to be impaired, then ACNB would be required to recognize a charge against its earnings, which could materially and adversely affect ACNB’s results of operations during the period in which the impairment was recognized. Any potential charges for impairment related to goodwill would not impact cash flow, tangible capital or liquidity but would decrease stockholders’ equity.
ACNB’s acquisition activities could involve a number of additional risks, including the risks of:
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Incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions;

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Using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or its assets;

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The time and expense required to integrate the operations and personnel of the combined businesses;

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Creating an adverse short-term effect on ACNB’s results of operations; and

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Losing key employees and customers as a result of an acquisition that is poorly received.

ACNB may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions. ACNB’s inability to overcome these risks could have an adverse effect on ACNB’s ability to achieve its business strategy and maintain its market value.

The stock market can be volatile, and fluctuations in ACNB’s operating results and other factors could cause ACNB’s stock price to decline.
The stock market has experienced, and may continue to experience, fluctuations that significantly impact the market prices of securities issued by many companies and financial institutions specifically. Market fluctuations could adversely affect ACNB’s stock price. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, government shutdowns, trade wars, pandemics or epidemics, or international currency fluctuations, may negatively affect the market price of ACNB’s common stock. Moreover, ACNB’s operating results may fluctuate and vary from period to period due to the risk factors set forth herein. As a result, period-to-period comparisons should not be relied upon as an indication of future performance. ACNB’s stock price could fluctuate significantly in response to ACNB’s quarterly or annual results, annual projections and the impact of these risk factors on ACNB’s operating results or financial position.
Although ACNB’s common stock is quoted on the Nasdaq Capital Market, the volume of trades on any given day has been limited historically, as a result of which stockholders might not have been able to sell or purchase ACNB’s common stock at the volume, price, or time desired. From time to time, ACNB’s common stock may be included in certain and various stock market indices. Inclusion in these indices may positively impact the price, trading volume, and liquidity of ACNB’s common stock, in part, because index funds or other institutional investors often purchase securities that are in these indices. Conversely, if ACNB’s market capitalization falls below the minimum necessary to be included in any of the indices at any annual reconstitution date, the opposite could occur. Further, ACNB’s inclusion in indices may be weighted based on the size of ACNB’s market capitalization, so even if ACNB’s market capitalization remains above the amount required to be included on these indices, if ACNB’s market capitalization is below the amount it was on the most recent reconstitution date, ACNB’s common stock could be weighted at a lower level. If ACNB’s common stock is weighted at a lower level, holders attempting to track the composition of these indices will be required to sell ACNB’s common stock to match the reweighting of the indices.
Wealth Management and Insurance Industry Risks
Revenues and profitability from ACNB’s wealth management business may be adversely affected by any reduction in assets under management and supervision as a result of either a decline in market value of such assets or net outflows, which could reduce trust, investment advisory and brokerage and other servicing fees earned.
The wealth management business derives the majority of its revenue from noninterest income which consists of trust, investment advisory and brokerage, and other servicing fees. Substantial revenues are generated from investment management contracts with clients. Under these contracts, the investment advisory fees paid to us are typically based on the market value of assets under management. Assets under management and supervision may decline for various reasons including declines in the market value of the assets in the funds and accounts managed or supervised, which could be caused by price declines in the securities markets generally or by price declines in specific market segments. Assets under management may also decrease due to redemptions and other withdrawals by clients or termination of contracts. This could be in response to adverse market conditions or in pursuit of other investment opportunities. Any reduction in assets under management and supervision may adversely impact ACNB’s profitability.
The wealth management industry is subject to extensive regulation, supervision and examination by regulators, and any enforcement action or adverse changes in the laws or regulations governing ACNB’s wealth management business could decrease ACNB’s revenues and profitability.
The wealth management business is subject to regulation by a number of regulatory agencies that are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the event of noncompliance with an applicable regulation, governmental regulators, including the SEC and FINRA, may institute administrative or judicial proceedings that may result in censure, fines, civil penalties, issuance of cease-and-desist orders, deregistration or suspension of the noncompliant broker-dealer or investment advisor, or other adverse consequences. The imposition of any such penalties or orders could have a material adverse effect on the wealth management segment’s operating results and financial condition. ACNB may also be adversely affected as a result of new or revised legislation or regulations. Regulatory changes have imposed and may continue to impose additional costs, which may adversely impact ACNB’s profitability.
Revenues and profitability from ACNB’s insurance business may be adversely affected by market conditions and competition, which could reduce insurance commissions and fees earned.
The revenues of ACNB’s fee-based insurance business are derived primarily from commissions from the sale of insurance policies, which commissions are generally calculated as a percentage of the policy premium. These insurance policy commissions can fluctuate as insurance carriers from time to time increase or decrease the premiums on the insurance products sold. Due to the cyclical nature of the insurance market and the impact of other market and macroeconomic conditions on insurance premiums, commission levels may vary. The reduction of these commission rates, along with general volatility and/or declines in premiums, may adversely impact ACNB’s profitability. The fee-based insurance business is extremely competitive. ACNB competes in the fee-based insurance business with regional and national companies many of which have greater resources than ACNB. This competition may adversely impact ACNB’s fee-based insurance business.

A WARNING ABOUT FORWARD-LOOKING INFORMATION
This joint proxy statement/prospectus, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations, and business of each of ACNB, ACNB Bank, Traditions, and Traditions Bank. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “should,” “may” or similar words or expressions.
These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
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the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction;

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the ability to complete the merger as expected and within the expected timeframe;

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disruptions to customer and employee relationships and business operations caused by the merger;

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the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected;

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the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all;

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changes in local and national economies, or market conditions;

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changes in interest rates;

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regulations and accounting principles;

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changes in accounting policies or accounting standards;

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changes in policies or guidelines;

•
loan demand and asset quality, including real estate values and collateral values;

•
deposit flow; and

•
the impact of competition from traditional or new sources.

Additional factors can be found under “Risk Factors” beginning on page 25 of this document and “Risk Factors” in ACNB’s Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed by ACNB with the SEC.
Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. ACNB and Traditions caution ACNB shareholders and Traditions shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.
All written or oral forward-looking statements attributable to ACNB or Traditions or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither ACNB nor Traditions undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE ACNB SPECIAL MEETING OF SHAREHOLDERS
General
The ACNB special meeting of shareholders will be held at virtually via live webcast at [•]:00       .m., local time, on [•], 2024. ACNB shareholders will not be able to attend the meeting in person. Information about how you can attend and participate in the special meeting is included in the proxy card accompanying this joint proxy statement/prospectus.
Record Date and Shares Outstanding and Entitled to Vote
The record date for the ACNB special meeting is [•], 2024. On the record date, there were [•] shares issued and outstanding. Only shareholders of record at the close of business on the ACNB record date will be entitled to receive notice of and to vote at the special meeting.
Matters to be Considered at the ACNB Special Meeting
Holders of ACNB common stock will consider and vote upon:
•
Proposal 1 — a proposal to approve the issuance of the shares of ACNB common stock in connection with the merger; and

•
Proposal 2 — a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the issuance of shares of ACNB common stock in connection with the merger.

Quorum
The holders of a majority of the shares of ACNB common stock outstanding and entitled to vote as of the record date must be present at the ACNB special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the issuance of shares of ACNB common stock, the adjournment or postponement proposal, and any other matter to be considered at the ACNB special meeting.
Votes Required
Approval of the Issuance of Shares.   In accordance with ACNB’s bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the special meeting is required to approve the issuance of shares of ACNB common stock in connection with the merger.
Discretionary Authority to Adjourn or Postpone the ACNB Special Meeting.   In accordance with ACNB’s bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the ACNB special meeting is required to approve the proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the ACNB special meeting to approve the issuance of shares of ACNB common stock in connection with the merger.
Each holder of shares of ACNB common stock outstanding on the record date will be entitled to one vote for each share held of record. Brokers who hold ACNB common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the issuance of shares of ACNB common stock in connection with the merger.
The directors and executive officers of ACNB are expected to vote all shares of ACNB common stock that they own on the record date in favor of the issuance of the shares of ACNB common stock in connection with the merger. On the record date, these persons owned approximately [•] shares of ACNB common stock, or approximately [•]% of the outstanding shares of ACNB common stock.
Voting
The ACNB board of directors is soliciting proxies to request that you allow your shares of ACNB common stock to be represented at the ACNB special meeting by the persons named on the enclosed

ACNB proxy card. All shares of ACNB common stock represented at the ACNB special meeting by properly executed and dated proxy cards, or otherwise voted by telephone or internet, will be voted according to the instructions provided. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by ACNB’s board of directors.
The ACNB board of directors recommends that you vote:
•
FOR the proposal to approve the issuance of shares of ACNB common stock in connection with the merger; and

•
FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

If any matters incident to the conduct of the ACNB special meeting and not described in this proxy statement are properly presented at the ACNB special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.
If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other nondiscretionary matters, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.
If you return a valid proxy or attend the meeting, ACNB will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.
Abstentions are considered to be present and, as a result, will have the same effect as a vote against the share issuance proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.
Revocation of Proxies
Any registered ACNB shareholder may revoke a proxy at any time before or at the ACNB special meeting in one or more of the following ways:
1.
Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the ACNB special meeting to the Secretary of ACNB;

2.
Submitting a later-dated proxy prior to the vote at the ACNB special meeting; or

3.
Attending the ACNB special meeting and voting after giving written notice to the Secretary of ACNB.

An ACNB shareholder should send any written notice of revocation or subsequent proxy to:
ACNB Corporation
Attention: Kevin J. Hayes, Senior Vice President/General Counsel, Secretary & Chief Governance Officer
16 Lincoln Square
P.O. Box 3129
Gettysburg, PA 17325
You also may deliver the notice of revocation or subsequent proxy to the Secretary of ACNB before the taking of the vote at the ACNB special meeting. Attendance at the ACNB special meeting will not by itself constitute a revocation or proxy. If your shares are held in street name, you will need to follow the voting instructions from your broker or nominee in order to change your vote.
Solicitation of Proxies
ACNB will bear the cost of the solicitation of proxies from its shareholders, but ACNB and Traditions will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of ACNB and their subsidiaries may solicit proxies from ACNB shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. ACNB will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. ACNB will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.
To assist in the solicitation of proxies in connection with the special meeting, ACNB has engaged Laurel Hill Advisory Group, a proxy solicitation firm, to assist in the solicitation of votes. ACNB will pay Laurel Hill Advisory Group approximately $6,250, plus expenses, for these services. Laurel Hill Advisory Group may contact ACNB shareholders personally or by telephone, Email, facsimile or other means of communication.

THE TRADITIONS SPECIAL MEETING OF SHAREHOLDERS
General
The Traditions special meeting will be held at Traditions Center, 226 Pauline Drive, York, Pennsylvania 17402, at 2:00 p.m., local time, on December 18, 2024.
Record Date and Shares Outstanding and Entitled to Vote
The record date for the Traditions special meeting is [•], 2024. On the record date, there were [•] shares issued and outstanding. Only shareholders of record at the close of business on the Traditions record date will be entitled to receive notice of and to vote at the Traditions special meeting.
Matters to be Considered at the Traditions Special Meeting
Holders of Traditions common stock will consider and vote upon:
•
Proposal 1 — a proposal to approve and adopt the reorganization agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference, and the transactions contemplated thereby; and

•
Proposal 2 — a proposal to adjourn or postpone the Traditions special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Traditions special meeting to approve the proposal to approve and adopt the reorganization agreement.

Quorum
The holders of a majority of the shares of Traditions common stock outstanding and entitled to vote as of the record date must be present at the Traditions special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the reorganization agreement, the adjournment or postponement proposal, and any other matter to be considered at the Traditions special meeting.
Votes Required
Approve and Adopt the Reorganization Agreement.   In accordance with Traditions’ articles of incorporation, the approval and adoption of the reorganization agreement and the merger requires the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2∕3%) of the shares of Traditions common stock outstanding on the record date.
Discretionary Authority to Adjourn or Postpone the Special Meeting.   The affirmative vote of a majority of Traditions shares represented, in person or by proxy, at the Traditions special meeting is required to approve the proposal to adjourn or postpone the Traditions special meeting, if necessary, to solicit additional proxies.
Each holder of shares of Traditions common stock outstanding on the record date will be entitled to one vote for each share held of record at the Traditions special meeting. Brokers who hold Traditions common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement and the merger.
The directors and certain shareholders and executive officers of Traditions have agreed to vote all shares of Traditions common stock that they own on the record date in favor of the approval and adoption of the reorganization agreement and the merger. On the record date, these persons owned approximately [•] shares of Traditions common stock, or approximately [•]% of the outstanding shares of Traditions common stock.
Voting
The Traditions board of directors is soliciting proxies to request that you allow your shares of Traditions common stock to be represented at the Traditions special meeting by the persons named on the enclosed

Traditions proxy card. All shares of Traditions common stock represented at the Traditions special meeting by properly executed and dated proxy cards, or otherwise voted by telephone or internet, will be voted according to the instructions provided. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Traditions’ board of directors.
The Traditions board of directors recommends that you vote:
•
FOR the proposal to approve and adopt the reorganization agreement; and

•
FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

If any matters incident to the conduct of the meeting and not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.
If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other non-discretionary matters, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.
If you return a valid proxy or attend the Traditions special meeting in person, Traditions will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. If your shares are held in street name, you will also need a signed proxy from your broker or nominee in order to attend the ACNB special meeting and vote in person.
Abstentions are considered to be present and, as a result, will have the same effect as a vote against the reorganization agreement and the merger.
Revocation of Proxies
Any Traditions shareholder may revoke a proxy at any time before or at the Traditions special meeting in one or more of the following ways:
1.
Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the Traditions special meeting to the Secretary of Traditions;

2.
Submitting a later-dated proxy prior to the vote at the Traditions special meeting; or

3.
Attending the Traditions special meeting and voting in person after giving written notice to the Secretary of Traditions.

A Traditions shareholder should send any written notice of revocation or subsequent proxy to:
Traditions Bancorp, Inc.
Attention: Secretary
226 Pauline Drive
York, PA 17402
You also may hand deliver the notice of revocation or subsequent proxy to the Secretary before the taking of the vote at the Traditions special meeting. Attendance at the Traditions special meeting will not by itself constitute a revocation or proxy. If your shares are held in “street name,” you will need to follow the voting instructions from your broker or nominee in order to change your vote. If your shares are held in “street name,” you also will need a signed proxy from your broker or nominee in order to attend the Traditions special meeting.
Dissenters’ Rights
Under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, holders of Traditions common stock who properly file with Traditions a written notice of intention to dissent will have the right to obtain a cash payment for the statutorily determined “fair value” of their shares (excluding any element of value arising in anticipation of the merger) in the event that the merger is completed. In order to exercise those rights, Traditions shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The statutorily determined “fair value” cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters’ rights. The provisions relating to dissenters’ rights under Pennsylvania Business Corporation Law are attached to this proxy statement/prospectus as Annex D to this joint proxy statement/prospectus. See “Proposal 1: The Merger- Dissenters’ Rights.” The Pennsylvania Business Corporation Law is referred to in this proxy statement/prospectus as the “PBCL.”
Solicitation of Proxies
Traditions will bear the cost of the solicitation of proxies from its shareholders, but ACNB and Traditions will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of Traditions and its subsidiaries may solicit proxies from Traditions shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Traditions also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Traditions will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.
To assist in the solicitation of proxies in connection with the special meeting, Traditions has engaged Laurel Hill Advisory Group, a proxy solicitation firm, to assist in the solicitation of votes. Traditions will pay Laurel Hill Advisory Group approximately $6,250, plus expenses, for these services. Laurel Hill Advisory Group may contact Traditions shareholders personally or by telephone, Email, facsimile or other means of communication.

PROPOSAL 1:
THE ISSUANCE OF SHARES OF ACNB COMMON STOCK AND THE MERGER
The following information describes the material terms and provisions of the merger. This description is not complete. ACNB and Traditions qualify this discussion in its entirety by reference to the reorganization agreement which is incorporated by reference in this joint proxy statement/prospectus. A copy of the reorganization agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the reorganization agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the reorganization agreement were made only for purposes of the reorganization agreement and as of specific dates, were solely for the benefit of the parties to the reorganization agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. ACNB and Traditions urge you to read the full text of the reorganization agreement carefully.
General
On July 24, 2024, ACNB and Traditions jointly announced the execution of the reorganization agreement. Pursuant to the reorganization agreement, Traditions will merge with and into a wholly-owned subsidiary of ACNB. After the merger, Traditions Bank will merge with and into ACNB Bank. The mergers are expected to be completed in the first quarter of 2025.
In the merger, Traditions shareholders will receive 0.7300 of a share of ACNB common stock for each share of Traditions common stock they hold on the effective time of the merger. ACNB estimates that it will issue a total of approximately 2,046,836 shares of ACNB common stock in the merger, assuming the exercise of all outstanding options to purchase Traditions common stock.
ACNB will not issue fractional shares of common stock to Traditions shareholders pursuant to the merger; consequently, Traditions shareholders will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the reorganization agreement.
The approval of the issuance of the shares of ACNB common stock in connection with the merger requires the affirmative vote of a majority of votes cast, in person or by proxy, at the ACNB special meeting. The approval and adoption of the reorganization agreement and the merger requires the affirmative vote, in person or by proxy, of at least sixty-six and two thirds percent (66 2∕3%) of the outstanding shares entitled to vote at the Traditions special meeting.
Background of the Merger
Since the founding of Traditions Bank in 2002, Traditions’ board of directors and management have been focused on operating an independent community bank servicing the York, Pennsylvania, and surrounding communities, while offering a reasonable return to its shareholders. As part of its annual strategic planning process, and regularly at monthly board meetings, the Traditions board and management would periodically review and assess strategic opportunities and challenges faced by Traditions as a relatively smaller community bank with a limited trading market and a significant reliance on mortgage banking income. From time to time, representatives of Traditions had informal conversations with representatives of other Pennsylvania and Maryland-based financial institutions regarding the feasibility and attractiveness of a strategic combination; however, except as described below, no such conversations resulted in a formal offer or indication of interest to acquire Traditions.
The ACNB board of directors and Management have historically engaged in a long-term strategic planning process. This strategic planning process has, among other matters, focused on profitable organic and inorganic growth strategies. Organic growth strategies have concentrated on: organizational development identifying key current and future areas of personnel enhancement, and training; technology strengths, vulnerabilities and improvements; customer relationship retention, acquisition and enhancement; market penetration and expansion; product and service upgrades; and increases in non-interest income in insurance and wealth management.
The ACNB board of directors and Management have also historically addressed the goal of profitable inorganic growth. ACNB has successfully achieved this goal over the last number of years including two (2) bank company acquisitions and a more recent insurance agency acquisition. As a core tenet of this profitable inorganic growth strategy, ACNB has striven to become and be recognized as a disciplined “acquiror of choice” in markets tangential to its traditional market areas with companies that it identifies as culturally similar in business practices and operating philosophy.
To that end, ACNB identified Traditions as a company potentially meeting ACNB’s acquisition parameters that would potentially achieve its goal of profitable inorganic growth consistent with its strategic objectives. This identification had been reviewed annually and re-established as most recently as the ACNB 2023 Strategic Planning Retreat for the 2024 calendar year.
Over several years in furtherance of this objective, ACNB engaged Traditions and its representatives with loan participations, golf outings, lunches, and social events. However, at none of these events or outings were any specific terms of a potential transaction between ACNB and Traditions discussed by the Parties.
For several years leading up to and continuing through 2023, Eugene J. Draganosky, current Chairman and Chief Executive Officer of Traditions, and Michael E. Kochenour, Founder and former Chairman, President and Chief Executive Officer of Traditions, held periodic meetings with representatives of ACNB, including James P. Helt, President and Chief Executive Officer, and Alan J. Stock, Chair of the board of directors, to discuss, among other things, the possibility of partnering or developing a strategic business affiliation in the future. While ACNB’s approach to its previous acquisitions, cultural similarities and strategic opportunities for the combined organization were discussed generally, no specific terms of a potential combination of or a transaction between ACNB and Traditions, including pricing, were discussed at such meetings.
Additionally, starting in the second half of 2023 and continuing into the first half of 2024, Mr. Draganosky, sometimes accompanied by Thomas J. Sposito II, President of Traditions, participated in periodic meetings with the President and Chief Executive Officer of another financial institution approximately twice the asset size of Traditions (“Institution A”), during which Institution A expressed its desire to partner with Traditions through a strategic combination.
The Traditions board was kept apprised of all such discussions with ACNB and Institution A.
During the majority of this time period, Traditions’ strategic plan remained focused on maintaining Traditions’ independence by continuing its history of organic growth, including through expansion into new markets, while also exploring opportunities to supplement this organic growth through acquisitions. However, the confluence of several factors leading into and throughout calendar year 2023, led the Traditions board to reevaluate its strategic plan’s focus on remaining independent, despite having experienced record earnings in calendar years 2020 and 2021. Most significantly, the consistent increases in the Federal Funds rate from 0.25% to 5.50% between March 2022 and July 2023 resulted in a material increase in interest expense, as depositors migrated from noninterest checking and lower-yielding money market accounts to time and other interest-sensitive deposits, as well as a material decrease in mortgage banking activity (and its corresponding non-interest income), as the refinance market disappeared and borrowers were reticent to move out of their existing low interest rate mortgage in order to purchase a new home. The economic conditions strained liquidity and materially impacted Traditions’ profitability for 2022 and the first half of 2023.
In light of these factors and the board’s recent receptiveness to considering a transformative strategic combination with a culturally aligned, independent community banking organization, Traditions executed a mutual confidentiality agreement with Institution A on August 14, 2023 in order to enable the parties to more seriously explore a combination of the two institutions. The agreement did not contain any standstill or similar provisions and was terminable at any time by either party, after which only specified confidentiality and employee non-solicitation obligations would survive. On that same day, Messrs. Draganosky and Sposito met with the CEO of Institution A to discuss the concept of a business combination. At that meeting, the CEO of Institution A expressed their company’s short-term leadership succession needs and suggested that members of Traditions’ management could potentially help fill one or more of those succession gaps. Pricing was not discussed. Over the next several months, the parties continued to share information to enable the companies’ respective financial advisors to model a potential transaction.
On September 11 and 12, 2023, the Traditions board and executive management team held its annual strategic planning session, during which it conducted a SWOT (Strengths, Weaknesses, Opportunities and Threats) analysis. This analysis included a discussion of the impact of reduced profitability on sustainable growth, the need to conserve capital through slower growth, the desire for scale and the potential impact to Traditions’ stakeholders of various strategic alternatives, including staying the course (remaining independent), engaging in a transformative (e.g., merger-of equals) transaction or an outright sale, and repositioning the bank to return to profitability through noninterest expense reduction. Recognizing that Traditions had always prided itself on its independence, the board and executive management also recognized that the right to remain independent had to be earned and that the high-rate environment that began in late 2022 and continued throughout the first eight months of 2023 appeared to be persistent. It was acknowledged that Traditions Bank, in its then current form, was not positioned to return to the levels of strong profitability demonstrated in 2020 and 2021 in the near term.
Following this strategic planning session, the Traditions board determined to take immediate action to both preserve and improve stakeholder value through the implementation of a plan involving parallel pathways. First, in light of the likelihood of continued earnings pressure, management would develop a strategic realignment plan to significantly reduce noninterest expense and better position Traditions for long-term success should the board determine to remain independent. Second, management would evaluate the viability of a strategic business combination as an alternative means to avoid long-term execution risk and unlock franchise value in the short-term.
At its meeting on October 19, 2023, representatives of Stephens, Traditions’ financial advisor, presented the Traditions board with an overview of a possible combination with Institution A, which suggested that a combination of the two institutions could be financially compelling for both institutions. Following this presentation, the board authorized the executive management team to continue to engage in discussions with Institution A and appointed a strategic planning committee (“Traditions SPC”) to oversee that process.
Also at this meeting, management presented the Traditions board with its strategic realignment plan. Once fully implemented, the plan could be expected to reduce noninterest expense by approximately 12%, primarily through the elimination of associate positions, the suspension of annual equity awards for both directors and senior management, the suspension of cash bonuses for senior management for 2023, and the creation of increased efficiencies through the consolidation of regional markets and back-office operations. Much discussion occurred regarding the impact of the plan on affected employees and anticipated reaction from the community. Following this discussion, it was determined that the first part of the plan would be implemented as soon as practicable and staff reductions would occur in late October 2023.
During November 2023, representatives of Traditions and representatives of Institution A held periodic meetings, which focused primarily on cultural and social issues associated with a transaction, such as board and executive leadership positions and impact on employees. Pricing was not discussed. During these meetings, Institution A expressed an unwillingness to commit to the timing or availability of future leadership positions in the combined company for legacy Traditions members of management. Mr. Draganosky and the CEO of Institution A agreed to table discussions until after the new year.
On January 12, 2024, Messrs. Draganosky and Sposito met with Messrs. Helt and Stock, at which meeting ACNB again expressed its desire to pursue a strategic business combination with Traditions. While potential transaction terms were not discussed, the parties agreed to follow up in a few months. In light of ACNB’s strong financial performance, better geographical alignment than Institution A, and expressed appreciation of the Traditions brand, Messrs. Draganosky and Sposito felt that a business combination with ACNB may be worth pursuing, particularly if discussions with Institution A formally ceased. Accordingly, Mr. Draganosky requested that Stephens prepare an overview of a potential sale transaction to ACNB.
On January 16, 2024, representatives of the Traditions SPC and Institution A met to recommence discussions. During this meeting, it became apparent to the Traditions SPC that Institution A viewed the transaction more as an outright sale of Traditions, rather than a strategic partnership of the two institutions, which would likely limit opportunities for legacy Traditions officers and employees with the combined company. Institution A remained noncommittal with respect to the timing of leadership succession.
On January 18, 2024, the Traditions SPC updated the Traditions board on the progress of discussions with Institution A. The board determined that discussions should continue if Institution A was willing to provide clarity on several issues, including the timeframe and succession plan for the CEO, and meaningful representation of Traditions on both the board and executive leadership teams of Institution A. Mr. Draganosky conveyed those requests to the CEO of Institution A on January 22, 2024. On January 24, 2024, the CEO of Institution A contacted Mr. Draganosky and communicated that Institution A was unwilling to make any commitments with respect to such open social issues.
On February 7, 2024, Stephens provided to Messrs. Draganosky and Sposito an overview of a potential combination with ACNB should discussions with Institution A be terminated.
On February 14, 2024, Mr. Draganosky updated a representative of the law firm of Pillar+Aught, Traditions’ counsel and a firm experienced in bank mergers and acquisitions, with respect to the process engaged in since the third quarter of 2023, and expressed Traditions’ desire to engage Pillar+Aught to advise the board in its consideration of Traditions’ strategic alternatives.
At its meeting on February 15, 2024, the Traditions board discussed the apparent impasse with Institution A, particularly with respect to Institution A’s treatment of the combination as an outright sale of Traditions with few social concessions. At such meeting, the board determined that, in light of continued earnings pressure, Traditions was at a crossroads in its history and that a decision was required to be made between implementing additional measures necessary to permit the bank to remain independent or engaging in a transformative merger or an outright sale of the institution. Given ACNB’s past interest in Traditions, the board requested that Stephens model all three strategic alternatives, using ACNB as a proxy for modeling an outright sale to an institution with the capacity to pay a meaningful premium to Traditions’ book and market value.
At its meeting on February 22, 2024, representatives of Stephens presented the board with its analysis of the various strategic alternatives available to Traditions. A representative of Pillar+Aught was present and delivered to the board a memorandum describing the fiduciary duty of a Pennsylvania director in the context of evaluating the company’s strategic alternatives. At this meeting, the Traditions board, finding a potential combination with Institution A to continue to be strategically compelling, and desirous of receiving a formal proposal from Institution A after such prolonged discussions, authorized Stephens to negotiate with Institution A’s financial advisor a nonbinding letter of intent (“NLOI”) describing the material terms of a potential transaction between Traditions and Institution A.
Over the next six weeks, representatives of Traditions and Institution A exchanged information and engaged in numerous discussions that resulted in Institution A’s delivery of a NLOI on April 4, 2024. The NLOI proposed an all-stock transaction at a fixed exchange ratio representing a price of approximately $19.51 per share of Traditions’ common stock and an approximately 18% discount to Traditions’ book value as of March 31, 2024, as well as a sixty (60) day exclusivity period. The NLOI described a merger of Traditions with and into Institution A, with Traditions Bank to be merged with and into Institution A’s subsidiary banking institution, governed by a board of directors comprised of ten legacy Institution A directors and five Traditions directors. The roles of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer would be retained by legacy Institution A officers. Finally, and while not described as a condition to closing, the NLOI further contemplated a significant capital raise by Institution A in order to support the continued growth of the combined organization. Such capital raise, if successful, would serve to further reduce Traditions’ shareholders’ pro forma ownership in Institution A from approximately 32% to 26%.
On March 5, 2024, Mr. Helt attended a business event at the Lancaster Country Club at which Mr. Draganosky was also in attendance. Mr. Helt spoke privately with Mr. Draganosky to reinforce and express ACNB’s desire to explore a potential business combination of the two companies. No transaction terms were discussed in this brief conversation. A lunch meeting was arranged for March 26th.

Prior to Traditions’ receipt of the NLOI from Institution A, Mr. Draganosky met with Mr. Helt on March 26, 2024 to further discuss the concept of a business combination of ACNB and Traditions. Specific deal terms were not discussed at this lunch meeting; however, ACNB expressed a willingness to entertain and discuss certain social matters of Traditions, such as the number of seats on the combined company’s board, potential executive management positions for Traditions’ team members, and preservation of the Traditions brand. Mr. Draganosky asked Mr. Helt for additional time to discuss the matters with the Traditions management team and members of the Traditions board.
On April 8, 2024, Messrs. Helt and Draganosky held a follow-up call to their March 26th meeting. During this call, they discussed potential roles for Mr. Draganosky and a Director Emeritus position for Mr. Kochenour, as well as the timeline and information necessary for ACNB to prepare a formal proposal.
On April 12, 2024, the Traditions SPC met with members of executive management and representatives of Stephens and Pillar+Aught to evaluate and discuss the NLOI received from Institution A. For the reasons described in the following paragraph, it was decided to advise that the Board reject the NLOI.
At its meeting held on April 18, 2024, following presentations by members of the Traditions SPC, Stephens and Pillar+Aught, which included a discussion of the attractiveness of other potential acquirors of Traditions, the Traditions board determined to reject the NLOI received from Institution A. The primary reasons for rejecting the NLOI were as follows: the consideration to be paid to Traditions’ shareholders (representing a price without a meaningful premium to market and a discount to book value) was unacceptable, particularly given the lack of concessions on key social issues; the execution risk associated with the transaction was significant, particularly the necessity of a successful capital raise to fund the combined company’s projected growth and the lack of a clear succession plan for the role of CEO; and the fact that ACNB was highly interested in a combination and was viewed by the Traditions’ board as a preferred partner in an outright sale scenario given their long history of independence, their geographic and cultural fit, and the level of familiarity between the organizations. Promptly following this meeting, Mr. Draganosky formally informed the CEO of Institution A of the board’s decision to reject the NLOI. No further discussions were held with Institution A.
On April 24, 2024, ACNB and Traditions executed a mutual confidentiality agreement to facilitate more specific discussions regarding a potential combination. The agreement had no standstill or similar provisions and was terminable at any time by either party, after which only specified confidentiality and employee non-solicitation obligations would survive. On that date, representatives of the Traditions SPC met with Messrs. Helt and Stock to discuss history of both organizations, cultural alignment, future board and executive leadership positions with the combined company, social issues and employment opportunities for Traditions staff, the opportunities afforded a combination of the two organizations and ancillary elements of a transaction. A high level of discussion of pricing methodology occurred but no specific pricing terms were discussed or determined at this meeting.
On April 25, 2024, Mr. Helt contacted and engaged Bybel Rutledge LLP, a law firm experienced in bank holding company and bank mergers and acquisitions, to represent ACNB in connection with a potential business transaction with Traditions.
On May 6, 2024, ACNB engaged Piper Sandler & Co. (“Piper Sandler”) to represent ACNB as a financial advisor in connection with a potential business transaction with Traditions.
On May 7, 2024, ACNB held a board of directors meeting at which ACNB management and Piper Sandler presented the ACNB board of directors modeling of a potential business combination of ACNB and Traditions analyzing a variety of pricing ranges, and prospective impacts thereof, and outlining preliminary assumptions. A draft non-binding indication of interest was presented and discussed, containing terms ranging from social matters, board composition, pricing methodology and timelines. Representatives of Bybel Rutledge were in attendance, and presented and reviewed an outline of the board’s fiduciary duties in connection with merger and acquisition scenarios in Pennsylvania. An in-depth discussion of pricing methodology and assumptions was undertaken by the board of directors and management. The board of directors approved management to proceed with providing Traditions with a formal written Non-Binding Indication of Interest (“NBI”) dated May 10, 2024.

On May 10, 2024, Mr. Helt met with Mr. Sposito to deliver and review at a high level the terms of a NBI. Mr. Sposito updated Mr. Draganosky promptly following that meeting. The NBI proposed an all-stock transaction at a fixed exchange ratio valuing Traditions’ common stock between $25.50 and $26.50 per share, such exchange ratio to be determined based on the average daily trading price of ACNB common stock prior to the signing of the reorganization agreement. The NBI described a merger of Traditions with and into an acquisition subsidiary of ACNB, with Traditions Bank to be merged with and into ACNB’s subsidiary banking institution (ACNB Bank), offered Traditions three seats on the ACNB and ACNB Bank boards, and committed to operate former Traditions branch offices in the York and Lancaster markets under the Traditions Bank brand for a period of time. The NBI further contemplated prominent roles with the combined institution for Mr. Draganosky (as either a Vice Chair or as an Executive Vice President), Mr. Kochenour (as Director Emeritus) and Mr. Sposito (as a community ambassador), as well as Teresa Gregory, President of Traditions’ Mortgage and the York Region (as head of mortgage operations). If accepted, the NBI would impose a 90-day exclusivity period on both parties, during which both ACNB and Traditions would be prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions while the parties engaged in their respective due diligence investigations and negotiated the transaction documents.
On May 13, 2024, representatives of the Traditions SPC, Stephens and Pillar+Aught met with members of Traditions’ executive management to evaluate the NBI. It was decided to seek to obtain a higher price and attempt to set the exchange ratio (price determination methodology) at the time of the NBI rather than signing of the reorganization agreement in order to capture any upside movement in ACNB’s stock price, which was then trading near its 52-week low. Over the next week, Mr. Draganosky communicated to Mr. Helt Traditions’ desire for the NBI to reflect a purchase price valuation of $28.00 per share, an exchange ratio reflecting pro forma ownership in the combined company of at least 20% given the relative financial contributions of Traditions to the combined organization, and a 45-day exclusivity period.
On May 15, 2024, Messrs. Helt and Draganosky had a telephone call in which several points of the May 10, 2024 NBI were discussed. Matters discussed included, but were not limited to, an increasing exchange ratio, the role of Mr. Kochenour as a director emeritus, the role of Mr. Draganosky as a Vice Chair and a shorter exclusivity period.
On May 17, 2024, the Executive Committee of ACNB met to discuss a potential revised NBI, and the terms thereof, based upon the May 15, 2024 telephone call of Messrs. Helt and Draganosky. Also, in attendance were representatives of Bybel Rutledge LLP. After lengthy discussions, modifications to the NBI were approved and management of ACNB was authorized to revise and submit a NBI dated May 17, 2024. The revised NBI was sent to Mr. Draganosky followed by a telephone call from Mr. Helt.
On May 20, 2024, Messrs. Helt and Draganosky had a telephone call. Mr. Helt indicated that ACNB’s position was that the exchange ratio would not be fixed, and Traditions’ value not finalized by ACNB until robust and thorough due diligence of Traditions had been undertaken and completed by ACNB. He also indicated that ACNB believed that it would be “premature” to fix the exchange ratio at this time.
On May 20, 2024, ACNB delivered a revised NBI reflecting a proposed per share purchase price of between $26.50 to $27.50 per share of Traditions common stock and a 75-day exclusivity period, but again declined to set the exchange ratio until signing of the reorganization agreement. All other material terms were unchanged, and that the NBI was subject to due diligence.
On May 20 and 22, 2024, representatives of the Traditions SPC, Stephens and Pillar+Aught met with members of Traditions’ executive management to evaluate the revised NBI and discuss next steps.
At its meeting on May 23, 2024, Stephens presented the Traditions board with an overview of a strategic combination with ACNB on the terms described in the revised NBI, which included various preliminary pro forma financial metrics and key assumptions considered in developing those metrics. Discussion took place at length regarding the execution risk associated with remaining independent versus the benefits of a strategic transaction with ACNB. Discussion was focused on the premium to market and book value being offered by ACNB, the substantial increase in the dividend to Traditions’ shareholders, the strong historical financial performance of ACNB, the diversified income streams offered by ACNB’s insurance and wealth management businesses, the lack of regulatory or capital concerns associated with ACNB, and ACNB’s demonstrated success in acquiring and integrating whole banks, as opposed to the execution risk associated with remaining independent, which would require significant additional cost-saves and a re-envisioning of Traditions’ strategic plan. Following this discussion, the board unanimously approved entering into the revised NBI with such changes as Mr. Draganosky determined necessary or appropriate upon the advice of Traditions’ legal and financial advisors.
On May 23 and 24, 2024, Mr. Draganosky communicated to Mr. Helt several requested changes to the NBI, the only material one of which was Traditions’ desire to set the exchange ratio no later than June 30, 2024. Mr. Helt once again reiterated that ACNB would not set the exchange ratio until due diligence had been undertaken and substantially completed, but that ACNB was willing to commit to expeditious due diligence undertaken in a deliberative and methodical manner so that the process could proceed forward.
On May 28, 2024, ACNB delivered a revised NBI reflecting its commitment to set the exchange ratio no later than August 1, 2024. All other material terms remained unchanged. On May 30, 2024, Mr. Draganosky executed and delivered the revised NBI to Mr. Helt and executed an engagement letter with Stephens, formally retaining Stephens as Traditions’ financial advisor in the proposed transaction.
Between May 30, 2024 and July 23, 2024, the parties and their respective legal counsel and financial advisors engaged in a due diligence investigation of the other party, which included documentary review and management interviews.
On June 7, 2024, Messrs. Helt and Draganosky discussed due diligence and reverse due diligence matters.
On June 14, 2024, Messrs. Helt and Draganosky had a telephone call to discuss due diligence and to arrange management interviews of Traditions key managers and department leaders. Mr. Helt requested an updated Traditions budget from Mr. Draganosky.
On June 18, 2024, Mr. Helt and ACNB management updated the ACNB board of directors on the due diligence process being undertaken and preliminary findings thus far in connection with the potential transaction with Traditions.
At its meeting on June 20, 2024, Mr. Draganosky updated the Traditions board with respect to the status of the due diligence process and next steps.
On June 24, 2024, Messrs. Helt and Draganosky had a telephone call to discuss certain key personnel of Traditions that ACNB reviewed as important to the transaction and ACNB’s future success if a prospective transaction with Traditions was to reach fruition.
On June 24, 2024, ACNB engaged Hovde.
On June 26, 2024, Bybel Rutledge LLP, counsel for ACNB, provided a draft of a reorganization agreement and ancillary transaction documents to Pillar+Aught. During June and July 2024, the legal and financial advisors and executive officers for Traditions and ACNB negotiated the final terms of the reorganization agreement and other transaction documents. Also, during this time period, ACNB offered and negotiated new employment agreements with several Traditions officers who did not have employment agreements with Traditions in order to ensure operational continuity, limit client disruption and maximize client retention. In addition, ACNB proposed new agreements with several Traditions’ officers who had existing agreements for continuity and engagement purposes.
On July 3, 2024, Messrs. Helt and Draganosky had a telephone call regarding various personnel of Traditions.
On July 8, 2024, Messrs. Helt, Draganosky and Sposito met with certain key personnel of Traditions to discuss ongoing roles with ACNB.
On July 9, 2024, ACNB and Traditions management teams had a due diligence meeting in Hershey, Pennsylvania in which extensive department by department management interviews reviewed various aspects of the operations of Traditions. These management interviews included, but were not limited to, technology, financial, lending, investments, mortgage, human resources, risk management and senior management.

On July 12, 2024, representatives of Piper Sandler advised representatives of Stephens that ACNB was leaning toward an exchange ratio of 0.7000 shares of ACNB common stock for each share of Traditions common stock. Based on a closing price of ACNB common stock of $37.38 on July 11th, this exchange ratio represented a purchase price of $26.17 per each Traditions’ share and pro forma ownership in the combined institution of less than 19.0%. Stephens informed Piper Sandler that an exchange ratio of 0.7000 would not be favorably received by Traditions, which was still expecting pro forma ownership of at least 20%, which implied an exchange ratio closer to 0.8000.
On July 15, 2024, Mr. Draganosky met with Mr. Helt to discuss outstanding personnel concerns and the exchange ratio. Mr. Draganosky reiterated Traditions’ desire for pro forma ownership of at least 20%, which would necessitate an exchange ratio of approximately 0.7900. Mr. Helt expressed his board’s concern that the market would not respond favorably if ACNB announced a transaction at a significant premium to Traditions’ market price, but was nevertheless prepared to increase its offer to 0.7250 shares of ACNB common stock for each share of Traditions common stock. Based on a closing price of ACNB common stock of $37.31 on July 16th, this exchange ratio represented a purchase price of $27.05 per each Traditions’ share and pro forma ownership in the combined institution of 19.0%.
Between July 15 and 17, 2024, discussions were held between representatives of both parties regarding the exchange ratio and Traditions desired 20% ownership interest in the combined organization. On the morning of July 17, 2024, Mr. Helt communicated to Mr. Draganosky that ACNB was willing to increase its offer to 0.7300 shares of ACNB common stock for each outstanding share of Traditions common stock, but was unwilling to go any further whatsoever given the premium being offered on the market price of Traditions’ stock, which closed at $16.25 on July 16, 2024. Based on a closing price of ACNB common stock of $41.36 on July 16th, this exchange ratio represented a purchase price of $30.19 per Traditions’ share, a premium of 130% of Traditions’ tangible book value and seventeen times Traditions’ trailing core earnings, and pro forma ownership in the combined institution of 19.1%.
On July 17, 2024, representatives of the Traditions SPC, Stephens and Pillar+Aught met with members of Traditions’ executive management to discuss the proposed exchange ratio and the Traditions SPC’s ultimate recommendation to the board. Significant discussion was held regarding the pro forma ownership interest of 19.1% represented by the exchange ratio relative to initial expectations. However, mitigating this concern was the fact that such ownership exceeded the 17% interest implied by Traditions’ first quarter 2024 annualized net income, while being in-line with Traditions’ 2019 through 2024 average net income, although lower than the 22% of tangible equity being contributed by Traditions to the combined organization. Also offsetting this concern was the fact that Traditions shareholders would recognize immediate dividend accretion of approximately 198.8% as a result of the transaction. The Traditions SPC determined that the exchange ratio of 0.7300 was ACNB’s highest and best offer given the clarity of Mr. Helt’s communication and that a transaction with ACNB on such terms, particularly given both the economic and noneconomic considerations offered in the deal, was preferable to the execution risk associated with remaining independent and offered the best path forward for Traditions and its stakeholders.
At its meeting on July 18, 2024, representatives from Stephens and Pillar+Aught participated in the Traditions board meeting to provide an update on the status of the transaction. Mr. Draganosky reported on the process to date, including the extensive negotiations over the exchange ratio, which was materially impacted by the increase in ACNB’s stock price from $32.06 on May 10th (the date of the original NBI) to $41.36 on July 16th, and the overall recommendation of the Traditions SPC to move forward with ACNB at the proposed exchange ratio of 0.7300. Representatives of management, Stephens and Pillar+Aught reported to the Traditions board with respect to the results of their due diligence investigation of ACNB. Discussion was held and the directors’ questions regarding due diligence were satisfactorily addressed. A draft and detailed summary of the reorganization agreement negotiated to date, as well as certain ancillary documents, and a draft of Pillar+Aught’s and Stephens’ presentation materials to be reviewed at the meeting, had been made available to board members in advance of the meeting. Representatives of Stephens made a presentation in which they reviewed the transaction terms, pricing metrics, and the financial analyses Stephens performed in connection with the transaction to date. Representatives of Pillar+Aught then made a presentation describing the material terms of the transaction, including the draft reorganization agreement and the voting agreements required by ACNB to be executed by the directors and certain officers and significant shareholders of Traditions. During these presentations, the Traditions board again discussed the challenges associated with remaining independent and the attractiveness of partnering with ACNB and determined to convene a special meeting on July 23, 2024 to consider and vote on the proposed transaction.
Between July 18 and 22, 2024, the parties finalized the reorganization agreement and ancillary transaction documents for consideration and approval by the Traditions and ACNB boards of Directors. ACNB finalized prospective employment agreements with specified members of the Traditions management team. On July 22 and 23, 2024, following the execution of a customary confidentiality agreement, representatives of Traditions met with three significant, non-insider shareholders to discuss obtaining their support of the transaction in the form of a voting agreement. All three favorably received the news of the proposed transaction and were receptive to executing a voting agreement.
On July 23, 2024, the boards of both Traditions and ACNB met in separate meetings to review, consider and vote upon the proposed transaction and the various transaction documents.
Representatives of Stephens and Pillar+Aught participated in the Traditions board meeting. Representatives of Pillar+Aught again reminded the Traditions board of the fiduciary duties owed by the directors of a corporation and bank under Pennsylvania law, including in the context of considering the strategic alternatives available to the institution. The representatives of Stephens provided their updated financial analysis of the proposed transaction and orally rendered Stephens’ opinion, which was subsequently confirmed in writing (a copy of which is attached as Annex C to this joint proxy statement/prospectus), to the effect that, as of July 23, 2024 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens as set forth in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of Traditions common stock. Representatives from Pillar+Aught also provided an update as to changes to the definitive transaction documents since the July 18, 2024 meeting.
Following these presentations and discussions and review and discussion among the members of Traditions’ board of directors, including consideration of the impact of the transaction on Traditions’ shareholders, employees, customers and community and the other factors described under “Proposal 1: Issuance of ACNB Common Stock and the Merger — Traditions’ Reasons for the Merger,” Traditions’ board of directors determined that the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, were advisable and in the best interests of Traditions and its shareholders, and the directors unanimously voted to adopt the reorganization agreement and the transactions contemplated thereby, and recommended that Traditions’ shareholders approve and adopt the reorganization agreement.
Later that day, on July 23, 2024, ACNB’s board of directors met to review and consider the proposed transaction with Traditions. Piper Sandler and Hovde, ACNB financial advisors, and Bybel Rutledge LLP, ACNB’s legal counsel were also in attendance. Mr. Helt and ACNB management gave an update on the merger discussions to date. ACNB’s board of directors reviewed the proposed reorganization agreement, exhibits, schedules and the terms thereof including the prospective employment agreements with specified members of the Traditions management. The board of directors received, reviewed and discussed presentations by ACNB’s financial advisor, Piper Sandler, and its investment banker, Hovde regarding the proposed transaction, financial terms, assumptions of the transaction, projected and proforma impacts thereof, as delineated in their presentations. The board of directors received a written Fairness Opinion presentation and a written Fairness Opinion from Hovde that the exchange ratio pursuant to the merger was fair from a financial point of view to ACNB, subject to the limitations, qualifications, assumptions, procedures and matters considered as delineated therein. The board of directors reviewed and discussed the due diligence presentation, report and findings of ACNB’s management and how the due diligence findings were addressed in the reorganization agreement. ACNB’s board reviewed with special counsel, Bybel Rutledge LLP, its fiduciary duties in the context of mergers and acquisitions under Pennsylvania law. The board of directors reviewed and discussed the transaction summary prepared by Bybel Rutledge LLP outlining, among other matters, the structure, terms, conditions, covenants, approval requirements of the transaction and agreements. The board of directors reviewed and discussed the reasons for the transaction as further discussed below under, “ACNB Reasons for the Merger.” The board of directors reviewed the Agreement and Plan of Reorganization, exhibits and annexes as well as the summary of the transaction provided by its counsel, Bybel Rutledge LLP and thereafter discussed and asked questions and received answers, regarding terms and provisions thereof with counsel.

Following these presentations, discussions and review, the members of ACNB’s board of directors, deliberated and further discussed and considered the prospective potential impacts of the transaction on ACNB’s shareholders, employees, customers and community and the other factors described under “ACNB’s Reasons for the Merger,” ACNB’s board of directors determined that the reorganization agreement, exhibits and schedules thereto and the transactions contemplated by the reorganization agreement, including the merger, were advisable and in the best interests of ACNB, its shareholders and its constituencies, and the directors unanimously voted to approve and adopt the reorganization agreement and the transactions contemplated thereby, and recommended that ACNB’s shareholders approve the issuance of shares in connection therewith.
Following their respective boards of Directors’ meetings, Traditions and ACNB executed the reorganization agreement and the schedules, exhibits and annexes thereto. The merger was announced prior to the opening of trading on July 24, 2024.
Certain Unaudited Prospective Financial Information
ACNB and Traditions do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the merger, ACNB’s senior management and Traditions’ senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Hovde and Stephens for the purpose of performing financial analyses and used in connection with the Hovde and Stephens fairness opinions, as described in this joint proxy statement/prospectus under “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Opinion of ACNB’s Financial Advisor” beginning on page 66 and “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Opinion of Traditions’ Financial Advisor” beginning on page 80. We refer to this information collectively as the “prospective financial information”.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of ACNB common stock and holders of Traditions common stock access to certain nonpublic information made available to ACNB’s and Tradition’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by ACNB’s senior management or Traditions’ senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents, as applicable, ACNB senior management’s or Traditions senior management’s respective evaluation of ACNB’s expected future financial performance on a stand-alone basis, without reference to the merger, and Traditions’ expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which ACNB and Traditions operate and the risks and uncertainties described under “Risk Factors” and “A Warning About Forward-Looking Information” in this joint proxy statement/prospectus and in the reports that ACNB files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of ACNB and Traditions and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Neither ACNB nor Traditions endorses the prospective financial information as necessarily predictive of actual future results. Further, these assumptions do not include all potential actions that the senior management of ACNB or Traditions could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that ACNB, Traditions or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of ACNB common stock or holders of Traditions common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither ACNB nor Traditions nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of ACNB or Traditions compared to the information contained in the prospective financial information. Neither ACNB, Traditions nor, after completion of the mergers, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in economic or industry conditions.
The prospective financial information included in this document has been prepared by, and is the responsibility of, management of ACNB and Traditions. Neither Crowe LLP (ACNB’s independent registered public accounting firm) or BDO USA, P.C. (Traditions’ independent auditor) have audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Crowe LLP nor BDO USA, P.C. have expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of Crowe LLP incorporated by reference in this joint proxy statement/prospectus and the report of BDO USA, P.C. included in this joint proxy statement/prospectus relate to the historical financial information of ACNB and Traditions, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
Prospective Financial Information Regarding ACNB
The following table presents select unaudited prospective data for the fiscal years ended December 31, 2024 through December 31, 2029 prepared by ACNB and considered by Hovde and Stephens for the purpose of preparing their fairness opinions to ACNB’s board of directors and Tradition’s board of directors, respectively, as described in this joint proxy statement/prospectus.
	6 Months Ended	Full Year Projections Ended
	To Year End 12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Net Income ($000s)	$13,767	$28,239	$29,650	$31,133	$32,690	$34,324
Earnings Per Share	$1.62	$3.32	$3.49	$3.66	$3.84	$4.03
Tangible Assets ($000s)	$2,445,173	$2,527,148	$2,611,970	$2,699,769	$2,790,679	$2,884,840

Prospective Financial Information Regarding Traditions
The following table presents select unaudited prospective data for the fiscal years ended December 31, 2024 through December 31, 2028 provided by Traditions and/or their financial advisors and considered by Hovde and Stephens for the purpose of preparing their fairness opinions to ACNB’s board of directors and Tradition’s board of directors, respectively, as described in this joint proxy statement/prospectus.
	6 Months Ended	Full Year Projections Ended
	To Year End 12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Net Income ($000s)	$3,057	$6,614	$7,011	$7,432	$7,878
Earnings Per Share	$1.10	$2.38	$2.53	$2.68	$2.84
Tangible Assets ($000s)	$849,145	$900,093	$954,099	$1,011,324	$1,072,025
Estimated Synergies Attributable to the Merger
The management of ACNB and the management of Traditions developed and provided to their respective boards of directors prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies estimated to be realized following the completion of the merger beginning in 2025. Such prospective financial information also was provided to Hovde by ACNB and approved by ACNB for Hovde’s use and reliance in connection with Hovde’s financial analyses and opinions as described in this joint proxy statement/prospectus under “Proposal 1: Issuance of ACNB Common Stock and the Merger — Opinion of ACNB’s Financial Advisor”.
Such prospective financial information included, among other things, (i) annual pre-tax cost savings of approximately 35% of Tradition’s total operating expense, phased in 75% during 2025 and 100% thereafter; (ii) one-time, pre-tax transaction costs of $17.9 million, fully reflected in tangible book value at the completion of the proposed merger; and (iii) estimated purchase accounting adjustments and adjustments for CECL accounting standards. Such prospective financial information assumed a hypothetical December 31, 2024 closing date for the proposed merger.
ACNB’s Reasons for the Merger
ACNB’s board of directors considered the terms of the reorganization agreement, the long-term and short-term strategic, financial, and economic benefits of the proposed merger, and the long-term and short-term pro forma financial impact of the proposed merger and, accordingly, determined that it was advisable and in the best interests of ACNB for ACNB to enter into the reorganization agreement with Traditions.
In the course of making its decision to approve the transaction with Traditions, ACNB’s board of directors consulted with ACNB’s executive management and ACNB’s financial and legal advisors. ACNB’s board of directors considered, among other things, the following factors:
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The review by the ACNB board of directors of its own strategic plan, strategic and business opportunities, business, operations, financial condition, financial results of operations, earnings, and prospects, as well as the review of Traditions’ business, operations, financial condition, financial results of operations, financial performance, earnings, and prospects, including geographic positions. After finishing its review, ACNB concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, community banking business model, operations, prospective financial condition, potential future earnings, and business prospects. Specifically, ACNB believes that the merger will enhance its business opportunities and increase its presence in York County and enhance its penetration in the growing and vibrant market of Lancaster County, Pennsylvania due to the combined company having a greater market share, expanded market presence, and the ability to offer more diverse products and services (for example, mortgage banking, insurance and wealth management services, including trust and retail brokerage), as well as provide a broader based and geographically diversified branch system. The greater market share, increased market diversity and presence, and enhanced products and services in Traditions’ market should lead to prospects of strengthening customer relationships, lowering operating costs (over the long run), increasing revenues, and enhancing profitability from more diversified sources and higher-yielding products in Traditions’ market should positively impact the overall financial performance and prospects for ACNB;
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The similarity of the adjacent and overlapping York County, Pennsylvania market and vibrant and growing Lancaster County, Pennsylvania markets to ACNB Bank’s current market for efficiency of integration and continuity of current marketing strategies through the extension of the banking franchise into a contiguous market with a significant market share and enhanced presence in one of Pennsylvania’s fastest growing and economically vibrant market areas;

•
Its understanding of and conclusions regarding the current and prospective environment in which ACNB and Traditions operate, including regional and local economic conditions, the competitive environment for financial services institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on ACNB and Traditions, in light of, and in the absence of, the proposed business combination;

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Strategic in-market combination, enhancing ACNB’s presence in South Central Pennsylvania —

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creates the largest community bank in Pennsylvania with less than $5 billion in total assets;

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enhances ACNB’s presence in York County, increasing its deposit market share from 2.5% to 2nd largest amongst community banks with less than $25 billion in total assets and expanding branch footprint into neighboring Lancaster County;

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continues execution of ACNB’s multi-year strategic plan for inorganic growth while bolstering potential for future organic growth; and

•
Traditions’ mortgage banking unit complements ACNB’s existing insurance and wealth management sources of non-interest income, providing future revenue and loan growth;

•
The board’s review with its legal and financial advisors of the structure of the merger, as well as the financial and other terms of the merger and related documents including the board’s assessment of merger consideration and the impact thereof on the combined company and its potential future financial and operational results;

•
Potential financial attractiveness of the transaction —

•
pro forma assets of $3.3 billion, gross loans of $2.4 billion and deposits of $2.6 billion;

•
pro forma capital levels remain well in excess of internal minimums and those required to be categorized as well capitalized by our regulators;

•
anticipated internal rate of return (“IRR”) greater than 15%; and

•
balance sheet optimization and additional revenue synergies were identified but were not modeled;

•
The expectation that the acquisition may lead to Earnings Per Share (“EPS”) accretion of approximately 29.1% in year one — 2025 and 29.6% in year two — 2026 after the acquisition is consummated, which is greater than ACNB’s currently expected ordinary EPS growth rate without the merger;

•
The result of the business combination in potential annualized after-tax fully phased-in cost savings of approximately $6,703,000, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration or elimination of duplicate internal operations and administrative functions and the elimination of redundant external contractual services;

•
Potentially low integration and execution risk, reflecting a shared operational philosophy, a commitment to clients, community, employees and shareholders —

•
Significant cultural alignment, allowing ACNB to further its franchise value focused on community banking;

•
Thorough due diligence completed, complemented by ACNB’s prior merger and acquisitions experience;

•
ACNB and Traditions utilize the same core processor, making for a potentially seamless anticipated integration process; and

•
Responsible credit practices at Traditions evidenced by a history of strong asset quality metrics;

•
The review by the ACNB board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to Traditions shareholders for United States federal income tax purposes. The board of directors of ACNB reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of Traditions with more value than a taxable transaction on similar terms along with providing Traditions with clarity of tax status for the transaction;

•
The fact that certain provisions of the reorganization agreement prohibit or limit Traditions from soliciting or responding to proposals for alternative transactions, obligate Traditions to pay a termination fee if the reorganization agreement is terminated due to Traditions accepting another offer, and obligate Traditions to pay damages in the event that the reorganization agreement is terminated due to Traditions’ breach;

•
The alignment of the merger with ACNB’s acquisition strategy of prudent, methodical, and selective growth into markets with similar or better demographics and with companies and managements with similar vision and operating philosophies, culture, values, and business models;

•
The fact that, pursuant to the reorganization agreement, Traditions must generally conduct its business in the ordinary course consistent with past practices and Traditions is subject to a variety of other restrictions and covenants on the conduct of its business prior to the completion of the merger or termination of the reorganization agreement;

•
The financial information and analyses presented by Piper Sandler to the board of directors, and the presentation and opinion of Hovde to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio in the proposed merger was fair from a financial point of view to ACNB;

•
The due diligence presentation and its findings were reviewed and discussed by the board of directors of ACNB with ACNB management. This presentation included the due diligence methodology employed by ACNB, including: the scope, breadth, and subject matters of due diligence; the role and utilization of third-party vendors and advisors; management’s review, compilation and documentation of due diligence undertakings and findings; and management’s internal discussions and actions taken in connection with information derived from the due diligence process, including additional utilization of third-party vendors and advisors. The due diligence process and findings were considered and discussed by the board of directors and considered a favorable determinant to move forward with the merger;

•
The fact that extensive due diligence was undertaken and performed on the Traditions loan portfolio finding a satisfactory commercial lending framework and oversight with above average quality commercial loan portfolio:

•
Minimal office and hospitality loan exposure;

•
Minimal exposure in any central business center; and

•
Well collateralized commercial real estate portfolio with low loan to value ratios;

•
The likelihood that the regulatory approvals necessary to complete the merger would be obtained without non-standard or materially burdensome conditions or undue delay;

•
The fact that identified loan officers and other personnel of Traditions, considered by ACNB to be important to the success of the transaction and of ACNB on an ongoing basis, entered into employment contracts with ACNB, to be effective upon the consummation of the merger; and,

•
The fact that the merger will result in only a few (currently projected at two Traditions branch consolidations and an ACNB loan production office consolidation) immediate branch closures or consolidations by either ACNB or Traditions because the market areas are primarily adjacent with little or moderate specifically identified overlap.

The board of directors of ACNB also considered the fact that the combined institution would result in a financial institution with approximately (based upon June 30, 2024 information) $3.3 billion in assets, total deposits of $2.6 billion, and gross loans of $2.4 billion. The board of directors considered all of these factors as favorable to the transaction.
ACNB’s board of directors also considered potential risks and a variety of potential negative factors during its deliberations concerning the reorganization agreement and the merger. The board concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. The potential risks and negative factors include the following:
•
The fact that ACNB shares to be issued to holders of Traditions stock to complete the merger will result in ownership dilution to existing ACNB shareholders and potential tangible book value dilution of approximately 9.2%;

•
The fact that capital charges are expected to be greater than in most transactions of a similar size, but it is anticipated that ACNB will earn back such charges in less than three years (currently projected at approximately 2.25 years);

•
The addition of three current members of Traditions’ board to the ACNB and ACNB Bank boards of directors following consummation of the merger and its potential multiple impacts was considered from a variety of perspectives i.e. cultural, governance, financial, strategic, and capital plans and inorganic growth strategies;

•
The addition of an additional vice-chair to the ACNB board following consummation of the merger and its potential impacts;

•
The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•
The fact that, pursuant to the reorganization agreement, ACNB must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent ACNB from undertaking other business opportunities which may arise pending completion of the merger;

•
The risk that potential strategic, operational, and financial benefits, cost savings, and other synergies sought in the merger may not be realized or may not be realized within the expected time period(s);

•
The risk that integration of ACNB and Traditions will not occur as desired, as well as the potential impact of integration if not successful on the expected benefits of the merger;

•
The risk that certain tax attributes of ACNB and Traditions may be affected by the transaction; and,

•
The potential for diversion of management and employee attention and resources during the period prior to the completion of the merger and the potential effect on ACNB’s business and relations with customers, service providers, and other stakeholders whether or not the merger is consummated.

The foregoing discussion of the factors considered by the ACNB board of directors in evaluating the reorganization agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the ACNB board of directors. ACNB’s board of directors evaluated the factors described above, including asking questions of ACNB’s legal and financial advisors. In reaching its decision to approve the agreement and the merger, the ACNB board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The ACNB board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the reorganization agreement and its schedules and exhibits and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.
ACNB board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The ACNB board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and in support of, its determination to enter into the reorganization agreement.
Recommendation of the ACNB Board of Directors
The board of directors of ACNB unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, including the issuance of shares of ACNB common stock in connection with the merger, are in the best interests of ACNB and its shareholders. Accordingly, the ACNB board of directors recommends that ACNB shareholders vote “FOR” approval of the issuance of shares of ACNB common stock in connection with the merger and “FOR” the proposal to adjourn or postpone the ACNB special meeting, if necessary.
Opinion of ACNB’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of ACNB’s financial advisor, Hovde are described below. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of ACNB and Traditions. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by ACNB or Traditions. You should review the copy of the fairness opinion, which is attached as Annex B.
Hovde was engaged by ACNB to provide the board of directors of ACNB with an opinion as to whether the exchange ratio pursuant to the merger is fair, from a financial point of view, to ACNB. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with ACNB and its operations. ACNB’s board of directors selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with ACNB’s board of directors and, on July 23, 2024, delivered a written opinion to ACNB’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the exchange ratio, as defined below, pursuant to the merger is fair, from a financial point of view, to ACNB. In requesting Hovde’s advice and opinion, no limitations were imposed by ACNB upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to ACNB’s board of directors and addresses only the fairness of the exchange ratio pursuant to the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to ACNB as to whether or not ACNB should enter into the reorganization agreement or to any shareholders of ACNB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon matters related to the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the Merger Consideration is necessarily the lowest or best price that could be obtained by ACNB in a merger or combination transaction with Traditions. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the reorganization agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ACNB or Traditions.

ACNB engaged Hovde on June 24, 2024 to issue an opinion to ACNB’s board of directors in connection with the proposed merger. Pursuant to ACNB’s engagement agreement with Hovde, Hovde received from ACNB an opinion fee of $250,000 upon the delivery of the opinion to ACNB. Additionally, ACNB has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this current engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to ACNB or Traditions for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from ACNB in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, ACNB or Traditions or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of ACNB or Traditions for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are no mutual agreements regarding any future material transactions between Hovde and ACNB.
Subject to the terms and conditions of the reorganization agreement, and in accordance with applicable Pennsylvania laws and regulations, at the effective time Traditions shall merge with and into a wholly-owned subsidiary of ACNB, the separate existence of Traditions shall cease, and the wholly-owned subsidiary of ACNB shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of Traditions shall become the assets and liabilities of the wholly-owned subsidiary of ACNB. As soon as immediately practicable after the effective time, ACNB and Traditions shall use their commercially reasonable best efforts to cause Traditions Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger.
During the course of its engagement and for the purposes of its opinion, Hovde:
(i)
reviewed a draft of the reorganization agreement dated July 21, 2024 as provided to Hovde by ACNB;

(ii)
reviewed audited financial statements of ACNB and Traditions for the twelve-month periods ended December 31, 2022 and December 31, 2023;

(iii)
reviewed the unaudited financial statements of ACNB and Traditions for the six-month periods ended June 30, 2024;

(iv)
reviewed certain historical publicly available business and financial information concerning ACNB and Traditions;

(v)
reviewed certain internal financial statements and other financial and operating data concerning ACNB and Traditions;

(vi)
worked with ACNB and its advisers to develop a financial forecast for ACNB and Traditions and a pro forma projection of the combined company following the merger;

(vii)
discussed with certain members of senior management of ACNB the business, financial condition, results of operations and future prospects of ACNB and Traditions; the past and current operations of ACNB and Traditions; and ACNB’s and Traditions’ assessment of the rationale for the merger;

(viii)
reviewed and analyzed materials detailing the merger prepared by ACNB and Traditions and their respective advisers, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);

(ix)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the Merger Adjustments;

(x)
assessed current general economic, market and financial conditions;

(xi)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xii)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xiii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiv)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time there will be, no material changes in the financial condition and results of operations of ACNB or Traditions since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the reorganization agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by ACNB, Traditions and their respective advisers are true and complete. Hovde relied upon the management of ACNB and Traditions as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by ACNB and Traditions, and assumed such forecasts, projections and other forward-looking information were reasonably prepared by ACNB and Traditions on a basis reflecting the best currently available information and ACNB’s and Traditions’ judgments and estimates. Additionally, Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde did not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by ACNB to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by ACNB or Traditions or their respective representatives and advisers or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of ACNB management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, Hovde assumed that each party to the reorganization agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for ACNB and Traditions are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of ACNB or Traditions, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals nor did Hovde review any loan or credit files of ACNB or Traditions.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which ACNB or Traditions is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde has also assumed, with ACNB’s consent, that neither ACNB nor Traditions is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the reorganization agreement.

Hovde relied upon and assumed with the consent of ACNB and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the reorganization agreement, without any waiver of material terms or conditions by ACNB or Traditions or any other party to the reorganization agreement and that the final reorganization agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. ACNB advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Additionally, Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on ACNB or Traditions or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on ACNB or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of ACNB; or (iii) any other strategic alternatives that might be available to ACNB.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to ACNB’s board of directors on July 23, 2024 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, an opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Pursuant to the terms of the reorganization agreement, immediately prior to the effective time, each share of Traditions common stock issued and outstanding (other than cancelled shares and Traditions common stock held by dissenting shareholders) shall be converted into the right to receive 0.7300 share of ACNB common stock, subject to anti-dilution adjustment as provided in Section 1.02(m) (the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all Traditions shareholders is referred to as the “Merger Consideration”. At the effective time, each Traditions restricted stock unit that is outstanding immediately before the effective time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration less applicable tax withholding. Additionally, each Traditions option to purchase shares of Traditions common stock that is outstanding and unexercised at the effective time, shall be redeemed for cash in an amount equal to the number of shares of Traditions common stock covered by such Traditions option multiplied by the amount in excess, if any, of the product of the ACNB determination date market share price (as defined in the reorganization agreement) multiplied by the exchange ratio over the exercise price per share of such Traditions option (“Traditions Option Consideration”).
With the consent of ACNB and for purposes of its analysis and opinion, Hovde assumed that the reorganization agreement will not be terminated, that there will be no adjustment to the Merger Consideration or the exchange ratio, and that the merger will be consummated in accordance with the terms of the reorganization agreement.
With the knowledge and consent of ACNB and for purposes of its analysis and opinion, Hovde assumed that based upon (i) the price per share of ACNB common stock as of July 19, 2024 of $40.27, (ii) the exchange ratio of 0.7300, and (iii) 2,770,566 shares of Traditions common stock (i.e., all outstanding shares and all unvested restricted stock unit shares that shall vest in full at the effective time), the value of the aggregate Merger Consideration is $81,446,606. Additionally, Hovde assumed that there are outstanding Traditions options to purchase 33,260 shares of Traditions common stock at a weighted average exercise price of $16.85 per share which, based on the assumption that the ACNB Determination Date Market Share Price equals the ACNB common stock price of $40.27 per share, results in the value of the Traditions Options Consideration being $417,317. Consequently, for purposes of Hovde’s analysis and opinion, Hovde assumed that the aggregate transaction value of the merger is $81,863,922 or $29.40 per share.
Based upon financial information for Traditions as of and for the last twelve months ended June 30, 2024 and the closing price of Traditions’ common stock on July 19, 2024, Hovde calculated the following transaction multiples:
Market Premium as of July 19, 2024	80.4%
Transaction Price Per Share/ Last Twelve Months (“LTM”) Earnings Per Share(1)	15.4x
Transaction Price Per Share/ Estimated FY2024 Earnings Per Share(2)	15.1x
Transaction Price Per Share/ Estimated FY2025 Earnings Per Share(2)	14.3x
Transaction Price Per Share/ Estimated FY2025 Earnings Per Share with Cost Savings(2)	6.6x
Transaction Price Per Share/ Tangible Book Value Per Share	121.5%
Tangible Book Premium/ Core Deposits(3)	2.3%

(1)
For the LTM ended June 30, 2024 as provided by Traditions management.

(2)
For the twelve months ending December 31, 2024 and December 31, 2025, respectively, as estimated by ACNB senior management.

(3)
Core deposits defined as total deposits less time deposits with balances greater than $100,000. Time deposits greater than $100,000 as of March 31, 2024 were used to calculate core deposits as of June 30, 2024.

Comparable Public Companies Analyses
Hovde used publicly available information to compare selected financial information for Traditions with a group of financial institutions selected by Hovde based on its experience and professional judgment. The Traditions peer group included public banks headquartered in the Mid-Atlantic region of the United States, with total assets between $500 million and $1.25 billion, most recent quarter (“MRQ”) return on average assets (“ROAA”) between 0.50% and 1.00%, and tangible common equity to tangible assets between 5.00% and 11.0%, but excluded companies subject to an announced merger, mutual holding companies (“MHCs”) and recently converted thrifts (the “Traditions Peer Group”). The Traditions Peer Group consisted of the following companies:
Solvay Bank Corp.	Farmers and Merchants Bancshares, Inc.
Community Heritage Financial, Inc.	National Capital Bancorp, Inc.
Dimeco, Inc.	Harford Bank
JBT Bancorp, Inc.	First Resource Bancorp, Inc.
Ballston Spa Bancorp, Inc.	Mifflinburg Bancorp, Inc.
1st Colonial Bancorp, Inc.

The analysis compared financial information for Traditions as of June 30, 2024 with corresponding data for the Traditions Peer Group as of March 31, 2024 with pricing data as of July 19, 2024. The table below sets forth the data for Traditions and the Traditions Peer Group that was reviewed by Hovde as part of its analysis. Certain financial data prepared by Hovde, as referenced in the table presented below, may not correspond to the data presented in Traditions’ historical financial statements, as a result of the different periods, assumptions and methods used by Hovde to compute the financial data presented.
Traditions Comparable Company Analysis
	Traditions	25th Percentile	Median	Mean	75th Percentile
Total assets ($MM)	$859	$693	$818	$839	$964
Loans/ Deposits (%)	91.2	86.0	89.3	90.6	97.2
Nonperforming assets/ Total assets (%)(1)(2)	0.51	0.05	0.06	0.25	0.25
Tangible common equity/ Tangible assets (%)	7.75	6.81	7.77	7.94	8.96
Total RBC Ratio (%)(3)	12.2	12.9	13.3	13.6	14.4
MRQ ROAA (%)	0.86	0.58	0.66	0.73	0.92
MRQ ROATCE (%)	11.3	8.25	9.18	9.21	10.2
MRQ Efficiency ratio (%)(4)	74.8	66.7	69.9	70.2	73.9
Price/ Tangible book value (%)	67.4	72.7	81.0	83.9	94.7
Price/ LTM Earnings per share (x)(5)	8.54	8.01	8.74	9.22	10.6
Price/ LQA Earnings per share (x)(6)	6.15	7.95	9.48	9.40	10.4
Current Dividend Yield (%)	1.96	2.45	4.08	3.96	4.42
Market Capitalization ($MM)	$44.9	$43.4	$52.4	$54.9	$59.2

(1)
Nonperforming assets excluding restructured loans (nonaccrual loans, real estate owned and repossessed assets).

(2)
Bank level regulatory data as of March 31, 2024 used for Community Heritage Financial, Inc., JBT Bancorp, Inc., Ballston Spa Bancorp, Inc., 1st Colonial Bancorp, Inc., National Capital Bancorp, Inc., and Mifflinburg Bancorp, Inc.

(3)
Bank level regulatory data as of March 31, 2024 used for Community Heritage Financial, Inc., Ballston Spa Bancorp, Inc., 1st Colonial Bancorp, Inc., Farmers and Merchants Bancshares, Inc., National Capital Bancorp, Inc., and First Resource Bancorp, Inc.

(4)
Bank level regulatory data as of March 31, 2024 used for JBT Bancorp, Inc.

(5)
LTM ended June 30, 2024 earnings per share of $1.91 used for Traditions.

(6)
Latest quarter ended June 30, 2024 earnings per share of $0.66 used for Traditions to arrive at $2.65 latest quarter annualized.

Note: Financial data not shown pro forma for pending acquisitions.
Hovde used publicly available information to perform a similar analysis for ACNB by comparing selected financial information for ACNB with a group of financial institutions selected by Hovde based on its experience and professional judgment. The ACNB peer group included banks headquartered in the Mid-Atlantic region of the United States with securities traded on a major exchange (NASDAQ, NYSE, NYSEAM), with total assets between $2.0 billion and $3.0 billion and MRQ ROAA greater than 0.75%, but excluded companies subject to an announced merger, MHCs, and recently converted thrifts (the “ACNB Peer Group”). The ACNB Peer Group consisted of the following companies:
Citizens Financial Services, Inc.	Orange County Bancorp, Inc.
LINKBANCORP, Inc.	Capital Bancorp, Inc.
Unity Bancorp, Inc.	Norwood Financial Corp.
Citizens & Northern Corporation	ESSA Bancorp, Inc.
Fidelity D&D Bancorp, Inc.	Parke Bancorp, Inc.
The analysis compared publicly available financial information for ACNB as of June 30, 2024 with corresponding data for the ACNB Peer Group as of or for the year ended March 31, 2024 except Unity Bancorp, Inc. and Citizens & Northern Corporation as of June 30, 2024 with pricing data as of July 19, 2024. The table below sets forth the data for ACNB and the ACNB Peer Group that was reviewed by Hovde as part of its analysis. Certain financial data prepared by Hovde, as referenced in the table presented below, may not correspond to the data presented in ACNB’s historical financial statements, as a result of the different periods, assumptions and methods used by Hovde to compute the financial data presented.
ACNB Comparable Company Analysis
	ACNB	25th Percentile	Median	Mean	75th Percentile
Total assets ($MM)	$2,458	$2,276	$2,461	$2,460	$2,597
Loans/ Deposits (%)	91.4	89.1	95.7	96.7	104.9
Non-performing assets/ Total assets (%)(1)	0.14	0.22	0.47	0.43	0.61
Tangible common equity/ Tangible assets (%)	9.84	6.87	7.60	8.80	10.3
Total RBC Ratio (%)(2)	17.9	13.0	14.7	14.0	15.1
MRQ ROAA (%)(3)	1.46	0.84	0.95	1.07	1.24
MRQ ROATCE (%)(3)	15.3	10.5	12.1	12.8	13.8
MRQ Efficiency ratio (%)	58.7	61.7	67.2	62.7	69.2
Price/ Tangible book value (%)	144.8	123.9	136.3	137.1	146.3
Price/ LTM Earnings per share (x)	11.0	9.41	10.6	12.1	13.8
Price/ Estimated 2024 Earnings per share (x)(4)	12.3	9.51	9.81	10.3	10.9
Price/ Estimated 2025 Earnings per share (x)(4)	11.9	7.95	8.59	9.06	10.2
Current Dividend Yield (%)	3.18	1.93	3.44	3.22	4.07
Market Capitalization ($MM)	$343.9	226.3	$282.9	$274.5	$323.7

(1)
Nonperforming assets excluding restructured loans (nonaccrual loans, real estate owned and repossessed assets).

(2)
Bank level regulatory data as of March 31, 2024 used for LINKBANCORP, Inc. and Orange County Bancorp, Inc.

(3)
ACNB ROAA and ROATCE exclude impact of CECL model recalibration.

(4)
Based on median consensus analyst estimates.

Note: Financial data not shown pro forma for pending acquisitions.
Comparable Precedent Transactions Analyses
As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in the Mid-Atlantic region of the United States announced since January 1, 2020 in which the targets’ total assets were between $500 million and $1.5 billion, LTM ROAA less than 1.00%, and tangible common equity to tangible assets less than 12.0%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2022 in which the targets’ total assets were between $500 million and $1.25 billion, LTM ROAA between 0.40% and 1.00%, and tangible common equity to tangible assets between 5.00% and 10.0%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded except for mergers of equals and transactions in which the equity ownership acquired was less than 100%. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (10 transactions for the Regional Group and 14 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
NexTier Incorporated (PA)	Mars Bancorp, Inc. (PA)
Summit Financial Group (WV)	PSB Holding Corp, (MD)
Citizens Financial Services, Inc. (PA)	HV Bancorp, Inc. (PA)
First Commonwealth Financial Corporation (PA)	Centric Financial Corporation (PA)
Farmers National Banc Corp (OH)	Emclaire Financial Corp (PA)
Fulton Financial Corporation (PA)	Prudential Bancorp, Inc. (PA)
Community Bank System, Inc. (NY)	Elmira Savings Bank (NY)
Mid Penn Bancorp, Inc. (PA)	Riverview Financial Corporation (PA)
Shore Bancshares, Inc. (MD)	Severn Bancorp, Inc. (MD)
Dollar Mutual Bancorp (PA)	Standard AVB Financial Corp (PA)
Nationwide Group:
Buyer (State)	Target (State)
CBC Bancorp (CA)	Bay Community Bancorp (CA)
Alerus Financial Corporation (ND)	HMN Financial, Inc. (MN)
Business First Bancshares, Inc. (LA)	Oakwood Bancshares, Inc. (TX)
Dogwood State Bank (NC)	Community First Bancorporation (SC)
Glacier Bancorp, Inc. (MT)	Community Financial Group, Inc. (WA)
Summit Financial Group, Inc. (WV)	PSB Holding Corp, (MD)
Citizens Financial Services, Inc. (PA)	HV Bancorp, Inc. (PA)
Southern Missouri Bancorp, Inc. (MO)	Citizens Bancshares Co. (MO)
First Commonwealth Financial Corporation (PA)	Centric Financial Corporation (PA)
CrossFirst Bankshares, Inc. (KS)	Farmers & Stockmens Bank (NM)
Seacoast Banking Corporation of Florida (FL)	Apollo Bancshares, Inc. (FL)
Farmers National Banc Corp (OH)	Emclaire Financial Corp (PA)
BAWAG Group AG	Peak Bancorp Inc. (ID)
Bank First Corporation (WI)	Denmark Bancshares, Inc. (WI)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of Traditions. The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the aggregate transaction value of the merger of $81.9 million and were based on June 30, 2024 financial results for Traditions.

	Price-to- LTM EPS	Price-to- Tangible Book Value	Core Deposit Premium(1)	Market Premium
Proposed Merger Transaction	15.4x	121.5%	2.3%	80.4%
Precedent Transactions Regional Group:
25th Percentile	12.8x	129.2%	2.5%	31.0%
Median	16.4x	133.6%	4.5%	41.0%
75th Percentile	21.3x	140.3%	5.6%	50.6%
Precedent Transactions Nationwide Group:
25th Percentile	12.5x	132.4%	3.4%	36.7%
Median	16.7x	153.0%	5.3%	44.6%
75th Percentile	20.0x	164.6%	6.8%	55.9%

(1)
Represents the premium of the merger consideration over tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Traditions with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on June 30, 2024 financial results of Traditions.
	Tangible Common Equity/ Tangible Assets	LTM ROAA	LTM ROAE	NPAs/ Assets(1)
Traditions	7.8%	0.6%	8.2%	0.51%
Precedent Transactions – Regional Group Median:	8.3%	0.7%	7.6%	0.73%
Precedent Transactions – Nationwide Group Median:	7.9%	0.8%	8.7%	0.37%

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and OREO.

No company or transaction used as a comparison in the above transaction analyses is identical to Traditions, and no transaction was consummated on terms identical to the terms of the reorganization agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Discounted Cash Flow Analyses
Traditions Dividend Discount Analyses. Hovde performed two discounted cash flow analyses to estimate a range of implied values per share for Traditions based upon the discounted net present value of the projected after-tax free cash flows for Traditions. The first discounted cash flow analysis was performed based upon Traditions operating on a standalone basis. The second discounted cash flow analysis took into account transaction synergies related to the proposed merger, including, without limitation, cost savings, related expenses and other adjustments provided by ACNB management. Hovde utilized net income and balance sheet projections for Traditions that were based on guidance from ACNB management for a forward looking five and a half year period and which formed the basis for the discounted cash flow analyses. The resulting projections estimated Traditions’ standalone net income for the analysis to be $2.2 million for the second half of 2024, $5.7 million for 2025, $6.0 million for 2026, $6.3 million for 2027, $6.6 million for 2028 and $6.9 million for 2029. Traditions’ standalone total assets were projected based upon an annual growth rate of 5% per guidance provided by ACNB management.

To determine the net present values of Traditions based on the projections utilized for the standalone analysis and the transaction synergies analysis, Hovde projected the amount of after-tax free cash flow for Traditions assuming annual dividend payments for excess capital above a tangible common equity to tangible assets ratio of 8.0% from December 2024 to December 2029, and applied a terminal value to Traditions’ adjusted net income in 2029 assuming a three-point range of price-to-earnings multiples from 8.0x to 10.0x. For the standalone analysis, the present values of the after-tax cash flows and terminal value of Traditions was then calculated assuming a range of discount rates between 12.65% and 14.65%, with a midpoint of 13.65%. For the analysis with transaction synergies, the same calculations were performed utilizing a range of discount rates between 9.95% and 11.95%, with a midpoint of 10.95%. These discount rate ranges were chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Traditions’ common stock (standalone analysis) and ACNB’s common stock (transaction synergies analysis). In each case, the range of discount rates utilized the build-up method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in the aforementioned midpoints of the respective ranges.
The discounted cash flow analyses and their underlying assumptions yielded a range of implied values per share for Traditions which are outlined in the tables below:
Traditions Standalone				Traditions with Transaction Synergies
	Earnings Per Share Multiple				Earnings Per Share Multiple
Discount Rate	8.0x	9.0x	10.0x	Discount Rate	8.0x	9.0x	10.0x
12.65%	$13.42	$14.73	$16.04	9.95%	$31.22	$34.40	$37.57
13.65%	$12.89	$14.15	$15.40	10.95%	$29.78	$32.81	$35.85
14.65%	$12.40	$13.60	$14.80	11.95%	$28.41	$31.31	$34.22
While the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Traditions stock.
ACNB Dividend Discount Analyses.   Hovde performed two discounted cash flow analyses to estimate a range of implied values per share for ACNB based upon the discounted net present value of the projected after-tax free cash flows for ACNB. The first discounted cash flow analysis was performed based upon ACNB operating on a standalone basis. The second discounted cash flow analysis took into account transaction synergies related to the proposed merger, including, without limitation, cost savings, related expenses and other adjustments provided by ACNB management. Hovde utilized median consensus research analyst estimates sourced from S&P Capital IQ Pro for ACNB’s net income projections for 2024 and 2025. Based on guidance provided by ACNB management, Hovde utilized an annual growth rate of 5% to project ACNB’s 2026 to 2029 net income and an annual growth rate of 3% to project ACNB’s total assets for the forward looking five and a half year period which formed the basis for the discounted cash flow analyses. The resulting projections estimated ACNB’s standalone net income for the analysis to be $13.8 million for the second half of 2024, $28.2 million for 2025, $29.7 million for 2026, $31.1 million for 2027, $32.7 million for 2028 and $34.3 million for 2029.
To determine the net present values of ACNB based on the projections utilized for the standalone analysis and the transaction synergies analysis, Hovde projected the amount of after-tax free cash flow for ACNB assuming annual dividend payments for excess capital above a tangible common equity to tangible assets ratio of 8.0% from December 2024 to December 2029, and applied a terminal value to ACNB’ adjusted net income in 2029 assuming a three-point range of price-to-earnings multiples from 10.0x to 12.0x. For both analyses, the present values of the after-tax cash flows and terminal value of ACNB was then calculated assuming a range of discount rates between 9.95% and 11.95%, with a midpoint of 10.95%. This discount rate range was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of ACNB’s common stock. The range of discount rates utilized the build-up method to determine such required rate of return based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in the aforementioned midpoint of the range.

The discounted cash flow analyses and their underlying assumptions yielded a range of implied values per share for ACNB which are outlined in the tables below:
ACNB Standalone				ACNB with Transaction Synergies
	Earnings Per Share Multiple				Earnings Per Share Multiple
Discount Rate	10.0x	11.0x	12.0x	Discount Rate	10.0x	11.0x	12.0x
9.95%	$36.72	$38.85	$40.98	9.95%	$37.92	$40.39	$42.85
10.95%	$35.53	$37.57	$39.60	10.95%	$36.51	$38.86	$41.22
11.95%	$34.41	$36.35	$38.30	11.95%	$35.16	$37.41	$39.66
While the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of ACNB stock or that of the pro forma combined company.
Relative Contribution Analysis
Hovde analyzed the standalone contribution of ACNB and Traditions to various pro forma balance sheet and income statement items of the pro forma combined company. Unless as otherwise noted in the table below, this analysis was based on financial information for ACNB and Traditions as of June 30, 2024 and did not include purchase accounting adjustments, cost savings or other transaction adjustments. Hovde utilized the relative contributions of ACNB and Traditions to calculate implied exchange ratios based on the various financial items shown and compared this to the exchange ratio pursuant to the merger. The results of this analysis are outlined in the table below:
	Relative Contribution		Implied Exchange Ratio
	ACNB	Traditions
Fully Diluted Market Capitalization(1)	88.4%	11.6%	0.405x
Total Assets	74.1%	25.9%	1.080x
Net Loans	71.1%	28.9%	1.256x
Deposits	71.4%	28.6%	1.240x
Non-maturity Deposits(2)	76.0%	24.0%	0.973x
Non-interest Bearing Deposits	80.5%	19.5%	0.748x
Tangible Common Equity (Excl. AOCI)	78.5%	21.5%	0.848x
Tangible Common Equity	78.0%	22.0%	0.869x
Mark-to-Market Tangible Common Equity(3)	78.7%	21.3%	0.838x
Trailing Twelve Months Net Income	85.6%	14.4%	0.521x
Most Recent Quarter Annualized Net Income	86.1%	13.9%	0.499x
2024 Estimated Net Income(4)	85.5%	14.5%	0.525x
2025 Estimated Net Income(4)	83.3%	16.7%	0.620x
Average	79.8%	20.2%	0.802x
Median	78.7%	21.3%	0.838x
Exchange Ratio in the Merger			0.730x

(1)
Based on closing stock prices of ACNB and Traditions as of July 19, 2024.

(2)
Reflects total deposits less time deposits.

(3)
Mark-to-market tangible common equity for ACNB was based on tangible common equity as of June 30, 2024 and adjusted for estimated fair value marks per ACNB’s Form 10-Q filed for the period ended March 31, 2024, tax affected at twenty-two and seven tenths percent. For Traditions, it was based on tangible common equity as of June 30, 2024 and adjusted for the estimated fair value marks provided by ACNB management and its advisors, tax affected at twenty-two and seven tenths percent.

(4)
Estimated net income for ACNB based on consensus research analyst estimates sourced from S&P Capital IQ Pro. Estimated net income for Traditions based on guidance provided by ACNB management.

Pro Forma Impact Analysis
For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated earnings per share information of ACNB and Traditions over the projection period of years ended December 31, 2024 through 2029. Using (i) closing balance sheet estimates as of December 31, 2024 for each of ACNB and Traditions; (ii) financial forecasts and projections for each of ACNB and Traditions for the years ending December 31, 2024 through 2029; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, related expenses as well as purchase accounting and other adjustments), each of which were provided by, or developed based on guidance from, ACNB management and its advisers. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined pro forma company. This analysis indicated that, based on pro forma shares projected to be outstanding, the merger (i) could be dilutive to ACNB’s estimated tangible book value per share at estimated closing of December 31, 2024 becoming accretive by 2027 with an estimated tangible book value payback period of 2.1 years and (ii) could be immediately accretive to ACNB’s estimated earnings per share. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Conclusion
Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the exchange ratio pursuant to the merger is fair, from a financial point of view, to ACNB.
Each ACNB shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this joint proxy statement/prospectus.
Traditions’ Reasons for the Merger
In determining that the merger and the reorganization agreement were fair to and advisable for Traditions and its shareholders, in authorizing and approving the merger, in adopting the reorganization agreement and in recommending that Traditions shareholders vote for approval of the reorganization agreement, the Traditions board consulted with members of Traditions’ management and with representatives of Stephens and Pillar+Aught, and also considered a number of factors that the Traditions board viewed as relevant to its decisions. The following discussion of the information and factors considered by the Traditions board is not intended to be exhaustive; however, it does include all material factors considered by the Traditions board.
In reaching its decision to approve the reorganization agreement, the Traditions board considered the following:
•
the Traditions board’s and management’s knowledge of Traditions’ business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and its and their understanding of ACNB’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including the information obtained through due diligence;

•
the understanding of the Traditions board of the strategic options available to Traditions and the Traditions’ board’s assessment of those options, including the economic environment for smaller community banks, and the determination that none of those options were more likely to create greater value for Traditions’ shareholders than the value offered by combining with ACNB;

•
the challenges facing Traditions’ management to grow Traditions’ franchise and enhance shareholder value given current market conditions, including the decreasing number of smaller acquisition candidates available on acceptable terms to achieve desired size and scale, increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margins from the current interest rate environment and competition, especially for deposits, all of which would likely impede Traditions’ ability to develop the scale necessary to achieve the premium to Traditions’ trading price implied by the merger consideration;
•
the fact that the merger consideration consists of registered shares of ACNB common stock and the Traditions board’s understanding of the upside potential in the value of ACNB common stock, which was trading below its 2024 high of $45.80 despite its recent run-up;

•
the fact that the exchange ratio is fixed, so that if the market price of ACNB common stock is higher at the time of closing of the merger, the economic value of the merger consideration to be received by Traditions’ shareholders in exchange for their Traditions shares will also be higher;

•
the attractiveness of the premium being offered by ACNB relative to the premium that could reasonably be expected from any other likely potential acquiror of Traditions;

•
the strong capital base the resulting institution would have after the transaction;

•
the pro forma dividend anticipated to be paid on the ACNB common stock to be issued as part of the merger consideration;

•
the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service Traditions’ customer base;

•
the geographic fit and increased customer convenience of the expanded branch network offered by the combined bank;

•
that the common stock the Traditions shareholders will receive will be listed on the Nasdaq Capital Market, thereby providing enhanced liquidity to the Traditions shareholders, as Traditions’ common stock is currently traded only on the OTC Pink Market;

•
the terms of the reorganization agreement and the structure of the transaction, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to shareholders of Traditions;

•
the compatibility of the business cultures of the two organizations;

•
the financial condition, results of operations, and prospects of the two entities;

•
the opinion of Stephens, in its professional judgment and expertise based upon various analyses described below, including a review of comparable transactions, that the consideration to be received by the Traditions shareholders is fair to the shareholders of Traditions from a financial point of view;

•
the Traditions board’s view, based on, among other things, the opinion of Stephens, in its professional judgment and expertise, that the merger consideration is fair to the shareholders of Traditions from a financial point of view;

•
the right of Traditions to terminate the reorganization agreement if, subject to ACNB’s ability to make a compensating adjustment to the merger consideration, the arithmetic average trading price of ACNB common stock for the twenty trading days prior to the seventh calendar day immediately preceding the closing date is less than $36.20 per share and ACNB common stock underperforms the KBW Nasdaq Bank Index by more than 20%;

•
the corporate governance provisions of the reorganization agreement, which include the addition of three Traditions directors, including its current Chairman and Chief Executive Officer, to the ACNB board, the appointment of Traditions’ Founder and former Chairman, President and Chief Executive Officer as a Director Emeritus of the ACNB board, and the appointment of the remaining Traditions directors to either ACNB’s Lancaster or York County advisory board, ensuring that legacy Traditions shareholders, customers and employees will have adequate representation with respect to the future conduct of the combined organization;

•
the prospects for Traditions’ employees within the combined company;

•
the ACNB management team’s previous acquisition experience, leading the Traditions board to believe integration risk associated with this merger is manageable; and

•
the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Traditions’ shareholders identified by the Traditions board and management include the following material matters, the order of which does not necessarily reflect their relative significance:
•
the fact that the exchange ratio is fixed, which means that Traditions shareholders could be adversely affected by a decrease in the trading price of ACNB common stock following the signing of the reorganization agreement;

•
the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

•
that the ACNB stock may not perform well after the closing for reasons unrelated to the proposed transaction, including possible credit, funding or other issues related to ACNB’s business;

•
that the termination fee provided for in the reorganization agreement and certain other provisions of the reorganization agreement might discourage third parties from seeking to acquire Traditions, in light of the fact that ACNB was unwilling to enter into the reorganization agreement absent such provisions;

•
the potential risk of diverting management attention and resources from the operation of Traditions’ business and towards the completion of the merger;

•
the restrictions on the conduct of Traditions’ business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Traditions from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Traditions absent the pending merger; and

•
the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

This discussion of the information and factors considered by the Traditions board in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Traditions board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the reorganization agreement, and the complexity of these matters, the Traditions board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the reorganization agreement, and to make its recommendation to Traditions’ shareholders. Rather, the Traditions board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Traditions’ management and outside legal and financial advisors. In addition, individual members of the Traditions board may have assigned different weights to different factors.
Certain of Traditions’ directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Traditions’ shareholders generally. The Traditions board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Traditions’ shareholders. For a discussion of these interests, see “Proposal 1: Issuance of ACNB Common Stock and the Merger — Interests of Directors and Executive Officers in the Merger.”
Recommendation of the Traditions Board of Directors
At a meeting held on July 23, 2024, the Traditions board of directors unanimously (i) determined that the reorganization agreement and the merger are advisable and in the best interests of Traditions and its shareholders, (ii) approved the reorganization agreement and recommended that the Traditions shareholders approve and adopt the reorganization agreement, and (iii) directed that the reorganization agreement be submitted for consideration by the Traditions shareholders at the Traditions special meeting. Traditions’ board of directors unanimously recommends that you vote “FOR” the reorganization agreement and the merger; and “FOR” the proposal, if necessary, to adjourn or postpone the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the reorganization agreement and the merger.
Opinion of Traditions’ Financial Advisor
Stephens acted as financial adviser to Traditions in connection with the proposed merger of Traditions with and into ACNB. As part of its engagement with Traditions, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed merger. Traditions engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in a meeting of Traditions’ board of directors held on July 23, 2024, in which Traditions’ board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to Traditions’ board of directors dated as of July 23, 2024, that, as of such date, the consideration to be received by the common shareholders of Traditions (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Stephens opinion letter”) is attached as Annex C to this joint proxy statement/prospectus. The Stephens opinion letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written Stephens opinion letter. Investors are urged to read the entire Stephens opinion letter carefully in connection with their consideration of the proposed merger. Traditions did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to Traditions’ board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common shareholders of Traditions (solely in their capacity as such) in the proposed merger was fair to them, from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of Traditions to engage in the proposed merger or any other term or aspect of the reorganization agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to Traditions’ board of directors or any of Traditions’ shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. Traditions and ACNB determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens:
•
reviewed certain publicly available financial statements and reports regarding Traditions and ACNB;

•
reviewed certain audited financial statements regarding Traditions and ACNB;

•
reviewed certain internal financial statements, management reports and other financial and operating data concerning Traditions and ACNB prepared by management of Traditions and management of ACNB, respectively;

•
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning Traditions and ACNB provided by management of Traditions and management of ACNB, and upon consensus research estimates concerning ACNB, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of ACNB;
•
reviewed the reported prices and trading activity for the common stock of Traditions and ACNB;

•
compared the financial performance of Traditions and ACNB with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

•
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

•
reviewed the then most recent draft of the reorganization agreement and related documents provided to Stephens by Traditions;

•
discussed with management of Traditions and management of ACNB the operations of and future business prospects for Traditions and ACNB, respectively and the anticipated financial consequences of the proposed merger to Traditions and ACNB respectively;

•
assisted in Traditions’ deliberations regarding the material terms of the proposed merger and Traditions’ negotiations with ACNB; and

•
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by Traditions and ACNB and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of Traditions and management of ACNB each assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Traditions or of ACNB, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Traditions or of ACNB under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Traditions or ACNB. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of Traditions or ACNB. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of Traditions or ACNB. With respect to the financial projections or forecasts prepared by management of Traditions and management of ACNB, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of Traditions and management of ACNB, respectively, as to the future financial performance of Traditions and ACNB, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Traditions and its other advisors with respect to such matters. Stephens assumed, with Traditions’ consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Traditions or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Traditions and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of July 22, 2024. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on Traditions or ACNB, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of Traditions common stock or ACNB common stock may trade at any time subsequent to the announcement of the proposed merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
•
the proposed acquisition and any related transactions will be consummated on the terms of the latest draft of the reorganization agreement provided to Stephens, dated as of July 23, 2024, without material waiver or modification;

•
the representations and warranties of each party in the reorganization agreement and in all related documents and instruments referred to in the reorganization agreement are true and correct;

•
each party to the reorganization agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•
all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the reorganization agreement without any waivers;

•
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common shareholders of Traditions;

•
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Traditions or ACNB since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Traditions or ACNB; and

•
the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common shareholders of Traditions (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the reorganization agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common shareholders of Traditions (solely in their capacity as such). The opinion did not address the merits of the underlying decision by Traditions to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to Traditions or the relative effects of any alternative transaction in which Traditions might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Traditions’ officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of Traditions or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below,

Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning Traditions and ACNB provided by management of Traditions and management of ACNB, as applicable, and Stephens reviewed with Traditions’ executive management and board of directors certain assumptions concerning Traditions and ACNB upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Merger
Pursuant to the reorganization agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the reorganization agreement, each outstanding share of Traditions common stock (including restricted shares) will be converted into the right to receive 0.7300 shares of ACNB common stock, which, based on ACNB’ closing stock price of $41.45 on July 22, 2024, results in the expected consideration to be exchanged by ACNB to acquire all of the equity interests in Traditions having an aggregate value of approximately $84 million. Based upon the unaudited financial information of Traditions as of and for the twelve months ended June 30, 2024, and market data as of July 22, 2024, Stephens calculated the following transaction multiples:
Transaction Value / Reported Tangible Book Value (at March 31, 2024)	1.28x
Transaction Value / Reported Tangible Book Value (at June 30, 2024)	1.25x
Transaction Value / Last-Twelve-Months (“LTM”) Core Earnings(1)	16.0x
Transaction Value / Most Recent Quarter Annualized (“MRQA”) Core Earnings(1)	13.1x
Transaction Value / 2024 Estimated Core Earnings(2)	14.0x
Transaction Value / 2025 Estimated Earnings(2)	12.7x
Transaction Value / 2026 Estimated Earnings(2)	12.0x
Core Deposit Premium(3)	3.1%

Source: S&P Global Market Intelligence, Management Guidance.
Note: Market data as of July 22, 2024.
(1)
Note: The last twelve months and most recent quarter annualized earnings of Traditions are based on the most recent available financial statements prior to announcement. Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of available for sale securities, nonrecurring provision expense, and normalized provision expense.

(2)
Note: Estimated 2024, 2025, and 2026 net income provided by and approved for use by Traditions management.

(3)
Note: Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.

Relative Contribution Analysis — Implied Exchange Ratio
Stephens analyzed the relative standalone contribution of ACNB and Traditions to certain financial and operating metrics for the pro forma company resulting from the proposed merger and calculated the exchange ratios implied thereby based on the total common shares outstanding. To perform this analysis, Stephens used: (i) historical balance sheet and net income data for ACNB and Traditions as of June 30, 2024, (ii) net income estimates for ACNB based on Wall Street analyst consensus estimates and (iii) net income estimates for Traditions provided by the management team of Traditions. See the section entitled “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. This relative contribution analysis did not take into account mark-to-market and other transaction-related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of ACNB shareholders and Traditions shareholders, respectively, in the combined company based on the exchange ratio in the proposed merger.
	ACNB		Traditions
	($M)	As a % of Combined Company	($M)	As a % of Combined Company	Implied Exchange Ratio
Balance Sheet
Total Assets	$2,458	74%	$859	26%	1.0795x
Net Loans	$1,664	71%	$670	29%	1.2432x
Deposits	$1,839	71%	$738	29%	1.2402x
Tangible Common Equity	$237	78%	$67	22%	0.8693x
Tangible Common Equity (excluding AOCI)	$283	78%	$78	22%	0.8480x
Balance Sheet Median		74%		26%	1.0795x
Profitability
2024 Reported Earnings	$31.7	87%	$4.9	13%	0.4807x
2024Q2 Annualized Core Earnings(1)(2)	$33.8	84%	$6.4	16%	0.5875x
2024 Est. Core Earnings(1)(2)	$28.8	83%	$6.0	17%	0.6442x
2025 Est. Earnings(2)	$28.2	81%	$6.6	19%	0.7238x
Average 2019 – 2024 YTD Core Earnings(1)(2)	$30.2	81%	$7.2	19%	0.7397x
Profitability Median		83%		17%	0.6442x
Pro Forma Ownership (Based on 0.7300 Exchange Ratio)		81%		19%

Source: S&P Global Market Intelligence, FactSet, Management Guidance, Company Documents.
Note: Excludes all purchase accounting and transaction related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger. Dollars in millions.
(1)
Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of held to maturity and available for sale securities, adding back incurred provision expense that was deemed nonrecurring, and adding a normalized provision expense based on historical averages.

(2)
Earnings projections are based on Wall Street analysts consensus estimates for ACNB and on management guidance for Traditions.

Relevant Major Exchange-Traded Public Companies Analysis — Traditions
Stephens compared the financial condition, operating statistics and market valuation of Traditions to certain major exchange-traded public companies selected by Stephens and their respective public trading values. Stephens selected the major exchange-traded public companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Traditions; however, no selected company below was identical or directly comparable to Traditions. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant major exchanged-traded public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following (14) major exchange-traded public companies based on the criteria set forth below:
Includes nationwide banks and thrifts traded on NYSE, NYSEAM, NASDAQGS and NASDAQCM exchanges, with total assets as of the quarter ended 3/31/2024 between $500 million and $1.0 billion, excluding merger targets, merger-of-equals participants, and mutuals:
Bank of the James Fin. Group Inc (BOTJ)	United Bancorp Inc. (UBCP)
Auburn National Bancorp (AUBN)	William Penn Bancorp (WMPN)
OptimumBank Holdings Inc. (OPHC)	Village Banks & Trust Fin. Group (VBFC)
Magyar Bancorp (MGYR)	Home Federal Bancorp Inc. LA (HFBL)
IF Bancorp (IROQ)	FinWise Bancorp (FINW)
BV Financial (BVFL)	First Seacoast Bancorp (FSEA)
Affinity Bancshares Inc. (AFBI)	1895 Bancorp Wisconsin (BCOW)
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended March 31, 2024, or the most recently reported period available, and the market trading multiples of the selected major exchanged-traded public companies based on July 22, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
											Price
Company	Ticker	Total Assets ($M)	Loans / Deposits (% )	TCE / TA (% )	CRE / TRBC (% )	NIB /Total Deposits (% )	NPAs / Assets(1) (% )	Core ROAA (% )	Core ROATCE (% )	Market Cap ($M)	Tang. BV (x)	LTM Core EPS (x)	25 EPS (x)
Bank of the James Finl Grp Inc	BOTJ	$985	68.1%	5.3%	220%	16%	0.06%	0.94%	18.2%	$66	1.29	7.1	—
Auburn National Bancorp.	AUBN	979	63.1%	7.6%	254%	29%	0.09%	0.56%	7.1%	68	0.91	11.8	—
OptimumBank Holdings Inc.	OPHC	941	94.5%	8.8%	447%	27%	0.08%	1.11%	13.1%	43	0.51	4.2	—
Magyar Bancorp	MGYR	929	95.7%	11.6%	252%	22%	0.62%	0.81%	7.1%	78	0.72	9.8	—
IF Bancorp Inc.	IROQ	905	95.4%	8.0%	325%	6%	0.00%	0.31%	3.9%	54	0.78	27.5	—
BV Financial Inc.	BVFL	893	110.8%	21.2%	186%	22%	1.22%	1.18%	5.7%	155	0.82	11.5	—
Affinity Bancshares Inc.	AFBI	870	98.1%	12.3%	189%	24%	1.15%	0.64%	5.3%	136	1.30	22.5	—
United Bancorp Inc.	UBCP	834	76.8%	7.5%	178%	22%	0.46%	1.06%	13.9%	73	1.17	7.4	7.1
William Penn Bancorp.	WMPN	833	76.9%	14.6%	123%	10%	0.41%	0.02%	0.2%	112	0.94	NM	—
Village Bank & Tr Finl Corp.	VBFC	747	95.5%	9.2%	258%	37%	0.04%	0.96%	10.4%	73	1.06	11.8	—
Home Fedl Bncp Inc. LA	HFBL	643	87.1%	7.6%	206%	23%	0.23%	0.47%	6.4%	35	0.76	8.1	—
FinWise Bancorp	FINW	611	91.9%	26.6%	35%	25%	1.83%	2.22%	8.3%	149	0.92	9.0	12.3
First Seacoast Bancorp(2)	FSEA	576	106.5%	11.2%	103%	16%	0.02%	NM	NM	44	0.73	NM	—

											Price
Company	Ticker	Total Assets ($M)	Loans / Deposits (% )	TCE / TA (% )	CRE / TRBC (% )	NIB /Total Deposits (% )	NPAs / Assets(1) (% )	Core ROAA (% )	Core ROATCE (% )	Market Cap ($M)	Tang. BV (x)	LTM Core EPS (x)	25 EPS (x)
1895 Bancorp Wisconsin	BCOW	564	99.5%	12.7%	285%	18%	0.19%	(0.22)%	(1.7)%	49	0.74	NM	—
75th Percentile		$923	79.5%	12.6%	180%	25%	0.06%	1.06%	10.4%	$103	1.03	11.8	11.0
Median		$852	95.0%	10.2%	213%	22%	0.21%	0.81%	7.1%	$70	0.87	9.8	9.7
25th Percentile		$669	97.5%	7.7%	257%	17%	0.58%	0.47%	5.3%	$50	0.75	7.8	8.4
Traditions Bancorp	TRBK	$841	92.1%	7.7%	337%	16%	0.49%	0.64%	8.5%	$45	0.67(3)	8.6(4)	6.8

Source: S&P Global Market Intelligence, FactSet.
Note: Market data as of 7/22/2024. Data as of 2024Q1 unless otherwise stated. Bank-level regulatory data used where consolidated BHC data not available. NM means not meaningful. Core defined by S&P Global Market Intelligence
(1)
NPAs / Assets excludes restructured loans from nonperforming assets

(2)
GAAP data used.

(3)
6/30/2024 actual data

(4)
6/30/2024 core EPS used. Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of available for sale securities, nonrecurring provision expense, and normalized provision expense.

Relevant Mid-Atlantic Over-the-Counter Public Companies Analysis — Traditions
Stephens compared the financial condition, operating statistics and market valuation of Traditions to certain mid-Atlantic over-the-counter public companies selected by Stephens and their respective public trading values. Stephens selected the mid-Atlantic over-the-counter public companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Traditions; however, no selected company below was identical or directly comparable to Traditions. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant mid-Atlantic over-the-counter public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following (13) mid-Atlantic over-the-counter public companies based on the criteria set forth below:
Includes banks and thrifts traded on over-the-counter exchanges and headquartered in the Mid-Atlantic region (DC, DE, MD, NJ, NY, and PA), with total assets as of the quarter ended 3/31/2024 between $750 million and $1.25 billion, excluding merger targets, merger-of-equals participants, and mutuals:
Solvay Bank (SOBS)	Calvin B. Taylor Bankshares (TYCB)
Community Heritage Fin. Inc. (CMHF)	Ballston Spa Bancorp Inc. (BSPA)
DimeCo Inc. (DIMC)	Harleysville Financial Corp. (HARL)
Honat Bancorp (HONT)	1st Colonial Bancorp (FCOB)
JBT Bancorp (JBTC)	Farmers & Merchants Bancshares Inc. (FMFG)
American Bank Inc. (AMBK)	Quaint Oak Bancorp Inc. (QNTO)
Juniata Valley Financial Corp. (JUVF)
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended March 31, 2024, or the most recently reported period available, and the market trading multiples of the selected mid-Atlantic over-the-counter public companies based on July 22, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	CRE / TRBC (%)	NIB / Total Deposits (%)	NPAs / Assets(1) (%)	Core ROAA (%)	Core ROATCE (%)	Market Cap ($M)	Price
											Tang. BV (x)	LTM Core EPS (x)
Solvay Bank	SOBS	$1,216	68.1%	6.2%	142%	26%	0.04%	0.51%	8.1%	$59	0.78	10.4
Community Heritage Finl Inc	CMHF	1,064	92.0%	6.7%	251%	27%	0.17%	0.49%	7.3%	52	0.74	11.2
Dimeco Inc.	DIMC	1,004	88.0%	9.9%	165%	21%	0.90%	0.95%	9.7%	92	0.93	8.5
Honat Bancorp(2)	HONT	962	85.8%	13.1%	113%	32%	0.12%	1.20%	9.3%	164	1.32	13.4
JBT Bancorp	JBTC	924	102.8%	8.2%	225%	18%	0.05%	0.58%	6.9%	60	0.78	7.9
American Bank Inc.(3)	AMBK	897	107.0%	11.6%	379%	12%	0.36%	0.83%	8.1%	101	1.09	11.5
Juniata Valley Financial Corp.	JUVF	864	72.7%	3.7%	243%	27%	0.02%	0.64%	18.2%	55	1.76	8.8
Calvin B. Taylor Bankshares	TYCB	864	79.0%	12.3%	211%	30%	0.07%	1.23%	10.0%	126	1.18	9.5
Ballston Spa Bancorp Inc.(3)	BSPA	851	99.2%	6.9%	357%	20%	0.06%	0.59%	8.4%	40	0.68	8.7
Harleysville Financial Corp.	HARL	847	99.2%	10.0%	287%	16%	0.20%	0.99%	10.0%	79	0.92	7.6
1st Colonial Bancorp(3)	FCOB	818	95.2%	8.5%	163%	11%	0.26%	0.80%	9.2%	76	1.09	10.3
Farmers & Merchants Bcshs Inc.	FMFG	795	82.5%	5.8%	364%	18%	0.24%	0.56%	9.9%	47	1.02	8.3
Quaint Oak Bancorp Inc.	QNTO	776	90.3%	6.4%	289%	17%	0.58%	0.20%	3.2%	30	0.57	13.0
75th Percentile		$962	82.5%	10.0%	165%	27%	0.06%	0.95%	9.9%	$92	1.09	11.2
Median		$864	90.3%	8.2%	243%	20%	0.17%	0.64%	9.2%	$60	0.93	9.5
25th Percentile		$847	99.2%	6.4%	289%	17%	0.26%	0.56%	8.1%	$52	0.78	8.5
Traditions Bancorp	TRBK	$841	92.1%	7.7%	337%	16%	0.49%	0.64%	8.5%	$45	0.67(4)	8.6(5)

Source: S&P Global Market Intelligence, FactSet.
Note: Market data as of 7/22/2024. Data as of 2024Q1 unless otherwise stated. Bank-level regulatory data used where consolidated BHC data not available. Mid-Atlantic includes banks headquartered in DC, DE, MD, NJ, NY, and PA. Core defined by S&P Global Market Intelligence.
(1)
NPAs / Assets excludes restructured loans from nonperforming assets

(2)
2023Q4 diluted shares used for earnings per share calculations as no 2024Q1 diluted shares available

(3)
GAAP data used.

(4)
6/30/2024 actual data

(5)
6/30/2024 core EPS used. Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of available for sale securities, nonrecurring provision expense, and normalized provision expense.

Relevant Public Companies Analysis — ACNB
Stephens compared the financial condition, operating statistics and market valuation of ACNB to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to ACNB; however, no selected company below was identical or directly comparable to ACNB. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following (22) public companies based on the criteria set forth below:

Includes nationwide banks and thrifts traded on NYSE, NYSEAM, NASDAQGS, and NASDAQCM exchanges with total assets as of the quarter ended 3/31/2024 between $1.50 billion and $3.50 billion and Core ROAA greater than 1.00%, excluding merger targets, merger-of-equals participants, and mutuals:
Five Star Bancorp (FSBC)	Orange County Bancorp Inc (OBT)
Home Bancorp Inc. (HBCP)	Capital Bancorp Inc (CBNK)
First Community Bankshares Inc (FCBC)	Parke Bancorp Inc (PKBK)
Orrstown Financial Services (ORRF)	Timberland Bancorp Inc (TSBK)
Red River Bancshares Inc. (RRBI)	Northeast Community Bancorp (NECB)
Northeast Bank (NBN)	Oak Valley Bancorp (OVLY)
FS Bancorp Inc. (FSBW)	Bank7 Corp. (BSVN)
Chemung Financial Corp. (CHMG)	Provident Bancorp Inc. (PVBC)
Northrim BanCorp Inc. (NRIM)	Esquire Financial Holdings Inc (ESQ)
Unity Bancorp Inc. (UNTY)	Plumas Bancorp (PLBC)
Southern States Bancshares Inc. (SSBK)	NewtekOne Inc. (NEWT)
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended March 31, 2024, or the most recently reported period available, and the market trading multiples of the selected public companies based on July 22, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	CRE / TRBC (%)	NIB / Total Deposits (%)	NPAs / Assets(1) (%)	Core ROAA (%)	Core ROATCE (%)	Market Cap ($M)	Price
											Tang. BV (x)	LTM Core EPS (x)	25 EPS (x)
Five Star Bancorp	FSBC	$3,476	105.0%	8.4%	574%	28%	0.06%	1.18%	14.4%	$617	1.72	11.3	12.0
Home Bancorp Inc.	HBCP	3,358	96.3%	8.8%	257%	27%	0.51%	1.14%	13.3%	347	1.20	8.8	9.9
First Community Bankshares Inc	FCBC	3,236	93.9%	11.3%	238%	34%	0.62%	1.64%	15.2%	778	2.24	14.1	16.7
Orrstown Financial Services	ORRF	3,183	85.4%	7.9%	303%	16%	0.40%	1.19%	15.0%	608	1.35	9.1	7.8
Red River Bancshares Inc.	RRBI	3,073	74.2%	9.7%	150%	33%	0.07%	1.05%	10.6%	371	1.25	11.5	10.9
Northeast Bank	NBN	3,001	119.3%	11.7%	509%	6%	0.93%	1.86%	16.5%	557	1.59	9.6	—
FS Bancorp Inc.	FSBW	2,970	99.3%	8.7%	212%	26%	0.41%	2.09%	24.7%	312	1.23	7.0	9.1
Chemung Financial Corp.	CHMG	2,785	80.8%	6.3%	403%	26%	0.30%	1.02%	16.0%	232	1.30	10.2	9.3
Northrim BanCorp Inc	NRIM	2,760	74.4%	8.1%	298%	29%	0.20%	1.15%	14.4%	373	1.69	13.5	12.1
Unity Bancorp Inc.	UNTY	2,568	109.9%	10.3%	255%	20%	0.52%	1.57%	14.5%	342	1.30	9.1	8.0
Southern States Bancshares Inc	SSBK	2,511	93.1%	8.2%	300%	20%	0.14%	1.34%	16.2%	267	1.25	8.3	7.4
Orange County Bancorp Inc.	OBT	2,453	80.6%	6.6%	405%	30%	0.23%	1.51%	23.5%	325	2.00	9.0	10.1
Capital Bancorp Inc.	CBNK	2,324	97.9%	11.2%	307%	33%	0.62%	1.24%	11.0%	332	1.24	10.0	7.9
Parke Bancorp Inc.	PKBK	2,009	114.2%	14.3%	174%	13%	0.42%	1.27%	8.6%	226	0.79	7.5	—
Timberland Bancorp Inc.	TSBK	1,907	84.0%	11.8%	295%	26%	0.19%	1.22%	10.4%	236	1.06	9.6	—
Northeast Community Bancorp	NECB	1,867	109.4%	15.5%	571%	19%	0.31%	2.51%	16.0%	268	1.03	6.6	7.8
Oak Valley Bancorp	OVLY	1,806	64.4%	9.1%	304%	36%	0.00%	1.26%	14.1%	218	1.31	8.0	—
Bank7 Corp.	BSVN	1,775	86.9%	9.7%	282%	29%	1.37%	2.58%	27.3%	347	1.91	11.5	9.5
Provident Bancorp Inc	PVBC	1,659	101.8%	13.7%	165%	23%	0.74%	1.26%	8.9%	194	0.91	13.9	24.8
Esquire Financial Holdings Inc	ESQ	1,654	85.6%	12.5%	209%	33%	0.67%	2.57%	20.0%	442	2.27	12.2	10.3
Plumas Bancorp	PLBC	1,640	75.3%	9.5%	215%	51%	0.37%	1.54%	17.0%	246	1.55	8.7	9.7
NewtekOne Inc.	NEWT	1,510	163.9%	13.8%	147%	1%	3.74%	(3.85)%	(29.5)%	363	1.77	25.6	6.9

Company	Ticker	Total Assets ($M)	Loans / Deposits (%)	TCE / TA (%)	CRE / TRBC (%)	NIB / Total Deposits (%)	NPAs / Assets(1) (%)	Core ROAA (%)	Core ROATCE (%)	Market Cap ($M)	Price
											Tang. BV (x)	LTM Core EPS (x)	25 EPS (x)
75th Percentile		$2,993	81.6%	11.8%	213%	32%	0.21%	1.62%	16.4%	$373	1.71	11.5	10.8
Median		$2,482	93.5%	9.7%	288%	27%	0.41%	1.27%	14.7%	$337	1.31	9.6	9.6
25th Percentile		$1,821	104.2%	8.5%	306%	20%	0.62%	1.18%	11.6%	$251	1.23	8.7	7.9
ACNB Corp.	ACNB	$2,414	90.7%	9.6%	213%	27%	0.13%	1.15%	12.3%	$354	1.49(2)	11.2(3)	12.5

Source: S&P Global Market Intelligence, FactSet.
Note: Market data as of 7/22/2024. Data as of 2024Q1 unless otherwise stated. Bank-level regulatory data used where consolidated BHC data not available. Core defined by S&P Global Market Intelligence
(1)
NPAs / Assets excludes restructured loans from nonperforming assets

(2)
6/30/2024 actual data

(3)
6/30/2024 core EPS used. Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of available for sale securities, nonrecurring provision expense, and normalized provision expense.

Relevant Nationwide Transactions Analysis
Stephens reviewed certain publicly available transaction multiples and related financial data for the last 15 nationwide all stock bank and thrift transactions as of July 22, 2024, where the deal value was publicly disclosed, excluding any merger-of-equals(1), strategic mergers(2), distressed(3) and credit union transactions (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•
SouthState Corporation/Independent Bank Group, Inc. (5/20/2024)

•
West Coast Community Bancorp/1st Capital Bancorp (5/20/2024)

•
Alerus Financial Corporation/HMN Financial, Inc. (5/15/2024)

•
United Bankshares, Inc./Piedmont Bancorp, Inc. (5/10/2024)

•
UMB Financial Corporation/Heartland Financial USA, Inc. (4/29/2023)

•
Business First Bancshares, Inc./Oakwood Bancshares, Inc. (Spokane, WA) (4/25/2024)

•
Wintrust Financial Corporation/Macatawa Bank Corporation (4/15/2024)

•
First National Corporation/Touchstone Bankshares, Inc. (3/25/2024)

•
Dogwood State Bank/Community First Bancorporation (2/1/2024)

•
Princeton Bancorp, Inc./Cornerstone Financial Corporation (1/18/2024)

•
Old National Bancorp/CapStar Financial Holdings, Inc. (10/26/2023)

•
Eastern Bankshares, Inc./Cambridge Bancorp (9/19/2023)

•
Atlantic Union Bankshares Corporation/American National Bankshares Inc. (7/25/2032)

•
First Mid Bancshares, Inc./Blackhawk Bancorp, Inc. (3/21/2023)

•
United Community Banks, Inc./First Miami Bancorp, Inc. (2/13/2023)

Stephens considered these nationwide all stock bank and thrift transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger; however, no such transaction or party to such transaction was identical or directly comparable to the proposed merger or Traditions, respectively. A complete analysis involves complex considerations and qualitative judgments concerning differences in these nationwide all stock bank and thrift transactions and other factors that could affect the transaction values in those transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of these nationwide all stock bank and thrift transactions:
Acquirer	Target	Annc. Date	Deal Value ($M)	Transaction Multiples			Target Financial Data
				Target Price/ TBV (x)	Price/ LTM EPS (x)	Core Deposit Prem. (%)	Total Assets ($M)	TCE/ TA (%)	NPAs/ Assets (%)	LTM ROAA (%)
SouthState Corp.	Independent Bk Group Inc.	5/20/2024	$2,021	1.48	19.17	5.9%(4)	$18,871	7.6%	0.3%	0.6%
West Coast Community Bancorp	1st Capital Bancorp	5/20/2024	60	0.93	17.70	(0.6)%	1,015	6.4%	0.1%(5)	0.3%
Alerus Financial Corp.	HMN Financial Inc.	5/15/2024	115	1.07	20.05	0.8%	1,151	9.4%	0.3%(5)	0.5%
United Bankshares Inc.	Piedmont Bancorp Inc.	5/10/2024	270	1.55	9.77	8.4%	2,080	9.8%	0.0%	1.4%
UMB Financial Corp.	Heartland Financial USA Inc.	4/29/2024	1,990	1.53	27.56	5.1%(4)	19,133	6.9%	0.5%	0.4%
Bus. First Bancshares Inc.	Oakwood Bancshares Inc.	4/25/2024	88	1.21	19.79	3.1%	843	9.9%	0.5%	0.6%
Wintrust Financial Corp.	Macatawa Bank Corp.	4/15/2024	512	1.74	12.38	10.4%	2,615	11.2%	0.0%	1.5%
First National Corp.	Touchstone Bankshares	3/25/2024	47	1.05	29.09	0.6%	659	6.7%	0.0%	0.2%
Dogwood State Bank	Community First Bancorporation	2/1/2024	58	1.10	13.74	1.2%(4)	685	8.9%(5)	0.1%(5)	0.6%
Princeton Bancorp	Cornerstone Financial Corp.	1/18/2024	18	0.75	68.99	(2.3)%	321	7.4%	0.1%	0.1%
Old National Bancorp	CapStar Finl Hldgs Inc	10/26/2023	319	1.06	9.81	0.9%(4)	3,265	9.3%	0.2%	1.1%
Eastern Bankshares Inc.	Cambridge Bancorp	9/19/2023	527	1.14	11.08	1.7%	5,490	8.4%	0.1%	0.8%
Atlantic Union Bkshs Corp.	American National Bankshares	7/25/2023	444	1.85	13.22	8.4%	3,113	7.9%	0.0%	1.1%
First Mid Bancshares	Blackhawk Bancorp Inc.	3/21/2023	90	1.38	6.57	2.2%	1,322	4.9%	0.4%	1.0%
United Community Banks Inc.	First Miami Bancorp Inc.	2/13/2023	114	1.59	14.70	5.3%(4)	1,031	10.9%	0.3%(5)	0.5%(5)
75th Percentile			$478	1.54	19.92	5.6%	$3,189	9.6%	0.0%	1.0%
Median			$115	1.21	14.70	2.2%	$1,322	8.4%	0.1%	0.6%
25th Percentile			$74	1.07	11.73	0.8%	$929	7.1%	0.3%	0.4%
ACNB Corporation	Traditions Bancorp, Inc.						$841	7.7%	0.5%	0.6%

Source: S&P Global Market Intelligence, Company documents.
Note: Transaction data as of deal announcement date. “—” means data not available or not applicable.
NM means not material. Only includes whole bank M&A. Excludes credit union and investor group transactions.
Core deposits calculated as bank-level total deposits less time deposits greater than $100K.
(1)
MOE as defined by S&P Global Market Intelligence.

(2)
Excludes Central Valley Community Bancorp / Community West Bancshares and Peoples Financial Services Corp. / FNCB Bancorp, Inc.

(3)
Excludes Hope Bancorp, Inc. / Territorial Bancorp, Inc and FirstSun Capital Bancorp / HomeStreet, Inc.

(4)
Core deposits are defined as bank-level total deposits less time deposits greater than $100K less brokered deposits.

(5)
Bank-level regulatory data used.

Relevant Nationwide Transactions Analysis — Asset Focused
Stephens reviewed certain publicly available transaction multiples and related financial data for the last 15 nationwide all stock bank and thrift transactions as of July 22, 2024, where (i) the deal value was publicly disclosed, and (ii) the target’s assets were between $400 million and $1.2 billion, excluding merger-of-equals(1) and credit unions. The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to Traditions;

however, no selected company or transaction below was identical or directly comparable to Traditions or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•
West Coast Community Bancorp/1st Capital Bancorp (5/20/2024)

•
Alerus Financial Corporation/HMN Financial, Inc. (5/15/2024)

•
Business First Bancshares, Inc./Oakwood Bancshares, Inc. (4/25/2024)

•
First National Corporation/Touchstone Bankshares, Inc. (3/25/2024)

•
Dogwood State Bank/Community First Bancorporation (2/1/2024)

•
United Community Banks, Inc./First Miami Bancorp, Inc. (2/13/2023)

•
Summit Financial Group, Inc./PSB Holding Corp. (12/12/2022)

•
First Community Bankshares, Inc./Surrey Bancorp (11/18/2022)

•
First Commonwealth Financial Corporation/Centric Financial Corporation (8/30/2022)

•
TowneBank/Farmers Bankshares, Inc. (8/18/2022)

•
F.N.B. Corporation/UB Bancorp (6/1/2022)

•
Cambridge Bancorp/Northmark Bank (5/23/2022)

•
Seacoast Banking Corporation of Florida/Drummond Banking Company (5/4/2022)

•
The First Bancshares, Inc./Beach Bancorp, Inc. (4/26/2022)

•
Seacoast Banking Corporation of Florida/Apollo Bancshares, Inc./Apollo Bank (3/29/2022)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:
Acquirer	Target	Annc. Date	Deal Value ($M)	Transaction Multiples			Target Financial Data
				Target Price/ TBV (x)	Price/ LTM EPS (x)	Core Deposit Prem. (%)	Total Assets ($M)	TCE/ TA (%)	NPAs/ Assets (%)	LTM ROAA (%)
West Coast Community Bancorp	1st Capital Bancorp	5/20/2024	$60	0.93	17.70	(0.6)%	$1,015	6.4%	0.1%(3)	0.3%
Alerus Financial Corp.	HMN Financial Inc.	5/15/2024	115	1.07	20.05	0.8%	1,151	9.4%	0.3%(3)	0.5%
Bus. First Bancshares Inc.	Oakwood Bancshares Inc.	4/25/2024	88	1.21	19.79	3.1%	843	9.9%	0.5%	0.6%
First National Corp.	Touchstone Bankshares	3/25/2024	47	1.05	29.09	0.6%	659	6.7%	0.0%	0.2%
Dogwood State Bank	Community First Bancorporation	2/1/2024	58	1.10	13.74	1.2%(2)	685	8.9%(3)	0.1%(3)	0.6%
United Community Banks Inc.	First Miami Bancorp Inc.	2/13/2023	114	1.59	14.70	5.3%(2)	1,031	10.9%	0.3%(3)	0.5%(3)
Summit Financial Group Inc.	PSB Holding Corp.	12/12/2022	53	1.35	12.10	3.2%	594	6.4%	0.5%(3)	0.7%
First Community Bankshares Inc	Surrey Bancorp	11/18/2022	116	2.07	18.10	14.4%	500	11.4%	0.4%	1.3%
First Commonwealth Financial	Centric Financial Corp.	8/30/2022	138	1.31	14.81	4.8%	1,036	9.6%	1.2%	0.9%
TowneBank	Farmers Bankshares Inc.	8/18/2022	59	2.06	11.36	6.5%(2)	609	4.8%	0.3%(3)	0.9%
F.N.B. Corp.	UB Bancorp	6/1/2022	118	1.54	9.23	4.4%	1,170	6.6%	0.0%(3)	1.1%
Cambridge Bancorp	Northmark Bank	5/23/2022	63	1.18	17.87	3.2%	442	12.1%	0.0%	0.8%
Seacoast Bnkg Corp. of FL	Drummond Banking Co.	5/4/2022	173	1.91	13.80	9.5%	1,025	8.3%	0.2%	1.4%
The First Bancshares	Beach Bancorp Inc.	4/26/2022	117	1.54	50.89	9.6%	620	13.1%	1.8%	0.4%

Acquirer	Target	Annc. Date	Deal Value ($M)	Transaction Multiples			Target Financial Data
				Target Price/ TBV (x)	Price/ LTM EPS (x)	Core Deposit Prem. (%)	Total Assets ($M)	TCE/ TA (%)	NPAs/ Assets (%)	LTM ROAA (%)
Seacoast Bnkg Corp. of FL	Apollo Bancshares/Apollo Bank	3/29/2022	168	1.95	19.98	9.7%	1,044	9.4%	0.4%	0.9%
75th Percentile			$117	1.75	19.89	8.0%	$1,033	10.4%	0.1%	0.9%
Median			$114	1.35	17.70	4.4%	$843	9.4%	0.3%	0.7%
25th Percentile			$60	1.14	13.77	2.1%	$614	6.6%	0.5%	0.5%
ACNB Corporation	Traditions Bancorp, Inc.						$841	7.7%	0.5%	0.6%

Source: S&P Global Market Intelligence, Company documents.
Note: Transaction data as of deal announcement date. “—” means data not available or not applicable.
NM means not material. Only includes whole bank M&A. Excludes credit union and investor group transactions.
(1)
MOE as defined by S&P Global Market Intelligence.

(2)
Core deposits are defined as bank-level total deposits less time deposits greater than $100K less brokered deposits.

(3) Bank-level regulatory data used.
Discounted Cash Flow Analysis — Traditions
Stephens performed a standalone discounted cash flow analysis to estimate a range of implied equity values for Traditions based upon the discounted net present value of the projected after-tax free cash flows for Traditions for the projected period. In this analysis, Stephens used (i) financial information and data provided by Traditions and (ii) financial forecasts and projections provided by the executive management team of Traditions. See the section entitled “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the projected amount of cash flow for Traditions assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028, and (ii) a standalone terminal value assuming a price to last-twelve-months earnings per share multiple (“Earnings Multiple”) of 11.0x. Stephens discounted the projected cash flows from (i) and (ii) above at Traditions’ estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting a terminal Earnings Multiple for Traditions, Stephens considered the range of Earnings Multiples of Traditions for the last ten years. Exercising its professional judgment, Stephens selected the 10-year average of Traditions’ Earnings Multiples of 11.0x as the terminal Earnings Multiple for Tradition. The following table summarizes the terminal value of Traditions that Stephens calculated by applying the selected terminal Earnings Multiple to Traditions’ estimated net income at December 31, 2028:
2028 Traditions Net Income	$7.9
x Terminal Multiple	11.0x
Terminal Value	$86.7
The following table summarizes the forecasted free cash flows for Traditions that Stephens calculated by adding (i) the net present value of projected dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028, and (ii) the present value of Traditions’ implied standalone terminal value at the end of such period:

	Actuals	To Year End	Projected
($ in thousands)	3/31/2024	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Tangible Assets (TA)	$840,864	$849,145	$900,093	$954,099	$1,011,345	$1,072,025
Beginning Tangible Common Equity (TCE)	$0	$64,584	$68,549	$74,228	$80,247	$86,633
Plus: Net Income to Common	$0	$4,880	$6,614	$7,011	$7,432	$7,878
Less: Dividends	$0	$(661)	$(936)	$(991)	$(1,046)	$(1,101)
Less: Additional Dividends (TCE excess over 9.0%)	$0	$0	$0	$0	$0	$0
Plus: AOCI Adjustment	$0	$(254)	$0	$0	$0	$0
Amortization of Intangibles	$0	$0	$0	$0	$0	$0
End of Period TCE	$64,584	$68,549	$74,228	$80,247	$86,633	$93,409
TCE / TA	7.68%	8.07%	8.25%	8.41%	8.57%	8.71%
Discounted Cash Flow:
Capital Outflows / (Contributions) for Earnings and Excess Capital Above a Tangible Common Equity to Tangible Asset Ratio of 9.0%		661	936	991	1,046	1,101
Terminal Value						86,653
Free Cash Flows	0	661	936	991	1,046	87,754
Stephens considered discount rates from 13.5% to 15.5% for Traditions, derived from application of the capital asset pricing model (“CAPM”) methodology. Stephens also considered the equity risk premium and size-based premium as outlined in the 2024 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 4.5% as of July 22, 2024.
Based on this analysis, Stephens derived a range for the implied equity value of Traditions from $15.56 per share to $20.00 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Traditions. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Discounted Cash Flow Analysis — ACNB
Stephens performed a standalone discounted cash flow analysis to estimate a range for the implied equity value for ACNB based upon the discounted net present value of the projected after-tax free cash flows for ACNB for the projected period. In this analysis, Stephens used (i) financial information and data provided by ACNB, (ii) earnings per share estimates based on Wall Street analyst consensus estimates for the period from July 2024 through December 2025, and (iii) an annual earnings per share growth rate thereafter and other financial forecasts and projections provided by the management team of ACNB and approved by Traditions for use by Stephens in connection with this analysis. See the section entitled “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the projected amount of cash flow for ACNB assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028, and (ii) a standalone terminal value assuming an Earnings Multiple of 12.0x. Stephens discounted the projected cash flows from (i) and (ii) above at ACNB’s estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting a terminal Earnings Multiple for ACNB, Stephens considered the range of Earnings Multiples of ACNB for the last ten years. Exercising its professional judgment, Stephens selected the

10-year average of ACNB’s Earnings Multiples of 12.0x as the terminal Earnings Multiple for ACNB. The following table summarizes the terminal value of ACNB that Stephens calculated by applying the selected terminal Earnings Multiple to ACNB’s estimated net income at December 31, 2028:
2028 ACNB Net Income	$30.4
x Terminal Multiple	12.0x
Terminal Value	$365.0
The following table summarizes the forecasted free cash flows for ACNB that Stephens calculated by adding (i) the net present value of projected dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028, and (ii) the present value of ACNB’s implied standalone terminal value at the end of such period:
	Actuals	To Year End	Projected
($ in thousands)	3/31/2024	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Net Income to Common		$25,046	$28,238	$29,650	$31,132	$32,689
Plus: After tax Interest on Distributed Cash Flows (5.25% cost of cash)		$0	$(1,063)	$(1,393)	$(1,830)	$(2,274)
Adjusted Net Income to Common		$25,046	$27,175	$28,257	$29,303	$30,415
Tangible Assets (TA)	$2,361,342	$2,434,978	$2,537,093	$2,615,737	$2,696,563	$2,779,642
Beginning Tangible Common Equity (TCE)	$0	$226,974	$219,148	$228,338	$235,416	$242,691
Plus: Net Income to Common	$0	$25,046	$27,175	$28,257	$29,303	$30,415
Less: Dividends	$0	$(8,167)	$(11,144)	$(11,655)	$(12,165)	$(12,676)
Less: Additional Dividends (TCE excess over 9.0%)	$0	$(25,628)	$(7,955)	$(10,528)	$(10,720)	$(10,973)
Amortization of Intangibles	$0	$923	$1,115	$1,004	$857	$711
End of Period TCE	$226,974	$219,148	$228,338	$235,416	$242,691	$250,168
TCE / TA	9.61%	9.00%	9.00%	9.00%	9.00%	9.00%
Discounted Cash Flow:
Capital Outflows / (Contributions) for Earnings and Excess Capital Above a Tangible Common Equity to Tangible Asset Ratio of 9.0%		33,795	19,100	22,183	22,886	23,649
Terminal Value						364,978
Free Cash Flows	0	33,795	19,100	22,183	22,886	388,627
Stephens considered discount rates from 9.5% to 11.5% for ACNB, derived from application of the CAPM methodology. Stephens also considered the equity risk premium and size-based premium as outlined in the 2024 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 4.5% as of July 22, 2024. Based on this analysis, Stephens derived a range for the implied equity value of ACNB from $34.33 per share to $41.56 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of ACNB. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Discounted Cash Flow Analysis — Implied Exchange Ratio
Stephens reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of ACNB and Traditions and calculated a range of implied exchange ratios by dividing (i) the maximum implied per share value of Traditions common stock indicated by the discounted cash flow analysis by the minimum implied per share value of ACNB common stock indicated by the discounted cash flow analysis to calculate the maximum implied exchange ratio, and (ii) the median implied per share value of Traditions common stock indicated by the discounted cash flow analysis by the median implied per share value of ACNB common stock indicated by the discounted cash flow analysis to calculate the median implied exchange ratio, and (iii) the minimum implied per share value of Traditions common stock indicated by the discounted cash flow analysis by the maximum implied per share value of ACNB common stock (indicated by the discounted cash flow analysis to calculate the minimum implied exchange ratio. The range of implied exchange ratios resulting from this analysis is summarized in the table below:
	Implied Per Share Value						Implied Exchange Ratio
	ACNB			Traditions
	Low	Middle	High	Low	Middle	High	Low	Middle	High
Net Present Value per Share	$41.56	$37.81	$34.33	$15.56	$17.70	$20.00	0.3745x	0.4682x	0.5827x
Exchange Ratio in Transaction								0.7300x
Relative Implied Valuation Analysis
Stephens compared the range of implied equity values of Traditions and ACNB on a price to tangible book value basis and on a price to earnings basis as set forth in the sections entitled “Relevant Public Companies Analysis — ACNB,” and “Relevant Major Exchange-Traded Public Companies Analysis — Traditions.” Based upon these ranges of implied equity values, Stephens calculated a range of implied exchange ratios of a share of ACNB common stock to a share of Traditions common stock (i) by dividing the equity value of Traditions implied by the 25th percentile of (a) the current price to tangible book value multiple, (b) the current price to LTM core Earnings Multiple and (c) the price to estimated 2025 Earnings Multiple, in each case, as set forth in the section entitled “Relevant Major Exchange-Traded Public Companies Analysis — Traditions” by the equity value of ACNB implied by the 75th percentile of (x) the current price to Tangible Book Value multiple, (y) the current price to LTM core Earnings Multiple and (z) the price to estimated 2025 Earnings Multiple, respectively, in each case, as set forth in the section entitled “Relevant Public Companies Analysis — ACNB” to calculate the low-end of the implied exchange ratio and (ii) by dividing the equity value of Traditions implied by the 75th percentile of (a) the current price to tangible book value multiple, (b) the current price to LTM core Earnings Multiple and (c) the price to estimated 2025 Earnings Multiple, in each case, as set forth in the section entitled “Relevant Major Exchange-Traded Public Companies Analysis — Traditions” by the equity value of ACNB implied by the 25th percentile of (x) the current price to tangible book value multiple, (y) the current price to LTM core Earnings Multiple and (z) the price to estimated 2025 Earnings Multiple, respectively, in each case, as set forth in the section entitled “Relevant Public Companies Analysis — ACNB” to calculate the high-end of the implied exchange ratio.
Stephens also compared the range of implied equity values of Traditions and ACNB on a discounted cash flow basis as set forth in the sections entitled “Discounted Cash Flow Analysis — ACNB,” and “Discounted Cash Flow Analysis — Traditions.” Based upon these ranges of implied equity values, Stephens calculated a range of implied exchange ratios of a share of ACNB common stock to a share of Traditions common stock (i) by dividing the low-end of the range of equity values of Traditions implied by the discounted cash flow analysis as set forth in the section entitled “Discounted Cash Flow Analysis — Traditions” by the high-end of the range of equity values of ACNB implied by the discounted cash flow analysis as set forth in the section entitled “Discounted Cash Flow Analysis — ACNB” to calculate the low-end of the implied exchange ratio and (ii) by dividing the high-end of the range of equity values of Traditions implied by the discounted cash flow analysis as set forth in the section entitled “Discounted Cash Flow Analysis — Traditions” by the low-end of the range of equity values of ACNB implied by the discounted cash flow analysis as set forth in the section entitled “Discounted Cash Flow Analysis — ACNB” to calculate the high-end of the implied exchange ratio. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the exchange ratio in the proposed merger:

Comparison of Public Trading Multiples and DCF Analysis	Range of Implied Exchange Ratios
Current P/TBV	0.3793x – 0.7270x
Current LTM Core P/E	0.3490x – 0.6916x
P/Estimated 2025 Earnings	0.5594x – 1.0023x
Discounted Cash Flow Analysis	0.3745x – 0.5827x
Miscellaneous
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Traditions. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Traditions and Stephens entered into an engagement letter dated as of May 23, 2024. Stephens is serving as financial adviser to Traditions in connection with the proposed merger and is entitled to receive from Traditions reimbursement of its expenses and a fee in the amount of 1.30% of the aggregate transaction consideration received by or on behalf of Traditions or its common shareholders at the closing of the proposed merger for Stephens’ services as financial advisor to Traditions, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $250,000 from Traditions upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. Traditions has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its fairness opinion.
Stephens has not received other fees for providing investment banking services to ACNB or Traditions within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.
In the ordinary course of its business, Stephens and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.
Terms of the Merger:
Effect of the Merger
Upon completion of the merger, Traditions will merge with and into a wholly-owned subsidiary of ACNB. ACNB and Traditions will use their commercially reasonable best efforts to cause Traditions Bank to merge with and into ACNB Bank. The articles of incorporation and the bylaws of ACNB will continue to govern ACNB.
Merger Consideration
Traditions Common Stock
Shareholders of Traditions will receive 0.7300 of a fully paid and non-assessable share of ACNB common stock for each share of Traditions common stock they own immediately prior to the effective time of the merger. This measure is referred to on occasion in this joint proxy statement/prospectus as the exchange ratio. See “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Exchange Procedures.”
The exchange ratio will be appropriately adjusted if there is a stock dividend, stock combination, stock split, reverse stock split, or common stock reclassification event regarding ACNB common stock before completion of the merger. By way of illustration, if ACNB declares and pays a stock dividend of 5% on or prior to the effective time of the merger, the exchange ratio will be adjusted upward by 5%. Under this hypothetical, Traditions shareholders entitled to receive ACNB common stock pursuant to the reorganization agreement would receive 0.7665 shares of ACNB common stock, adjusted up from 0.7300 of a share, for each share of Traditions common stock they owned immediately prior to the effective time of the merger.
ACNB will not issue fractional shares of its common stock in connection with the merger. Each holder of Traditions common stock who otherwise would have been entitled to a fraction of a share of ACNB common stock will receive cash in lieu of the fractional share of ACNB common stock (without interest) in an amount calculated pursuant to the reorganization agreement. The reorganization agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of Traditions common stock owned by the holder at the effective time of the merger) by the ACNB determination date market share price. The “ACNB determination date market share price” is the arithmetic average of the closing per share prices of ACNB common stock as quoted on Nasdaq for the twenty (20) trading days for which closing prices are available preceding the seventh calendar day immediately preceding the closing date of the merger. For purposes of determining any fractional share interest, all shares of Traditions common stock owned by a Traditions shareholder shall be combined so as to calculate the maximum number of whole shares of ACNB common stock issuable to such Traditions shareholders.
Traditions Restricted Stock Unit Awards
Each Traditions restricted stock unit issued under the Traditions 2016 stock incentive plan that vested in full as of July 23, 2024 shall be cancelled and converted automatically into the right to receive the merger consideration.
Traditions Stock Options
At the effective time of the merger, each unexercised Traditions option to purchase shares of Traditions common stock issued under the Traditions stock option plans that is outstanding at the effective time, shall be redeemed for cash in an amount equal to the number of shares of Traditions common stock covered by such Traditions option multiplied by the excess, if any, of the product of the ACNB determination date market share price multiplied by the exchange ratio over the exercise price per share of such Traditions option. Holders of Traditions options may exercise their Traditions options prior to the effective time of the merger in accordance with the terms of the option and the applicable Traditions stock option plan. As soon as reasonably practicable after the effective time and subject to the prior receipt of any agreement that may be required, ACNB shall, or ACNB shall cause the exchange agent to, deliver the Traditions option cash consideration to the holders of Traditions options that remain unexercised as of the effective time.
ACNB Common Stock
Each share of ACNB common stock outstanding immediately prior to completion of the merger will remain outstanding after the merger.
Exchange Procedures
ACNB shall appoint as its exchange agent, Continental Stock Transfer & Trust Company, for the payment of the merger consideration or another agent experienced in providing such services that is also independent of and unaffiliated with ACNB and Traditions (the “exchange agent”).
As soon as reasonably practicable after the effective time (and in any case no later than five (5) business days thereafter), ACNB shall cause the exchange agent to mail to each record holder of a certificate representing shares of Traditions common stock (a “Traditions certificate”) a letter of transmittal which shall specify that delivery of the Traditions certificates shall be effected, and risk of loss and title to the Traditions certificates shall pass, only upon delivery of the Traditions certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such Traditions certificates in exchange for the merger consideration. Upon surrender of a Traditions certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such Traditions certificate shall be entitled to receive in exchange therefor (a) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of ACNB common stock that such holder has the right to receive and/or (b) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive for cash in lieu of fractional shares. No interest will be paid or will accrue on any cash payment.
Certificates or book entries representing shares of ACNB common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an ACNB shareholder from the effective date. Until the certificates representing Traditions common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the ACNB common stock into which such shares have been converted. When the Traditions certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. ACNB has the right to withhold dividends or any other distributions on its shares until the Traditions stock certificates are surrendered for exchange. Any merger consideration that is not distributed within twelve months following the effective time shall be returned by the exchange agent to ACNB, and thereafter persons entitled to any merger consideration shall look to ACNB.
Until surrendered, each Traditions stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will ACNB, Traditions, or the exchange agent be liable to any former Traditions shareholder for any amount paid to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.
Because the United States federal income tax consequences of receiving ACNB common stock vary from shareholder to shareholder, Traditions shareholders are urged to read carefully the information included under the caption “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Material U.S. Federal Income Tax Consequences of the Merger” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.
Effective Time
Subject to the provisions of the reorganization agreement, the statement of merger shall be duly prepared, executed and delivered for filing with the Pennsylvania Department of State on the closing date of the merger. The merger shall become effective at such time, on such date, as the statement of merger is filed with the Pennsylvania Department of State or at such date and time as may be specified in the statement of merger. See “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Conditions to the Merger” and “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Regulatory Approvals.”
Representations and Warranties
The reorganization agreement contains customary representations and warranties relating to, among other things, the following:
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Organization, valid existence and good standing of ACNB and Traditions and their respective subsidiaries;

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Capital structures of ACNB, ACNB Bank, Traditions and Traditions Bank;

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Due authorization, execution, delivery, performance, and enforceability of the reorganization agreement;

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Receipt of consents or approvals of governmental entities or third parties necessary to complete the merger;

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The delivery and preparation of regulatory reports consistent with regulatory accounting principles and financial statements consistent with GAAP by ACNB and Traditions;

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ACNB and Traditions having no liabilities other than those disclosed in the regulatory reports or financial statements;

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Filing of tax returns, payment of taxes, no action, audit, dispute or claim relating to taxes, and other tax matters;

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Absence of a material adverse effect (as defined in the reorganization agreement) since December 31, 2021, for Traditions and since December 31, 2023, for ACNB;

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Material contracts;

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Quality of title to assets and properties, and validity of leases;

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Maintenance of adequate insurance;

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Absence of undisclosed material pending or threatened litigation involving ACNB, Traditions, or their respective subsidiaries;

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Compliance with applicable laws and regulations;

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Employee and director benefit plans;

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Labor matters;

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Brokers, finders and financial advisors;

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Environmental matters;

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Allowance for loan and/or credit losses;

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Absence of certain related party transactions;

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Validity and binding nature of loans reflected as assets in the financial statements of ACNB and Traditions;

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Deposits of ACNB Bank and Traditions Bank;

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Quality of information regarding ACNB and Traditions for the registration statement and regulatory applications;

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ACNB Bank and Traditions Bank as “well capitalized;”

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ACNB having sufficient merger consideration;

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Quality of investment securities;

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Absence of undisclosed equity plans and agreements;

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Receipt of a fairness opinion from ACNB’s and Traditions’ financial advisors;

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ACNB’s securities documents;

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Intellectual property of ACNB, Traditions, and their respective subsidiaries;

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Anti-takeover laws and required vote;

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ACNB’s acquisition subsidiary;

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Proper administration and maintenance of trust accounts by Traditions Bank;

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Compliance with Bank Secrecy Act, Foreign Corrupt Practices Act and USA PATRIOT Act; and

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Quality of representations.

Conduct of Business Pending Merger
In the reorganization agreement, Traditions agreed to use its commercially reasonable efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business. In addition, Traditions agreed to conduct its business and to engage in transactions only in the ordinary course of business consistent with past practice and policies, except as otherwise required by the reorganization agreement or the written consent of ACNB.
Traditions also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as disclosed, contemplated by the reorganization agreement or as consented to by ACNB:
•
Amend or change any provision of its articles of incorporation or bylaws;

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Sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares except that Traditions may issue shares of Traditions common stock in connection with the vesting of any outstanding Traditions restricted stock unit or the exercise of outstanding stock options awarded to the directors and employees of Traditions and its subsidiaries;

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Issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

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Declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock, provided however, Traditions may continue to pay regular quarterly cash dividends not to exceed $0.08 per share of common stock provided that the payout ratio for said dividend does not exceed the payout ratio of Traditions’ dividend policy in effect as of May 10, 2024 and if the payout ratio is exceeded only in the amount not in excess thereof but in no event greater than $0.08 per share;

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Except with respect to certain retention payments, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other person associated with Traditions or any Traditions Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Traditions benefit plan;

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Increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that Traditions may pay (A) stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, (B) salary or wage increases for noncontract employees not to exceed 1.0% in the aggregate, and (C) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $140,000 in the aggregate; provided however, that Traditions shall be permitted to pay formulaic incentive bonus payments under formulaic incentive bonus plans as in effect as of July 23, 2024 per their terms; provided however, that Traditions or any Traditions Subsidiary shall not employ or offer employment to any individuals who are not “at will” employees or where total annual compensation exceeds $75,000, except to replace any current employee whose position becomes vacant for any reason;

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Merge or consolidate any subsidiary with any other corporation;

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Sell or lease all or any substantial portion of the assets or business;

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Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement;

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Enter into a purchase and assumption transaction with respect to deposits and liabilities;

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Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

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Sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000 in the aggregate;

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Sell, transfer or otherwise dispose of all or any portion of interest in any loan other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such loan or interest in a loan for purchase to ACNB on the same terms it would offer such loan or interest in a loan to a third party;

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Take any action which would result in any of its representations and warranties set forth in the reorganization agreement becoming untrue, or in any of the conditions to closing not being satisfied, except in each case as may be required by applicable law;

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Change any method, practice or principle of accounting or tax accounting, except as may be required from time to time by GAAP or any governmental entity;

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Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party;

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Implement any new pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement, or, materially amend any existing plan or arrangement, except in accordance with the reorganization agreement or applicable law;

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Materially amend or otherwise modify the underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable bank regulator and Traditions lending policy, except as otherwise required by the applicable bank regulator or pursuant to a regulatory agreement;

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Enter into, renew, extend or modify any other transaction with any affiliate other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Traditions Bank than the terms offered to similarly situated non-affiliates, or (ii) loans or other extension of credit made in compliance with Federal Reserve Board Regulation O;

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Change deposit or loan rates other than in the ordinary course of business consistent with past practice;

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Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except in the ordinary course of business consistent with past practice;

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Take any action that would give rise to a right of a continuing payment to any individual under any agreement, except with respect to contracts existing as of July 23, 2024;

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Make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;

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Enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the effective time or March 31, 2025;

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Enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (A) which is in excess of $1,000,000 or (B) which is not in accordance with applicable law, regulations, and Traditions Bank’s lending policies as in effect on July 23, 2024 and in the ordinary course of business consistent with past practice;

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Take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, other than Traditions except for (A) borrowings having a maturity of not more than one year under existing credit facilities,

(B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of Traditions or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;
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Make any capital contributions to, or investments in, any person other than its wholly owned subsidiaries;

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Incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

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Pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by Traditions (taking into account applicable insurance) not in excess of $75,000 individually or $200,000 in the aggregate;

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Issue any broadly distributed communication regarding the merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

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Take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any bank regulator or other governmental entity required for the transactions the reorganization agreement contemplates;

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Purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of Traditions as in effect as of July 23, 2024 consistent with past practice;

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Convert the data processing and related information and/or accounting systems of Traditions before the earlier of (i) the consummation of the merger or (ii) the termination of the reorganization agreement in accordance with its terms; or

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Agree to do any of the foregoing.

Traditions also agreed:
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To provide ACNB with reasonable access to its properties, assets, books and records, and personnel subject to certain confidentiality provisions and limitations;

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To promptly inform ACNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Traditions under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant;

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To permit a representative of ACNB to attend any meeting of Traditions’ or Traditions Bank’s respective loan review or other loan committee as an observer, subject to certain restrictions;

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That Traditions’ board of directors will recommend that its shareholders approve and adopt the reorganization agreement and the transactions contemplated thereby and not withdraw, modify or change in any manner adverse to ACNB such favorable recommendation. However, Traditions’ board of directors may withdraw, modify or qualify such recommendation if it determines, in good faith after consultation with its legal and financial advisers, that the failure to do so may constitute a breach of its fiduciary duties;

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Use its best efforts to cause each person who may be deemed to be an affiliate of ACNB, to execute and deliver to ACNB an affiliate’s letter;

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To perform and cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the effective time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB; and
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Immediately prior to closing, establish and take such accruals and expenses as ACNB reasonably shall request. Prior to the effective time, at the request of ACNB, Traditions shall (a) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under Traditions or Traditions Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (b) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against Traditions or Traditions Bank.

ACNB also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as contemplated by the reorganization agreement or as consented to by Traditions:
•
Take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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Take any action that is intended or may reasonably be expected to result in any of the conditions to closing not being satisfied;

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Take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity required for the consummation of the transactions contemplated by the reorganization agreement;

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Take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the reorganization agreement being or becoming untrue in any material respect;

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Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates;

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Amend the articles of incorporation or bylaws of ACNB in a manner that would materially and adversely affect the holders of Traditions common stock, or adversely affect the holders of Traditions common stock relative to other holders of ACNB common stock; or

•
Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

ACNB also agreed that:
•
ACNB’s board of directors will recommend that the shareholders approve the issuance of ACNB common stock to be issued in connection with the proposed merger with Traditions, and will not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation;

•
As of the effective time, ACNB Bank shall establish regional advisory boards for the Lancaster County market and York County market, respectively, in which Traditions Bank operates. All members of the board of directors of Traditions in office as of the effective time, other than the Traditions nominees, will be offered the opportunity to serve on the advisory boards subject to such compensation, authority, and policies established by ACNB Bank from time to time; and

•
It shall take all commercially reasonable actions necessary for the shares of ACNB common stock to be issued to the holders of Traditions common stock upon consummation of the merger to have been authorized for listing on Nasdaq, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on Nasdaq. ACNB shall take all steps necessary for the shareholders of ACNB to vote on the approval of the issuance of ACNB’s shares of common stock under the Nasdaq Listing Agreement and Listing Rules.
ACNB and Traditions also agree to:
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Prepare and provide accurate information for this joint proxy statement/prospectus and various regulatory filings, including the registration statement filed with the Securities and Exchange Commission by ACNB covering the securities to be issued in the merger;

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Cooperate with each other and use their reasonable best efforts to promptly obtain and comply with all governmental approvals required for the merger, provided that such efforts do not require it to take any action that would reasonably be expected to have a material adverse effect, as defined in the reorganization agreement;

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Use their reasonable best efforts to take all action necessary or desirable to permit completion of the merger as soon as practicable;

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Not to take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the merger;

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Advise the other of any change or event having a material adverse effect on it (as defined in the reorganization agreement) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth in the reorganization agreement;

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Cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their financial condition, operations and business and matters relating to the completion of the transactions contemplated by the reorganization agreement;

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Within 90 days of the date of the reorganization agreement, permit ACNB, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by Traditions;

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Take all action necessary to properly call, convene and hold special meetings of their respective shareholders to consider and vote upon, in the case of Traditions, a proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby and, in the case of ACNB, a proposal to issue shares of ACNB common stock in connection with the proposed merger with Traditions;

•
Cooperate in the preparation and distribution of any press release related to the reorganization agreement and the transactions contemplated thereby, and any other public disclosures. However, nothing shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

•
Maintain, and cause its subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

•
Maintain, and cause its subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with the reorganization agreement;

•
Timely file all federal, state, and local tax returns required to be filed by it or its respective subsidiaries and timely pay all taxes due, and Traditions shall terminate all tax sharing agreements or arrangements among it and its subsidiaries as of the effective time of the merger;

•
In the event of the imposition of any materially burdensome regulatory condition in connection with the regulatory approvals, ACNB shall use its commercially reasonable best efforts to obtain the removal of any such condition and Traditions shall use its commercially reasonable best efforts to assist ACNB in this regard;

•
Traditions may adopt, in consultation with and approval of ACNB, a retention plan in an amount not to exceed $350,000. Traditions and ACNB shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus; and

•
Provided ACNB notifies Traditions within a reasonable time after July 23, 2024, Traditions shall permit ACNB (or third parties engaged by or on behalf of ACNB), at its own expense, to cause a systems review and audit to be performed on the information technology assets of Traditions or Traditions subsidiaries. Traditions shall take commercially reasonable steps to assist ACNB in conducting any such systems review and audit.

Indemnification and Insurance
Subject to certain limitations and unless restricted by law, statute, or regulatory order or pronouncement, ACNB has agreed for six years after the merger’s effective time to indemnify each person entitled to indemnification formerly from and of Traditions and/or Traditions Bank against all indemnifiable liability arising out of actions or omissions occurring at or prior to the effective time.
ACNB has also agreed to make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Traditions directors’ and officers’ liability insurance policy in effect as of July 23, 2024 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Traditions insurance policies for a period of six (6) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as of July 23, 2024 (the “maximum amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.
No Solicitations of Other Transactions
So long as the reorganization agreement remains in effect, Traditions shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders, to directly or indirectly:
1.
solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal;

2.
recommend or endorse an acquisition proposal;

3.
participate in any discussions or negotiations regarding an acquisition proposal;

4.
provide any third party (other than ACNB) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

5.
enter into an agreement with any other party with respect to an acquisition proposal.

Traditions will notify ACNB if any inquiries or proposals relating to an acquisition proposal are received or any such negotiations or discussions are sought to be initiated or continued.
Notwithstanding the foregoing, the board of directors of Traditions may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an acquisition proposal, in each case, if the Traditions board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.
Under the terms of the reorganization agreement, an “acquisition proposal” means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any person or group of persons, except ACNB and its subsidiaries, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any:
1.
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Traditions or any of its subsidiaries, where the assets, revenue or income of such subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Traditions;

2.
sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Traditions subsidiary and the capital stock of any entity surviving any merger or business combination involving any Traditions subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of Traditions or any of its subsidiaries taken as a whole, either in a single transaction or series of transactions; or

3.
direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person or group of persons acting in concert beneficially owning 20% or more (excluding any person or group of persons beneficially owning 20% on the date of the reorganization agreement, but only in connection with shares beneficially owned as of such date and not shares that may be acquired after such date, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Traditions or any of its subsidiaries where the subsidiary represents more than 20% of the consolidated assets or revenue of Traditions.

Dividends and Authorization to Pay Dividends
Prior to the effective time of the merger, Traditions and ACNB will coordinate the declaration, payment and record dates of any regular quarterly dividends so that holders of Traditions common stock do not receive two dividends, or fail to receive one dividend, for any quarter.
Bank Branches Following Merger
For at least two (2) years after the effective time of the merger, ACNB will operate the former Traditions Bank branches as “Traditions Bank, a division of ACNB Bank” unless the board of directors of ACNB shall determine otherwise upon approval of at least 66% of the board of directors of ACNB.
Conditions to Merger
ACNB’s and Traditions’ obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the closing date of the merger, including the following:
•
Traditions’ shareholders must approve and adopt the reorganization agreement;

•
The representations and warranties of each party to the reorganization agreement must be true and correct in all material respects as of July 23, 2024, and as of the closing date of the merger;

•
All obligations required to be performed by each party under the reorganization agreement have been performed in all material respects at or prior to the closing date of the merger;

•
All requisite approvals and consents must be obtained and any related regulatory waiting periods must have expired and no such approval or consent shall have imposed any materially burdensome regulatory condition;

•
There must be no order, decree, or injunction in effect preventing the completion of the transactions contemplated by the reorganization agreement, and no statute, rule, regulation, order, injunction or decree which prohibits or makes illegal the completion the merger;

•
Opinions from ACNB’s and Traditions’ respective special legal counsels that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code have been received. See “Proposal: 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Material U.S. Federal Income Tax Consequences of the Merger;”

•
The registration statement must be effective and any required approvals of state securities agencies must have been obtained and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•
The shares of ACNB common stock to be issued in the merger shall have been approved for listing on Nasdaq and shall have received the requisite approval for issuance by the shareholders of ACNB;

•
All requisite corporate actions and actions by the Traditions nominees shall have been taken by ACNB such that the Traditions nominees can commence as directors of ACNB immediately after the effective time of the merger;

•
All consents and authorizations of landlords and other third parties that are necessary to permit the merger to be consummated without the violation of any lease or other material agreement must have been received;

•
No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any bank regulator upon Traditions, Traditions Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied;

•
ACNB shall have received an affiliate letter from each Traditions nominee, which letter shall be in customary form and have such other provisions as ACNB may reasonably require;

•
ACNB shall have received executed agreements from certain executives as delineated by the reorganization agreement;

•
The holders of no more than 5% of Traditions’ issued and outstanding shares seek to perfect their dissenters’ rights; and

•
No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB and Traditions or either’s subsidiaries, which has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect must have occurred.

Under the terms of the reorganization agreement, a “material adverse effect” means with respect to a party to the reorganization agreement, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that:
1.
has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of such party on a consolidated basis, or

2.
would materially impair the ability of such party or its subsidiary to perform its respective obligations under the reorganization agreement or otherwise materially threaten or materially impede the consummation of the merger and other transactions contemplated hereby by the reorganization agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to:

a.
changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect Traditions or ACNB when compared to other banking institutions;

b.
any change in GAAP or applicable law, regulation or the interpretation thereof by courts or governmental entities that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry;

c.
any action or omission of a party (or any of its subsidiaries) taken pursuant to the terms of the reorganization agreement or taken or omitted to be taken with the express written permission of the other party;

d.
any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of the reorganization agreement;

e.
reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Traditions or ACNB in connection with the negotiation, execution and delivery of the reorganization agreement and the consummation of the transactions contemplated hereby; and

f.
changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any bank regulator, including, but not limited to, a consent order or cease and desist order.

Except for the requirements of ACNB shareholder and Traditions shareholder approval, regulatory approvals, and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement, ACNB and Traditions each may waive each of the conditions described above in the manner and to the extent described in “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Terms of the Merger — Amendment; Waiver.”
Amendment; Waiver
Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the reorganization agreement, ACNB and Traditions may:
1.
amend the reorganization agreement;

2.
extend the time for the performance of any of the obligations or other acts of either ACNB or Traditions;

3.
waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant to the reorganization agreement; or

4.
waive compliance with any of the agreements or conditions contained in the provisions of the reorganization agreement relating to the covenants of ACNB and Traditions.

However, any amendment, extension or waiver granted or executed after shareholders of Traditions have approved the reorganization agreement shall not modify either the amount or the form of the merger consideration to be provided hereby to holders of Traditions common stock upon consummation of the merger or otherwise materially adversely affect the shareholders of Traditions or ACNB without the approval of the shareholders who would be so affected.
Termination
The reorganization agreement may be terminated on or at any time prior to the closing date of the merger:
1.
by the mutual written consent of the parties to the reorganization agreement;

2.
by ACNB or Traditions:

a.
if the merger has not occurred on or before June 30, 2025, unless the failure of the merger to occur is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement; or

b.
if any governmental agency issues a final unappealable administrative order which would not permit satisfaction of the conditions to the merger under the reorganization agreement, unless it is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement;

3.
by Traditions if ACNB has, or by ACNB if Traditions has, breached (i) any covenant or undertaking contained in the reorganization agreement or (ii) any representation or warranty contained in the reorganization agreement, which would have a material adverse effect (as defined in the reorganization agreement) on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the written notice of the breach is given to the breaching party or the effective time of the merger unless the breach no longer causes a material adverse effect;
4.
by either party if Traditions’ shareholders did not approve and adopt the reorganization agreement at the Traditions special meeting unless prior to such shareholder vote, the board of directors of Traditions withdrew, modified or changed in a manner adverse to ACNB its approval or recommendation of the reorganization agreement, in which event only ACNB would be able to terminate under this provision;

5.
by either party if the ACNB shareholders did not approve the issuance of shares in connection with the proposed merger with Traditions at the ACNB special meeting unless prior to the shareholder vote, the board of directors of ACNB, withdrew, modified or changed in a manner adverse to Traditions its approval or recommendation of the proposal to approve the issuance of shares of ACNB common stock, in which event only Traditions would be able to terminate under this provision;

6.
by either party, subject to certain conditions, if Traditions’ board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors including, without limitation all legal, financial, regulatory and other aspects of an unsolicited acquisition proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the acquisition proposal and terminate the reorganization agreement would result in a breach of the fiduciary duties of Traditions’ board of directors under applicable law. However, the reorganization agreement may only be terminated by Traditions after giving notice to ACNB and negotiating with ACNB in good faith to make adjustments to the reorganization agreement so that the Traditions board of directors no longer believes that it has to terminate the reorganization agreement in order to comply with its fiduciary duties; or

7.
by Traditions, if at any time during the five (5) business day period commencing with the determination date (the seventh calendar day immediately preceding the closing date), if both of the following conditions are satisfied:

a.
the number obtained by dividing the average closing per share price of ACNB’s common stock for the 20 trading days immediately preceding the determination date (the seventh calendar day immediately preceding the closing date) by $36.20 (the “ACNB ratio”) is less than $28.96 (which is 80% of $36.20); and

b.
the ACNB ratio is less than the number obtained by dividing (A) the average closing prices of the KBW Nasdaq Bank Index for the 20 trading days immediately preceding the determination date, by (B) $106.91, the average closing prices of the KBW Nasdaq Bank Index for the 20 trading days immediately preceding July 24, 2024 (the “index ratio”), and subtracting (C) 0.20 from the result.

However, if Traditions chooses to exercise this termination right, ACNB has the option, within five business days of receipt of notice from Traditions, to adjust the merger consideration and prevent termination under this provision.
If the merger is terminated pursuant the reorganization agreement, the reorganization agreement will be void except for provisions relating to the confidentiality of information furnished to either ACNB or Traditions during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of ACNB or Traditions to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the reorganization agreement or any fraudulent breach of a representation or warranty.
Expenses
Except as described below, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the reorganization agreement, including fees and expenses of its own financial consultants, accountants and counsel.

If the reorganization agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement of ACNB or Traditions, which breach would have a material adverse effect on the breaching party, and where such breach has not been substantially cured within 30 days of notice, and on such date the breach continues to constitute a material adverse effect, the non-terminating party will be liable to the other party for actual out-of-pocket costs and expenses, including the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the other party up to a maximum amount of $1,000,000. The payment of expenses will be the exclusive remedy and upon delivery of such payment, the non-terminating party will have no further obligations to the terminating party pursuant to the reorganization agreement.
Termination Fee
If Traditions fails to complete the merger after the occurrence of one of the following events, and ACNB is not in material breach of the reorganization agreement, Traditions will pay ACNB a fee of $3.0 million:
1.
Traditions concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the reorganization agreement) and terminate the reorganization agreement in order to comply with its fiduciary responsibilities;

2.
another person, other than ACNB, enters into an agreement, letter of intent, or memorandum of understanding with Traditions which relates to an acquisition proposal;

3.
Traditions authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal with another person;

4.
Traditions’ shareholders fail to approve and adopt the reorganization agreement, or the special meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

a.
Traditions’ board of directors recommends that the Traditions shareholders approve or accept an acquisition proposal with any other person other than ACNB; or

b.
Traditions’ board of directors fails to call, give notice of, convene and hold a special meeting of shareholders to vote on the merger and reorganization agreement; and

in the case of both a and b above, prior to the shareholder vote or cancellation, any person, publicly announces its intention to make an acquisition proposal of that party and has not publicly withdrawn the announcement at least twenty (20) days prior to the Traditions meeting of shareholders.
Regulatory Approvals
Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of ACNB and Traditions. As of the date of this joint proxy statement/prospectus, appropriate applications for approval or consent have been filed with the appropriate regulatory authorities. ACNB and Traditions have agreed to use their reasonable best efforts to obtain all regulatory approvals or consents required to complete the transaction. Approvals or consents must be obtained from the Federal Reserve Board; the FDIC, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; and the Pennsylvania Department of Banking and Securities, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals or consents.
Management after the Merger
Following completion of the merger, the then-current directors and executive officers of ACNB will continue in office. In connection with the closing of the merger, the reorganization agreement provides that ACNB and ACNB Bank will appoint three (3) members of Traditions’ board of directors to the ACNB and ACNB Bank boards of directors as of the effective time of the merger. ACNB and ACNB Bank have agreed to appoint Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli to serve as directors of ACNB and ACNB Bank. Mr. Draganosky will be appointed as a Vice Chair and a Class 1 director for ACNB whose term will expire at the 2025 annual meeting of shareholders. Ms. Carson will be appointed as a Class 2 director for ACNB whose term will expire at the 2027 annual meeting of shareholders. Mr. Polli will be appointed as a Class 3 director for ACNB whose term will expire at the 2026 annual meeting of shareholders. Under the terms of the reorganization agreement, if any of the proposed nominees becomes ineligible or not available to serve on the boards of directors of ACNB and ACNB Bank, then Traditions and ACNB shall mutually agree upon another Traditions director who meets the requirements of ACNB’s articles of incorporation, bylaws, regulatory requirements, and listing standards.
For more information, see “Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger — Interests of Directors and Executive Officers in the Merger.”
Employment; Severance
ACNB will use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Subject to execution of a customary form of release, ACNB agrees to provide severance pay to any active employee of Traditions and Traditions Bank whose employment is terminated within twelve (12) months after the effective time as a result of the merger.
The severance payment will be made if (1) the employee’s position is eliminated or (2) such employee is not offered or retained in comparable employment. ACNB will not pay severance pay to any employee (1) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (2) whose employment is terminated for cause, or (3) who voluntarily leaves employment with Traditions or Traditions Bank or ACNB Bank. A Traditions or Traditions Bank employee who is offered a position with ACNB Bank which would require such employee to relocate more than forty (40) miles from his or her regular place of employment as the effective time of the merger, who does not accept such offer of employment, shall be deemed to have been terminated and be eligible to receive severance pay. For those employees not subject to individual change in control or employment agreements shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated employees will have the right to continue coverage under COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that the COBRA coverage period shall run concurrently with the period that ACNB or its subsidiaries pay the employer’s share of health coverage.
Employee Benefits
ACNB and its subsidiaries agree to honor all vested or accrued benefit obligations to, and contractual rights of Traditions’ current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by the reorganization agreement (either alone or in combination with any other event). Traditions or Traditions Bank shall amend, freeze, merge or terminate any Traditions benefit plan effective before the effective time of the merger at the request of ACNB, provided any such action shall be in compliance with applicable laws.
ACNB or its subsidiaries shall:
1.
provide Traditions’ and Traditions Bank’s employees who become employees of ACNB or its subsidiaries credit for all years of service with Traditions or any of its subsidiaries and predecessors for the purpose of eligibility to participate and vesting; and

2.
cause to be credited any deductibles incurred by Traditions Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the effective time with the objective that there be no double counting during the year in which the effective time occurs of such deductible.

Interests of Directors and Executive Officers in the Merger
When considering the recommendation of the ACNB board of directors in connection with the issuance of shares proposal and Traditions board of directors in connection with the reorganization agreement proposal, you should be aware that some of ACNB’s and Traditions’ executive officers and directors have interests that are in addition to, or different from, the interests of ACNB’s shareholders and Traditions’ shareholders generally, which are described below. The ACNB and Traditions boards of directors were aware of these factors and considered them, among other matters in approving the reorganization agreement and the transactions contemplated by the reorganization agreement. Except as described below, to the knowledge of ACNB and Traditions, the officers and directors of ACNB and Traditions do not have any material interest in the merger apart from their interests as shareholders of ACNB and shareholders of Traditions. As described in more detail below, these interests include (1) the share ownership of the directors and executive officers of ACNB and Traditions in ACNB and Traditions, respectively, (2) the treatment of outstanding Traditions restricted stock units and stock options, (3) the right of Messrs. Draganosky, Sposito and Blecher to receive cash payments aggregating approximately $2.7 million when their employments are terminated upon completion of the merger, (4) Mr. Sposito is expected to enter into a new one (1) year employment agreement upon completion of the merger, (5) the right of Messrs. Kochenour, Draganosky and Blecher to payments under their supplemental executive retirement plan agreements, (6) Ms. Carson and Messrs. Draganosky and Polli will become a members of the boards of directors of ACNB and ACNB Bank and receive compensation in connection with their service on such boards, (7) Mr. Kochenour will be appointed as Director Emeritus of ACNB and ACNB Bank and receive compensation for such services, and (8) provisions in the reorganization agreement relating to continued indemnification and insurance coverage by ACNB for acts or omissions occurring prior to the merger.
None of ACNB’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a change in control for the purposes of ACNB’s employment agreements, change in control agreements, equity incentive plans, and the variable compensation plan.
Share Ownership
As of [•], 2024, the record date for the ACNB and Traditions special meetings:
1.
The directors and executive officers of ACNB may be deemed to be the beneficial owners of [•] shares, representing [•]% of the outstanding shares of ACNB common stock.

2.
The directors and executive officers of Traditions may be deemed to be the beneficial owners of [•] shares, representing [•]% of the outstanding shares of Traditions common stock.

3.
ACNB and the directors and executive officers of ACNB may be deemed to be the beneficial owners of [•] shares, representing [•]% of the outstanding shares of Traditions common stock.

4.
Traditions and the directors and executive officers of Traditions may be deemed to be the beneficial owners of [•] shares, representing [•]% of the outstanding shares of ACNB common stock.

Treatment of Restricted Stock Units
Under the terms of the Traditions Bank 2016 Stock Incentive Plan, all outstanding Traditions restricted stock units vested as of July 23, 2024, and therefore, there are no Traditions restricted stock units outstanding.
Treatment of Stock Options
The reorganization agreement provides that at the effective time of the merger, each Traditions option to purchase shares of Traditions common stock issued under the Traditions stock plans that is outstanding and unexercised at the effective time and which would otherwise survive the effective time in the absence of the transactions contemplated by the reorganization agreement, shall be redeemed for cash in an amount equal to the number of shares of Traditions common stock covered by such Traditions option multiplied by the excess, if any, of the product of the ACNB determination date market share price multiplied by the exchange ratio over the exercise price per share of such Traditions option. Holders of Traditions options may exercise their Traditions options prior to the effective time of the merger in accordance with the terms of the option and the applicable Traditions stock option plan. Under the terms of the Traditions stock plans, all outstanding Traditions stock options vested as of July 23, 2024. As of [•], 2024, there were [•] unexercised Traditions stock options outstanding.
The table below provides, with respect to each of Traditions’ directors and executive officers, the value of the vested and unexercised Traditions stock options, which if remaining unexercised at the effective date, will be converted to cash based on the terms of the reorganization agreement, in each case based on ownership information as of September 16, 2024.
Name of Individual	Number of Unexercised Stock Options	Total Cash to be Received(1)
Non-Employee Directors
Elizabeth F. Carson	1,100	$21,658
Roxanna L. Gapstur	1,000	$8,189
Jill E. Gilbert	1,000	$12,389
Robert F. Lambert	1,000	$12,309
R. Eric Menzer	1,100	$13,408
Kevin J. Schreiber	1,100	$13,408
Executive Officers
Thomas J. Sposito II	750	$10,612
Totals:	7,050	$91,973

(1)
To calculate the cash to be received for the unexercised Traditions stock options, we have assumed a value of $40.67 for ACNB’s common stock, which is the average closing market price of a share of ACNB common stock over the 20 days prior to September 16, 2024. The $40.67 was then multiplied by the 0.7300 exchange ratio to arrive at $29.69 (reflecting the estimated per share value of the stock portion of the merger consideration). The difference between the exercise price of the Traditions stock option and $29.69 was then multiplied by the number of shares of Traditions common stock covered by such Traditions option.

Existing Employment and Change in Control Agreements
Traditions and Traditions Bank have entered into employment or change in control agreements with each of Eugene J. Draganosky (Chair of the Board of Directors and Chief Executive Officer of Traditions and Traditions Bank); Thomas J. Sposito II (Director and President of Traditions and Traditions Bank); and John D. Blecher (Chief Financial Officer & Secretary of Traditions and Traditions Bank). These employment and change in control agreements entitle the applicable executive officer to certain cash payments upon a change in control (as defined in the applicable agreement) followed by a qualifying termination event. The merger with ACNB would qualify as a change in control under these agreements and the executive officers are anticipated to experience a qualifying termination event under their respective employment and change of control agreements following the merger thereby triggering the payments contemplated.
Assuming the merger closes on December 1, 2024, lump sum cash payment in the following approximate amounts would be due and payable to each executive officer: Mr. Draganosky — $1,315,032; Mr. Sposito —  $624,298; and Mr. Blecher — $781,953. It is anticipated that each of the executive officers will enter into a separation and non-competition agreement with ACNB prior to or at closing. The form of separation and non-competition agreement, is attached as Exhibit K to Annex A of this document.
Post-Merger Employment Agreement with Thomas J. Sposito II
Concurrently with the execution of the reorganization agreement, ACNB Bank entered into an employment agreement with Thomas J. Sposito II which will become effective as of the closing date of the merger and is contingent upon the closing of the merger. Under the terms of the new employment agreement, Mr. Sposito will serve as President of Traditions Bank, a division of ACNB Bank. The term of the agreement will begin on the closing date of the merger and continue for one year. Mr. Sposito will be paid an annual base salary of $267,000 which may be increased by ACNB Bank. ACNB Bank, in its sole discretion, may pay Mr. Sposito a bonus or bonuses, and Mr. Sposito will be eligible to participate in ACNB Bank’s incentive plans that may be in effect from time to time. Mr. Sposito will be entitled to paid time-off, to participate in employee benefit plans, and reimbursement of business expenses. He will receive a country club allowance of $600 per month and a car allowance of $700 per month. The employment agreement automatically terminates if Mr. Sposito’s employment is terminated for cause (as defined in the employment agreement) and all rights under the employment agreement will terminate with the exception of the arbitration clause. The employment agreement automatically terminates if Mr. Sposito terminates his employment for good reason (as defined in the employment agreement). If the employment agreement terminates for good reason, Mr. Sposito would receive 1.0 times his agreed compensation and benefits for one (1) year. The employment agreement automatically terminates upon Mr. Sposito’s disability (as defined in the employment agreement), and he will receive employee benefits and 60% of his compensation until (a) he returns to work, (b) he reaches age sixty-five (65), (c) he dies, or (d) the employment period under the employment agreement ends. The employment agreement automatically terminates if Mr. Sposito voluntarily terminates the agreement. If Mr. Sposito’s employment is involuntarily terminated without cause and no change of control has occurred, then he will receive the remaining balance of his agreed compensation in a lump sum payment and benefit for the remaining term of the employment agreement. The employment agreement contains restrictive covenants precluding Mr. Sposito from engaging in competitive activities in a certain area and provisions preventing him from disclosing proprietary information about ACNB and ACNB Bank.
Supplemental Executive Retirement Plan Agreements
Traditions Bank is party to supplemental executive retirement plan agreements (each a “SERP”, and collectively, the “SERPs”) with Messrs. Kochenour, Draganosky and Blecher. The SERPs are an unfunded arrangement maintained primarily to provide the officers with supplemental retirement benefits. Under the SERPs and absent an intervening event such as a change in control, the death or disability of the participant, or a termination of the participant’s employment for cause, each participant is entitled to an annual normal retirement benefit equal to the following respective amounts if such participant remains employed at age 65: Draganosky — $40,000; Blecher — $30,000. Mr. Kochenour is currently receiving annual normal retirement payments of $30,000. The normal annual retirement benefit is payable in equal monthly installments, commencing on the first day of the month after reaching the normal retirement age of 65, and continues for 15 years.
If either Mr. Draganosky’s or Mr. Blecher’s employment is terminated without cause following a change in control (such as the proposed merger with ACNB), he would be paid a reduced annual benefit, in equal monthly installments, commencing on the month following separation of service. Such annual benefit will be increased by a pro-rated amount each year until reaching the full annual normal retirement benefit. Assuming the merger closed on December 31, 2024, Mr. Draganosky would receive an initial change of control annual benefit of $35,104 and Mr. Blecher would receive a change of control annual benefit of $28,278. ACNB has agreed to assume the SERPs and shall continue to honor the terms and obligations following the merger.
Board Appointments
In connection with the closing of the merger, the reorganization agreement provides that ACNB and ACNB Bank will appoint three (3) members of Traditions’ board of directors to the ACNB and ACNB Bank boards of directors as of the effective time of the merger. ACNB and ACNB Bank have agreed to appoint Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli to serve as directors of ACNB and ACNB Bank. Mr. Draganosky will be appointed as a Vice Chair and a Class 1 director whose term will expire at the 2025 annual meeting of shareholders. Ms. Carson will be appointed as a Class 2 director for ACNB whose term will expire at the 2027 annual meeting of shareholders. Mr. Polli will be appointed as a Class 3 director for ACNB whose term will expire at the 2026 annual meeting of shareholders. Under the terms of the reorganization agreement, if any of the proposed nominees becomes ineligible or not available to serve on the boards of directors of ACNB and ACNB Bank, then Traditions and ACNB shall mutually agree upon another Traditions director who meets the requirements of ACNB’s articles of incorporation, bylaws, regulatory requirements, and listing standards.
Director Emeritus
As of the effective time, ACNB shall appoint, subject to receipt of an executed letter agreement, Michael E. Kochenour (Retired Chair of the Board of Directors of Traditions and Traditions Bank) as a Director Emeritus of the board of directors of ACNB and ACNB Bank to serve in accordance with and subject to the bylaws of ACNB and ACNB Bank, the corporate governance guidelines of ACNB, SEC rules and regulations, Nasdaq listing standards and governance requirements and applicable law, as they may be in effect from time to time and in accordance with and subject to the terms of the letter agreement.
Regional Advisory Board
ACNB Bank will establish regional advisory boards for the York County and Lancaster County markets. All members of the board of directors of Traditions in office at the effective time, other than the three Traditions nominees, will be offered the opportunity to serve on the advisory boards subject to such compensation, authority and policies established by ACNB Bank from time to time.
Indemnification and Insurance of Directors and Officers
For a period of six (6) years after the effective time of the merger, ACNB shall, to the fullest extent permitted by law or statute, indemnify each person entitled to indemnification from and of Traditions and/or Traditions Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the effective time, under ACNB’s articles of incorporation and bylaws, provided, however, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any bank regulator, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its articles of incorporation and bylaws and (iii) all rights to indemnification and advancement of expenses asserted within such six-year period shall continue until the final disposition of the underlying claim, action, suit, investigation or proceeding.
ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Traditions directors’ and officers’ liability insurance policy in effect as of July 23, 2024 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Traditions directors’ and officers’ liability insurance policies for a period of six (6) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of the reorganization agreement (the “maximum amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.
Voting Agreements
As a condition to entering into the reorganization agreement, each of the directors and certain shareholders and executive officers of Traditions and Traditions Bank entered into an agreement pursuant to which each such director, shareholder or executive officer agreed to vote all of his or her shares of Traditions common stock in favor of the reorganization agreement. The form of voting agreement is attached as Exhibit A to Annex A of this document. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Traditions. The following is a brief summary of the material provisions of the voting agreements:
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The directors, shareholders and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the reorganization agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the reorganization agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and
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The directors, shareholders and executive officers agreed not to sell, transfer, or otherwise dispose of their Traditions common stock, as applicable, subject to certain exceptions.

Accounting Treatment
The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (a) identifying the acquirer, (b) determining the acquisition date, (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquirer; and (d) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, ACNB will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
Material U.S. Federal Income Tax Consequences of the Merger
Subject to the limitations, assumptions, and qualifications as discussed herein, in the opinion of each of Bybel Rutledge and Pillar+Aught, the following summary generally describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Traditions’ common stock. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to federal income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this joint proxy statement/prospectus.
This discussion, and the tax opinions referred to below, are based on the Code, its legislative history, current and proposed Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of the statements and conclusions set forth in this discussion. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
This discussion addresses only those shareholders of Traditions who are U.S. holders and who hold their shares of Traditions common stock as capital assets within the meaning of Section 1221 of the Code and exchange those shares for the merger consideration in the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws including, for example, banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; S corporations, partnerships or other pass-through entities (or investors or owners in S corporations, partnerships or other pass-through entities); mutual funds; retirement plans, individual retirement accounts or other tax deferred accounts; holders of Traditions common stock subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons who hold their respective shares of Traditions common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction” (as such terms are used in the Code) or other risk management transaction; U.S. expatriates or former citizens or residents of the United States;

holders of Traditions common stock whose functional currency is not the U.S. dollar; persons who are not U.S. holders; persons who purchased their shares of Traditions common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to ACNB common stock as a result of such item being taken into account in an applicable financial statement; or persons who acquired their Traditions common stock as compensation or through a tax qualified retirement plan, or who held or acquired their Traditions common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of Traditions common stock who exercise appraisal and/or dissenter’s rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or estate or gift tax laws) other than federal income tax law.
For purposes of this discussion, a Traditions shareholder is a “U.S. holder” if the shareholder beneficially owns Traditions common stock and for U.S. federal income tax purposes is:
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an individual who is a citizen or resident of the United States for federal income tax purposes;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

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a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust for U.S. federal income tax purposes has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Traditions common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Traditions common stock, and any partners in such partnership, should consult their own tax advisors.
It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge, and that Traditions receive the opinion of its special counsel, Pillar+Aught, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and Traditions), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, ACNB and Traditions will undertake to recirculate appropriate soliciting material and resolicit the votes of their respective shareholders if the condition is waived by either party and the change in the tax consequences is material. The tax opinions are not binding on the IRS or the courts, and neither ACNB nor Traditions intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.
This discussion is not intended to be tax advice to any particular holder of Traditions common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation and on factors that are not within the control of ACNB, ACNB Bank, Traditions, or Traditions Bank. Traditions shareholders are urged to consult their tax advisors with respect to their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, or foreign and other tax laws and of changes in those laws and other consequences to them of the merger.
U.S. Federal Income Tax Consequences of the Merger Generally
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If, as intended, the merger qualifies as a reorganization, the material U.S. federal income tax consequences of the merger will be as follows:

Exchange of Traditions common stock for ACNB common stock
A U.S. holder that exchanges shares of Traditions common stock for shares of ACNB common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of ACNB common stock (as discussed below). The aggregate adjusted tax basis of the shares of ACNB common stock received by the U.S. holder in the merger, including any fractional shares deemed received and redeemed for cash as described below, will be equal to the aggregate tax basis of the shares of Traditions common stock surrendered in exchange therefor, as adjusted. The holding period of the ACNB common stock that a U.S. holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Traditions common stock surrendered in the merger. If a U.S. holder acquired different blocks of Traditions common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of ACNB common stock received in the merger.
Cash received in lieu of a fractional share
Cash received by a U.S. holder of Traditions common stock in lieu of a fractional share of ACNB common stock in the merger generally will be treated as having received such fractional share of ACNB common stock pursuant to the merger and then having received cash in exchange for such fractional share of ACNB common stock in the amount actually distributed in lieu of the fractional share. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Traditions common stock surrendered that is allocable to the fractional share of ACNB stock it is treated as receiving as set forth above. The gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the fractional share (including the holding period of the shares of Traditions common stock surrendered therefor) is more than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
If a U.S. holder receives cash in connection with the merger (including cash received in lieu of a fractional share), the holder may, under certain circumstances, be subject to information reporting and backup withholding. Such a U.S. holder generally will not be subject to backup withholding if the U.S. holder: (1) provides an accurate taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on IRS Form W-9 (or substitute) and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that the U.S. holder is otherwise exempt from backup withholding. Any amounts withheld from payments to a U.S. holder of Traditions common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability provided that the holder timely furnishes the required information to the IRS. U.S. holders of Traditions common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Certain Reporting Requirements
All Traditions shareholders who receive ACNB common stock as a result of the merger will be required to retain records pertaining to the merger and certain “significant holders” of Traditions common stock who hold at least 5% of the outstanding Traditions common stock (by vote or by value) immediately before the merger, or who own Traditions common stock with a tax basis of $1 million or more, will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. The statement must set forth such holder’s adjusted tax basis in, and the fair market value of, the shares of Traditions common stock it surrendered in the merger, the date of the merger, and the name and employer identification numbers of ACNB and Traditions, and such holder will be required to retain permanent records of these facts.
The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. Traditions shareholders are strongly urged to consult with their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Resales of ACNB Common Stock
The shares of ACNB stock to be issued to shareholders of Traditions under the reorganization agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of ACNB after the merger.
Ms. Carson and Messrs. Draganosky and Polli, or any other person who is appointed to the ACNB board of directors, will be considered an affiliate of ACNB after the merger. The appointed directors may resell shares of ACNB common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. The appointed directors may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with ACNB providing that the person will not transfer any shares of ACNB stock received in the merger, except in compliance with the Securities Act. ACNB encourages any such person to obtain advice of securities counsel before reselling any ACNB stock.
Dissenters’ Rights
General.   Pennsylvania law provides that Traditions shareholders are entitled to object to and dissent from the reorganization agreement and demand payment for the otherwise determined fair value of their shares of Traditions common stock in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL.
If you are a shareholder of Traditions and you are considering exercising your right to dissent, you should read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this joint proxy statement/prospectus as Annex D. A discussion of the material provisions of the statute follows here. This discussion is qualified in its entirety by reference to the applicable dissenters’ rights provisions of Pennsylvania law. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ rights. Failure to strictly comply with these procedures may result in the loss of these dissenters’ rights.
Before the day of the Traditions shareholders meeting, send any written notice or demand required concerning your exercise of dissenters’ rights to:
Traditions Bancorp, Inc.
226 Pauline Drive
York, PA 17402
Attention: John D. Blecher, Chief Financial Officer & Secretary
Fair Value.   The term “fair value” means the value of a share of Traditions common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.
Notice of Intention to Dissent.   If you wish to dissent, you must:
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file a written notice with Traditions of your intention to demand payment of the fair value of your shares if the merger is completed, prior to the vote of shareholders on the merger at the meeting;

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make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and

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refrain from voting your shares to approve and adopt the reorganization agreement (a failure to vote against approval and adoption of the reorganization agreement, however, will not constitute a waiver of dissenters’ rights).

Shareholders considering exercising dissenters’ rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by ACNB that they would be entitled to receive under the terms of the merger if they do not exercise dissenters’ rights with respect to their shares.
Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger are not opinions as to, and do not address in any respect, fair value under the PBCL.
Only a record holder of shares of Traditions stock is entitled to assert dissenters’ rights with respect to the shares registered in such holder’s name. A beneficial owner who is not a record holder and who wishes to exercise dissenters’ rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters’ rights.
A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters’ rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters’ rights are being exercised. A beneficial owner may not assert dissenters’ rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.
Neither delivery of a proxy nor a vote against approval and adoption of the reorganization agreement satisfies the necessary written notice of intention to dissent.
Notice to Demand Payment.   If the merger is approved by the required vote of shareholders, Traditions will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval and adoption of the reorganization agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.
Failure to Comply with Notice to Demand Payment, etc.   You must take each step in the order above and in strict compliance with the statute to maintain your dissenters’ rights. If you fail to follow the steps, you will lose your right to dissent, and your shares of Traditions common stock will be converted into the right to receive the merger consideration in accordance with the reorganization agreement.
Payment of Fair Value of Shares.   Promptly after the consummation of the merger, or upon timely receipt of demand for payment if the merger already has taken place, ACNB, as successor to Traditions, will send dissenters who have deposited their stock certificates the amount that ACNB estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:
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a closing balance sheet and statement of income of Traditions for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

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a statement of ACNB’s estimate of the fair value of the Traditions stock; and

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a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If ACNB does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. ACNB may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights other than those that the original dissenter had after making demand for payment.
Estimate by Dissenter of Fair Value of Shares.   If a dissenter believes that the amount stated or remitted by ACNB is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to ACNB, which will be deemed a demand for payment of the amount of the deficiency. If ACNB remits payment or sends notice to the dissenter of the estimated value of a dissenters’ shares and the dissenter does not file his or her own estimate within 30 days after the mailing by ACNB of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by ACNB.
Valuation Proceeding.   If any demands for payment remain unsettled within 60 days after the latest to occur of:
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the effective date of the merger;

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timely receipt by ACNB, as Traditions’ successor, of any demands for payment; or

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timely receipt by ACNB, as Traditions’ successor, of any estimates by dissenters of the fair value, then ACNB may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.
Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.
If ACNB fails to file the application, then any dissenter may file an application at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value and may be higher or lower than the consideration payable to Traditions shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid ACNB’s estimate of the fair value of the shares and no more and may bring an action to recover any amount not previously remitted.
ACNB intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then ACNB intends to file an application requesting that the fair value of the stock be determined by the court.
Costs and Expenses.   The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against ACNB, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against ACNB, as Traditions’ successor, and in favor of any or all dissenting shareholders if Traditions failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either ACNB, as Traditions’ successor, or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.
If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against ACNB, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.
ACNB Shareholders.   Under Pennsylvania banking law, ACNB shareholders do not have dissenters’ or appraisal rights in the merger.
The preceding is a summary of the material aspects of Subchapter D of Chapter 15 of the PBCL and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex D to this proxy statement/prospectus.
Information about the Traditions Designees to the ACNB and ACNB Bank Boards
Information, as of December 31, 2023, about the current directors of Traditions who are expected to be appointed to the boards of directors of ACNB and ACNB Bank upon consummation of the merger is provided below under “Information About Traditions — Information about the Traditions Designees to ACNB Board and ACNB Bank Board.”

INFORMATION ABOUT TRADITIONS
General
Traditions is a Pennsylvania business corporation and is registered as a bank holding company under the Bank Holding Company Act. Its primary federal regulator is the Federal Reserve Board. Traditions was formed in 2021 to be the holding company of Traditions Bank, which was incorporated in 2002. Traditions Bank is a Pennsylvania-chartered bank that is regulated by the Pennsylvania Department of Banking and Securities and the FDIC.
Description of Services
Traditions Bank is a full-service commercial bank providing a variety of financial services to individuals and commercial customers throughout the Pennsylvania Counties of Lancaster and York through eight bank branch locations. Established in 2002, Traditions Bank conducts a general banking business that consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, commercial and other non-residential purposes. Traditions Bank’s principal types of lending are commercial, construction and land development, farmland and residential real estate, commercial real estate and consumer.
Traditions Bank’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and interest received or paid on these balances. The level of interest rates paid or received by Traditions Bank can be significantly influenced by a number of external factors, such as governmental monetary policy and the effects of competition, that are outside management’s control.
As of June 30, 2024, Traditions Bank had total assets or $859 million, total deposits of $738 million and total loans of $673 million.
Market Area and Competition
Traditions’ core service area consists primarily of Lancaster and York Counties, Pennsylvania. Within this service area, the banking business is highly competitive. Traditions competes with local banks, as well as numerous regionally based commercial banks, many of which have assets, capital and lending limits far larger than those of Traditions. Traditions also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.
Many of Traditions’ competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.
Employees
As of June 30, 2024, Traditions employed 131 persons on a full-time basis and 10 persons on a part-time/temporary/casual basis. None of Traditions employees are represented by any collective bargaining group and Traditions believes that is employee relations are good.

Properties
The properties which Traditions owns or leases are as follows:
Address		Leased/Owned	Use
1.	226 Pauline Drive, York, PA	Owned	Main Office/Admin
2.	235 St. Charles Way, York, PA	Leased	Branch
3.	2450 Eastern Blvd., York, PA	Leased	Branch
4.	2305 Susquehanna Trail, York, PA	Owned	Branch
5.	2170 White Street, York, PA	Owned	Branch
6.	361 Eisenhower Drive, Hanover, PA	Leased	Branch
7.	100 N. George Street, York PA	Leased	Branch
8.	2 Lemoyne Drive, Lemoyne, PA	Leased	LPO
9.	1687 Oregon Pike, Lancaster, PA	Leased	Branch
10.	2151 State Road, Lancaster, PA	Leased	Branch
Legal Proceedings
While Traditions is, from time to time, a participant in various legal proceedings incidental to its business, there are no threatened or pending legal proceedings against it which, if determined adversely, would, in the opinion of management, have a material adverse effect on Traditions’ business, financial condition, results or operations, cash flows or prospects.
Market for Common Stock and Dividends
Tradition’s common stock is quoted on the OTC Pink Market under the symbol “TRBK.” The common stock has traded only sporadically and in limited volume. Quotations in the Pink Market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. As of [           ], 2024, there were [     ] shares of Traditions common stock outstanding.
The following tables show, for the indicated periods, the high and low sales prices per share for Traditions common stock, as reported on the OTC Pink Markets. Cash dividends declared and paid per share of Traditions common stock are also show for the periods indicated below.
	Traditions Common Stock
	High	Low	Dividends
2022
First Quarter	$24.50	$22.00	$—
Second Quarter	$22.95	$21.80	$0.08
Third Quarter	$22.50	$20.82	$0.08
Fourth Quarter	$19.75	$18.50	$0.08
2023
First Quarter	$19.00	$17.00	$0.08
Second Quarter	$18.00	$16.65	$0.08
Third Quarter	$18.00	$17.00	$0.08
Fourth Quarter	$19.40	$17.20	$0.08
2024
First Quarter	$19.40	$17.00	$0.08
Second Quarter	$17.55	$15.75	$0.08
Third Quarter (through September 16, 2024)	$29.00	$15.75	$0.08

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF TRADITIONS
The following table sets forth the beneficial ownership of Traditions common stock as of September 16, 2024, by:
•
each of Traditions’ directors;

•
all of Traditions’ directors and executive officers as a group; and

•
each person known to Traditions to be the beneficial owner of more than 5% of any class of Traditions’ securities.

The amounts and percentage of Traditions common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean, generally, the possession, including shared possession, directly or indirectly, of voting power or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Unless otherwise indicated, Traditions believes that each of the shareholders listed has sole voting and investment power with respect to their beneficially owned shares of Traditions common stock.
The percentages reflect beneficial ownership as of September 16, 2024, as determined under Rule 13d-3 under the Exchange Act and are based on 2,770,625 shares of Traditions common stock outstanding as of that date. In addition, all Traditions options to accrue are included in the beneficial ownership of the holder of such options, as set forth in the table below, and the percentage ownership for that holder is calculated by adding the aggregate number of options vesting within 60 days of September 16, 2024 to both the number of shares held by that specific shareholder and the total number of shares outstanding. Unless otherwise set forth in the following table, the address of the listed shareholders is c/o Traditions Bancorp, Inc., 226 Pauline Drive, York, Pennsylvania 17402.
Unless otherwise indicated, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of Traditions’ outstanding shares, have been calculated in accordance with Rule 13d-3 under the Exchange Act.
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Financial Services Opportunities Fund Alliance Bernstein L.P. 1345 Avenue of the Americas New York, NY 10105	272,361(1)	9.8%
1st & Main Growth Partners 150 South Wacker Drive Suite 2725 Chicago, IL 60606	222,235	8.00%
John D. Brown 1565 Detwiler Drive York, PA 17404	204,791	7.39%
SIENA Capital Partners, GP, LLC 100 North Riverside Plaza Suite 1630 Chicago, IL 60606	173,679	6.25%

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Kilker Holdings, Inc. 3265 Farmtrail Road York, PA 17406	143,175	5.17%
David L Bode	18,068(2)	*
Elizabeth F. Carson	16,533(3)	*
Eugene J. Draganosky	17,012(4)	*
Wanda D. Filer, MD	42,442(5)	1.53%
Roxanna L. Gapstur	7,013(6)	*
Jill E. Gilbert	1,856(7)	*
Michael E. Kochenour	30,649(8)	1.11%
Robert F. Lambert	4,821(9)	*
R. Eric Menzer	9,009(10)	*
John M. Polli	47,432	1.71%
Kevin J. Schreiber	6,895(11)	*
Thomas J. Sposito II	7,788(12)	*
All directors and current executive officers as a group (15 persons)	587,430	21.07%

*
less than 1.0%

(1)
Based solely upon information provided by the shareholder.

(2)
Includes 5,500 shares for the benefit of David L. Bode Keogh Plan.

(3)
Includes 1,100 shares issuable pursuant to exercisable stock options.

(4)
Includes 2,704 shares for the benefit for Eugene J. Draganosky IRA.

(5)
Includes 1,443 shares for the benefit of Robert B. Filer IRA.

(6)
Includes 1,000 shares issuable pursuant to exercisable stock options.

(7)
Includes 1,000 shares issuable pursuant to exercisable stock options.

(8)
Includes 1,375 shares owned jointly with Danielle Rae Kochenour, his daughter; and 14,746 shares for the benefit of Michael E. Kochenour IRA.

(9)
Includes 1,000 shares issuable pursuant to exercisable stock options.

(10)
Includes 1,100 shares issuable pursuant to exercisable stock options.

(11)
Includes 1,100 shares issuable pursuant to exercisable stock options.

(12)
Includes 750 shares issuable pursuant to exercisable stock options.

INFORMATION ABOUT THE TRADITIONS DESIGNEES TO ACNB BOARD AND
ACNB BANK BOARD
The reorganization agreement provides that, from and after the effective time, the boards of directors of ACNB and ACNB Bank shall consist of the boards of directors of ACNB and ACNB Bank as then in office, plus three persons who are currently serving as directors of Traditions and Traditions Bank. ACNB and ACNB Bank have agreed to appoint Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli to serve as directors of ACNB and ACNB Bank.
Set forth below is certain information regarding Elizabeth F. Carson, Eugene J. Draganosky, and John M. Polli. The information presented includes information each has given Traditions about their ages, all positions they hold, and their principal occupations for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the Traditions board’s effectiveness as a whole and provide the reason why each has been selected to serve as a director of Traditions. Traditions believes that each director has a reputation for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service.
Elizabeth F. Carson, 67, is a retired banking executive who has held numerous and varied roles with M&T Bank, Allfirst, Dauphin Deposit Bank and Farmer’s Bank & Trust Company. She has served as a director of Traditions Bancorp, Inc. and Traditions Bank since 2015 and as Lead Independent Director since 2023. Ms. Carson is also currently a director of Capital Blue Cross, Keystone Health Plan Central and the J. William Warehime Foundation and has previously been a director of the York County Library System, the Hanover Country Club and the York County Community Foundation. Her 30+ years of banking experience, coupled with her current and prior board experience and analytical skills, make Mrs. Carson an excellent addition to ACNB’s board.
Eugene J. Draganosky, 61, is currently the Chief Executive Officer of Traditions Bancorp, Inc. and Traditions Bank. He has served in this role since 2017. Additionally, Mr. Draganosky has been a director of Traditions Bancorp and Traditions Bank since 2015 and has served as Board Chair of both Traditions Bancorp and Traditions Bank since April 2023. Mr. Draganosky is skilled in all facets of banking including governance, nominations, audit, enterprise, risk management, accounting, treasury, compliance, human relations, sales, customer service and underwriting. He will bring these skills to bear as an ACNB board member.
John M. Polli, 60, is currently the President of Reliance Student Transportation, LLC and Polli Consulting, Inc. and a managing partner in various real estate ventures. He is the former President of Dart Trucking, Inc., from which he retired in March 2024. Mr. Polli has served as a director of Traditions Bancorp, Inc. and Traditions Bank since 2002. In addition, he is currently a director of the York County Library System, Dart Trucking Company, Inc., Precision Cut Industries, Inc., KRB, Inc., Nutec Facility, Gibraltar Insurance, Ltd., Corp. and Captive Investment Fund, was previously a director of the Pappus House, York County Community Foundation and Penn Waste, Inc. and is past Chair of the York Chamber and previously served as President of Rotary York East. Mr. Polli brings 40 years of business experience in diverse industries, as well as financial, risk management and safety skills, to the board.
Directors’ Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Elizabeth F. Carson	$31,476	$6,001	$—	$—	$—	$—	$37,477
John M. Polli	$30,510	$6,001	$—	$—	$—	$—	$36,511

2012 Non-Employee Directors Stock Incentive Plan.   On June 21, 2012, the board of directors of Traditions adopted the 2012 Non-Employee Directors Stock Incentive Plan (“2012 Directors Plan”) to succeed the expired 2002 Directors Plan. The 2012 Directors Plan authorizes the grant of non-qualified stock options, stock appreciation rights, restricted stock, and deferred stock units. The board was authorized to issue up to 50,000 shares of common stock under the plan, which expired in 2022.
2021 Non-Employee Directors Stock Incentive Plan.   On December 23, 2021, the board of directors of Traditions adopted the 2021 Non-Employee Directors Stock Incentive Plan (“2021 Directors Plan”) to succeed the expiring 2012 Directors Plan. The 2021 Directors Plan authorizes the grant of non-qualified stock options, stock appreciation rights, restricted stock and deferred stock units. The 2021 Directors Plan also allows for automatic grants of stock options upon becoming a member of the board of directors and stock awards under the Non-Employee Director Compensation Plan. The board is authorized to issue up to 150,000 shares of common stock under the 2021 Directors Plan.
Non-Employee Directors Compensation Program.   The compensation committee of Traditions administers the Non-Employee Directors Compensation Program. Under the Non-Employee Directors Compensation Program, compensation owing to a non-employee director is payable quarterly in arrears. Employee directors are not eligible to participate in the program.
In accordance with the program as in effect, each non-employee director shall receive 25% of the following as compensation for their quarterly service period.
•
Board member.   $12,000 annual retainer and $750 per board meeting attended during program year;

•
Committee chair.   $6,000 annual retainer for Loan Committee and Audit Committee chairs; $3,000 annual retainer for Compensation and Governance & Nominating Committee chairs; and

•
Committee member.   $5,000 annual retainer for Loan Committee members and $2,000 annual retainer for all other committee members.

•
Lead Independent Director.   $8,000 annual retainer.

•
Enterprise Risk Management Committee Board Representative.   $3,000 annual retainer.

Non-employee directors may elect to receive restricted stock in lieu of cash for any compensation payable under the Non-Employee Director Compensation Program.
In addition, each non-employee director shall receive an annual $8,000 Equity Award payable in arrears pursuant to the 2021 Non-Employee Directors Stock Incentive Plan. The directors elected to forgo the Award for 2024 as part of the strategic realignment which included a $3.0 million reduction in 2024 non-interest expense.
Executive Compensation
The following Summary Compensation Table shows all compensation paid by Traditions for services rendered during the past two fiscal years to Mr. Draganosky:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total
Eugene J. Draganosky,	2023	$348,779	$25,500	$25,502	$23,814	$423,595
Chief Executive Officer	2022	$333,083	$62,310	$46,510	$21,689	$463,592

(1)
The identified amount of the stock awards is based on the fair market value on the date of grant.

All Other Compensation Table
The following table provides the detail for All Other Compensation shown above in the Summary Compensation Table.
Name	Year	Qualified Retirement Plan Company Contribution	Club Dues	Life Insurance Paid by Company	Total All Other Compensation
Eugene J. Draganosky	2023	$13,200	$8,220	$2,394	$23,814
	2022	$12,200	$7,620	$1,869	$21,689
Outstanding Equity Awards at Fiscal Year End
The following table shows the outstanding equity awards granted to Mr. Draganosky as of December 31, 2023:
	Stock Awards
Name	Grant Date	Number of Units That Have Not Vested	Grant Date Fair Value of Units That Have Not Vested
Eugene J. Draganosky	04/2022	2,114	$46,510
	04/2023	1,449	$25,502
The number of units have been adjusted for dividend equivalent units received as a result of cash dividends issued subsequent to the grant date.
Employment Agreement.   On January 1, 2023, Traditions entered into an employment agreement with Eugene J. Draganosky, Chair of the Board and Chief Executive Officer, which includes minimum annual salary commitments, change of control provisions, and automobile allowance. The three-year Agreement contains annual rolling term options extending the Agreement for three years from the option date.
Salary Continuation Plan.   A Salary Continuation Agreement was entered into with Eugene J. Draganosky in May 2021 which will provide a $40,000 annual benefit. The Agreement also provides for benefits in the event of early retirement, disability, death during active service, or a change in control of Traditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRADITIONS BANCORP, INC.
This section presents the perspective of management of Traditions Bancorp, Inc. on its financial condition and results of operations. The following discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this joint proxy statement/prospectus, including the consolidated financial statements and related notes, and should be read in conjunction with the accompanying tables and the annual audited financial statements of Traditions Bancorp, Inc. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Special Considerations and Risk Factors.” Traditions Bancorp, Inc. assumes no obligation to update any of these forward-looking statements. As used in this section, unless the context otherwise requires, references to “Traditions Bancorp, Inc.,” “we,” “us” and “our” refer to Traditions Bancorp, Inc. and its consolidated subsidiary, Traditions Bank, rather than ACNB Corporation or ACNB Bank.
Overview
Traditions Bancorp, Inc. (“Traditions”) is a Pennsylvania corporation whose principal activity is the ownership and management of its wholly-owned subsidiary, Traditions Bank (“Traditions Bank”), a Pennsylvania chartered bank headquartered in York, Pennsylvania. Traditions is a bank holding company regulated by the Board of Governors of the Federal Reserve System, and Traditions Bank is regulated by the FDIC and Pennsylvania Department of Banking and Securities. Traditions Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in central Pennsylvania with primary emphasis on York, Lancaster and Adams Counties. As of June 30, 2024, Traditions had total assets of $858.6 million, loans of $673.3 million, total deposits of $737.9 million and total stockholders’ equity of $66.6 million.
As a bank holding company operating through one reporting unit, Traditions generates most of its revenues from interest income on loans, gain on sale of mortgages, deposit service and loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest income is the organization’s largest source of revenue. To evaluate net interest income, Traditions measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Changes in market interest rates and interest rates earned on interest-earning assets or paid on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including, but not limited to, governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Traditions Bank’s loan portfolio are affected by, among other factors, economic and competitive conditions in central Pennsylvania and specifically in the markets in which it operates, as well as developments affecting the real estate, financial services, insurance, transportation, manufacturing and distribution sectors within its target markets.

Results of Operations for the Six Months Ended June 30, 2024 and 2023
Net income was $3.2 million for the six months ended June 30, 2024, compared with $2.9 million for the six months ended June 30, 2023, an increase of $327 thousand, or 11.4%. The increase in net income was primarily the result of a $765 thousand increase in gains on sale of loans and a decrease of $656 thousand in other expense, partially offset by a decrease of $1.0 million in net interest income. Annualized returns on average equity were 9.89% and 9.40% and annualized returns on average assets were 0.76% and 0.72%, for the six months ended June 30, 2024 and 2023, respectively.
Net Interest Income
Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.
Net interest income before the provision for credit losses for the six months ended June 30, 2024, was $12.0 million compared with $13.0 million for the six months ended June 30, 2023, a decrease of $1.0 million, or 7.7%. The decrease in net interest income was primarily due to the increase in interest expense of $4.5 million, or 79.8%, for the six months ended June 30, 2024, compared to the same period in 2023.
Interest income was $22.2 million for the six months ended June 30, 2024, an increase of $3.5 million, or 18.7%, compared with the six months ended June 30, 2023. The increase in interest income was primarily due to an increase of $3.3 million, or 19.5%, in interest income on loans during the six months ended June 30, 2024 compared to the same period in 2023. The increase in interest income can be attributed to an increase in average balances on loans of $44.7 million and higher yield.
Interest expense was $10.2 million for the six months ended June 30, 2024, an increase of $4.5 million, or 79.8%, compared with the six months ended June 30, 2023. This increase was primarily due to the rapid increased rate environment resulting from the Federal Reserve’s efforts to stem inflation, which began in 2022 and continued throughout 2023. Average interest-bearing liabilities increased $50.5 million, or 8.4%, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023.
The average yield on interest earning assets and the average rate paid on interest-bearing liabilities increased over the prior period. The average yield on interest-earning assets of 5.47% and the average rate paid on interest-bearing liabilities of 3.16%, as of June 30, 2024, were driven by the full year impact of higher interest rates. The Federal Reserve increased short-term interest rates 525 basis points between March 17, 2022, and July 26, 2023.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	Six Months Ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest bearing deposits in other banks	$5,938	$162	5.49%	$2,815	$70	5.00%
Securities available-for-sale	123,027	999	1.63%	135,773	1,093	1.62%
Investment in restricted bank stocks	3,276	140	8.59%	3,044	97	6.41%
Loans held-for-sale	11,799	440	7.50%	9,404	331	7.08%
Loans receivable	670,641	20,430	6.13%	625,987	17,095	5.49%
Total interest-earning assets	814,681	22,171	5.47%	777,023	18,686	4.84%

	Six Months Ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Noninterest-earning assets:
Cash and due from banks	5,863			6,426
Property and equipment	10,752			9,980
Other assets	12,175			11,112
Total assets	$843,471			$804,541
Interest-bearing liabilities:
Interest-bearing demand deposits	$111,693	$173	0.31%	$128,588	$95	0.15%
Money market accounts	225,646	3,738	3.33%	211,799	1,673	1.59%
Savings deposits	30,607	25	0.16%	34,328	22	0.13%
Time Deposits	243,286	5,365	4.43%	183,932	2,910	3.18%
Short-term borrowings	1,231	36	5.88%	23,476	611	5.23%
Long-term borrowings	35,330	835	4.75%	15,221	345	4.56%
Total interest-bearing liabilities	647,793	10,172	3.16%	597,344	5,656	1.90%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	117,555			134,930
Other liabilities	13,433			11,002
Shareholders’ equity	64,690			61,265
Total liabilities and shareholders’ equity	$843,471			$804,541
Net interest rate spread			2.31%			2.94%
Net interest income and margin		$11,999	2.96%		$13,030	3.38%

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Six Month Ended June 30, 2024 vs. 2023
	Increase (Decrease) Due to Change In
(Dollars in thousands)	Volume	Rate	Total
Interest-earning assets:
Interest bearing deposits in other banks	$85	$7	$92
Securities available-for-sale	(103)	9	(94)
Investment in restricted bank stocks	10	33	43
Loans held-for sale	89	20	109
Loans receivable	1,361	1,974	3,335
Total interest-earning assets	$1,442	$2,043	$3,485

	For the Six Month Ended June 30, 2024 vs. 2023
	Increase (Decrease) Due to Change In
(Dollars in thousands)	Volume	Rate	Total
Interest-bearing liabilities:
Interest-bearing demand deposits	$(26)	$104	$78
Money market accounts	229	1,836	2,065
Savings deposits	(3)	6	3
Time Deposits	1,308	1,147	2,455
Short-term borrowings	(650)	75	(575)
Long-term borrowings	475	15	490
Total interest-bearing liabilities	$1,333	$3,183	$4,516

Provision for Credit Losses
Traditions’ provision for credit losses is a (credit) charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. Subsequent recoveries, if any, are credited to the allowance. Traditions recorded a (credit) provision for credit losses of $(38) thousand and for $(8) thousand for the six months ended June 30, 2024 and 2023, respectively.
Noninterest Income
Traditions’ primary sources of noninterest income are gains on sale of mortgages, service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.
Noninterest income totaled $3.9 million for the six months ended June 30, 2024 compared to $3.2 million for the same period in 2023, an increase of $749 thousand, or 23.8%. The increase in noninterest income from June 30, 2023 to June 30, 2024 was primarily due to an increase in mortgage volume resulting in higher gains on sale of mortgages.
The following table presents, for the periods indicated, the major categories of noninterest income:
	For the Six Months Ended June 30,		Increase (Decrease)
(Dollars in thousands)	2024	2023
Service charges on deposits	$189	$196	$(7)
Gain on sale of loans	2,748	1,983	765
Electronic banking income	355	341	14
Income from bank owned life insurance	244	177	67
Asset management referral fees	137	132	5
Trading fees	—	92	(92)
Other	229	232	(3)
Total Noninterest Income	$3,902	$3,153	$749
Noninterest Expense
Noninterest expenses were $12.0 million and $12.7 million for the six months ended June 30, 2024 and 2023, respectively.
Other expense decreased $656 thousand for the six months ended June 30, 2024, compared to the same period in 2023 due to the completion of Traditions’ strategic realignment plan in the fourth quarter of 2023.

The following table presents, for the periods indicated, the major categories of noninterest expense:
	For the Six Months Ended June 30,		Increase (Decrease)
(Dollars in thousands)	2024	2023
Salaries and employee benefits	$7,243	$7,988	$(745)
Occupancy and equipment	1,768	1,477	291
Advertising and marketing	138	258	(120)
Professional fees	380	400	(20)
Data processing	729	626	103
FDIC deposit insurance	318	285	33
Bank shares tax	(46)	(68)	22
Loan expenses	240	230	10
Director fees	154	205	(51)
Charitable contributions	423	451	(28)
Other	664	815	(151)
Total Noninterest Expenses	$12,011	$12,667	$(656)
Efficiency Ratio
The efficiency ratio measures how much Traditions incurred to generate a dollar of revenue. The efficiency ratio is calculated by dividing noninterest expense by total revenue. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Traditions’ efficiency ratio was 75.6% for the six months ended June 30, 2024, compared to 78.4% for the six months ended June 30, 2023.
Non-GAAP Financial Measures
	For the Six Months Ended June 30,
Efficiency Ratio (Dollars in thousands)	2024	2023
Non-interest expense (numerator)	$12,057	$12,735
Net interest income	11,999	13,030
Non-interest income	3,948	3,221
Total Revenue (denominator)	$15,947	$16,251
Efficiency Ratio	75.6%	78.4%
Income Taxes
The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $77 thousand, or 11.5%, to $745 thousand for the six months ended June 30, 2024, compared with $668 thousand for the same period in 2023 due to an increase in pre-tax income. Traditions’ effective tax rates was at 19.0% for the six months ended June 30, 2024 and 2023.
Impact of Inflation
Traditions’ consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Traditions’ assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Traditions’ performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Results of Operations for the Years Ended December 31, 2023 and 2022
Net income was $4.9 million for the year ended December 31, 2023, compared with $5.7 million for the year ended December 31, 2022, a decrease of $817 thousand, or 14.2%. The decrease in net income was primarily the result of a $749 thousand increase in net interest income, offset by a $424 thousand increase in the provision for credit losses and a $922 thousand reduction in noninterest income. Returns on average equity were 8.07% and 9.69% for the years ended December 31, 2023 and 2022, respectively. The returns on average assets were 0.60% and 0.76% for the years ended December 31, 2023, and December 31, 2022, respectively.
Net interest income for the year ended December 31, 2023, was $25.8 million compared with $25.1 million for the year ended December 31, 2022, an increase of $749 million, or 3.0%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $68.1 million, or 9.4%, for the year ended December 31, 2023, compared with the year ended December 31, 2022.
Interest income was $40.2 million for the year ended December 31, 2023, an increase of $12.5 million, or 44.9%, compared with the year ended December 31, 2022, primarily due to an increase of $12.7 million of interest income and fees on loans during the year ended December 31, 2023 compared to the same period in 2022 as a result of the increase in average loans outstanding of $94.6 million and the increase in interest rates occurring throughout 2023.
Interest expense was $14.4 million for the year ended December 31, 2023, an increase of $11.7 million, or 439.3%, compared with the year ended December 31, 2022. This increase was driven by an increase in market rates coupled with a shift in the mix of deposits from demand, money market and savings to higher yielding time deposits and a heavier reliance upon long-term borrowings. The yield on average interest-bearing liabilities increased 183 basis points to 2.33% for the year ended December 31, 2023, compared to 0.50% for the year ended December 31, 2022.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	Years Ended
	December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest bearing deposits in other banks	$2,690	$144	5.35%	$8,162	$80	0.98%
Securities available-for-sale	132,009	2,121	1.61%	144,762	2,229	1.54%
Investment in restricted bank stocks	3,496	249	7.12%	1,973	81	4.11%
Loans held-for-sale	9,456	692	7.32%	19,217	997	5.19%
Loans receivable	648,332	37,038	5.71%	553,740	24,382	4.40%
Total interest-earning assets	795,983	40,244	5.06%	727,854	27,769	3.82%
Noninterest-earning assets:
Cash and due from banks	6,146			6,062
Property and equipment	10,059			10,552
Other assets	10,838			9,923
Total assets	$823,026			$754,391

	Years Ended
	December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-bearing liabilities:
Interest-bearing demand deposits	$121,003	$234	0.19%	$139,443	$131	0.09%
Money market accounts	208,092	4,226	2.03%	237,991	795	0.33%
Savings deposits	34,532	47	0.14%	40,508	22	0.05%
Time Deposits	208,033	7,553	3.63%	101,548	1,190	1.17%
Short-term borrowings	23,799	1,304	5.48%	16,703	525	3.14%
Long-term borrowings	22,411	1,031	4.60%	123	6	4.88%
Total interest-bearing liabilities	617,870	14,395	2.33%	536,316	2,669	0.50%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	131,994			149,844
Other liabilities	12,069			8,941
Shareholders’ equity	61,093			59,290
Total liabilities and shareholders’ equity	$823,026			$754,391
Net interest rate spread			2.73%			3.32%
Net interest income and margin		$25,849	3.25%		$25,100	3.45%

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Years Ended December 31, 2023 vs. 2024
	Increase (Decrease) Due to Change In
(Dollars in thousands)	Volume	Rate	Total
Interest-earning assets:
Interest bearing deposits in other banks	$(293)	$357	$64
Securities available-for-sale	(205)	97	(108)
Investment in restricted bank stocks	108	60	168
Loans held-for sale	(715)	410	(305)
Loans receivable	5,401	7,255	12,656
Total interest-earning assets	$4,296	$8,179	$12,475
Interest-bearing liabilities:
Interest-bearing demand deposits	$(35)	$138	$103
Money market accounts	(607)	4,038	3,431
Savings deposits	(8)	33	25
Time Deposits	3,865	2,498	6,363
Short-term borrowings	389	390	779
Long-term borrowings	1,025	—	1,025
Total interest-bearing liabilities	$4,629	$7,097	$11,726

Provision for Credit Losses
Traditions’ provision for credit losses is a (credit) charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. Traditions adopted Accounting Standards Codification (ASC) Topic 326 on January 1, 2023, and applied the standard’s provisions as a cumulative-effect adjustment to retained earnings, as of January 1, 2023 (i.e., modified retrospective approach). Upon adoption of the standard, Traditions recorded a $3.8 million decrease to the allowance for credit losses on loans and a $108 thousand increase to the allowance for credit losses on unfunded loan commitments, which resulted in a $2.9 million after-tax increase to retained earnings as of January 1, 2023. Provision for credit losses increased $424 thousand from $0 to $424 thousand for the twelve months ended December 31, 2022 and 2023, respectively.
Noninterest Income
Traditions’ primary sources of noninterest income are gains on sale of mortgages, service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance.
Noninterest income totaled $5.7 million for the year ended December 31, 2023, compared to $6.7 million for the year ended December 31, 2022, a decrease of $922 thousand, or 13.8%. This decrease was primarily due to a reduction in mortgage volume resulting in a decrease in gain on sale of mortgages during 2023 in the amount of $1.1 million as compared to 2022.
The following table presents, for the periods indicated, the major categories of noninterest income:
	For the Years Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2023	2022
Service charges on deposits	$379	$326	$53
Gain on sale of loans	3,568	4,686	(1,118)
Electronic banking income	754	716	38
Income from bank owned life insurance	371	341	30
Asset management referral fees	257	264	(7)
Trading fees	92	16	76
Other	328	322	6
Total Noninterest Income	$5,749	$6,671	$(922)
Noninterest Expense
Noninterest expense was $25.1 million and $24.7 million for the years ended December 31, 2023 and 2022, respectively, with most categories remaining relatively flat year-over-year.
The following table presents, for the periods indicated, the major categories of noninterest expense:
	For the Years Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2023	2022
Salaries and employee benefits	$15,612	$15,637	$(25)
Occupancy and equipment	3,102	2,900	202
Advertising and marketing	538	567	(29)
Professional fees	798	791	7
Data processing	1,302	1,175	127
FDIC deposit insurance	634	398	236
Bank shares tax	187	258	(71)
Loan expenses	481	466	15

	For the Years Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2023	2022
Director fees	405	402	3
Charitable contributions	518	540	(22)
Other	1,533	1,597	(64)
Total Noninterest Expenses	$25,110	$24,731	$379

Efficiency Ratio
Traditions calculates the efficiency ratio by dividing total noninterest expense by total revenue. The efficiency ratio was 79.5% for the year ended December 31, 2023, compared with 77.8% for the year ended December 31, 2022.
Non-GAAP Financial Measures
	For the Years Ended December 31,
Efficiency Ratio (Dollars in thousands)	2023	2024
Non-interest expense (numerator)	$25,110	$24,731
Net interest income	25,849	25,100
Non-interest income	5,749	6,671
Total Revenue (denominator)	$31,598	$31,771
Efficiency Ratio	79.5%	77.8%
Income Taxes
The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $159 thousand, or 12.3%, to $1.1 million for the year ended December 31, 2023, compared with $1.3 million for the same period in 2022.
The effective tax rates were 18.7% and 18.4% for the years ended December 31, 2023 and 2022, respectively.
Financial Condition
Loan Portfolio
At June 30, 2024, total loans increased $4.4 million from December 31, 2023. Total loans at December 31, 2023, were $668.8 million, an increase of $70.9 million, or 11.9%, compared to $598.0 million as of December 31, 2022.

The following table summarizes Traditions’ loan portfolio by type of loan as of the dates indicated:
	June 30, 2024		December 31, 2023		December 31, 2022
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$94,090	14.0%	$95,634	14.3%	$84,630	14.1%
Construction and land development	52,686	7.8%	49,028	7.3%	50,327	8.4%
Farmland	264	—%	280	—%	491	0.1%
Residential real estate	265,674	39.5%	264,375	39.5%	231,416	38.7%
Commercial real estate	258,778	38.4%	257,809	38.6%	228,738	38.3%
Consumer	1,759	0.3%	1,687	0.3%	2,348	0.4%
Total Loans	673,251	100.0%	668,813	100.0%	597,950	100.0%
Allowance for credit loss	(3,747)	(3,730)	(7,155)
Net loans	$669,504	$665,083	$590,795
Traditions has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.
Traditions Bank segments the loan portfolio to manage diversification as follows: Commercial, Construction and Land Development, Farmland and Residential Real Estate, Commercial Real Estate and Consumer. Traditions Bank analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to Traditions Bank’s loan segments follows.
Commercial.   Commercial loans may be secured or unsecured. Collateral often includes accounts receivable, inventory, and equipment. Repayment is dependent on the successful operation of the borrower’s business and is often susceptible to higher risk during an economic downturn. Commercial loans generally have greater credit risk compared to residential real estate and consumer loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Concentrations within the various types of commercial properties are regularly monitored by management in order to assess the risks in the portfolio. The Commercial loan portfolio decreased $1.5 million to $94.1 million as of June 30, 2024, compared to $95.6 million as of December 31, 2023. Total Commercial loans as of December 31, 2023, increased $11.0 million compared to December 31, 2022.
Construction and Land Development.   Construction and land development loans are generally non-owner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. These loans generally carry greater credit risk as payment expectations are dependent upon the successful and timely completion of the construction, sales or leases of the subject property, and the operation of the related business rather than the ability of the borrower or guarantor to repay the loan. As a result, such loans may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Traditions Bank has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.
Farmland and Residential Real Estate.   Loans secured by farmland and 1-4 family residential properties have risks depending on the underlying purpose. Loans for consumer purposes are dependent on the creditworthiness of the individual borrower. Loans for a commercial purpose may be dependent on the borrower’s ability to generate a sufficient level of occupancy to produce sufficient rental income or may be dependent on the successful operation of the borrower’s business. Traditions Bank requires a maximum loan to value on these loans depending on the collateral type. The loan to value ratio ranges from 90% for a primary residence 1-4 family residential property to 50% for raw farmland. Traditions Bank’s real estate lending activities also include the origination of multi-family residential loans. For both 1-4 family residential and multi-family residential loans, the terms of these loans typically range from three to twenty years and are secured by the properties financed. Traditions Bank requires the borrowers to maintain mortgage title insurance and hazard insurance. The 1-4 family residential portfolio includes both first and second liens, as well as home equity lines of credit. The farmland and residential real estate portfolio increased $1.3 million, or 0.5%, to $265.9 million as of June 30, 2024, compared to $264.7 million as of December 31, 2023. Total farmland and residential real estate loans as of December 31, 2023, increased $32.7 million, or 14.1%, compared to $231.9 million as of December 31, 2022.
Commercial Real Estate.   Commercial real estate loans secured by nonfarm nonresidential real estate can be owner- or non-owner occupied. Commercial real estate loans generally have greater credit risk as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Multi-family and non-owner occupied loans share similar risk characteristics as repayment is based on occupancy levels and cash flows. Non-owner occupied commercial real estate loans are required to maintain a 75% loan to value ratio and a debt service coverage ratio of 1.2 – 1.4 times depending on collateral type. Owner-occupied nonfarm, nonresidential real estate is dependent on the successful operation of the borrower’s business and requires a loan to value ratio of 80% and a debt service coverage ratio of 1.2 times. The commercial real estate portfolio increased $1.0 million, or 0.4%, to $258.8 million as of June 30, 2024, compared to $257.8 million as of December 31, 2023. Total commercial real estate loans as of December 31, 2023, increased $29.1 million, or 12.7%, compared to $228.7 million as of December 31, 2022.
Consumer.   Consumer loans may be secured or unsecured. Collateral may include automobiles, cash, or marketable securities. The terms of these loans typically range from one to seven years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Traditions Bank’s management. The consumer loan portfolio increased $72 thousand, or 4.3%, to $1.8 million as of June 30, 2024, compared to $1.7 million as of December 31, 2023. Total consumer loans as of December 31, 2023, decreased $661 thousand, or 28.2%, compared to $2.3 million as of December 31, 2022.
Concentrations of Credit
The vast majority of Traditions Bank’s lending activity occurs in York, Lancaster and Dauphin Counties, Pennsylvania. Traditions Bank’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate-based loans located in these areas.
The commercial real estate portfolio is comprised mostly of office complexes, retail space, and industrial/warehouse properties. Non-owner occupied commercial real estate represented 72.5%, 71.4% and 68.3% of the commercial real estate portfolio as of June 30, 2024, December 31, 2023, and December 31, 2022 respectively. The real estate is predominately located in Central Pennsylvania.
The following table provides a breakdown of various categories included in commercial real estate:
(Dollars in thousands)	June 30, 2024		December 31, 2023		December 31, 2022
Real Estate Type	Balance	%	Balance	%	Balance	%
Church	$2,121	0.8%	$2,617	1.0%	$2,385	1.0%
Hotels	10,306	4.0%	9,911	3.8%	11,371	5.0%
Industrial/warehouse	43,629	16.8%	37,595	14.6%	33,132	14.5%
Mobile home parks	2,535	1.0%	4,180	1.6%	4,445	1.9%
Multi-family	8,965	3.5%	6,250	2.4%	9,303	4.1%
Nursing home	2,388	0.9%	2,498	1.0%	2,713	1.2%
Office complexes	74,496	28.8%	62,493	24.2%	65,968	28.9%
Other non-residential	54,143	20.9%	72,099	28.0%	57,645	25.2%
Residential construction/land development	4,827	1.9%	1,301	0.5%	752	0.3%
Residence/business combo	1,875	0.7%	1,987	0.8%	1,928	0.8%

(Dollars in thousands)	June 30, 2024		December 31, 2023		December 31, 2022
Real Estate Type	Balance	%	Balance	%	Balance	%
Retail space	53,493	20.7%	51,178	19.9%	39,096	17.1%
Self-storage	—	—%	5,700	2.2%	—	—%
Total Commercial Real Estate	$258,778	100.0%	$257,809	100.0%	$228,738	100.0%

The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:
	As of June 30, 2024
(Dollars in thousands)	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Commercial	$30,781	$37,789	$24,382	$132	$93,084
Construction and land development	7,512	4,074	21,024	19,345	51,955
Farmland	79	185	—	—	264
Residential real estate	20,304	64,822	49,571	132,304	267,001
Commercial real estate	19,928	122,169	116,989	850	259,936
Consumer	1,094	660	3	—	1,757
Total loans receivable	$79,698	$229,699	$211,969	$152,631	$673,997
Predetermined (fixed) interest rates	31,972	131,677	34,681	29,628	227,958
Floating interest rates	47,726	98,022	177,288	123,003	446,039
Total	$79,698	$229,699	$211,969	$152,631	$673,997
	As of December 31, 2023
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Commercial	$32,184	$35,431	$27,760	$278	$95,653
Construction and land development	9,037	3,348	18,433	17,732	48,550
Farmland	90	190	—	—	280
Residential real estate	23,742	63,089	48,288	129,818	264,937
Commercial real estate	26,390	124,001	107,241	854	258,486
Consumer	1,089	592	4	—	1,685
Total loans receivable	$92,532	$226,651	$201,726	$148,682	$669,591
Predetermined (fixed) interest rates	44,618	136,452	35,124	26,802	242,996
Floating interest rates	47,914	90,199	166,602	121,880	426,595
Total	$92,532	$226,651	$201,726	$148,682	$669,591
	As of December 31, 2022
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Commercial	$26,304	$38,397	$17,307	$2,685	$84,693
Construction and land development	8,567	1,880	3,675	35,970	50,092
Farmland	291	200	—	—	491

	As of December 31, 2022
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate	29,966	62,457	49,565	89,703	231,691
Commercial real estate	41,744	97,634	89,208	863	229,449
Consumer	1,875	464	6	—	2,345
Total loans receivable	$108,747	$201,032	$159,761	$129,221	$598,761
Predetermined (fixed) interest rates	63,239	102,979	35,814	40,233	242,265
Floating interest rates	45,508	98,053	123,947	88,988	356,496
Total	$108,747	$201,032	$159,761	$129,221	$598,761

Deferred loan fees, net were $746,000, $778,000, and $811,000 at June 30, 2024, December 31, 2023 and 2022, respectively.
The information in the table above is limited to contractual maturities of the underlying loans. The expected life of Traditions Bank’s loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.
Asset Quality
Nonperforming Assets and Potential Problem Loans
Traditions Bank has procedures in place to assist in maintaining the overall quality of its loan portfolio. Traditions Bank has established underwriting guidelines to be followed by its officers to monitor delinquency levels for any negative or adverse trends.
Traditions Bank does not have a significant amount of loans past due. At June 30, 2024, December 31, 2023, and December 31, 2022, more than 99% of loans were current. Non-accrual loans were $4.4 million, $4.0 million and $2.3 million as of June 30, 2024, December 31, 2023 and 2022, respectively.
The following table presents information regarding nonperforming assets as of the dates indicated:
	For the Years/Periods Ended
(Dollars in thousands)	June 30, 2024	December 31, 2023	December 31, 2022
Asset and Quality Ratios:
Nonaccrual loans	$4,376	$3,970	$2,295
Accruing loans 90 day or more past due	$—	$—	$—
Total nonperforming loans	$4,376	$3,970	$2,295
Foreclosed real estate	$—	$—	$—
Total nonperforming assets	$4,376	$3,970	$2,295
Loans receivable	$673,251	$668,813	$597,950
Total assets	$858,589	$840,073	$776,833
Allowance for credit losses	$3,747	$3,730	$7,155
Nonperforming loans to loans receivable	0.65%	0.59%	0.38%
Nonperforming assets to loans plus foreclosed real estate	0.65%	0.59%	0.38%
Nonperforming assets to total assets	0.51%	0.47%	0.30%
Allowance for credit losses to nonperforming loans	85.63%	93.95%	311.76%
Allowance for credit losses to loans receivable	0.56%	0.56%	1.20%

	For the Years/Periods Ended
(Dollars in thousands)	June 30, 2024	December 31, 2023	December 31, 2022
Net Charge-offs (recoveries) to average loans:
Commercial:	—%	—%	—%
Net charge offs	$(9)	$(17)	$(6)
Average loans	$95,870	$92,354	$89,315
Construction and land development:	—%	—%	—%
Net charge offs	$—	$—	$—
Average loans	$51,823	$56,404	$48,168
Farmland:	—%	—%	—%
Net charge offs	$—	$—	$—
Average loans	$273	$331	$716
Residential real estate:	—%	—%	—%
Net charge offs	$11	$5	$—
Average loans	$265,378	$251,752	$202,699
Commercial real estate:	—%	—%	—%
Net charge offs	$—	$—	$—
Average loans	$255,563	$245,537	$210,857
Consumer:	1.0%	0.3%	0.1%
Net charge offs	$18	$5	$2
Average loans	$1,734	$1,954	$1,986
Allowance for Credit Losses
The allowance for credit losses is established through provisions for credit losses charged against income. Loans deemed to be uncollectible are charged against the allowance for credit losses and subsequent recoveries, if any, are credited to the allowance. Traditions has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.
Traditions adopted ASC 326 January 1, 2023, which replaced the incurred loss methodology with the Current Expected Credit Loss (“CECL”) approach. CECL requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures) whereas the incurred loss approach delayed the recognition of a credit loss until it was probable a loss event was incurred.
The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Traditions uses current loan data and loss history, peer bank loss history, calculates the weighted average remaining maturity in each loan category, and plots peer history against various leading economic indicators to provide a forward-looking feature. Traditions then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses. For more information see Note 1 to the audited financial statements of Traditions, Inc. for the fiscal year ended December 31, 2023, included elsewhere in this joint proxy statement/prospectus.
At both June 30, 2024, and December 31, 2023, the allowance for credit losses amounted to $3.7 million, or 0.56%, of total loans, as compared with $7.2 million, or 1.20% of total loans, as of December 31, 2022. Traditions believes that the allowance for credit losses at June 30, 2024 and December 31, 2023 adequately reflects the expected losses over the life of the portfolio and the allowance for loan loss at December 31, 2022 was adequate to cover probable incurred losses in the loan portfolio as of such date.

The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2024	2023	2023	2022
Average loans outstanding	$670,641	$625,987	$648,332	$553,741
Gross loans outstanding at the end of the period	673,251	653,121	668,813	597,950
Allowance for credit loss at the beginning of the period	3,730	7,155	7,155	7,151
Adjustment due to the adoption of CECL	—	(3,812)	(3,812)	—
Provision for loan losses	37	(3)	380	—
Charge-offs:
Commercial	(3)	(21)	(147)	—
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	(14)	(3)	(6)	(5)
Commercial real estate	—	—	—	—
Consumer	(18)	(6)	(6)	(2)
Total charge-offs for all loan types	(35)	(30)	(159)	(7)
Recoveries:
Commercial	12	160	164	6
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	3	1	1	5
Commercial real estate	—	—	—	—
Consumer	—	1	1	—
Total recoveries for all loan types	15	162	166	11
Net (charge-offs) recoveries	(20)	132	7	4
Allowance for credit losses at the end of the period	$3,747	$3,472	$3,730	$7,155
The following table shows the allocation of the allowance for credit losses among Traditions Bank’s loan segments and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the segments in which future losses may occur. The total allowance is available to absorb losses from any loan category.
	As of June 30, 2024		As of December 31, 2023		As of December 31, 2022
(Dollars in thousands)	Amount	Percent of Total Allowance for Credit Loss	Amount	Percent of Total Allowance for Credit Loss	Amount	Percent of Total Allowance for Loan Loss
Balance of allowance for credit losses applicable to:
Commercial	$775	20.7%	$852	22.8%	$937	13.1%
Construction and land development	121	3.2%	262	7.0%	518	7.2%
Farmland	—	—%	—	—%	10	0.1%
Residential real estate	2,113	56.4%	1,787	47.9%	1,739	24.3%
Commercial real estate	735	19.6%	808	21.7%	2,388	33.4%
Consumer	3	0.1%	21	0.6%	21	0.3%
Unallocated	—	—%	—	—%	1,542	21.6%
Total allowance for credit loss	$3,747	100.0%	$3,730	100.0%	$7,155	100.0%

Securities
As of June 30, 2024, the carrying amount of securities totaled $104.4 million, a decrease of $7.4 million, compared with $111.8 million as of December 31, 2023. The carrying amount of securities at December 31, 2023, decreased $15.2 million compared with $127.0 million as of December 31, 2022. Securities represented 12.2%, 13.3% and 16.3% of total assets as of June 30, 2024, December 31, 2023 and 2022, respectively.
All of the securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.
The following table summarizes the amortized cost and fair value of the debt securities in the portfolio as of the dates shown (in thousands):
June 30, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
U.S treasury securities	$11,078	$—	$(726)	$10,352
U.S. agency securities	12,953	—	(855)	12,098
State and municipal securities	13,643	5	(1,007)	12,641
Mortgage-backed securities	57,521	1	(7,057)	50,465
Collateralized mortgage obligations	23,277	—	(4,442)	18,835
Total Available-for-Sale	$118,472	$6	$(14,087)	$104,391
December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
U.S treasury securities	$14,081	$—	$(871)	$13,210
U.S. agency securities	12,927	—	(926)	12,001
State and municipal securities	13,704	26	(825)	12,905
Mortgage-backed securities	61,337	1	(7,046)	54,292
Collateralized mortgage obligations	23,798	—	(4,389)	19,409
Total Available-for-Sale	$125,847	$27	$(14,057)	$111,817
December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
U.S treasury securities	$14,083	$—	$(1,229)	$12,854
U.S. agency securities	12,878	—	(1,236)	11,642
State and municipal securities	15,629	—	(1,019)	14,610
Mortgage-backed securities	71,618	1	(8,019)	63,600
Collateralized mortgage obligations	24,950	—	(3,504)	21,446
Total Available-for-Sale	$139,158	$1	$(15,007)	$124,152

The following tables show contractual maturities and the weighted average yields on Traditions Bank’s securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:
	Maturity as of June 30, 2024
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortize Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S treasury securities	$2,003	0.56%	$8,560	0.84%	$515	1.02%	$—	—%
U.S. agency securities	993	2.18%	11,960	1.22%	—	—%	—	—%
State and municipal securities	—	—%	928	2.58%	7,239	2.18%	5,476	3.16%
Mortgage-backed securities	2	3.36%	2,491	2.88%	16,295	1.71%	38,733	1.75%
Collateralized mortgage obligations	—	—%	39	3.08%	1,894	2.68%	21,344	1.73%
Total Available-for-Sale	$2,998	1.10%	$23,978	1.31%	$25,943	1.90%	$65,553	1.86%
	Maturity as of December 31, 2023
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S treasury securities	$3,997	0.45%	$9,028	0.80%	$1,056	1.02%	$—	—%
U.S. agency securities	985	2.18%	11,942	1.22%	—	—%	—	—%
State and municipal securities	—	—%	470	2.08%	7,733	2.23%	5,501	3.16%
Mortgage-backed securities	4	2.55%	2,681	2.93%	17,715	1.70%	40,937	1.74%
Collateralized mortgage obligations	6	3.23%	55	3.17%	1,935	2.67%	21,802	1.74%
Total Available-for-Sale	$4,992	0.79%	$24,176	1.27%	$28,439	1.89%	$68,240	1.85%
	Maturity as of December 31, 2022
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S treasury securities	$—	—%	$12,464	0.68%	$1,619	1.00%	$—	—%
U.S. agency securities	—	—%	12,878	1.29%	—	—%	—	—%
State and municipal securities	—	—%	221	3.13%	7,541	2.44%	7,867	3.18%
Mortgage-backed securities	1,923	2.24%	2,173	3.25%	20,073	1.64%	47,449	1.75%
Collateralized mortgage obligations	—	—%	138	3.43%	1,693	2.75%	23,119	1.76%
Total Available-for-Sale	$1,923	2.24%	$27,874	1.20%	$30,926	1.86%	$78,435	1.90%
Traditions Bank does not have the intent to sell any of the securities while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.
Traditions Bank does not believe that any of the debt securities are impaired due to reasons of credit quality. Unrealized losses increased $30 thousand from $(14.1) million at December 31, 2023, to $(14.1) million at June 30, 2024. Accordingly, as of June 30, 2024, December 31, 2023 and 2022, Traditions believes the impairments were due to changes in interest rates, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.
The average yield of Traditions Bank’s securities portfolio was 1.74% during the six months ended June 30, 2024, compared to 1.71% for the same period in 2023. The average yield for the year ended December 31, 2023 was 1.71% compared with 1.75% for the year ended December 31, 2022.
Deposits
Traditions Bank’s lending and investing activities are primarily funded by deposits. Traditions Bank offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.
Total deposits at June 30, 2024, were $737.9 million, an increase of $6.8 million, or 0.9%, compared with $731.1 million at December 31, 2023. Deposits at December 31, 2023, increased $58.8 million, or 8.7%, compared with $672.3 million at December 31, 2022.
	As of June 30, 2024		December 31, 2023		December 31, 2022
(Dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand, non-interest bearing	$118,621	16.1%	$120,686	16.5%	$135,805	20.2%
Demand, interest bearing	113,242	15.3%	109,073	14.9%	139,514	20.8%
Savings and money market	266,070	36.1%	249,451	34.1%	240,996	35.8%
Time, $250 and over	30,402	4.1%	33,757	4.6%	34,051	5.1%
Time, other	209,540	28.4%	218,084	29.9%	121,928	18.1%
	$737,875	100.0%	$731,051	100.0%	$672,294	100.0%
Traditions Bank’s ratio of average noninterest-bearing deposits to average total deposits was 16.1% for the six months ended June 30, 2024, and 18.8% and 22.4% for the years ended December 31, 2023 and 2022, respectively.
The following table shows the remaining maturity of time deposits of $250,000 and greater as of the dates indicated:
(Dollars in thousands)	As of June 30, 2024	December 31, 2023	December 31, 2022
Three months or less	$12,436	$11,795	$16,777
Three months through six months	7,233	8,857	8,536
Six months though twelve months	7,303	7,562	2,266
After twelve months	3,430	5,543	6,472
Total time deposits of $250,000 and greater	$30,402	$33,757	$34,051
Traditions Bank’s uninsured deposits to total deposits was 24.6% for the six months ended June 30, 2024, and 24.2% for the year ended December 31, 2023.
Borrowings
Traditions Bank has established lines of credit with financial institutions for the purchase of federal funds including an unsecured line of $7.0 million with Atlantic Community Bankers Bank. There were no borrowings outstanding on this line as of June 30, 2024, or December 31, 2023.
Traditions Bank has an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allows for it to borrow the lower of pledged collateral value (eligible loans and securities after collateral weighting) or 50% of total assets. Effective August 1, 2024, per the recent FHLB member products policy changes, the parameters were changed to the lower of pledged collateral value or 40% of total assets. The policy changes had an insignificant impact on Traditions Bank’s borrowing capacity at the FHLB. All FHLB advances are collateralized by a security agreement covering qualifying loans. As of June 30, 2024, qualifying loans totaled $520.0 million. In addition, all FHLB advances are secured by the FHLB capital stock owned by Traditions Bank having a par value of $3.3 million and $3.0 million at June 30, 2024, and December 31, 2023, respectively. As of June 30, 2024, Traditions Bank can borrow a maximum of $353.8 million from the FHLB.
Off-Balance Sheet Items
Traditions is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of Traditions Bank’s involvement in particular classes of financial instruments. Traditions Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Traditions Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.
Traditions Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Traditions Bank upon extension of credit, is based on management’s credit evaluation of the customer.
The following is a summary of the various financial instruments entered into by Traditions Bank as of the dates indicated:
(Dollars in thousands)	June 30, 2024	December 31, 2023	December 31, 2022
Commitments to grant loans	$—	$600	$7,924
Unfunded commitments under lines of credit	203,562	199,942	234,633
Letters of credit	7,863	7,167	7,872
	$211,425	$207,709	$250,429
Commitments to Extend Credit.   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.
Standby Letters of Credit.   Standby letters of credit are conditional commitments issued by Traditions Bank to guarantee the performance of a customer to a third party. Traditions Bank’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.
Liquidity and Capital Resources
Liquidity
Liquidity is the measure of Traditions’ ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the six months ended June 30, 2024, and the years ended December 31, 2023 and 2022, Traditions’ liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. Traditions has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.
The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of our average total assets for the periods indicated. Average assets were $843.5 million for the six months ended June 30, 2024, and $823.0 million and $754.4 million for the years ended December 31, 2023 and 2022, respectively.

	For the Periods Ended
	June 30, 2024	December 31, 2023	December 31, 2022
Sources of funds:
Deposits:
Noninterest-bearing	13.9%	16.0%	19.9%
Interest-bearing	72.5%	69.5%	68.8%
Short-term borrowings	0.1%	2.9%	2.2%
Long-term borrowings	4.2%	2.7%	—%
Other liabilities	1.6%	1.5%	1.2%
Shareholders’ Equity	7.7%	7.4%	7.9%
Total	100.0%	100.0%	100.0%
Use of funds:
Interest-bearing deposits in other banks	0.7%	0.3%	1.1%
Securities available-for-sale	14.6%	16.0%	19.2%
Investment in restricted bank stocks	0.4%	0.4%	0.3%
Loans held-for-sale	1.4%	1.2%	2.5%
Loans	79.5%	78.8%	73.4%
Other noninterest-earning assets	3.4%	3.3%	3.5%
Total	100.0%	100.0%	100.0%
Average noninterest-bearing deposits to average deposits	16.1%	18.8%	22.4%
Average loans to average deposits	92.0%	92.1%	82.7%
Capital Resources
Traditions Bank is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.
Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Traditions Bank’s consolidated financial statements. Traditions Bank believes, as of June 30, 2024, and December 31, 2023, that it met all of the capital adequacy requirements to which it is subject.
As of June 30, 2024, Traditions Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Traditions Bank believes has changed its prompt corrective action category.

The following table provides a comparison of Traditions Bank’s leverage and risk-weighted capital ratios as of June 30, 2024, and December 31, 2023 to the minimum and well-capitalized regulatory standards:
	Actual		For Capital Adequacy Purposes			To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount		Ratio	Amount		Ratio
Traditions Bank
As of June 30, 2024
Total Capital (to risk-weighted assets)	$81,413	12.23%	$53,274	≥	8.00%	$66,592	≥	10.00%
Tier 1 Capital (to risk-weighted assets)	$77,579	11.65%	$39,955	≥	6.00%	$53,274	≥	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	$77,579	11.65%	$29,967	≥	4.50%	$43,285	≥	6.50%
Tier 1 Capital (to quarterly average assets)	$77,579	8.97%	$34,595	≥	4.00%	$43,243	≥	5.00%
As of December 31, 2023
Total Capital (to risk-weighted assets)	$78,695	12.12%	$51,966	≥	8.00%	$64,958	≥	10.00%
Tier 1 Capital (to risk-weighted assets)	$74,803	11.52%	$38,975	≥	6.00%	$51,966	≥	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	$74,803	11.52%	$29,231	≥	4.50%	$42,223	≥	6.50%
Tier 1 Capital (to quarterly average assets)	$74,803	8.69%	$34,415	≥	4.00%	$43,019	≥	5.00%
Quantitative and Qualitative Disclosures about Market Risk
Traditions manages market risk, comprised primarily of interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Traditions Bank. This committee is composed of certain members of the Traditions Bank management team in accordance with asset liability and funds management policies approved by the full Board of Directors of Traditions Bank.
Market risk is the exposure to economic loss that arises from changes in the values of certain financial instruments. The types of market risk exposures generally managed by financial institutions include interest rate risk, equity market price risk, debt security market price risk, foreign currency price risk, and commodity price risk. Due to the nature of its domestic community banking model, foreign currency price risk and commodity price risk do not apply to Traditions Bank.
The largest component of Traditions Bank’s net income is net interest income, and the majority of its financial instruments are rate sensitive assets and liabilities with various term structures and maturities. One of the primary objectives of management is to optimize net interest income while minimizing interest rate risk. Interest rate risk is derived from timing differences in the repricing of assets and liabilities, deposit withdrawals, and differences in lending and funding rates. It is also driven, in part, by embedded optionality in the balance sheet including assumptions around deposit sensitivity (i.e., beta factors) and loan prepayments. Traditions Bank’s Asset-Liability Committee actively seeks to monitor and control the mix of interest rate sensitive assets and interest rate sensitive liabilities.
Traditions Bank uses two complementary methods to analyze and measure interest rate sensitivity as part of the overall management of interest rate risk. The methods employed are income simulation modeling and estimates of Economic Value of Equity (“EVE”). The combination of these two methods provides a reasonably comprehensive summary of the levels of interest rate risk of Traditions Bank’s exposure to time factors and changes in interest rate environments.

Income simulation modeling is used to measure interest rate sensitivity and manage interest rate risk. Income simulation considers not only the impact of changing market interest rates upon forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences, and general market conditions.
Through the use of income simulation modeling, Traditions Bank has estimated the net interest income for the next 12-month period using model data as of June 30, 2024. The Bank has also modeled changes to that estimated net interest income based upon interest rates rising or falling immediately (i.e., rate shocks). For upward rate shocks modeling a rising rate environment, current market interest rates were increased immediately by 100, 200, 300, and 400 basis points. Similarly, for downward rate shocks modeling a falling rate environment, current market rates were decreased immediately by 100, 200, 300, and 400 basis points. The table below illustrates the estimated percentage change in estimated net interest income for the next 12-month period using model data as of June 30, 2024, resulting from changes in interest rates.
EVE estimates the discounted present value of asset and liability cash flows. Discount rates are based upon market prices for comparable assets and liabilities. Upward and downward rate shocks are used to measure volatility of EVE in relation to a constant rate environment. For upward rate shocks modeling a rising rate environment, current market interest rates were increased immediately by 100, 200, 300, and 400 basis points. For downward rate shocks modeling a falling rate environment, current market interest rates were decreased immediately by 100, 200, 300, and 400 basis points. This method of measurement primarily evaluates the longer-term repricing risks and options in Traditions Bank’s balance sheet. The table below also reflects the estimated EVE at risk at June 30, 2024, resulting from the referenced shocks to interest rates.
The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:
June 30, 2024
Change in interest rates (basis points)	% Change in Net Interest Income
+400	14.6%
+300	10.9%
+200	7.4%
+100	3.7%
Base	—%
-100	(1.6)%
-200	(3.8)%
-300	(6.8)%
-400	(8.4)%
June 30, 2024
Change in interest rates (basis points)	% Change in Fair Value of Equity
+400	19.3%
+300	15.2%
+200	11.6%
+100	6.0%
Base	—%
-100	(3.4)%
-200	(8.6)%
-300	(15.3)%
-400	(22.8)%
Management believes that the assumptions and combination of methods utilized in evaluating estimated net interest income are reasonable. However, the interest rate sensitivity of Traditions Bank’s assets and liabilities, as well as the modeled impact of changes in interest rates on estimated net interest income, could vary substantially if different assumptions were to be used or actual experience were to differ from the assumptions used in the model.
Critical Accounting Policy
The consolidated financial statements of Traditions include its accounts and those of its wholly-owned subsidiary, Traditions Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.
Traditions has identified the following accounting policy and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Traditions believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. Traditions’ accounting policies are integral to understanding its results of operations.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Allowance for Credit Losses
Management considers the accounting policy relating to the allowance for credit losses to be a critical accounting policy given the inherent uncertainty in evaluating the levels of the allowance required to cover credit losses in the portfolio and the material effect that such judgments can have on the results of operations. Management believes that Traditions Bank’s policy with respect to the methodology for the determination of the allowance for credit losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. See Loans Receivable and Allowance for Credit Losses in Note 1 of the audited financial statements for additional information.
This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors. The provision for credit losses is based upon management’s evaluation of relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Traditions uses current loan data and loss history, peer bank loss history, calculates the weighted average remaining maturity in each loan category, and plots peer history against various leading economic indicators to provide a forward-looking feature. Traditions then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.
Although management uses current and relevant information available in relation to the loan portfolio, the adequacy of the allowance for credit losses remains an estimate, which is subject to significant judgment and short-term change.
The majority of Traditions Bank’s loans are secured by real estate primarily in the central Pennsylvania region. Accordingly, the collectability of a substantial portion of the carrying value of Traditions Bank’s loan portfolio is susceptible to changes in local market economic conditions and may experience adverse changes. Future adjustments to the provision for credit losses and allowance for credit losses may be necessary due to economic, operating, regulatory and other conditions beyond Traditions Bank’s control.
See Note 1 — Summary of Significant Accounting Policies in the notes to Traditions Inc.’s unaudited interim consolidated financial statements and audited financial statements included elsewhere with this document for additional information regarding accounting policies that Traditions deems significant.

DESCRIPTION OF ACNB CAPITAL SECURITIES
Under its articles of incorporation, ACNB is authorized to issue 20,000,000 shares of common stock, par value of $2.50 per share, and 20,000,000 shares of preferred stock, par value $2.50 per share. As of June 30, 2024, 8,934,495 shares of ACNB common stock were issued, 8,545,629 shares of ACNB common stock were outstanding, and no shares of ACNB preferred stock were issued or outstanding.
ACNB has no options, warrants or other rights authorized, issued or outstanding other than rights granted under ACNB’s various stock compensation and benefits plans.
Description of ACNB’s Common Stock
Dividends.   The holders of ACNB common stock share ratably in dividends when and if declared by ACNB’s board of directors from legally available funds. Declaration and payment of cash dividends by ACNB primarily depends upon cash dividend payments to it by ACNB Bank, which is ACNB’s primary source of revenue and cash flow. ACNB is a legal entity separate and distinct from ACNB Bank. Accordingly, the right of ACNB, and consequently the right of creditors and shareholders of ACNB, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary except to the extent that claims of ACNB in its capacity as a creditor may be recognized.
Voting Rights.   The holders of common stock of ACNB have exclusive voting rights in ACNB. They elect ACNB’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If ACNB issues shares of preferred stock, holders of the preferred stock may also possess voting rights.
Pre-Emptive Rights, Redemption.   Holders of ACNB common stock do not have pre-emptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Liquidation Rights.   In the event of liquidation, dissolution or winding up of ACNB, the holders of ACNB common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ACNB available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Description of ACNB’s Preferred Stock.
Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Anti-Takeover Article and Bylaw Provisions.
ACNB’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions may also render the removal of the board of directors or management of ACNB more difficult. Among other things, these provisions:
•
Require that 75% of the outstanding shares of ACNB common stock approve a merger, consolidation, liquidation, or dissolution of ACNB, which has not received prior board approval;

•
Empower ACNB’s board of directors, without shareholder approval, to issue shares of ACNB preferred stock the terms of which, including voting power, are set by ACNB’s board of directors;

•
Divide ACNB’s board of directors into three classes serving staggered three-year terms;

•
Require that shares with at least 75% of total voting power approve the repeal or amendment of certain provisions of ACNB’s articles of incorporation;

•
Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

•
Restrict the ability of shareholders to call special meetings;

•
Eliminate cumulative voting in the election of directors; and,

•
Permit the board to consider pertinent issues when opposing a tender, or other offer, for ACNB’s securities.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of ACNB’s shareholders are currently governed by the PBCL and ACNB’s articles of incorporation and bylaws and will continue to be governed by the PBCL and ACNB’s articles of incorporation and bylaws following completion of the merger. The rights of Traditions’ shareholders are currently governed by the PBCL and Tradition’s articles of incorporation and bylaws. Upon completion of the merger, Traditions shareholders will become ACNB shareholders, and their rights will be governed by the PBCL and ACNB’s articles of incorporation and bylaws. Certain differences in the rights of shareholders arise from differences between ACNB’s and Traditions’ articles of incorporation and bylaws.
The following is a summary of material differences in the rights of ACNB’s shareholders and Traditions’ shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the PBCL and the respective articles of incorporation and bylaws of ACNB and Traditions.
Number of Authorized Shares of Capital Stock
ACNB.   ACNB’s articles of incorporation authorize 20,000,000 shares of common stock, par value $2.50 per share and 20,000,000 shares of preferred stock, par value $2.50 per share.
Traditions.   Traditions’ articles of incorporation authorize 14,986,454 shares of capital stock divided into two classes consisting of 9,996,684 shares of common stock, par value $1.00 per share, and 4,989,770 shares of preferred stock, par value $1.00 per share.
Preferred Stock
ACNB.   ACNB’s articles of incorporation authorize that preferred stock may be issued from time to time by the board of directors as provided in ACNB’s articles of incorporation in one or more series. The designations, relative rights, preferences and limitations of the preferred stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.
Traditions.   Traditions’ articles of incorporation authorizes preferred stock which may, from time to time, be divided into and issued in one or more series of shares, each of which series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares within any series of preferred stock shall be identical. There may be variations between different series of preferred stock, namely, the rate of dividend, the right of redemption, and the price at, and the terms and conditions on which shares may be redeemed, the amounts payable upon shares in event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares, the right of conversion, and the terms and conditions on which shares may be converted in the event the shares of any series of preferred stock are issued with the privilege of conversion. Different series of preferred stock shall not be construed to constitute different classes of shares for the purpose of voting by classes under the PBCL.
Annual Meeting of Shareholders
ACNB.   ACNB’s bylaws provide that the annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the registered corporate office, or any convenient place duly authorized by the board of directors, at such time as the board of directors shall fix; but if no such election is held on that day, it may be held at any regular adjournment of the meeting or at a subsequent special meeting called in accordance with the provisions of the laws of the Commonwealth of Pennsylvania. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.
Traditions.   Traditions’ bylaws provide that the annual meeting of the shareholders for the election of Directors shall be held at such place within the Commonwealth and at such time as the Board of Directors shall fix.

Special Meeting of Shareholders
ACNB.   ACNB’s bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, or by the shareholders entitled to cast at least one-third (1/3) of the vote which all shareholders are entitled to cast at the particular meeting.
Traditions.   Traditions’ bylaws provide that special meetings of the shareholders may be called at any time only by the Chief Executive Officer, by the board of directors or by shareholders entitled to cast at least one-fifth (1/5) of the votes which all shareholders are entitled to cast at the particular meeting.
Informal Action by Shareholders
ACNB.   The PBCL provides that unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose. The consent or consents must be filed with the minutes of the proceedings of the shareholders.
Traditions.   Traditions’ bylaws provide that no action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting and the power of the shareholders to consent in writing to action without a meeting is specifically denied.
Advance Notice Requirement for New Business to be Conducted at Annual Meeting
ACNB.   The PBCL provides that if the bylaws of a corporation impose a fair and reasonable requirement of advance notice of proposals to be made by a shareholder at an annual meeting, only proposals for which advance notice has been properly given may be acted upon at the meeting. Shareholders who wish to include their proposal in the proxy materials of ACNB must comply with the timing and information requirements of the SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934.
Traditions.   Traditions’ bylaws provide that except as otherwise provided by law or in its bylaws, or except as permitted by the Chairman of the meeting in the exercise of his sole discretion in any specific instance, the business which shall be voted upon or discussed at any annual or special meeting of the shareholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given by Traditions; (ii) be brought before the meeting at the direction of the board of directors; (iii) be brought before the meeting by the chairman of the meeting unless a majority of the directors then in office object to such business being conducted at the meeting; (iv) in the case of a special shareholders’ meeting called by a shareholder or shareholders in accordance with law or the bylaws, have been specified in the written notice of such meeting (or any supplement thereto); or (v) in the case of an annual meeting of shareholders have been specified in a written notice given to Traditions by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the “shareholder notice”), in accordance with all of the requirements set forth in Traditions’ bylaws.
Each shareholder notice must be delivered to, or mailed and received at, the principal executive offices of Traditions addressed to the attention of the secretary (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety (90) days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the fifth business day following the day on which notice of the date of the meeting was mailed. Each such shareholder notice must set forth (A) the name and address of the shareholder who intends to bring the business before the annual meeting (“proposing shareholder”); (B) the name and address of the beneficial owner, if different than the proposing shareholder, of any of the shares owned of record by the proposing shareholder (“beneficial owner”); (C) the number of shares of each class and series of shares of Traditions which are owned of record and beneficially by the proposing shareholder and the number which are owned beneficially by any beneficial owner; (D) any interest (other than an interest solely as a shareholder) which the proposing shareholder or a beneficial owner has in the business being proposed by the proposing shareholder; (E) a description of all arrangements and understandings between the proposing shareholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the shareholder notice is being made; (F) a description of the business which the proposing shareholder seeks to bring before the annual meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the proposing shareholder proposes that Traditions adopt; and (G) a representation that the proposing shareholder is at the time of giving the shareholder notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of Traditions entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the shareholder notice before the meeting. The chairman of the meeting may, in his sole discretion, refuse to acknowledge any business proposed by a shareholder which the chairman determines is not made in compliance with the foregoing procedure.
Nomination of Directors
ACNB.   ACNB’s bylaws provide that nominations for election to the board of directors of ACNB may be made by the board of directors or by any shareholder of any outstanding class of capital stock of ACNB entitled to vote for the election of directors. Any shareholder who intends to nominate or cause to have nominated any candidate for election to the board of directors, other than any candidate nominated by the board of directors of ACNB, shall so notify the secretary of ACNB in writing not less than fourteen (14) days prior to the date of any meeting of the shareholders of ACNB called for the election of directors. In such notification, the class of directors to which each proposed nominee is nominated must be specified, if more than one class of directors is to be elected at any meeting of the shareholders called for the election of directors.
In addition, such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and residence address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of stock of ACNB beneficially owned by each proposed nominee; (e) the total number of shares of stock of ACNB that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and, (g) the number of shares of stock of ACNB beneficially owned by the notifying shareholder.
Any nomination for director not made in accordance with ACNB’s bylaws shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one (1) shareholder, if at least one (1) nomination for such person complies with ACNB’s bylaws the nomination shall be honored and all votes cast for such nominee shall be counted.
Traditions.   Traditions’ bylaws provide that nominations for the election of directors may be made by the board of directors, by a committee appointed by the board of directors with authority to do so, by the chairman of the board if there is one, by the president or by any shareholder of record entitled to vote in the election of directors who is a shareholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected; provided, however, that with respect to a nomination made by a shareholder, such shareholder must provide timely written notice to the secretary of Traditions in accordance with the following requirements:

(a)
To be timely, a shareholder’s notice of a nomination must be delivered to, or mailed and received at, the principal executive offices of Traditions’ addressed to the attention of the Secretary (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, no less than sixty (60) days nor more than ninety (90) days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the fifth (5th) day following the’ day on which notice of the date of the meeting was mailed; and

(b)
Each such written notice must set forth: (i) the name and address of the shareholder who intends to make the nomination (“nominating shareholder”); (ii) the name and address of the beneficial owner, if different than the nominating shareholder, of any of the shares owned of record by the nominating shareholder (“beneficial holder”); (iii) the number of shares of each class and series of shares of the Corporation which are owned of record and beneficially by the nominating shareholder and the number which are owned beneficially by any beneficial holder; (iv) a description of all arrangements and understandings between the nominating shareholder and any beneficial holder and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; (v) the name and address of the person or persons to be nominated; (vi) a representation that the nominating shareholder is at the time of giving of the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of Traditions entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; would, have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, if such rules were applicable to Traditions; and (viii) the written consent of each nominee to serve as a director of Traditions if so elected. The chairman of the meeting may, in his sole direction, refuse to acknowledge the nomination of any person, which the chairman determines is not made in compliance with the foregoing procedure.

Qualifying Shares
ACNB.   ACNB’s bylaws provide that every director must be a shareholder of ACNB and, during the full term of his or her directorship, shall own a minimum of one thousand five hundred (1,500) shares of common stock of ACNB. Any director shall forthwith cease to be a director when he or she no longer holds such shares, which fact shall be reported to the board of directors by the secretary, whereupon the board of directors shall declare the seat of such director vacated.
Traditions.   Neither Traditions’ articles of incorporation nor bylaws provide for qualifying shares in order to be a member of the board of directors.
Number of Directors and Classes
ACNB.   ACNB’s bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25). The board of directors shall be classified into three (3) classes (Class 1, Class 2 and Class 3), each class to be elected for a term of three (3) years. The terms of the respective classes shall expire in successive years. The board of directors shall have the sole discretion to increase the number of Directors that shall constitute the whole board of directors. Within the foregoing limits, the board of directors may from time to time fix the number of directors and their respective classifications. Each class shall consist as nearly as possible of one-third (1/3) the number of the whole board of directors. Nothing herein should be construed to require exact equality in the number of directors in each class.
Traditions.   Traditions’ articles of incorporation and bylaws provide that Traditions shall be managed by a board of directors not less than five (5) nor more than twenty-five (25) in number who shall hold office until their successors are duly elected and qualified. The number of directors to serve on the board shall be fixed by the board of directors, from time to time; provided, however, that the board may not increase the number of Directors serving on the board by more than two (2) in any twelve (12) month period. The directors shall be divided into three (3) classes, each class as nearly equal in number as possible. At each annual meeting of the shareholders held for the election of directors, the number of directors of the class whose terms are to expire shall be elected to serve for a period of three (3) years.
Age Limitation
ACNB.   ACNB’s bylaws provide that no director or nominee shall stand for election, be appointed, or be eligible to serve as a director, if as of the date of election or appointment, he or she shall have attained the age of seventy-two (72) years old. Any director who attains the age of seventy-two (72) years old during his or her term of office may continue to serve as a Director until the annual meeting at which the term of his or her class of directors expires and their successors are duly elected.
Traditions.   Neither Traditions’ articles of incorporation nor bylaws provide for an age limitation in order to be a member of the board of directors.
Mandatory Tender Offer by a 25% Shareholder
ACNB.   Neither Traditions’ articles of incorporation nor bylaws require a mandatory tender offer by a 25% shareholder.
Traditions.   Tradition’s articles of incorporation requires that if any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of Tradition having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of Traditions entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of Traditions issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of Traditions having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding capital stock of Traditions. Such offer shall provide that the purchase price for such shares shall be payable in cash: These provisions of shall not apply if 80% or more of the members of the board of directors of Traditions approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of Traditions having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of Traditions. These provisions shall be in addition to and not in lieu of any rights granted under the PBCL, as amended. Nothing in shall relieve any corporation, person, entity or group from any obligation to obtain approval for any acquisition of beneficial ownership of capital stock of Traditions as may be required by the PBCL and any other applicable law or regulation.
Fundamental Changes to Corporation
ACNB.   ACNB’s articles of incorporation provide that no merger, consolidation, liquidation or dissolution of ACNB, or any action that would result in the sale or other disposition of all or substantially all of the assets of ACNB shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock of ACNB or the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of ACNB, provided that such transaction has received the prior approval of at least seventy-five (75%) of the board of directors. Article 9 of ACNB’s articles of incorporation shall not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of common stock of ACNB.
Traditions.   Tradition’s articles of incorporation provide that except as set forth below, the affirmative vote of at least 80 percent (80%) of the votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least sixty-six and two·-thirds percent (66 2∕3%) of the outstanding shares of such class (or such greater amount as required by the provisions of the articles of incorporation establishing such class) shall be required to approve any of the following:
(a)
any merger or consolidation of the Corporation with or into any other institution;

(b)
any share exchange in which an institution, person or entity acquires the issued or outstanding shares of capital stock of Traditions pursuant to a vote of shareholders;

(c)
any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Traditions to any other institution, person or entity; or

(d)
any transaction similar to, or having similar effect as, any of the foregoing transactions.

The board of directors of Traditions shall have the power and duty to determine on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above. Any such determination shall be conclusive and binding for all purposes.
Traditions may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of at least 80 percent (80%) of the votes which all shareholders are entitled to cast.
Notwithstanding the above provisions, the affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the votes which all shareholders are entitled to cast shall be sufficient to approve any of the foregoing transactions which is approved in advance by 80 percent (80%) of the members of the board of directors of Traditions, at a meeting duly called and held.
Amendments to the Articles of Incorporation
ACNB.   Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation. However, ACNB’s articles of incorporation provide that article 7 (related to the shareholder vote required to approve, mergers consolidations, liquidations or dissolutions) shall not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of common stock of ACNB.
Traditions.   Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation. However, Traditions’ articles of incorporation provide that articles 7 (related to the shareholder vote required to approve, mergers consolidations, liquidations or dissolutions), 10 (related to lack of preemptive rights), 11 (related to mandatory indemnification for directors, officers, employees and agents), 12 (related to the shareholder vote required to approve mergers or consolidations, share exchanges, sales, leases, exchanges or transfers of assets) 13 (related to opposition to tender or other offers), 14 (related to the requirement any one acquiring 25% or more of all votes entitled to be cast offer to purchase all outstanding shares of common stock) may not be amended unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of common stock of Traditions.
Amendments to the Bylaws
ACNB.   ACNB’s bylaws provide that ACNB’s bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the board of directors at any regular or special meeting of the board duly convened. The PBCL provides that the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation.
Traditions.   Traditions’ articles of incorporation provides that the power to make, alter, amend and repeal the Bylaws is expressly vested in the board of directors (except as to those bylaws for which the power to amend is exclusively vested in the shareholders by law), subject however to the right of the shareholders to change such action. Traditions’ bylaws provide that they may be altered, amended, added to or repealed by (a) the affirmative vote of the holders of sixty-six and two thirds percent (66 2∕3%) of the shares entitled to be cast at any regular meeting or special meeting of shareholders duly convened after notice to the shareholders of that purpose or (b) the majority vote of the board of directors at any regular meeting of the Board, or at any special meeting of the board called for that purpose, except that the board shall not make or alter any bylaws fixing their qualifications, classification or term of office, and subject, however, to the power of the shareholders to change any such action of the board of directors by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2∕3%) of the shares entitled to be cast.

Record Date
ACNB.   ACNB’s bylaws provide that the board of directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares.
Traditions.   Traditions’ bylaws provide that the board of directors may fix a date for the determination of the shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights or a date for any change, conversion or exchange of shares by fixing a record date not more than sixty (60) days prior thereto.

PROPOSAL 2:
ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETINGS
In the event that ACNB does not have sufficient votes to approve the issuance of ACNB common stock in connection with the merger at the ACNB special meeting or Traditions does not have sufficient votes to approve and adopt the reorganization agreement and the merger at the Traditions special meeting, each intends to adjourn or postpone its special meeting to permit further solicitation of proxies. ACNB and Traditions can only use proxies it receives at the time of their respective special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to their respective shareholders as a separate matter for consideration.
At both the ACNB special meeting and the Traditions special meeting, approval of the adjournment or postponement proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the adjournment or postponement proposal.
The boards of directors of ACNB and Traditions recommend that their respective shareholders vote FOR the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If ACNB or Traditions adjourns or postpones its special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS
The consolidated financial statements of ACNB Corporation as of December 31, 2023 and 2022 and for each of the years then ended, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated by reference in this joint proxy statement/prospectus. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Traditions, as of and for the years ended December 31, 2023 and 2022, included in this joint proxy statement/prospectus and in the registration statement, have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
The validity of the ACNB common stock to be issued in the merger and certain other legal and certain tax matters relating to the merger are being passed upon for ACNB by Bybel Rutledge LLP, Lemoyne, Pennsylvania. Certain legal and tax matters relating to the merger are being passed upon for Traditions by Pillar Aught LLC, Harrisburg, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION
ACNB files annual, quarterly or current reports, proxy and information statements, or other information with the SEC. ACNB files these reports with the SEC under the Securities Exchange Act of 1934, as amended. You may retrieve this information at the SEC’s Internet website at http://www.sec.gov. In addition, ACNB’s SEC filings are also available on its website at https://investor.acnb.com. The information on ACNB’s website is not incorporated into this joint proxy statement/prospectus.
ACNB filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the ACNB common stock offered to the Traditions shareholders in connection with the merger. This joint proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC’s principal office in Washington, D.C. or through the SEC’s Internet website. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows ACNB to “incorporate by reference” the information it files with the SEC. This permits ACNB to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this joint proxy statement/prospectus and any information filed with the SEC by ACNB after the date of this joint proxy/prospectus until the date of the ACNB and Traditions special meetings which will automatically be deemed to update and supersede this information. The following documents, filed with the SEC by ACNB, are incorporated by reference in this document:
•
ACNB’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 14, 2024.

•
ACNB’s Proxy Statement for its 2024 annual meeting of shareholders, filed with the SEC on April 2, 2024, to the extent incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2023.

•
ACNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 9, 2024 and June 30, 2024, filed with the SEC on August 8, 2024.

•
ACNB’s Current Reports on Form 8-K, filed with the SEC on February 21, March 20, May 9, July 24 and July 24, 2024.

ACNB also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the earlier of the date of the ACNB and Traditions special meetings or the termination of the reorganization agreement; provided, however, that ACNB is not incorporating any information deemed “furnished” but not “filed.” The incorporated documents are deemed part of this joint proxy statement/prospectus as of the date of filing of each document.
Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. You should read all information appearing in this joint proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this joint proxy statement/prospectus is qualified in its entirety by the information in those documents.
You may obtain copies of the information incorporated by reference in this document. (See “How to Obtain More Information” in this document for information on how to make a request for information.)

All information contained or incorporated by reference in these materials about ACNB was supplied or verified by ACNB. All information contained in these materials about Traditions was supplied or verified by Traditions.
You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2024. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of Traditions nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.
OTHER BUSINESS
As of the date of this document, ACNB’s and Traditions’ boards of directors know of no matters that will be presented for consideration at the special meetings other than as described in this document. However, if any other matter ancillary to the conduct of the meetings properly comes before the special meetings or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of ACNB’s or Traditions’ management.

CONSOLIDATED FINANCIAL STATEMENTS OF TRADITIONS BANCORP, INC.

Independent Auditor’s Report
Board of Directors
Traditions Bancorp, Inc.
York, Pennsylvania
Opinion
We have audited the consolidated financial statements of Traditions Bancorp, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, the Company has elected to change its method of accounting for the repurchase and constructive retirement of its common stock during the year ended December 31, 2022.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2023, the Company changed its method of accounting for the allowance for credit losses due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments — Credit Losses (“ASC 326”).
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Philadelphia, Pennsylvania
February 23, 2024

Traditions Bancorp, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
December 31,	2023	2022
Assets
Cash and due from banks	$5,349	$5,842
Interest bearing deposits	7,606	2,010
Cash and cash equivalents	12,955	7,852
Securities available-for-sale	111,817	124,152
Loans held-for-sale	7,213	10,631
Loans receivable, net of allowance for credit losses 2023: $3,730 2022: $7,155	665,083	590,795
Investment in restricted bank stocks	3,072	2,820
Property and equipment, net	7,734	7,440
Operating leases right-of-use assets	3,090	2,730
Accrued interest receivable	2,928	2,215
Other assets	26,181	28,198
Total Assets	$840,073	$776,833
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$120,686	$135,805
Interest bearing	610,365	536,489
Total Deposits	731,051	672,294
Short-term borrowings	—	31,249
Long-term borrowings	32,500	5,000
Operating leases liabilities	3,257	2,869
Other liabilities	9,479	8,438
Total Liabilities	776,287	719,850
Commitments and contingencies (see Note 12)
Shareholders’ Equity
Common stock, par value $1 per share; 9,996,684 shares authorized; issued and outstanding 2,736,544 shares in 2023 and 2,787,510 shares in 2022	2,737	2,788
Surplus	34,673	34,297
Retained earnings	37,459	31,753
Accumulated other comprehensive loss	(11,083)	(11,855)
Total Shareholders’ Equity	63,786	56,983
Total Liabilities and Shareholders’ Equity	$840,073	$776,833
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Income
(in thousands, except share data)
Years Ended December 31,	2023	2022
Interest Income
Loans receivable, including fees	$37,730	$25,379
Securities:
Taxable	1,812	1,871
Tax-exempt	309	358
Federal funds sold and other	393	161
Total Interest Income	40,244	27,769
Interest Expense
Deposits	12,060	2,138
Federal funds purchased and short-term borrowings	1,304	525
Long-term borrowings	1,031	6
Total Interest Expense	14,395	2,669
Net interest income	25,849	25,100
Provision for Credit Losses	424	—
Net Interest Income After Provision for Credit Losses	25,425	25,100
Noninterest Income
Service charges on deposits	379	326
Gain on sale of loans	3,568	4,686
Electronic banking income	754	716
Income from bank owned life insurance	371	341
Asset management referral fees	257	264
Trading fees	92	16
Other	328	322
Total Noninterest Income	5,749	6,671
Noninterest Expenses
Salaries and employee benefits	15,612	15,637
Occupancy and equipment	3,102	2,900
Advertising and marketing	538	567
Professional fees	798	791
Data processing	1,302	1,175
FDIC deposit insurance	634	398
Bank shares tax	187	258
Loan expenses	481	466
Director fees	405	402
Charitable contributions	518	540
Other	1,533	1,597
Total Noninterest Expenses	25,110	24,731
Income before income taxes	6,064	7,040
Income Tax Expense	1,135	1,294
Net Income	$4,929	$5,746
Earnings per Share, Basic	$1.78	$2.03
Earnings per Share, Diluted	1.77	2.01
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)
Years Ended December 31,	2023	2022
Net Income	$4,929	$5,746
Other Comprehensive Income (Loss), Net of Income Tax
Unrealized gains (losses) arising on available-for-sale securities, net of income tax (benefit) of $204 and ($3,205), respectively	772	(12,059)
Other comprehensive income (loss), net of income tax	772	(12,059)
Total Comprehensive Income (Loss)	$5,701	$(6,313)
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Shareholders’ Equity
(in thousands, except share data)
	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, December 31, 2021	2,840,484	$2,840	$33,845	$28,259	$204	65,148
Net income	—	—	—	5,746	—	5,746
Other comprehensive loss, net of taxes	—	—	—	—	(12,059)	(12,059)
Stock repurchased	(74,517)	(74)	—	(1,579)	—	(1,653)
Stock withheld for payment of taxes	(2,402)	(1)	(50)	—	—	(51)
Stock-based compensation awards	19,591	19	463	—	—	482
Exercise of stock options	4,354	4	39	—	—	43
Cash dividends paid ($0.24 per share)	—	—	—	(673)	—	(673)
Balance, December 31, 2022	2,787,510	$2,788	$34,297	$31,753	$(11,855)	$56,983
Net income	—	—	—	4,929	—	4,929
Adjustment due to the adoption of ASC 326, net of tax	—	—	—	2,926	—	2,926
Other comprehensive income, net of taxes	—	—	—	—	772	772
Stock repurchased	(76,015)	(76)	—	(1,270)	—	(1,346)
Stock withheld for payment of taxes	(2,945)	(3)	(49)	—	—	(52)
Stock-based compensation awards	22,194	22	373	—	—	395
Exercise of stock options	5,800	6	52	—	—	58
Cash dividends paid ($0.32 per share)	—	—	—	(879)	—	(879)
Balance, December 31, 2023	2,736,544	$2,737	$34,673	$37,459	$(11,083)	$63,786
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Years Ended December 31,	2023	2022
Cash Flows from Operating Activities
Net income	$4,929	$5,746
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	424	—
Depreciation and amortization expense	801	769
Amortization of securities, net	309	486
Amortization of operating lease right-of-use asset	527	577
Gain on sale of loans	(3,568)	(4,686)
Proceeds from sale of loans	182,188	222,482
Loans originated for sale	(175,202)	(210,036)
Deferred loan (fees) costs, net	(33)	228
Loss on sale of fixed assets	1	—
Deferred income tax benefit	(280)	(109)
Stock-based compensation expense	395	482
Net increase in cash surrender value of bank-owned life insurance	(371)	(341)
Decrease (increase) in accrued interest receivable and other assets	973	(5,339)
Decrease in operating lease liabilities	(499)	(564)
Increase in other liabilities	889	4,981
Net Cash Provided by Operating Activities	11,483	14,676
Cash Flows from Investing Activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	13,002	18,815
Purchase of securities available-for-sale	—	(18,529)
Net redemption of investment in restricted bank stocks	(252)	(1,560)
Net increase in loans	(70,823)	(78,869)
Purchases of property and equipment	(1,096)	(234)
Net Cash Used in Investing Activities	(59,169)	(80,377)
Cash Flows from Financing Activities
Net increase (decrease) in deposits	58,757	(5,005)
Net (decrease) increase in short-term borrowings	(31,249)	31,249
Proceeds of long-term borrowings	27,500	5,000
Stock withheld for payment of taxes	(52)	(51)
Common stock repurchased	(1,346)	(1,653)
Exercise of stock options	58	43
Cash dividends paid	(879)	(673)
Net Cash Provided by Financing Activities	52,789	28,910
Net increase (decrease) in cash and cash equivalents	5,103	(36,791)
Cash and Cash Equivalents, Beginning of Year	7,852	44,643
Cash and Cash Equivalents, End of Year	$12,955	$7,852
Supplementary Cash Flows Information
Interest paid	$12,805	$2,201
Income taxes paid	1,250	1,625
Operating cash flows from operating leases	668	576
Increase to retained earnings for adoption of new accounting standard	2,926	—
Initial recognition of operating lease right of use assets and liabilities	887	243
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
1.
Summary of Significant Accounting Policies

The accounting policies discussed below are followed by Traditions Bancorp, Inc. (the “Company”). These policies are in accordance with accounting principles generally accepted in the United States of America and conform to common practices in the banking industry.
Nature of Operations
Traditions Bank (the “Bank”) is a Pennsylvania-chartered commercial bank that is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation and was incorporated on March 14, 2002 and commenced operations on October 28, 2002 as York Traditions Bank. In June 2014, York Traditions Bank began trading its stock on the OTC Markets under the trading symbol YRKB.
On May 1, 2021, York Traditions Bank formed a holding company, Traditions Bancorp, Inc. All shareholders in York Traditions Bank received one share of the Company in exchange for each share in York Traditions Bank. Following the formation of Traditions Bancorp, Inc., the Bank’s name was changed to Traditions Bank. Traditions Bancorp, Inc. immediately began trading its stock on the OTC Markets under the symbol TRBK.
The Company owns 100% of the stock in Traditions Bank. Traditions Bank operates as a traditional community bank serving the Central Pennsylvania market with an emphasis on commercial and consumer banking.
Recent Accounting Pronouncements
Accounting Standards Codification (ASC) Topic 326: Financial Instrument — Credit Losses (ASC 326). On January 1, 2023, the Company adopted ASC 326 which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees and other similar instruments. In addition, ASC 326 makes changes to the accounting for credit-related impairment of available-for-sale debt securities by eliminating other-than-temporary impairment charges. Following the expected loss model, credited-related losses on available-for-sale debt securities will be reflected as a valuation allowance for credit losses on those securities.
Accrued interest for all financial instruments is included in a separate line on the face of the Consolidate Balance Sheets. The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
In adopting ASC 326, the Company utilized the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Accordingly, a cumulative effect transition adjustment was applied to the opening balance of retained earnings, effective January 1, 2023. Prior periods have not been restated and continue to be presented under the incurred loss methodology. The transition adjustment of the adoption of CECL included a decrease in the allowance for credit losses on loans of $3,812,000 and an increase in the allowance for credit losses on unfunded loan commitments of $108,000 which resulted in a $2,926,000 after tax increase to retained earnings. The tax effect resulted in a $778,000 decrease to deferred tax assets. There are no credit losses in the available-for-sale security portfolio.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
A summary of the financial statement impact upon adoption of ASC 326 is as follows (in thousands):
	Financial Statement Impact of Adoption
(in thousands)	Balance 12/31/2022	Transition Adjustment	Balance 1/1/2023
Assets:
Allowance for credit losses on loans:
Commercial	$(937)	$54	$(883)
Construction and land development	(518)	437	(81)
Farmland	(10)	9	(1)
Residential real estate	(1,739)	245	(1,494)
Commercial real estate	(2,388)	1,535	(853)
Consumer	(21)	(10)	(31)
Unallocated	(1,542)	1,542	—
Liabilities:
Allowance for credit losses on unfunded loan commitments	10	108	118
Retained earnings:
Total pre-tax impact	(7,165)	3,704	(3,461)
Tax impact (deferred)	749	(778)	(29)
Increase (decrease) to retained earnings	(6,416)	2,926	(3,490)
ASU 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.   The amendments contained in this Accounting Standards Update (ASU) eliminate the accounting guidance for troubled debt restructurings by creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This ASU also requires entities to disclose current period gross write-offs by year of origination for financing receivables. The Company adopted ASU 2022-02 effective January 1, 2023 using a modified retrospective transition approach for the amendments related to the recognition and measurement of troubled debt restructurings. The impact of the adoption resulted in no change to the allowance for credit losses as there were no troubled debt restructurings for 2022.
ASC Topic 848: Reference Rate Reform (ASC 848).   On January 1, 2023, the Company adopted ASC 848, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by the discontinuation of the London Interbank Offered Rate or by another reference rate expected to be discontinued because of the reference rate reform. The adoption of Topic 848 did not have a material impact on our consolidated financial statements.
Subsequent Events
The Company has evaluated events and transactions occurring subsequent to the consolidated balance sheet date of December 31, 2023 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through February 23, 2024, the date these consolidated financial statements were available to be issued.
Change in Accounting Policy
During 2022, the Company changed its method of accounting for the repurchase and constructive retirement of its common stock to charge any excess of repurchase price over par entirely to Retained Earnings in recognition of the fact that an entity can always capitalize or allocate retained earnings for such purposes. Previously, any excess of repurchase price over par was allocated between Surplus and Retained Earnings. The Company determined this method is preferable given lack of information to appropriately apply the former method without undue cost and effort.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.
Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with businesses and individuals throughout its market area, which consists of branch and loan origination offices in York, Lancaster and Dauphin Counties in Central Pennsylvania. The types of securities in the Company’s investment portfolio and the types of loans the Company makes to its customers are discussed later in Note 1.
The Company monitors potential concentrations of loans to particular borrowers or groups of borrowers, industries, and geographic regions. The Company also monitors exposures to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan to value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. The Company has determined that there is no concentration of credit risk associated with its lending policies or practices.
Presentation of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and short-term investments purchased with an original maturity date of three months or less. Generally, federal funds are purchased or sold for one-day periods.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of cash and due from banks and interest-bearing deposits with other banks, which includes restricted cash. Restricted cash includes cash balances provided as collateral on derivative contracts. The Company was not required to maintain restricted cash balances as collateral on derivative contracts at December 31, 2023 and 2022.
Loans Held-for-Sale
Loans held-for-sale consist of residential mortgages. All residential mortgages held-for-sale are sold with servicing released.
Fair Value Option
Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Subtopic 825-10 permits entities to measure many financial instruments and certain other items at fair value and requires certain disclosures for items for which the fair value option is applied.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The Company records mortgage loans held-for-sale at fair value. The Company measures mortgage loans held-for-sale at fair value to more accurately reflect the performance of its entire mortgage banking activities in its consolidated financial statements. Derivative financial instruments related to these activities are also recorded at fair value, as detailed in Note 8, “Derivative Financial Instruments.” The Company determines fair value for its mortgage loans held-for-sale based on the price that secondary market investors would pay for loans with similar characteristics, including interest rate and term, as of the date fair value is measured. Changes in fair value during the period are recorded as components of gain on sale of loans on the Consolidated Statements of Income. Interest income earned on mortgage loans held-for-sale is classified within interest income on the Consolidated Statements of Income.
The following presents a summary of the Company’s fair value elections and their impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 (in thousands):
	Cost	Fair Value	Consolidated Balance Sheets Classification	Fair Value Adjustment Gain	Consolidated Statements of Income Classifications
December 31, 2023
Mortgage loans held-for-sale	$7,006	$7,213	Loans held-for-sale	$207	Gain on sale of loans
December 31, 2022
Mortgage loans held-for-sale	$10,428	$10,631	Loans held-for-sale	$203	Gain on sale of loans
Securities
The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each consolidated balance sheet date. As of December 31, 2023 and 2022, all debt securities in the portfolio are classified as available-for-sale and are recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income or loss. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains and losses on the sale of securities are determined using the specific identification method and recorded on the trade date in the noninterest income section of the Consolidated Statement of Income.
The investment portfolio is classified into the following major security types: U.S. treasury securities, U.S. agency securities, State and municipal securities, Mortgage-backed securities, and Collateralized mortgage obligations.
All state and municipal securities undergo an initial and ongoing credit analysis. The analysis includes the review of various financial and demographic information. All municipal securities have a minimum evaluation rating of “A” or higher.
All mortgage-backed securities and collateralized mortgage obligations held by the Company are guaranteed by Ginne Mae, a U.S. government agency, or a government sponsored enterprise (GSEs) Fannie Mae or Freddie Mac. These securities are explicitly guaranteed by the U.S. government or guaranteed by the GSEs that have credit ratings and perceived credit risk comparable to the U.S. government, are highly rated by major rating agencies, and have a history of no credit losses.
For available-for-sale debt securities with an unrealized loss position, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with the establishment of an allowance under CECL compared to a direct write down of the security under the previously applicable incurred loss methodology. For available-for-sale debt securities that do not meet the criteria, the Company evaluates whether any decline in fair value is due to the credit loss factors.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
In making this assessment, management considers any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit loss is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Prior to the adoption of CECL, management evaluated securities for other-than-temporary impairment (“OTTI”) on at least an annual basis, and more frequently when economic or market concerns warranted such evaluation. Declines in fair value of debt securities below their cost that are deemed to be other-than temporary are separated into (a) the amount of the total OTTI related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total OTTI related to all other factors. The amount of the total OTTI related to the credit loss is recognized in earnings. The amount of the total OTTI related to all other factors is recognized in other comprehensive loss. In estimating OTTI losses, management considered (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the debt security prior to any anticipated recovery in fair value.
Loans Receivable and Allowance for Credit Losses
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is amortizing these amounts over the contractual life of the loan.
The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90-days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date.
When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. The amount of accrued interest reversed against interest income totaled $116,000 and $30,000 for the year ended December 31, 2023 and 2022, respectively. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt.
The Company’s loan portfolio is segmented to an appropriate level of disaggregation to allow management to monitor the performance of the borrowers and measure credit risk. Segments are based on the underlying collateral types. For disclosure purposes, the Company does not differentiate between segments and classes. Loans secured by real estate may be made for commercial or consumer purposes.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The loans receivable portfolio is segmented into the following:
Commercial
Commercial loans may be secured or unsecured. Collateral often includes accounts receivable, inventory, and equipment. Repayment is dependent on the successful operation of the borrower’s business and is often susceptible to higher risk during an economic downturn. Commercial loans generally have greater credit risk compared to residential real estate and consumer loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.
Construction and Land Development
Construction and land development loans generally carry greater credit risk as payment expectations are dependent upon the successful and timely completion of the construction, sales of the subject property, and the operation of the related business. As a result, such loans may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
Farmland and Residential Real Estate
Loans secured by farmland and 1-4 family residential properties have risks depending on the underlying purpose. Loans for consumer purposes are dependent on the creditworthiness of the individual borrower. Loans for a commercial purpose may be dependent on the borrower’s ability to generate a sufficient level of occupancy to produce sufficient rental income or may be dependent on the successful operation of the borrower’s business. The Company requires a maximum loan to value on these loans depending on the collateral type. The loan to value ratio ranges from 90% for a primary residence 1-4 family residential property to 50% for raw farmland.
Commercial Real Estate
Commercial real estate loans secured by nonfarm nonresidential real estate can be owner- or non-owner-occupied. Commercial real estate loans generally have greater credit risk as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Multi-family and non-owner-occupied share similar risk characteristics as repayment is based on occupancy levels and cash flows. Non-owner occupied commercial real estate loans are required to maintain a 75% loan to value ratio and a debt service coverage ratio of 1.2 — 1.4 times depending on collateral type. Owner-occupied nonfarm, nonresidential real estate is dependent on the successful operation of the borrower’s business and requires a loan to value ratio of 80% and a debt service coverage ratio of 1.2 times.
Consumer
Consumer loans may be secured or unsecured. Collateral may include autos, cash, or marketable securities. Such loans generally have smaller balances and are dependent on the creditworthiness of the borrower and their personal financial stability.
The allowance for credit losses is established through provisions for credit losses charged against income. Loans deemed to be uncollectible are charged against the allowance for credit losses and subsequent recoveries, if any, are credited to the allowance. The Company has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.
The Company adopted ASC 326 January 1, 2023 which replaced the incurred loss methodology with the current expected credit loss (CECL) approach. CECL requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures) whereas the incurred loss approach delayed the recognition of a credit loss until it was probable a loss event was incurred.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Company uses current loan data and loss history, peer bank loss history, calculates the weighted average remaining maturity in each loan category, and plots peer history against various leading economic indicators to provide a forward-looking feature. The Company then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.
The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate. The Company has little historical losses relative to peer banks over its history, so the decision was made to use a weighted average for historical losses with Company losses weighted 75% and peer bank losses weighted 25%.
The Company also incorporates a reasonable and supportable loss forecast period to account for the effect of forecasted economic conditions and other factors on the performance of the loan portfolio which could differ from historical loss experience. Forward looking adjustments considers the macro-economic indicator for each loan pool that most closely resembles historical losses for the respective pool. The forecasted losses for each pool are adjusted for a period up to two years depending on the lag period that applies to the corresponding economic indicator. The Company generally utilizes a forecast period ranging over 12 – 24 months. For the contractual term that extends beyond the forecast period, the Company immediately reverts to historical loss rates.
The Company uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.
Prior to the adoption of ASC 326, under the incurred loss methodology, the allowance for loan losses was maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance was based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation was inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consisted of specific, general and unallocated components. The specific component relates to loans that were classified as impaired and was established when the discounted cash flows (or collateral value or observable market price) of the impaired loan was lower than the carrying value of that loan.
The general component covers non-classified loans and certain loans classified as substandard that are not designated as impaired and was based on historical loss experience adjusted for quantitative factors, principally historical loss trends, adjusted for qualitative factors. The historical loss factor was based on the average charge-offs for the last four calendar years of the Company and a peer group of Pennsylvania banks of relative equal size.
In addition to the quantitative analysis, additional reserves were allocated on loans collectively evaluated for impairment based on additional qualitative factors. The qualitative factors used by management to adjust the historical loss factor to the total loss allocation may range from 0-75 basis points depending on the factor. Factors include local unemployment, national gross domestic product, real estate collateral trends, changes in lending policies, percentage of classified loans, portfolio growth and composition, recent past due loan ratios and lending staff experience. Beyond the qualitative factors just described, in 2022, management applied qualitative factors to reflect the impact of the COVID-19 pandemic.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
An unallocated component was maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflected the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Under the CECL methodology, collateral dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.
The Company’s policy is to obtain third-party appraisals on any significant pieces of collateral held on collateral dependent loans. For such loans secured by real estate, the Company’s policy is to estimate the allowance by discounting the appraised value by 30%, which considers estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Company may further discount the collateral values. For non-real estate collateral secured loans, the Company generally discounts values by 20% – 40% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.
Prior to the adoption of CECL, under the incurred loss methodology, impaired loans were individually evaluated for specific reserves. A loan was considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
During the year ended December 31, 2023, the Company adopted ASU 2022-02, Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty.
Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral.
Prior to January 1, 2023, when a loan was modified and a concession was made to a borrower experiencing financial difficulty, the modification was considered a trouble debt restructuring. An allowance for credit losses for loans that have been modified in a troubled debt restructuring is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Management exercised significant judgement in developing these estimates.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The Company maintains an allowance for credit losses for lending-related commitments such as unfunded loan commitments and letters of credit. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The allowance for lending-related commitments on off-balance sheet credit exposures is adjusted as a provision for credit losses. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans and discussed previously in Note 1. The allowance for credit losses for unfunded loan commitments of $162,000 and $10,000 at December 31, 2023 and December 31, 2022, respectively, were separately classified on the Consolidated Balance Sheets within other liabilities.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives and amortization of leasehold improvements is computed on the straight-line method over the shorter of the assets’ estimated useful lives or lease term of the related assets, as follows:
Years
Buildings and leasehold improvements	10 – 30
Furniture, fixtures and equipment	3 – 7
Software	3 – 5
Investment in Restricted Bank Stocks
Investment in restricted bank stocks, which represent required investments in the common stock of correspondent banks, is carried at cost and consists of the common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) of $3,032,000 and $2,780,000 as of December 31, 2023 and 2022, respectively, and Atlantic Community Bancshares, Inc. of $40,000 as of December 31, 2023 and 2022.
Bank Owned Life Insurance
The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies and reported in other assets on the Consolidated Balance Sheet. Income from the increase in the cash surrender value of the policies is included with noninterest income on the Consolidated Statements of Income.
Derivative Financial Instruments
Derivatives are recorded on the Consolidated Balance Sheets at fair value on a gross basis in other assets and/or other liabilities. The accounting for changes in value of a derivative depends on the type of hedge and on whether or not the transaction has been designated and qualifies for hedge accounting. Derivatives that are not designated as hedges are reported and measured at fair value through earnings in noninterest income on the Consolidated Statements of Income.
In connection with its mortgage banking activities, the Company enters into commitments to originate certain fixed-rate and adjustable-rate residential mortgage loans for customers, also referred to as interest rate locks. In addition, the Company enters into forward commitments for the future sales or purchases of mortgage-backed securities to or from third-party counterparties to hedge the effect of changes in interest rates on the values of both the interest rate locks and mortgage loans held for sale. Forward sales

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
commitments may also be in the form of commitments to sell individual mortgage loans at a price at a future date. Both the interest rate locks and the forward commitments are accounted for as derivatives and carried at fair value, determined as the amount that would be necessary to settle each derivative financial instrument at the reporting date. Gross derivative assets and liabilities are recorded within other assets and other liabilities on the Consolidated Balance Sheets, with changes in fair value during the period recorded within gain on sale of loans on the Consolidated Statements of Income.
The Company enters into interest rate swaps with certain qualifying commercial loan customers to meet their interest rate risk management needs. The Company simultaneously enters into interest rate swaps with dealer counterparties, with identical notional amounts and terms. The net result of these interest rate swaps is that the customer pays a fixed rate of interest, and the Company receives a floating rate. The Company’s interest rate swaps are used to facilitate risk management strategies for our loan customers. Due to the nature of the terms of the interest rate swaps, the changes in fair value generally offset. There are inherently differences in credit risk within these offsetting interest rate swaps; however, the resultant impact is immaterial. At December 31, 2023 and 2022, none of the Company’s interest rate swap derivatives are designated as hedges.
Advertising Costs
The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs totaled $395,000 and $364,000 for the years ended December 31, 2023 and 2022, respectively.
Per Share Data
Basic earnings per share is calculated as net income, less income allocated to participating securities, divided by the weighted average number of shares outstanding during the period, excluding unvested shares of restricted stock and restricted stock units. For the Company, participating securities are comprised of unvested shares of restricted stock and restricted stock units. Diluted earnings per share is calculated as net income available to shareholders divided by the weighted average number of shares outstanding plus shares that would have been outstanding if dilutive potential shares had been issued, as well as any adjustments to income that would result from the assumed issuance. Potential shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. All share and per share amounts are adjusted for stock dividends that are declared prior to the issuance of the consolidated financial statements.
The computation of earnings per share for the years ended December 31, 2023 and 2022 is provided below (in thousands, except per share data):
	2023	2022
Net income	$4,929	$5,746
Less: income allocated to participating securities	34	42
Adjusted net income	4,895	5,704
Weighted average shares outstanding (basic)	2,750	2,810
Weighted average participating securities (basic)	21	18
Effect of common stock equivalents	16	27
Weighted average shares outstanding (diluted)	2,787	2,855
Basic earnings per share	$1.78	$2.03
Diluted earnings per share	$1.77	$2.01
Anti-dilutive stock options excluded from the computation of earnings per share	14	9

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
Stock-Based Compensation
The Company follows the provisions of FASB ASC 718-10 to account for its stock compensation plans. This guidance requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award. The expense is recognized over the period during which an employee is required to provide service in exchange for the award. The Company’s policy is to recognize forfeitures as they occur.
Income Taxes
Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the term sustained upon examination also includes resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. At December 31, 2023 and 2022, the Company did not have any uncertain tax positions.
The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were no interest and penalties in 2023 and 2022. With limited exception, tax years prior to 2020 are no longer subject to examination by tax authorities.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.
Comprehensive Income (Loss)
Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, are reported as a separate component of the shareholders’ equity section of the Consolidated Balance Sheet, such items, along with net income, are components of comprehensive income (loss).
Leases
We determine if an arrangement contains a lease at inception, and leases are classified as either operating or finance leases at the lease commencement date. An arrangement contains a lease if it implicitly

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
or explicitly identifies an asset to be used and conveys the right to control the use of the identified asset in exchange for consideration. Right-of-use (ROU) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are included in other assets and lease liabilities are included in other liabilities on the Consolidated Balance Sheets. ROU assets and lease liabilities are recognized upon commencement of the lease based on the present value of the lease payment over the lease term. As most of our leases do not provide an implicit interest rate, we generally use our incremental borrowing rate based on the estimated rate of interest for fully collateralized and fully amortizing borrowings over a similar term of the lease payments at commencement date to determine the present value of lease payments. When readily determinable, we use the implicit rate. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Expenses associated with operating leases are included in noninterest expenses on our Consolidated Statements of Income. Short-term leases with a term of 12 months or less are not capitalized. Payments made on operating leases are classified within operating activities on the Consolidated Statement of Cash Flows.
2.
Securities Available-for-Sale

A summary of amortized cost and fair values of securities available-for-sale as of December 31, 2023 and 2022 is as follows (in thousands):
December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$14,081	$—	$(871)	$13,210
U.S. agency securities	12,927	—	(926)	12,001
State and municipal securities	13,704	26	(825)	12,905
Mortgage-backed securities	61,337	1	(7,046)	54,292
Collateralized mortgage obligations	23,798	—	(4,389)	19,409
	$125,847	$27	$(14,057)	$111,817
December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$14,083	$—	$(1,229)	$12,854
U.S. agency securities	12,878	—	(1,236)	11,642
State and municipal securities	15,629	—	(1,019)	14,610
Mortgage-backed securities	71,618	1	(8,019)	63,600
Collateralized mortgage obligations	24,950	—	(3,504)	21,446
	$139,158	$1	$(15,007)	$124,152

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following shows the Company’s securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2023 and 2022 (in thousands):
December 31, 2023	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. treasury securities	$—	$—	$13,210	$(871)	$13,210	$(871)
U.S. agency securities	—	—	12,001	(926)	12,001	(926)
State and municipal securities	1,372	(10)	8,894	(815)	10,266	(825)
Mortgage-backed securities	2	—	54,219	(7,046)	54,221	(7,046)
Collateralized mortgage obligations	—	—	19,409	(4,389)	19,409	(4,389)
	$1,374	$(10)	$107,733	$(14,047)	$109,107	$(14,057)
December 31, 2022	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. treasury securities	$—	$—	$12,854	$(1,229)	$12,854	$(1,229)
U.S. agency securities	3,182	(196)	8,461	(1,040)	11,643	(1,236)
State and municipal securities	12,634	(843)	1,090	(176)	13,724	(1,019)
Mortgage-backed securities	22,738	(1,581)	40,772	(6,438)	63,510	(8,019)
Collateralized mortgage obligations	9,777	(1,138)	11,669	(2,366)	21,446	(3,504)
	$48,331	$(3,758)	$74,846	$(11,249)	$123,177	$(15,007)
At December 31, 2023, the Company had 146 securities in an unrealized loss position for 12 months or more and 8 securities in an unrealized loss position less than 12 months, none of which exceeded 24.68% of the security’s carrying amount. At December 31, 2022, the Company had 54 securities in an unrealized loss position for 12 months or more and 113 securities in an unrealized loss position less than 12 months, none of which exceeded 23.14% of the security’s carrying amount.
All of the securities that were in an unrealized loss position at December 31, 2023 and 2022, are bonds the Company has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and the amount of the impairment, credit risk for these securities is minimal. Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.
At December 31, 2023, there was no allowance for credit losses related to the available-for-sale portfolio. Accrued interest receivable on available-for-sale debt securities totaled $308,000 at December 31, 2023 and was excluded from the estimate of credit losses.
At December 31, 2022, there was no other than temporary impairment related to the available-for-sale portfolio.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The amortized cost and fair value of securities as of December 31, 2023, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty (in thousands):
	Amortized Cost	Market Fair Value
Due in one year or less	$4,982	$4,871
Due after one year through five years	21,440	19,875
Due after five years through ten years	8,789	8,073
Due after ten years	5,501	5,297
Mortgage-backed securities	61,337	54,292
Collateralized mortgage obligations	23,798	19,409
	$125,847	$111,817
Securities with a fair value of $25,972,000 and $27,641,000 were pledged as collateral on deposits as of December 31, 2023 and 2022, respectively.
There were no gross gains or losses on the sale or call of securities in 2023 and 2022.
3.
Loans Receivable

The composition of net loans receivable consists of the following as of December 31, 2023 and 2022 (in thousands):
	2023	2022
Commercial	$95,634	$84,630
Construction and land development	49,028	50,327
Farmland	280	491
Residential real estate	264,375	231,416
Commercial real estate	257,809	228,738
Consumer	1,687	2,348
Total loans	668,813	597,950
Allowance for credit losses	(3,730)	(7,155)
Net Loans	$665,083	$590,795
The above amounts are recorded net of unamortized deferred fees of $778,000 at December 31, 2023 and $811,000 at December 31, 2022.
The Company elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of December 31, 2023 and 2022, accrued interest receivable for loans totaled $2,620,000 and $1,867,000, respectively, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheet.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table presents the activity in the allowance for credit losses by loan portfolio segment for the year ended December 31, 2023 under the CECL methodology (in thousands):
December 31, 2023	Commercial	Construction and Land Development	Farmland	Residential Real Estate	Commercial Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance, prior to the adoption of CECL	$937	$518	$10	$1,739	$2,388	$21	$1,542	$7,155
Adjustment due to the adoption of CECL	(54)	(437)	(9)	(245)	(1,535)	10	(1,542)	(3,812)
Charge-offs	(147)	—	—	(6)	—	(6)	—	(159)
Recoveries	164	—	—	1	—	1	—	166
Provision for credit losses on loans	(48)	181	(1)	298	(45)	(5)	—	380
Total ending allowance balance	$852	$262	$—	$1,787	$808	$21	$—	$3,730
The following table presents the activity in the allowance for loan losses by loan portfolio segment for the year ended December 31, 2022 under the incurred loss methodology (in thousands):
December 31, 2022	Commercial	Construction and Land Development	Farmland	Residential Real Estate	Commercial Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$931	$518	$10	$1,739	$2,388	$23	$1,542	$7,151
Charge-offs	—	—	—	(5)	—	(2)	—	(7)
Recoveries	6	—	—	5	—	—	—	11
Provision for credit losses on loans	—	—	—	—	—	—	—	—
Ending balance	$937	$518	$10	$1,739	$2,388	$21	$1,542	$7,155
Ending balance:
Individually evaluated for impairment	$24	$—	$—	$56	$—	$—	$—	$80
Collectively evaluated for impairment	$913	$518	$10	$1,683	$2,388	$21	$1,542	$7,075
Loan receivables:
Ending balance	$84,630	$50,327	$491	$231,416	$228,738	$2,348	$—	$597,950
Ending balance:
Individually evaluated for impairment	$324	$—	$—	$1,910	$404	$—	$—	$2,638
Collectively evaluated for impairment	$84,306	$50,327	$491	$229,506	$228,334	$2,348	$—	$595,312

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of and for the year ended December 31, 2022 (in thousands):
December 31, 2022	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$227	$227	$—
Construction and land development	—	—	—
Farmland	—	—	—
Residential real estate	1,694	1,694	—
Commercial real estate	404	404	—
Consumer	—	—	—
With an allowance recorded:
Commercial	$97	$97	$24
Construction and land development	—	—	—
Farmland	—	—	—
Residential real estate	216	216	56
Commercial real estate	—	—	—
Consumer	—	—	—
Total:
Commercial	$324	$324	$24
Construction and land development	—	—	—
Farmland	—	—	—
Residential real estate	1,910	1,910	56
Commercial real estate	404	404	—
Consumer	—	—	—
	$2,638	$2,638	$80
No additional funds were committed to be advanced in connection with impaired loans.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following summarizes the average recorded investment of impaired loans and related interest income recognized by loan portfolio segment for the year ended December 31, 2022 under the incurred loss methodology (in thousands):
December 31, 2022	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$134	$3
Construction and land development	—	—
Farmland	—	—
Residential real estate	1,281	27
Commercial real estate	309	125
Consumer	—	—
With an allowance recorded:
Commercial	$108	$—
Construction and land development	—	—
Farmland	—	—
Residential real estate	36
Commercial real estate	—	—
Consumer	—	—
Total:
Commercial	$242	$3
Construction and land development	—	—
Farmland	—	—
Residential real estate	1,317	27
Commercial real estate	309	125
Consumer	—	—
	$1,868	$155
As discussed in Note 1, the Company identifies loans in which the borrower cannot demonstrate the ability to make regularly scheduled payments and the repayment of the loan is dependent upon the operation or sale of the collateral of the loan. These collateral dependent loans are evaluated individually for allowance for credit losses based on the fair value of the collateral. The Company believes that there is no significant over-coverage of collateral for any of the loans noted below.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table presents an analysis of collateral-dependent loans of the Company by class of loans as of December 31, 2023 (in thousands):
December 31, 2023	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Commercial	$—	$512	$—	$512
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	2,551	—	—	2,551
Commercial real estate	—	—	457	457
Consumer	—	—	—	—
Total	$2,551	$512	$457	$3,520
The Company monitors ongoing risk for loans with a commercial purpose using a nine-point internal grading system. The first five rating categories, representing the lowest risk to the Company, are combined and given a Pass rating. The Special Mention category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Company’s position at some future date. These assets pose elevated risk, but their weakness does not justify a more severe, or criticized rating.
Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful, or loss. Substandard loans are classified as they have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Substandard loans include loans that management has determined are not adequately protected by current cash flows or net worth of the borrower. A doubtful loan has the same weaknesses as a substandard loan, however, collection or liquidation of principal in full is questionable and improbable. For doubtful loans, loss is present, but may not be determined until specific factors occur. Loss assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as Loss, there is little prospect of collecting the loan’s principal or interest and it is generally written off.
Loans with a consumer purpose, which also includes certain commercial loans, construction and land development loans, and residential loans, are not-rated and are monitored based on the length of time a loan is past due. Not-rated loans are categorized as either Performing or Non-performing. Non-performing loans would be those in non-accrual status, which generally occurs when a loan is maintained on a cash basis due to deterioration in the financial condition of the borrower, full payment of principal or interest is not expected, or principal or interest has been in default for a period of 90 days or more.
The Company’s Senior Credit Committee, which meets weekly, monitors loan quality on an ongoing basis. The Credit Review Committee meets quarterly and reviews the ratings of all criticized loans. In addition, an independent third-party performs a semi-annual loan review. The review focuses on a sample of business purpose loans, and all previously criticized loans over a certain dollar threshold.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table presents the Company’s loan portfolio based on its internal risk rating system by origination year as of December 31, 2023 (in thousands):
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial
Pass	$15,893	$20,159	$14,582	$7,613	$2,854	$6,947	$26,624	$94,672
Special mention	—	—	—	—	—	—	182	182
Substandard	—	346	2	83	56	117	90	694
Doubtful	—	—	—	—	—	—	—	—
Not-rated	86	—	—	—	—	—	—	86
Total commercial	15,979	20,505	14,584	7,696	2,910	7,064	26,896	95,634
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$81	$66	$147
Non-rated loans:
Performing	86	—	—	—	—	—	—	86
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial	$86	$—	$—	$—	$—	$—	$—	$86
Construction and land development
Pass	5,751	22,248	619	—	—	123	—	28,741
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	17,589	2,233	367	98	—	—	—	20,287
Total construction and land development	23,340	24,481	986	98	—	123	—	49,028
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	17,589	2,233	367	98	—	—	—	20,287
Non-performing	—	—	—	—	—	—	—	—
Total non-rated construction and land development	17,589	2,233	367	98	—	—	—	20,287
Farmland
Pass	—	—	—	190	—	34	56	280
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total Farmland	—	—	—	190	—	34	56	280
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated farmland	—	—	—	—	—	—	—	—
Residential real estate
Pass	9,693	15,201	10,831	5,467	12,881	11,465	2,135	67,673
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	69	—	69
Doubtful	—	—	—	—	—	—	—	—
Not-rated	23,219	67,592	41,402	20,014	4,527	9,376	30,503	196,633
Total residential real estate	32,912	82,793	52,233	25,481	17,408	20,910	32,638	264,375
Gross charge-offs, YTD	—	5	1	—	—	—	—	6
Non-rated loans:
Performing	23,219	66,323	41,286	19,355	4,237	8,839	30,503	193,762
Non-performing	—	1,269	116	659	290	537	—	2,871
Total non-rated residential real estate	23,219	67,592	41,402	20,014	4,527	9,376	30,503	196,633

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial real estate
Pass	40,072	46,654	60,091	19,921	16,842	68,394	535	252,509
Special mention	—	—	—	—	—	35	—	35
Substandard	—	296	—	—	391	4,578	—	5,265
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial real estate	40,072	46,950	60,091	19,921	17,233	73,007	535	257,809
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial real estate	—	—	—	—	—	—	—	—
Consumer
Pass	—	—	—	—	—	—	—	—
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	56	88	1	9	—	6	1,527	1,687
Total consumer	56	88	1	9	—	6	1,527	1,687
Gross charge-offs, YTD	—	—	—	6	—	—	—	6
Non-rated loans:
Performing	56	88	1	9	—	6	1,527	1,687
Non-performing	—	—	—	—	—	—	—	—
Total non-rated consumer	56	88	1	9	—	6	1,527	1,687
Total loans
Pass	$71,409	$104,262	$86,123	$33,191	$32,577	$86,963	$29,350	$443,875
Special mention	—	—	—	—	—	35	182	217
Substandard	—	642	2	83	447	4,764	90	6,028
Doubtful	—	—	—	—	—	—	—	—
Not-rated	40,950	69,913	41,770	20,121	4,527	9,382	32,030	218,693
Total loans	112,359	174,817	127,895	53,395	37,551	101,144	61,652	668,813
Total gross charge-off’s YTD	$—	$5	$1	$6	$—	$81	$66	$159
Non-rated loans:
Performing	40,950	68,644	41,654	19,462	4,237	8,845	32,030	215,822
Non-performing	—	1,269	116	659	290	537	—	2,871
Total non-rated loans	$40,950	$69,913	$41,770	$20,121	$4,527	$9,382	$32,030	$218,693

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table presents the Company’s loan portfolio based on its internal risk rating system as of December 31, 2022 under the incurred loss methodology (in thousands):
December 31, 2022	Commercial	Construction and Land Development	Farmland	Residential Real Estate	Commercial Real Estate	Consumer	Total
Pass	$83,749	$15,083	$491	$70,510	$222,631	$—	$392,464
Special mention	—	—	—	—	—	—	—
Substandard	881	—	—	90	6,107	—	7,078
Doubtful	—	—	—	—	—	—	—
Not-rated	—	35,244	—	160,816	—	2,348	198,408
	$84,630	$50,327	$491	$231,416	$228,738	$2,348	$597,950
Non-rated loans:
Performing	$—	$35,244	$—	$159,136	$—	$2,348	$196,728
Non-performing	—	—	—	1,680	—	—	1,680
	$—	$35,244	$—	$160,816	$—	$2,348	$198,408
Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due, by aggregating loans based on their delinquencies. The following table presents an aging of the payment status of the Company’s loans as of December 31, 2023 (in thousands):
December 31, 2023	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days (Still Accruing)	Non-Accrual	Total
Commercial	$95,122	$—	$—	$—	$512	$95,634
Construction and land development	49,028	—	—	—	—	49,028
Farmland	280	—	—	—	—	280
Residential real estate	260,792	133	579	—	2,871	264,375
Commercial real estate	257,222	—	—	—	587	257,809
Consumer	1,687	—	—	—	—	1,687
	$664,131	$133	$579	$—	$3,970	$668,813
The following table presents an aging of the payment status of the Company’s loans as of December 31, 2022 (in thousands):
December 31, 2022	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days (Still Accruing)	Non-Accrual	Total
Commercial	$84,336	$—	$—	$—	$294	$84,630
Construction and land development	50,327	—	—	—	—	50,327
Farmland	491	—	—	—	—	491
Residential real estate	228,152	1,577	7	—	1,680	231,416
Commercial real estate	228,394	—	23	—	321	228,738
Consumer	2,342	—	6	—	—	2,348
	$594,042	$1,577	$36	$—	$2,295	$597,950

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table is a summary of the Company’s nonaccrual loans by major categories for the periods indicated (in thousands).
	CECL December 31, 2023			Incurred Loss December 31, 2022
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Nonaccrual Loans
Commercial	$512	$—	$512	$294
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	1,839	1,032	2,871	1,680
Commercial real estate	587	—	587	321
Consumer	—	—	—	—
Total	$2,938	$1,032	$3,970	$2,295
There is no interest income recognized during the period a loan is on nonaccrual status. The Company follows its nonaccrual policy of reversing contractual interest income in the income statement when a loan is placed on nonaccrual status. The Company did not recognize interest income on nonaccrual loans during the years ended December 31, 2023 and 2022.
Residential real estate mortgages totaling $1,033,000 and $439,000 were in the process of foreclosure as of December 31, 2023 and 2022, respectively. There were no residential real estate mortgages in foreclosed real estate at December 31, 2023 and 2022.
The Company closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.
The following table presents the amortized cost of loans that were both experiencing financial difficulty and modified during the year ended December 31, 2023, by class and modification type. The percentage of the amortized cost of loans that were modified to borrowers in financial distress as compared to the amortized cost of each class of financing receivable and the financial effect of the modification is also presented below (dollar amounts in thousands):
December 31, 2023	Payment Delay	Combination Term Extension and Payment Delay	% of Total Class of Financing Receivable	Weighted- Average Payment Delay	Weighted- Average Term Extension
Commercial	$—	$—	—%	— Mo	— Mo
Construction and land development	—	—	—	—	—
Farmland	—	—	—	—	—
Residential real estate	844	317	0.4	3.1	4
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
			—		—
Total	$844	$317	0.4%	3.1 Mo	4 Mo
The Company has not committed to lend additional amounts to the borrowers included in the table above.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the performance of such loans that have been modified to borrowers experiencing financial difficulties in the last 12 months (in thousands):
December 31, 2023	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Financial Difficulty Modification Loans
Commercial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Farmland	—	—	—	—	—
Residential real estate	1,096	—	65	—	1,161
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$1,096	$—	$65	$—	$1,161
Upon the Company’s determination that a modified loan (or portion of a loan) has substantially been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
There were no payment defaults during the year ended December 31, 2023 for loans modified to borrowers experiencing financial difficulty.
Prior to the adoption of ASU 2022-02, the restructuring of a loan was considered a troubled debt restructuring if both (1) the borrower was experiencing financial difficulties and (2) the creditor had granted a concession. The adoption of ASU 2022-02 on January 1, 2023 replaced the accounting for troubled debt restructurings with modified loans with financial difficulties.
There were no troubled debt restructurings during the year ended December 31, 2022.
During 2022, there were no loans modified as a troubled debt restructuring that defaulted within 12 months of modification.
The following table summarizes the activity in the allowance for credit losses for unfunded loan commitments for the year ended December 31, 2023 (in thousands):
($ in thousands)	Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2022	$10
Adjustment due to the adoption of CECL	108
Charge-offs	—
Recoveries	—
Provision for credit losses	44
Ending balance at December 31, 2023	$162

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
4.
Property and Equipment

The components of property and equipment consist of the following as of December 31, 2023 and 2022 (in thousands):
	2023	2022
Land	$985	$985
Building and leasehold improvements	8,861	8,834
Furniture, fixtures and equipment	4,624	4,260
Software	1,829	1,630
Construction in process	685	180
	16,984	15,889
Accumulated depreciation	(9,250)	(8,449)
	$7,734	$7,440
Depreciation expense was $801,000 and $769,000 in 2023 and 2022, respectively.
5.
Deposits

The components of deposits consist of the following as of December 31, 2023 and 2022 (in thousands):
	2023	2022
Demand, non-interest bearing	$120,686	$135,805
Demand, interest bearing	109,073	139,514
Savings and money market	249,451	240,996
Time, $250 and over	33,757	34,051
Time, other	218,084	121,928
	$731,051	$672,294
As of December 31, 2023, the scheduled maturities of time deposits are as follows (in thousands):
Year ending December 31,
2024	$207,827
2025	32,989
2026	8,074
2027	910
2028	2,041
Thereafter	—
$251,841
Advance payments by borrowers for taxes and insurance is included in the Demand, non-interest bearing deposit category. As of December 31, 2023 and 2022, the amount of advance payments by borrowers for taxes and insurance was $2,983,000 and $2,034,000 respectively.
Deposit overdrafts, which are immaterial, are included within “Loans receivables” on the Consolidated Balance Sheets.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
6.
Borrowings

The Company has a $7,000,000 unsecured federal funds line of credit with Atlantic Community Bankers Bank. There were no federal funds purchased outstanding at December 31, 2023 and December 31, 2022.
Other available credit consists of access to the Federal Reserve Discount Window. The Company had $3,108,000 and $3,084,000 of availability at December 31, 2023 and 2022, respectively. There were no borrowings outstanding at the Discount Window at December 31, 2023 and 2022.
The Company has an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allows for borrowings up to a percentage of qualifying assets. All FHLB advances are collateralized by a security agreement covering qualifying loans. As of December 31, 2023, qualifying loans totaled $506,514,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Company having a par value of $3,032,000 and $2,780,000 at December 31, 2023 and 2022, respectively. The Company can borrow a maximum of $347,199,000 from the FHLB.
There were no short-term borrowings outstanding at December 31, 2023. Short-term borrowings with original maturities of three months or less totaled $31,249,000 with a weighted average interest rate of 4.45% at December 31, 2022.
A summary of long-term debt as of December 31 is as follows (dollars in thousands):
	2023		2022
	Amount	Rate	Amount	Rate
FHLB fixed-rate advances maturing:
2025	$32,500	4.64%	$5,000	4.64%
	$32,500	4.64%	$5,000	4.64%

7.
Leases

The Company enters into leases in the normal course of business. As of December 31, 2023, the Company leased seven locations. All of the Company’s leases are operating leases and the lease agreements have maturity dates ranging from August 2024 through March 2034, some of which include options for multiple five or ten year extensions. The payment structure of the operating leases is fixed rental payments with lease payments increasing on pre-determined dates at either a pre-determined amount or change in the consumer price index. The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. As permitted by applicable accounting standards, the Company has elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s Consolidated Balance Sheets.
The rental expense of operating leases, which is included in occupancy and equipment on the Consolidated Statements of Income, was $705,000 and $611,000 in 2023 and 2022, respectively. This includes rental expense on leases with an original lease term of 12 months or less which was immaterial for 2023 and 2022.
Below is a summary of the operating lease right-of-use assets and related lease liabilities, as well as the weighted average lease term (in years) and weighted average discount rate as of December 31, 2023 and 2022 (dollar amounts in thousands).
	2023	2022
Right-of-use asset	$3,090	$2,730
Lease liability	$3,257	$2,869
Weighted average remaining lease term (in years)	6.74	6.13
Weighted average discount rate	3.47%	2.65%

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
Future minimum payments for operating leases with initial terms of one year or more as of December 31, 2023 is as follows (in thousands):
2024	$648
2025	623
2026	610
2027	515
2028	256
Thereafter	1,076
Total lease payments	3,728
Less imputed interest	(471)
Total	$3,257
On October 5, 2022, the Bank entered into a ten year lease agreement for a branch under a non-cancelable operating lease. The commencement date of the lease is the earlier of 180 days after the possession date or the Bank opens the new branch for business. The lease includes provisions for one ten year renewal followed by one five-year renewal. The Company took possession of the building in the fourth quarter of 2023 with the branch opening in Spring 2024.
8.
Derivative Financial Instruments

Note 1 discusses the types of derivatives financial instruments that exist at December 31, 2023 and 2022. The following presents a summary of the notional amounts and fair values of derivative financial instruments as of December 31, 2023 and 2022 (in thousands):
	2023		2022
	Asset (Liability) Fair Value	Notional Amount	Asset (Liability) Fair Value	Notional Amount
Interest rate lock commitments:
Assets	$925	$43,387	$938	$48,039
Liabilities	—	—	(6)	556
Forward commitments:
Assets	—	4,298	108	16,037
Liabilities	(64)	7,750	(14)	1,000
Interest rate swaps
Assets	4,920	52,775	5,967	42,431
Liabilities	(4,920)	52,775	(5,967)	42,431
Total Derivative Instruments Asset	5,845		7,013
Total Derivative Instruments Liabilities	$(4,984)		$(5,987)
The Company’s derivative instruments are carried at fair value in the Company’s financial statements. Asset-related derivatives are included in other assets on the Consolidated Balance Sheets. Liability-related derivatives are included in other liabilities on the Consolidated Balance Sheets.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following presents a summary of the fair value gains and losses on derivative financial instruments for the year ended December 31, 2023 and 2022 (in thousands):
	Fair Value (Losses) Gains		Consolidated Statements of Income Classification
	2023	2022
Interest rate locks with customers	$(7)	$(550)	Gains on sale of loans
Forward commitments	(158)	30	Gains on sale of loans
The Company’s interest rate swaps are subject to a master netting arrangement between the Company and its designated counterparty. The Company has not made a policy election to offset its derivative positions.
The following presents the effect of the master netting arrangement on the presentation of the derivative assets and liabilities in the Consolidated Balance Sheets as of December 31, 2023 and 2022 (in thousands):
	2023	2022
Interest rate swaps – derivative assets:
Gross amount of recognized assets	$4,897	$5,967
Gross amount offset in the Consolidated Balance Sheets	—	—
Net amount of assets presented in the Consolidated Balance Sheets	4,897	5,967
Gross amounts not offset in the Consolidated Balance Sheets
Financial instruments	4,897	5,967
Cash collateral received	—	—
Net Amount	$4,897	$5,967
Interest rate swaps – derivative liabilities:
Gross amount of recognized liabilities	$23	$—
Gross amount offset in the Consolidated Balance Sheets	—	—
Net amount of liabilities presented in the Consolidated Balance Sheets	23	—
Gross amounts not offset in the Consolidated Balance Sheets
Financial instruments	23	—
Cash collateral pledged	—	—
Net Amount	$23	$—

9.
Shareholders’ Equity

On March 24, 2022, the Company announced a stock repurchase plan whereby the Company could repurchase up to $3,000,000 of its outstanding shares of common stock. The Company subsequently repurchased 76,015 shares for $1,346,000 and 74,517 shares for $1,653,000 during 2023 and 2022, respectively. The stock repurchases are accounted for using the constructive retirement method with a reduction in retained earnings.
On April 19, 2022, the Company announced its first quarterly dividend of eight cents per common share payable May 13, 2022 to shareholders of record May 3, 2022. Since then, the Company paid eight cent quarterly dividends each August, November, February and May.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
10.
Federal Income Taxes

The components of income tax expense for the years ended December 31, 2023 and 2022 are as follows (in thousands):
	2023	2022
Federal:
Current	$1,415	$1,403
Deferred	(280)	(109)
	$1,135	$1,294
A reconciliation of the statutory income tax at a rate of 21% to the income tax expense included in the Consolidated Statements of Income is as follows for 2023 and 2022, respectively:
	2023	2022
Federal income tax at statutory rate	21.0%	21.0%
Tax-exempt income, net of disallowed interest expense	(1.3)	(1.7)
Bank owned life insurance	(1.3)	(1.0)
Other	0.3	0.1
Effective Income Tax Rate	18.7%	18.4%
The provision for income taxes differs from that computed by applying statutory rates to income before income taxes primarily due to the effects of tax-exempt income, non-deductible expenses, incentive stock options, and other immaterial items.
The components of the net deferred tax asset, included in other assets on the Consolidated Balance Sheets, consist of the following as of December 31, 2023 and 2022, respectively (in thousands):
	2023	2022
Deferred tax assets:
Allowance for credit losses	$706	$1,426
Unrealized holding losses on available-for-sale securities	2,947	3,151
Stock-based compensation	126	120
Salary continuation plan, unfunded	123	105
Operating leases	684	603
Other	192	174
Total deferred tax assets	4,778	5,579
Deferred tax liabilities:
Depreciation	(189)	(213)
Derivative and fair value adjustment	(224)	(258)
Loan origination costs	(241)	(256)
Operating leases right-of-use	(649)	(573)
Prepaid expenses	(156)	(258)
Total deferred tax liabilities	(1,459)	(1,558)
Net Deferred Tax Asset	$3,319	$4,021

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
11.
Transactions with Executive Officers, Directors and Affiliated Companies

The Company has had, and is expected to have in the future, banking transactions with its executive officers, directors, their immediate families, and affiliated companies (commonly referred to as related parties). As of December 31, 2023 and 2022, related party loans totaled $7,870,000 and $10,896,000, respectively. During 2023, loan advances and repayments totaled $277,000 and $3,303,000, respectively.
As of December 31, 2023 and 2022, deposits from related parties totaled $13,189,000 and $15,577,000, respectively.
The Company has an agreement with a related party to provide property management services for the Bank administrative and branch locations. The Company paid $37,000 in 2023 and 2022 to the related party.
The Company has an event sponsorship with a related party and also purchases event tickets to serve as business development opportunities. During 2023 and 2022, $15,000 and $51,000, respectively, was paid to the related party.
The Company has an event sponsorship with business development opportunities with a related party. The Company paid $11,000 and $12,000 in 2023 and 2022, respectively, to the related party.
12.
Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, is based on our credit evaluation of the counter-party. Collateral held varies but may include cash, accounts receivable, inventory, equipment, and real estate.
The following financial instruments were outstanding whose contract amounts represent credit risk as of December 31, 2023 and 2022 (in thousands):
	2023	2022
Commitments to grant loans	$600	$7,924
Unfunded commitments under lines of credit	199,942	234,633
Letters of credit	7,167	7,872
	$207,709	$250,429
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.
Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2023 and 2022 for guarantees under standby letters of credit is not material.
The Company is not involved in any legal proceedings which, in management’s opinion, could have a material effect on the consolidated financial position of the Company.
The Company maintains an allowance for credit loss for unfunded loan commitments which is included in the balance of other liabilities in the Consolidated Balance Sheets. The allowance for credit loss for unfunded loan commitments is determined as part of the monthly allowance for credit loss analysis. See Note 1 and Note 3 for further detail.
13.
Employee Benefit Plan

The Company provides a retirement plan which includes a defined contribution 401K retirement plan and a profit sharing plan that covers eligible employees. The Company’s matching contribution for the 401K retirement plan is 100% of each participant’s elective contribution up to 4% of employee compensation. The Company may, in its sole discretion, make an additional profit sharing contribution to the 401K retirement plan. Contributions will be allocated in an amount designated by the Company based on annual financial performance. The expense of this plan included in salaries and employee benefits was $466,000 and $456,000 in 2023 and 2022, respectively.
14.
Stock-Based Compensation Plans

On December 20, 2021, the Board of Directors adopted the 2021 Non-Employee Directors Stock Incentive Plan (2021 Directors Plan). The 2021 Directors Plan replaces the 2012 Directors Plan, which expired in 2022. The 2021 Directors Plan allows grants of nonqualified stock options, stock appreciation rights, stock awards, restricted stock and deferred stock units. 150,000 shares of common stock are reserved for issuance under the plan. A Non-Employee Director Compensation Program was established and put under the auspices of the Compensation Committee. Compensation is paid in restricted stock or cash at the discretion of the individual director. The current annual compensation for all Non-Employee Directors is as follows:
•
Board Member — $12,000 annual retainer and $750 per board meeting attended;

•
Committee Chair — $6,000 annual retainer for Loan Committee and Audit Committee, and $3,000 annual retainer for all other committees;

•
Non-Chair Committee Members — $5,000 annual retainer for Loan Committee members and $2,000 annual retainer for all other committee members; and

•
Lead Independent Director — $8,000 annual retainer.

•
Enterprise Risk Management Committee Board Representative — $6,000 annual retainer.

In addition, each Non-Employee Director receives an annual $8,000 equity award payable in arrears.
Under the 2016 Stock Incentive Plan, employees are eligible to receive options to purchase shares of common stock at the fair value on the date the option is granted. Each grant, including those granted in 2023 and 2022, vests over a three-year period and will expire no later than 10 years from the date of the grant. The Company issues shares from its authorized, but unissued, common stock when options are exercised.
The 2016 Stock Incentive Plan also provides for stock-based incentives in the form of stock appreciation rights, restricted stock, restricted stock units, and deferred stock awards up to 137,500 shares. The Company uses the fair value of the stock on the date of award to measure compensation cost for restricted stock unit

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
awards. Compensation cost on restricted stock, restricted stock units, and deferred awards is recognized over the vesting period of the award using the straight-line method.
The weighted average grant date calculated fair value of options granted in 2023 and 2022 was $4.83 and $5.51, respectively. The calculated value of the options awarded under the option plans is estimated on the date of grant using the Black-Scholes valuation model, which is dependent upon certain assumptions as presented below:
December 31,	2023	2022
Expected life (in years)	8.00	7.00
Risk-free interest rate	3.53%	2.50%
Expected volatility	24.19%	23.46%
Expected dividend yield	1.83%	1.43%
The expected life of the options was estimated using the average vesting period of the options granted and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of the options on the grant date. Volatility of the Company’s stock price in 2023 was based on its trading on the OTC Markets for the respective expected life of the award granted. Historical volatility of the NASDAQ Bank Index was used for previous years. Compensation cost on options is also recognized over the vesting period of the award using the straight-line method.
Information regarding the Company’s stock option plans for the year ended December 31, 2023 is as follows (dollars in thousands, except exercise prices):
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding, January 1, 2023	39,530	$15.13	5.1 years	$172
Options granted	6,000	17.55
Options exercised	(5,800)	10.05		50
Options forfeited	(1,000)	19.98
Options expired	(550)	10.00
Options Outstanding, December 31, 2023	38,180	$16.23	5.5 years	$143
Options Exercisable, December 31, 2023	23,930	$13.85	3.9 years	$135
In 2023, the Company received $58,000 from stock option exercises.
Information pertaining to options outstanding at and for the year ended December 31, 2023 is as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$9.75 – $11.69	10,355	1.1 years	$10.24	10,355	$10.24
$13.65 – $15.59	4,250	6.3 years	14.15	4,250	14.15
$15.60 – $17.54	8,325	5.7 years	17.28	8,325	17.28
$17.55 – $19.90	4,500	9.3 years	17.60	—	—
$19.91 – $22.35	10,750	7.8 years	21.42	1,000	12.50
Outstanding at End of Year	38,180	5.5 years	$16.23	23,930	$13.85

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
	Shares	Weighted Average Grant Date Calculated Value
Nonvested options, January 1, 2023	15,500	$4.65
Granted	6,000	4.83
Vested	(6,250)	3.46
Forfeited	(1,000)	5.17
Nonvested options, December 31, 2023	14,250	$5.21
Information regarding the Company’s stock option plans for the year ended December 31, 2022 is as follows (dollars in thousands, except exercise prices):
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding, January 1, 2022	39,674	$13.31	4.7 years	$339
Options granted	6,500	22.35
Options exercised	(4,354)	10.00		52
Options forfeited	(2,290)	13.87
Options Outstanding, December 31, 2022	39,530	$15.13	5.1 years	$172
Options Exercisable, December 31, 2022	24,030	$12.33	3.0 years	$153
In 2022, the Company received $43,000 from stock option exercises.
Information pertaining to options outstanding at and for the year ended December 31, 2022 is as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$9.75 – $11.69	16,705	1.6 years	10.16	16,705	10.16
$13.65 – $15.59	4,250	7.3 years	14.15	—	—
$15.60 – $17.54	7,325	6.2 years	17.28	7,325	17.28
$19.91 – $22.35	11,250	8.8 years	21.46	—	—
Outstanding at End of Year	39,530	5.1 years	$15.13	24,030	$12.33
	Shares	Weighted Average Grant Date Calculated Value
Nonvested options, January 1, 2022	14,875	$4.13
Granted	6,500	5.51
Vested	(5,125)	4.13
Forfeited	(750)	5.42
Nonvested options, December 31, 2022	15,500	$4.65
Stock-based compensation expense related to stock options for the years ended December 31, 2023 and 2022 totaled $31,000 and $36,000, respectively. Stock-based compensation awards are generally amortized over a period of three years from the date they are granted. The unamortized stock option expense was $18,000 at December 31, 2023 with a weighted average remaining term of 1.7 years. The Company expects to record $11,000 of compensation expense in the next twelve months related to these nonvested awards that are outstanding at December 31, 2023.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following provides information about nonvested restricted stock for the year ended December 31, 2023:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2023	—	$—
Granted	11,656	17.46
Vested	(11,656)	17.46
Outstanding at December 31, 2023	—	$—
The following provides information about non-vested restricted stock for the year ended December 31, 2022:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2022	—	$—
Granted	8,929	21.86
Vested	(8,929)	21.86
Outstanding at December 31, 2022	—	$—
Stock-based compensation expense related to restricted stock for the years ended December 31, 2023 and 2022 totaled $203,000 and $195,000, respectively. Restricted stock grants generally vest immediately. There was no unamortized compensation cost related to restricted stock at December 31, 2023.
The following provides information about nonvested restricted stock units for the year ended December 31, 2023:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2023	31,826	$18.44
Granted	8,430	16.57
Dividend equivalent units granted	531	—
Vested	(10,538)	13.64
Forfeited	(1,131)	19.92
Outstanding at December 31, 2023	29,118	$19.55
The following provides information about nonvested restricted stock units for the year ended December 31, 2022:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2022	32,595	$17.06
Granted	10,311	21.46
Dividend equivalent units granted	383	—
Vested	(10,662)	17.21
Forfeited	(801)	18.75
Outstanding at December 31, 2022	31,826	$18.44

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
There were no vested restricted stock units outstanding at December 31, 2023 and 2022.
Stock-based compensation expense related to restricted stock units for the years ended December 31, 2023 and 2022 totaled $160,000 and $251,000, respectively. Restricted stock unit grants are amortized over the three year vesting period. The unamortized compensation cost related to restricted stock units at December 31, 2023 was $55,000 with a weighted average remaining life of 1.8 years. The Company expects to record $38,000 of compensation expense in the next twelve months related to these nonvested awards that are outstanding at December 31, 2023.
15.
Employment Agreements

The Company entered into a three-year employment agreement on December 30, 2016 with Eugene J. Draganosky as Chief Executive Officer, which includes minimum annual salary commitments and change of control provisions. The agreement contains rolling-term options to renew for additional one-year periods. On January 1, 2018, Mr. Draganosky’s agreement was amended to include an automobile allowance. A new agreement, restating and replacing the prior agreement was entered into on January 1, 2023. The three-year agreement contains annual rolling term options extending the agreement for three years from the option date. On September 14, 2022, the Company entered into a similar agreement with Thomas J. Sposito II, who succeeded Mr. Draganosky as President. The agreement is for one-year with annual one-year renewals. Additionally, the Company has entered into change of control agreements with three other executive officers. Upon resignation after a change in the control of the Company, as defined in the agreement, the individuals will receive monetary compensation in the amount set forth in the agreements, subject to the Emergency Economic Stabilization Act of 2008.
16.
Salary Continuation Plan

The Company entered into salary continuation agreements with its former Chief Executive Officer and its Chief Operating Officer and Chief Financial Officer in 2012. This is an unfunded plan that provides for target retirement benefits beginning at age 65. The agreements also provide for benefits in the event of early retirement, disability, death during active service or change in control of the Company. In 2021, a salary continuation agreement was entered into with the current Chief Executive Officer. At December 31, 2023 and 2022, the Company’s total accrued liability under these agreements was $585,000 and $501,000, respectively. Total expense related to this plan as provided for in these agreements amounted to $115,000 and $112,000 for the years 2023 and 2022, respectively.
17.
Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by bank regulators. Failure to meet the minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Traditions Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.
The U.S. Basel III Capital Rules requires the Company and the Bank to:
•
Meet a minimum Common Equity Tier 1 capital ratio of 4.50% of risk-weighted assets and a Tier 1 capital ratio of 6.00% of risk-weighted assets;

•
Meet a minimum total capital ratio of 8.00% of risk-weighted assets and a minimum Tier 1 leverage capital ratio of 4.00% of average assets;

•
Maintain a capital conservation buffer of 2.50% above the minimum risk-based capital requirement to avoid restrictions on capital distributions and certain discretionary bonus payments; and

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
•
Comply with a revised definition of capital to improve the ability of regulatory capital instruments to absorb losses. Certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities, are excluded as a component of Tier 1 capital for institutions of the Company’s size.

The U.S. Basel III Capital Rules use a standardized approach for risk weightings that expands the risk-weightings for assets and off-balance sheet exposures from the previous 0%, 20%, 50% and 100% categories to a much larger and more risk-sensitive number of categories, depending on the nature of the assets and off-balance sheet exposures and resulting in higher risk weights for a variety of asset categories.
As of December 31, 2023, Traditions Bank met the applicable minimum requirements of the U.S. Basel III Capital Rules, and each of the Bank’s capital ratios exceeded the amounts required to be considered “well capitalized” as defined in the regulations. As of December 31, 2023, the Company’s and the Bank’s capital levels met the fully-phased in minimum capital requirements, including the capital conservation buffers.
A comparison of the Company’s and Traditions Bank’s actual capital amounts to the regulatory requirements as of December 31, 2023 and 2022 are presented below (in thousands):
December 31, 2023	Actual		For Capital Adequacy Purposes			Minimum Capital Adequacy with Capital Buffer			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio	Amount			Ratio
Total capital (to risk-weighted assets)
Traditions Bancorp, Inc.	$78,761	12.12%	$51,966	≥	8.00%	$68,206	≥	10.50%	$	N/A		N/A
Traditions Bank	78,695	12.12%	51,966	≥	8.00%	68,206	≥	10.50%		64,958	≥	10.00%
Tier 1 capital (to risk-weighted assets)
Traditions Bancorp, Inc.	$74,869	11.53%	$38,975	≥	6.00%	$55,214	≥	8.50%	$	N/A		N/A
Traditions Bank	74,803	11.52%	38,975	≥	6.00%	55,214	≥	8.50%		51,966	≥	8.00%
Common equity tier 1 capital (to risk weighted assets)
Traditions Bancorp, Inc.	$74,869	11.53%	$29,231	≥	4.50%	$45,471	≥	7.00%	$	N/A		N/A
Traditions Bank	74,803	11.52%	29,231	≥	4.50%	45,471	≥	7.00%		42,223	≥	6.50%
Tier 1 capital (to average assets)
Traditions Bancorp, Inc.	$74,869	8.70%	$34,416	≥	4.00%	N/A	≥	N/A	$	N/A		N/A
Traditions Bank	74,803	8.69%	34,415	≥	4.00%	N/A	≥	N/A		43,019	≥	5.00%

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2022	Actual		For Capital Adequacy Purposes			Minimum Capital Adequacy with Capital Buffer			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio	Amount			Ratio
Total capital (to risk-weighted assets)
Traditions Bancorp, Inc.	$76,003	13.18%	$46,142	≥	8.00%	$60,561	≥	10.50%	$	N/A		N/A
Traditions Bank	75,595	13.11%	46,142	≥	8.00%	60,561	≥	10.50%		57,677	≥	10.00%
Tier 1 capital (to risk-weighted assets)
Traditions Bancorp, Inc.	$68,838	11.94%	$34,606	≥	6.00%	$49,026	≥	8.50%	$	N/A		N/A
Traditions Bank	68,430	11.86%	34,606	≥	6.00%	49,026	≥	8.50%		46,142	≥	8.00%
Common equity tier 1 capital (to risk weighted assets)
Traditions Bancorp, Inc.	$68,838	11.94%	$25,955	≥	4.50%	$40,374	≥	7.00%	$	N/A		N/A
Traditions Bank	68,430	11.86%	25,955	≥	4.50%	40,374	≥	7.00%		37,490	≥	6.50%
Tier 1 capital (to average assets)
Traditions Bancorp, Inc.	$68,838	8.74%	$31,492	≥	4.00%	N/A	≥	N/A	$	N/A		N/A
Traditions Bank	68,430	8.69%	31,492	≥	4.00%	N/A	≥	N/A		39,365	≥	5.00%
Traditions Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.
18.
Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective reporting dates and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.
FASB ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB ASC 820-10 applies to other accounting pronouncements that require or permit fair value measurements.
FASB ASC 820-10 defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.
FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820-10 are as follows:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 — Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
For financial assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):
December 31, 2023	Level 1		Level 2	Level 3		Total
Assets
U.S. treasury securities		$—	$13,210		$—	$13,210
U.S. agency securities		—	12,001		—	12,001
State and municipal securities		—	12,905		—	12,905
Mortgage-backed securities		—	54,292		—	54,292
Collateralized mortgage obligations		—	19,409		—	19,409
Loans held-for-sale		—	7,213		—	7,213
Interest rate locks commitments		—	925		—	925
Forward commitments		—	—		—	—
Interest rate swaps		—	4,920		—	4,920
		$—	$124,875		$—	$124,875
Liabilities
Interest rate lock commitments		$—	$—		$—	$—
Forward commitments		—	64		—	64
Interest rate swaps		—	4,920		—	4,920
	$		$4,984	$		$4,984
December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$—	$12,854	$—	$12,854
U.S. agency securities	—	11,642	—	11,642
State and municipal securities	—	14,610	—	14,610
Mortgage-backed securities	—	63,600	—	63,600
Collateralized mortgage obligations	—	21,446	—	21,446
Loans held-for-sale	—	10,631	—	10,631
Interest rate locks commitments	—	938	—	938
Forward commitments	—	108	—	108
Interest rate swaps	—	5,967	—	5,967
	$—	$141,796	$—	$141,796
Liabilities
Interest rate lock commitments	$—	$6	$—	$6
Forward commitments	—	14	—	14
Interest rate swaps	—	5,967	—	5,967
	$—	$5,987	$—	$5,987

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2023 and 2022.
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):
December 31, 2023	Level 1	Level 2	Level 3	Total
Individually evaluated loans	$	$	$863	$863
December 31, 2022	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$233	$233
The following presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine the fair value (in thousands):
December 31, 2023	Fair Value Estimate	Valuation Technique	Unobservable Input	Range(1) (Weighted Average)
Individually evaluated loans – valued at collateral value	$863	Appraisal of collateral	Appraisal adjustments	-30%
December 31, 2022	Fair Value Estimate	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans – valued at collateral value	$160	Appraisal of collateral	Appraisal adjustments	-30%
Impaired loans – valued at PV of expected cash flows	73	PV of expected cash flows	Discount rates used in the calculation of PV of expected cash flows	-32%

(1)
Range is not displayed as it is the Company’s policy to estimate the allowance by discounting the appraised value 30%. There were no loans individually evaluated using present value of cash flow in 2023 and there was one loan whose value is determined through present value of expected cash flows in 2022.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2023 and 2022:
Securities Available-for-Sale (Carried at Fair Value)
Fair values for securities available-for-sale were based upon a market approach. Securities that are debenture bonds and pass through mortgage-backed investments that are not quoted on an exchange, but are traded in active markets, were obtained through third-party data service providers who use matrix pricing on similar securities. The Company compares evaluations provided by more than one service provider to judge the adequacy of the estimated fair value.
Loans Held-for-Sale (Carried at Fair Value)
The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quotes prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
Individually Evaluated Loans
Loans are generally not recorded at fair value on a recurring basis. Periodically, the Company records non-recurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Non-recurring adjustments can also include certain allocated amounts for collateral-dependent loans calculated when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan and, as a result, the carrying value of the loan less the calculated valuation amount does not necessarily represent the fair value of the loan. Real estate collateral is typically valued using appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace. However, the choice of observable data is subject to significant judgment, and there are often adjustments based on judgment in order to make observable data comparable and to consider the impact of time, the condition of properties, interest rates, and other market factors on current values. Additionally, commercial real estate appraisals frequently involve discounting of projected cash flows, which relies inherently on unobservable data. Therefore, non-recurring fair value measurement adjustments relating to real estate collateral have generally been classified as Level 3. Estimates of fair value for other collateral supporting commercial loans are generally based on assumptions not observable in the marketplace and therefore such valuations have been classified as Level 3.
Impaired Loans
Fair value for impaired loans are accounted for under FASB AC 310-10-35, in which the Company has measured impairment on a non-recurring basis and are based on the underlying collateral value securing the loans or net present value of cash flows expected to be received for such loans. Fair value of real estate collateral is determined using an income or market valuation approach based on an independent, licensed third-party appraisal of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal. The fair value of impaired loans with an impairment allowance were $233,000, net of a valuation allowance of $80,000 as of December 31, 2022 (prior to the adoption of Topic 326).
Derivative Financial Instruments (Carried at Fair Value)
Derivative financial instruments include interest rate locks and forward commitments to sell mortgage loans. Fair values are based on the underlying mortgage loans and the probability of commitments being exercised. The fair value of interest rate swaps is based upon broker quotes.

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
The following presents the carrying amount and estimated fair value of the Company’s financial instruments as of December 31, 2023 and 2022 (in thousands):
December 31, 2023	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,955	$12,955	$12,955	$—	$—
Securities available-for-sale	111,817	111,817	—	111,817	—
Loans held-for-sale	7,213	7,213	—	7,213	—
Loans receivable, net	665,083	633,597	—	—	633,597
Restricted investment in bank stocks	3,072	3,072	—	3,072	—
Accrued interest receivable	2,928	2,928	—	2,928	—
Interest rate lock commitments	925	925	—	925	—
Forward commitments	—	—	—	—	—
Interest rate swaps	4,920	4,920	—	4,920	—
Financial liabilities:
Demand and savings deposits	479,210	479,210	—	479,210	—
Time deposits	251,841	253,509	—	253,509	—
Accrued interest payable	2,169	2,169	—	2,169	—
Short-term borrowings	—	—	—	—	—
Long-term borrowings	32,500	32,399	—	32,399	—
Interest rate lock commitments	—	—	—	—	—
Forward commitments	64	64	—	64	—
Interest rate swaps	4,920	4,920	—	4,920	—
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit
December 31, 2022	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$7,852	$7,852	$7,852	$—	$—
Securities available-for-sale	124,152	124,152	—	124,152	—
Loans held-for-sale	10,631	10,631	—	10,631	—
Loans receivable, net	590,795	563,713	—	—	563,713
Restricted investment in bank stocks	2,820	2,820	—	2,820	—
Accrued interest receivable	2,215	2,215	—	2,215	—
Interest rate lock commitments	938	938	—	938	—
Forward commitments	108	108	—	108	—
Interest rate swaps	5,967	5,967	—	5,967	—
Financial liabilities:
Demand and savings deposits	516,315	516,315	—	516,315	—
Time deposits	155,979	158,227	—	158,227	—
Accrued interest payable	579	579	—	579	—
Short-term borrowings	31,249	31,249	—	31,249	—
Long-term borrowings	5,000	4,987	—	4,987	—
Interest rate lock commitments	6	6	—	6	—
Forward commitments	14	14	—	14	—
Interest rate swaps	5,967	5,967	—	5,967	—
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—	—

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
19.
Revenue from Contracts with Customers

All of the Company’s revenues that are in the scope of the “Revenue from Contracts with Customers’ accounting standard (ASC 606) are recognized within noninterest income. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as gains on third party mortgage sales, derivatives, and bank owned life insurance are not in scope of the guidance. ASC 606 applicable noninterest revenue streams such as deposit related fees, interchange fees, and referral fees for merchant services, credit cards, and asset management are recognized when the Company’s performance obligations have been satisfied, either on an individual transaction basis such as service charges on deposits, or ratably over a period of time such as asset management referral fees. Substantially all of the Company’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of ASC 606 are discussed below.
Service Charges on Deposits
Service charges on deposits consist of cash management fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, overdraft and insufficient fund fees, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Overdraft and insufficient fund fees and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied and related revenue recognized, at a point in time. Payment for service charges on deposits is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Electronic Banking Income
Electronic banking income is primarily comprised of debit card income, ATM fees, merchant card processor referrals, and other service charges. Debit card income is primarily comprised of interchange fees earned whenever the Company’s debit cards are processed through card payment networks such as MasterCard. The interchange fees are presented net of any associated expenses. ATM fees are primarily generated when a Company cardholder uses a non-bank ATM or a non-bank cardholder uses a Company ATM. The Company’s performance obligation for debit card interchange income is largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.
Asset Management Referral Fees
Asset management referral fees is primarily comprised of fees received on referring customers to an asset management company. The Company receives a percentage of the monthly or quarterly fees collected by the third-party asset management company from referred accounts. The Company’s performance obligation is generally satisfied upon the account opening at the asset management company and then monthly or quarterly thereafter for the shared portion of fees collected by the third-party asset management company.
Trading Fee Income
Trading fee income is fees received from dealer counterparties for commercial loan interest rate swaps originated between the dealer and the Company’s commercial loan customer. The Company’s performance obligation is satisfied, payment is received, and revenue is recognized upon the execution of the swap contract between the dealer and the customer.
Other
Other noninterest income consists of various fees, safe deposit box rental fees, and other miscellaneous revenue streams. The fees are primarily transactional and the Company’s performance obligation is satisfied

Traditions Bancorp, Inc.
Notes to Consolidated Financial Statements
and the related revenue recognized at a point in time. Payment for these fees is primarily received immediately or in the following month. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation.
The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 2023 and 2022(in thousands).
	2023	2022
Noninterest Income
In scope of Topic 606:
Service charges on deposits	$379	$326
Electronic banking income	754	716
Asset management referral fees	257	264
Trading fee income	92	16
Other	250	216
Noninterest Income (in-scope of Topic 606)	1,732	1,538
Noninterest Income (out-of-scope of Topic 606)	4,017	5,133
Total Noninterest Income	$5,749	$6,671
For the years ended December 31, 2023 and 2022, revenue recognized at a point in time totals $1,007,000 and $836,000, respectively. Revenue recognized for services transferred over time totaled $725,000 and $702,000, respectively.
Contract Balances
A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as referral fees based on month end reports. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers and, therefore, does not experience significant contract balances. As of December 31, 2023 and 2022, contract assets and contract liabilities were immaterial.

Traditions Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
	June 30, 2024	December 31, 2023
Assets
Cash and due from banks	$8,493	$5,349
Interest bearing deposits	9,093	7,606
Cash and cash equivalents	17,586	12,955
Securities available-for-sale, at fair value (amortized cost of $118,472 at June 30, 2024 and $125,847 at December 31, 2023)	104,391	111,817
Loans held-for-sale, at fair value	21,291	7,213
Loans receivable, net of allowance for credit losses June 30, 2024: $3,747; December 31,2023: $3,730	669,504	665,083
Investment in restricted bank stocks	3,366	3,072
Property and equipment, net	7,770	7,734
Operating leases right-of-use assets	3,271	3,090
Accrued interest receivable	2,970	2,928
Other assets	28,440	26,181
Total Assets	$858,589	$840,073
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$118,621	$120,686
Interest bearing	619,254	610,365
Total Deposits	737,875	731,051
Long-term borrowings	40,000	32,500
Operating leases liabilities	3,467	3,257
Other liabilities	10,665	9,479
Total Liabilities	792,007	776,287
Commitments and contingencies (see Note 8)
Shareholders’ Equity
Common stock, par value $1 per share; 9,996,684 shares authorized; issued and outstanding 2,752,902 shares at June 30,2024 and 2,736,544 shares at December 31, 2023	2,753	2,737
Surplus	34,749	34,673
Retained earnings	40,204	37,459
Accumulated other comprehensive loss	(11,124)	(11,083)
Total Shareholders’ Equity	66,582	63,786
Total Liabilities and Shareholders’ Equity	$858,589	$840,073
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)
Six Months Ended June 30,	2024	2023
Interest Income
Loans receivable, including fees	$20,870	$17,426
Securities:
Taxable	850	934
Tax-exempt	149	159
Federal funds sold and other	302	167
Total Interest Income	22,171	18,686
Interest Expense
Deposits	9,301	4,700
Federal funds purchased and short-term borrowings	36	611
Long-term borrowings	835	345
Total Interest Expense	10,172	5,656
Net interest income	11,999	13,030
Benefit for Credit Losses	(38)	(8)
Net Interest Income After Provision for Credit Losses	12,037	13,038
Noninterest Income
Service charges on deposits	189	196
Gain on sale of loans	2,748	1,983
Electronic banking income	417	374
Income from bank owned life insurance	244	177
Asset management referral fees	137	132
Trading fees	—	92
Bank shares tax	46	68
Other	167	199
Total Noninterest Income	3,948	3,221
Noninterest Expenses
Salaries and employee benefits	7,243	7,988
Occupancy and equipment	1,768	1,477
Advertising and marketing	138	258
Professional fees	380	400
Data processing	729	626
FDIC deposit insurance	318	285
Loan expenses	240	230
Director fees	154	205
Charitable contributions	423	451
Other	664	815
Total Noninterest Expenses	12,057	12,735
Income before income taxes	3,928	3,524
Income Tax Expense	745	668
Net Income	$3,183	$2,856
Earnings per Share, Basic	$1.16	$1.02
Earnings per Share, Diluted	1.15	1.02
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)
Six Months Ended June 30,	2024	2023
Net Income	$3,183	$2,856
Other Comprehensive Loss, Net of Income Tax Benefit
Unrealized losses arising on available-for-sale securities, net of income tax benefit of $10 and 109, respectively	(41)	(411)
Other comprehensive loss, net of income tax benefit	(41)	(411)
Total Comprehensive Income	$3,142	$2,445
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Shareholders’ Equity
(Unaudited)
(in thousands, except share data)
	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
	Shares	Amount
Balance, December 31, 2023	2,736,544	$2,737	$34,673	$37,459	$(11,083)	$63,786
Net income	—	—	—	3,183	—	3,183
Other comprehensive loss, net of tax benefit	—	—	—	—	(41)	(41)
Stock withheld for payment of taxes	(2,972)	(3)	(50)	—	—	(53)
Stock-based compensation awards	16,125	16	97	—	—	113
Exercise of stock options	3,205	3	29	—	—	32
Cash dividends paid ($0.16 per share)	—	—	—	(438)	—	(438)
Balance, June 30, 2024	2,752,902	$2,753	$34,749	$40,204	$(11,124)	$66,582
Balance, December 31, 2022	2,787,510	$2,788	$34,297	$31,753	$(11,855)	56,983
Net income	—	—	—	2,856	—	2,856
Adjustment due to the adoption of ASC 326, net of tax	—	—	—	2,926	—	2,926
Other comprehensive loss, net of tax benefit	—	—	—	—	(411)	(411)
Stock repurchased	(76,015)	(76)	—	(1,270)	—	(1,346)
Stock withheld for payment of taxes	(2,769)	(3)	(46)	—	—	(49)
Stock-based compensation awards	13,922	14	220	—	—	234
Exercise of stock options	3,875	4	35	—	—	39
Cash dividends paid ($0.16 per share)	—	—	—	(441)	—	(441)
Balance, June 30, 2023	2,726,523	$2,727	$34,506	$35,824	$(12,266)	$60,791
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
Six Months Ended June 30,	2024	2023
Cash Flows from Operating Activities
Net income	$3,183	$2,856
Adjustments to reconcile net income to net cash used in operating activities:
Benefit for credit losses	(38)	(8)
Depreciation and amortization expense	450	389
Amortization of securities, net	131	163
Amortization of operating lease right-of-use asset	294	253
Gain on sale of loans	(2,748)	(1,983)
Proceeds from sale of loans	84,883	78,721
Loans originated for sale	(96,213)	(85,823)
Deferred loan (fees) costs, net	(32)	11
Gain on sale of foreclosed assets	(22)	—
Deferred income tax expense (benefit)	3	(6)
Stock-based compensation expense	113	234
Income from bank-owned life insurance	(244)	(177)
Increase in accrued interest receivable and other assets	(2,049)	(493)
Decrease in operating lease liabilities	(265)	(253)
Increase in other liabilities	1,260	1,127
Net Cash Provided by Operating Activities	(11,294)	(4,989)
Cash Flows from Investing Activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	7,243	8,413
Net redemption of investment in restricted bank stocks	(294)	(1,440)
Net increase in loans	(4,720)	(55,051)
Proceeds from sale of foreclosed real estate	317	—
Purchases of property and equipment	(486)	(326)
Net Cash Provided By (Used in) Investing Activities	2,060	(48,404)
Cash Flows from Financing Activities
Net increase in deposits	6,824	21,305
Net increase in short-term borrowings	—	12,238
Proceeds from long-term borrowings	7,500	22,500
Stock withheld for payment of taxes	(53)	(49)
Common stock repurchased	—	(1,346)
Exercise of stock options	32	39
Cash dividends paid	(438)	(441)
Net Cash Provided by Financing Activities	13,865	54,246
Net increase in cash and cash equivalents	4,631	853
Cash and Cash Equivalents, Beginning of Year	12,955	7,852
Cash and Cash Equivalents, End of Year	$17,586	$8,705
Supplementary Cash Flows Information
Interest paid	$9,818	$4,836
Income taxes paid	781	675
Operating cash flows from operating leases	341	338
Loans transferred to foreclosed real estate	295	—
Initial recognition of operating lease right of use assets and liabilities	475	—
Increase to retained earnings for adoption of new accounting standard	—	2,926
See accompanying notes to consolidated financial statements.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
1.   Summary of Significant Accounting Policies
Basis of Financial Statement Presentation
Traditions Bank (the “Bank”) is a Pennsylvania-chartered commercial bank that is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation and was incorporated on March 14, 2002 and commenced operations on October 28, 2002 as York Traditions Bank. In June 2014, York Traditions Bank began trading its stock on the OTC Markets under the trading symbol YRKB.
On May 1, 2021, York Traditions Bank formed a holding company, Traditions Bancorp, Inc. (the “Company”). All shareholders in York Traditions Bank received one share of the Company in exchange for each share in York Traditions Bank. Following the formation of Traditions Bancorp, Inc., the Bank’s name was changed to Traditions Bank. Traditions Bancorp, Inc. immediately began trading its stock on the OTC Markets under the symbol TRBK.
The Company owns 100% of the stock in Traditions Bank. Traditions Bank operates as a traditional community bank serving the Central Pennsylvania market with an emphasis on commercial and consumer banking.
The unaudited Interim Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information. The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP and industry practice have been omitted from interim reporting pursuant to SEC rules. These Interim Consolidated Financial Statements and the accompanying notes should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2023 and 2022. Operating results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or any other period.
Significant Accounting Policies
The significant accounting policies followed by Traditions Bancorp, Inc. (the “Company”) and used in preparation of these unaudited Interim Consolidated Financial Statements are disclosed in the Company’s Annual Report and are unchanged at June 30, 2024. The policies are in accordance with accounting principles generally accepted in the United States of America and conform to common practices in the banking industry.
Recent Accounting Pronouncements
Accounting Standards Codification (ASC) Topic 326: Financial Instrument — Credit Losses (ASC 326). On January 1, 2023, the Company adopted ASC 326 which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees and other similar instruments. In addition, ASC 326 makes changes to the accounting for credit-related impairment of available-for-sale debt securities by eliminating other-than-temporary impairment charges.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
Following the expected loss model, credited-related losses on available-for-sale debt securities will be reflected as a valuation allowance for credit losses on those securities.
Accrued interest for all financial instruments is included in a separate line on the face of the Consolidate Balance Sheets. The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
In adopting ASC 326, the Company utilized the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Accordingly, a cumulative effect transition adjustment was applied to the opening balance of retained earnings, effective January 1, 2023. Prior periods have not been restated and continue to be presented under the incurred loss methodology. The transition adjustment of the adoption of CECL included a decrease in the allowance for credit losses on loans of $3,812,000 and an increase in the allowance for credit losses on unfunded loan commitments of $108,000 which resulted in a $2,926,000 after tax increase to retained earnings. The tax effect resulted in a $778,000 decrease to deferred tax assets. There are no credit losses in the available-for-sale security portfolio.
A summary of the financial statement impact upon adoption of ASC 326 is as follows (in thousands):
	Financial Statement Impact of Adoption
(in thousands)	Balance 12/31/2022	Transition Adjustment	Balance 1/1/2023
Assets:
Allowance for credit losses on loans:
Commercial	$(937)	$54	$(883)
Construction and land development	(518)	437	(81)
Farmland	(10)	9	(1)
Residential real estate	(1,739)	245	(1,494)
Commercial real estate	(2,388)	1,535	(853)
Consumer	(21)	(10)	(31)
Unallocated	(1,542)	1,542	—
Liabilities:
Allowance for credit losses on unfunded loan commitments	10	108	118
Retained earnings:
Total pre-tax impact	(7,165)	3,704	(3,461)
Tax impact (deferred)	749	(778)	(29)
Increase (decrease) to retained earnings	(6,416)	2,926	(3,490)
ASU 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.   The amendments contained in this Accounting Standards Update (ASU) eliminate the accounting guidance for troubled debt restructurings by creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This ASU also requires entities to disclose current period gross write-offs by year of origination for financing receivables. The Company adopted ASU 2022-02 effective January 1, 2023 using a modified retrospective transition approach for the amendments related to the recognition and measurement of troubled debt restructurings. The impact of the adoption resulted in no change to the allowance for credit losses as there were no troubled debt restructurings for 2022.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
ASC Topic 848: Reference Rate Reform (ASC 848).   On January 1, 2023, the Company adopted ASC 848, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by the discontinuation of the London Interbank Offered Rate or by another reference rate expected to be discontinued because of the reference rate reform. The adoption of Topic 848 did not have a material impact on our consolidated financial statements.
Recent Accounting Standards Not Yet Adopted
In December 2023, FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The amendments in this ASU require improved annual income tax disclosures surrounding rate reconciliation, income taxes paid, and other disclosures. This update will be effective for financial statements issued for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of this standard on the condensed consolidated financial statements.
Accounting Standards Update 2024-01 “Compensation — Stock Compensation (Topic 718) — Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”) clarifies how an entity determines whether a profits interest or similar award is within the scope of Topic 718 or is not a share-based payment arrangement and therefore within the scope of other guidance. ASU 2024-01 provides an illustrative example with multiple fact patterns and also amends certain language in the “Scope” and “Scope Exceptions” sections of Topic 718 to improve its clarity and operability without changing the guidance. Entities can apply the amendments either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. If prospective application is elected, an entity must disclose the nature of and reason for the change in accounting principle. ASU 2024-01 is effective January 1, 2025, including interim periods, and is not expected to have a significant impact on our financial statements.
2.   Earnings Per Share
Basic earnings per share is calculated as net income, less income allocated to participating securities, divided by the weighted average number of shares outstanding during the period, excluding unvested shares of restricted stock and restricted stock units. For the Company, participating securities are comprised of unvested shares of restricted stock and restricted stock units. Diluted earnings per share is calculated as net income available to shareholders divided by the weighted average number of shares outstanding plus shares that would have been outstanding if dilutive potential shares had been issued, as well as any adjustments to income that would result from the assumed issuance. Potential shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. All share and per share amounts are adjusted for stock dividends that are declared prior to the issuance of the consolidated financial statements.
The computation of earnings per share for the six months ended June 30, 2024 and 2023 is provided below (in thousands, except per share data):
	2024	2023
Net income	$3,183	$2,856
Less: income allocated to participating securities	(1)	33
Adjusted net income	3,184	2,823
Weighted average shares outstanding (basic)	2,745	2,768
Weighted average participating securities (basic)	6	20
Effect of common stock equivalents	21	18
Weighted average shares outstanding (diluted)	2,772	2,806
Basic earnings per share	$1.16	$1.02
Diluted earnings per share	$1.15	$1.02
Anti-dilutive stock options excluded from the computation of earnings per share	15	13

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
3.   Securities Available-for-Sale
A summary of amortized cost and fair values of securities available-for-sale as of June 30, 2024 and December 31, 2023 is as follows (in thousands):
June 30, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$11,078	$—	$(726)	$10,352
U.S. agency securities	12,953	—	(855)	12,098
State and municipal securities	13,643	5	(1,007)	12,641
Mortgage-backed securities	57,521	1	(7,057)	50,465
Collateralized mortgage obligations	23,277	—	(4,442)	18,835
	$118,472	$6	$(14,087)	$104,391
December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$14,081	$—	$(871)	$13,210
U.S. agency securities	12,927	—	(926)	12,001
State and municipal securities	13,704	26	(825)	12,905
Mortgage-backed securities	61,337	1	(7,046)	54,292
Collateralized mortgage obligations	23,798	—	(4,389)	19,409
	$125,847	$27	$(14,057)	$111,817
The following shows the Company’s securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2024 and December 31, 2023 (in thousands):
June 30, 2024	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. treasury securities	$—	$—	$10,352	$(726)	$10,352	$(726)
U.S. agency securities	—	—	12,098	(855)	12,098	(855)
State and municipal securities	1,828	(19)	10,048	(988)	11,876	(1,007)
Mortgage-backed securities	19	—	50,355	(7,057)	50,374	(7,057)
Collateralized mortgage obligations	—	—	18,835	(4,442)	18,835	(4,442)
	$1,847	$(19)	$101,688	$(14,068)	$103,535	$(14,087)

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
December 31, 2023	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. treasury securities	$—	$—	$13,210	$(871)	$13,210	$(871)
U.S. agency securities	—	—	12,001	(926)	12,001	(926)
State and municipal securities	1,372	(10)	8,894	(815)	10,266	(825)
Mortgage-backed securities	2	—	54,219	(7,046)	54,221	(7,046)
Collateralized mortgage obligations	—	—	19,409	(4,389)	19,409	(4,389)
	$1,374	$(10)	$107,733	$(14,047)	$109,107	$(14,057)
At June 30, 2024, the Company had 145 securities in an unrealized loss position for 12 months or more and 7 securities in an unrealized loss position less than 12 months, none of which exceeded 25.44% of the security’s carrying amount. At December 31, 2023, the Company had 146 securities in an unrealized loss position for 12 months or more and 8 securities in an unrealized loss position less than 12 months, none of which exceeded 24.68% of the security’s carrying amount.
All of the securities that were in an unrealized loss position at June 30, 2024 and December 31, 2023, are bonds the Company has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and the amount of the impairment, credit risk for these securities is minimal.
U.S. treasury securities and U.S. agency securities have an explicit government guarantee and are considered risk free.
All state and municipal securities undergo an initial and ongoing credit analysis. The analysis includes the review of various financial and demographic information. All municipal securities have a minimum evaluation rating of “A” or higher.
All mortgage-backed securities and collateralized mortgage obligations held by the Company are guaranteed by Ginne Mae, a U.S. government agency, or a government sponsored enterprise (GSEs) Fannie Mae or Freddie Mac. These securities are explicitly guaranteed by the U.S. government or guaranteed by the GSEs that have credit ratings and perceived credit risk comparable to the U.S. government, are highly rated by major rating agencies, and have a history of no credit losses.
Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.
At June 30, 2024 and December 31, 2023, there was no allowance for credit losses related to the available-for-sale portfolio. Accrued interest receivable on available-for-sale debt securities totaled $298,000 at June 30, 2024 and $308,000 at December 31, 2023 and was excluded from the estimate of credit losses.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The amortized cost and fair value of securities as of June 30, 2024, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty (in thousands):
	Amortized Cost	Market Fair Value
Due in one year or less	$2,996	$2,940
Due after one year through five years	21,448	19,953
Due after five years through ten years	7,754	6,974
Due after ten years	5,476	5,224
Mortgage-backed securities	57,521	50,465
Collateralized mortgage obligations	23,277	18,835
	$118,472	$104,391
Securities with a fair value of $24,683,000 and $25,972,000 were pledged as collateral on deposits as of June 30, 2024 and December 31, 2023, respectively.
There were no gross gains or losses on the sale or call of securities in the six months ended June 30, 2024 and 2023.
4.   Loans Receivable
The composition of net loans receivable consists of the following as of June 30, 2024 and December 31, 2023 (in thousands):
	June 30, 2024	December 31, 2023
Commercial	$94,090	$95,634
Construction and land development	52,686	49,028
Farmland	264	280
Residential real estate	265,674	264,375
Commercial real estate	258,778	257,809
Consumer	1,759	1,687
Total loans	673,251	668,813
Allowance for credit losses	(3,747)	(3,730)
Net Loans	$669,504	$665,083
The above amounts are recorded net of unamortized deferred fees of $746,000 at June 30, 2024 and $778,000 at December 31, 2023.
The Company elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of June 30, 2024 and December 31, 2023, accrued interest receivable for loans totaled $2,672,000 and $2,620,000, respectively, and is included in the accrued interest receivable line item on the Company’s consolidated balance sheet.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due, by aggregating loans based on their delinquencies. The following table presents an aging of the payment status of the Company’s loans as of June 30, 2024 and December 31, 2023 (in thousands):
June 30, 2024	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days (Still Accruing)	Non-Accrual	Total
Commercial	$94,090	$—	$—	$—	$—	$94,090
Construction and land development	52,686	—	—	—	—	52,686
Farmland	264	—	—	—	—	264
Residential real estate	259,591	2,288	—	—	3,795	265,674
Commercial real estate	257,347	850	—	—	581	258,778
Consumer	1,759	—	—	—	—	1,759
	$665,737	$3,138	$—	$—	$4,376	$673,251
December 31, 2023	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days (Still Accruing)	Non-Accrual	Total
Commercial	$95,122	$—	$—	$—	$512	$95,634
Construction and land development	49,028	—	—	—	—	49,028
Farmland	280	—	—	—	—	280
Residential real estate	260,792	133	579	—	2,871	264,375
Commercial real estate	257,222	—	—	—	587	257,809
Consumer	1,687	—	—	—	—	1,687
	$664,131	$133	$579	$—	$3,970	$668,813
Nonaccrual and Nonperforming Loans
The following table is a summary of the Company’s nonaccrual loans by major categories for the periods indicated (in thousands).
	June 30, 2024
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Commercial	$—	$—	$—
Construction and land development	—	—	—
Farmland	—	—	—
Residential real estate	2,825	970	3,795
Commercial real estate	581	—	581
Consumer	—	—	—
Total	$3,406	$970	$4,376

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
	December 31, 2023
	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Commercial	$512	$—	$512
Construction and land development	—	—	—
Farmland	—	—	—
Residential real estate	1,839	1,032	2,871
Commercial real estate	587	—	587
Consumer	—	—	—
Total	$2,938	$1,032	$3,970
There is no interest income recognized during the period a loan is on nonaccrual status. The Company follows its nonaccrual policy of reversing contractual interest income in the income statement when a loan is placed on nonaccrual status. The Company did not recognize interest income on nonaccrual loans during the six months ended June 30,2024 and 2023.
Residential real estate mortgages totaling $1,758,000 and $1,033,000 were in the process of foreclosure as of June 30, 2024 and December 31,2023, respectively. There were no residential real estate mortgages in foreclosed real estate at June 30, 2024 and December 31, 2023.
Collateral-Dependent Loans
The Company identifies loans in which the borrower cannot demonstrate the ability to make regularly scheduled payments and the repayment of the loan is dependent upon the operation or sale of the collateral of the loan. These collateral dependent loans are evaluated individually for allowance for credit losses based on the fair value of the collateral. The Company believes that there is no significant over-coverage of collateral for any of the loans noted below.
The following table presents an analysis of collateral-dependent loans of the Company by class of loans as of June 30, 2024 and December 31, 2023 (in thousands):
June 30, 2024	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Commercial	$—	$—	$—	$—
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	3,795	—	—	3,795
Commercial real estate	—	—	459	459
Consumer	—	—	—	—
Total	$3,795	$—	$459	$4,254
December 31, 2023	Residential Property	Business Assets	Commercial Property	Total Collateral- Dependent Loans
Commercial	$—	$512	$—	$512
Construction and land development	—	—	—	—
Farmland	—	—	—	—
Residential real estate	2,551	—	—	2,551
Commercial real estate	—	—	457	457
Consumer	—	—	—	—
Total	$2,551	$512	$457	$3,520

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
Loan Modifications
The Company closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.
The following table presents the amortized cost of loans that were both experiencing financial difficulty and modified during the six months ended June 30, 2024 and 2023, by class and modification type. The percentage of the amortized cost of loans that were modified to borrowers in financial distress as compared to the amortized cost of each class of financing receivable and the financial effect of the modification is also presented below (dollar amounts in thousands):
June 30, 2024	Payment Delay	Combination Term Extension and Payment Delay	% of Total Class of Financing Receivable	Weighted- Average Payment Delay	Weighted- Average Term Extension
Commercial	$—	$—	—%	— Mo	— Mo
Construction and land development	—	—	—	—	—
Farmland	—	—	—	—	—
Residential real estate	1,570	—	0.6	3.0	1
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
			—		—
Total	$1,570	$—	0.6%	3.0 Mo	1 Mo
June 30, 2023	Payment Delay	Combination Term Extension and Payment Delay	% of Total Class of Financing Receivable	Weighted- Average Payment Delay	Weighted- Average Term Extension
Commercial	$—	$—	—%	— Mo	— Mo
Construction and land development	—	—	—	—	—
Farmland	—	—	—	—	—
Residential real estate	280	—	0.1	3.0	—
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
			—		—
Total	$280	$—	0.1%	3.0 Mo	— Mo
The Company has not committed to lend additional amounts to the borrowers included in the table above.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following table summarizes the performance of such loans that have been modified to borrowers experiencing financial difficulties in the last 12 months (in thousands):
June 30, 2024	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Financial Difficulty Modification Loans
Commercial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Farmland	—	—	—	—	—
Residential real estate	1,829	192	151	267	2,439
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$1,829	$192	$151	$267	$2,439
Upon the Company’s determination that a modified loan (or portion of a loan) has substantially been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
There were no payment defaults during the twelve months ended June 30, 2024 for loans modified to borrowers experiencing financial difficulty.
Allowance for Credit Losses
The Company monitors ongoing risk for loans with a commercial purpose using a nine-point internal grading system. The first five rating categories, representing the lowest risk to the Company, are combined and given a Pass rating. The Special Mention category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Company’s position at some future date. These assets pose elevated risk, but their weakness does not justify a more severe, or criticized rating.
Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful, or loss. Substandard loans are classified as they have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Substandard loans include loans that management has determined are not adequately protected by current cash flows or net worth of the borrower. A doubtful loan has the same weaknesses as a substandard loan, however, collection or liquidation of principal in full is questionable and improbable. For doubtful loans, loss is present, but may not be determined until specific factors occur. Loss assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as Loss, there is little prospect of collecting the loan’s principal or interest and it is generally written off.
Loans with a consumer purpose, which also includes certain commercial loans, construction and land development loans, and residential loans, are not-rated and are monitored based on the length of time a loan is past due. Not-rated loans are categorized as either Performing or Non-performing. Non-performing loans would be those in non-accrual status, which generally occurs when a loan is maintained on a cash basis due to deterioration in the financial condition of the borrower, full payment of principal or interest is not expected, or principal or interest has been in default for a period of 90 days or more.
The Company’s Senior Credit Committee, which meets weekly, monitors loan quality on an ongoing basis. The Credit Review Committee meets quarterly and reviews the ratings of all criticized loans. In addition, an independent third-party performs a semi-annual loan review. The review focuses on a sample of business purpose loans, and all previously criticized loans over a certain dollar threshold.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following table presents the Company’s loan portfolio based on its internal risk rating system by origination year as of June 30, 2024 and December 31, 2023 (in thousands):
June 30, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total
Commercial
Pass	$3,313	$15,148	$16,298	$13,797	$6,751	$8,165	$30,130	$93,602
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	42	93	289	424
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	64	—	—	—	—	—	64
Total commercial	3,313	15,212	16,298	13,797	6,793	8,258	30,419	94,090
Gross charge-offs, six months ended	$—	$—	$—	$2	$—	$1	$—	$3
Non-rated loans:
Performing	—	64	—	—	—	—	—	64
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial	$—	$64	$—	$—	$—	$—	$—	$64
Construction and land development
Pass	2,703	6,226	21,348	610	—	115	—	31,002
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	11,535	9,093	749	251	56	—	—	21,684
Total construction and land development	14,238	15,319	22,097	861	56	115	—	52,686
Gross charge-offs, six months ended	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	11,535	9,093	749	251	56	—	—	21,684
Non-performing	—	—	—	—	—	—	—	—
Total non-rated construction and land development	11,535	9,093	749	251	56	—	—	21,684
Farmland
Pass	—	—	—	—	184	19	61	264
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total Farmland	—	—	—	—	184	19	61	264
Gross charge-offs, six months ended	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated farmland	—	—	—	—	—	—	—	—
Residential real estate
Pass	1,117	9,194	14,094	10,423	5,218	22,632	2,702	65,380
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	48	—	48
Doubtful	—	—	—	—	—	—	—	—
Not-rated	6,965	24,347	65,580	38,596	18,674	12,749	33,335	200,246
Total residential real estate	8,082	33,541	79,674	49,019	23,892	35,429	36,037	265,674
Gross charge-offs, six months ended	—	—	7	3	—	2	2	14
Non-rated loans:
Performing	6,965	24,202	63,575	38,332	18,414	11,755	33,208	196,451
Non-performing	—	145	2,005	264	260	994	127	3,795
Total non-rated residential real estate	6,965	24,347	65,580	38,596	18,674	12,749	33,335	200,246

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Commercial real estate
Pass	10,469	40,185	49,487	57,972	19,308	77,398	836	255,655
Special mention	—	—	—	—	—	33	—	33
Substandard	—	—	459	850	—	1,781	—	3,090
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial real estate	10,469	40,185	49,946	58,822	19,308	79,212	836	258,778
Gross charge-offs, six months ended	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial real estate	—	—	—	—	—	—	—	—
Consumer
Pass	—	—	—	—	—	—	—	—
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	46	45	47	1	5	5	1,610	1,759
Total consumer	46	45	47	1	5	5	1,610	1,759
Gross charge-offs, six months ended	—	—	18	—	—	—	—	18
Non-rated loans:
Performing	46	45	47	1	5	5	1,610	1,759
Non-performing	—	—	—	—	—	—	—	—
Total non-rated consumer	46	45	47	1	5	5	1,610	1,759
Total loans
Pass	$17,602	$70,753	$101,227	$82,802	$31,461	$108,329	$33,729	$445,903
Special mention	—	—	—	—	—	33	—	33
Substandard	—	—	459	850	42	1,922	289	3,562
Doubtful	—	—	—	—	—	—	—	—
Not-rated	18,546	33,549	66,376	38,848	18,735	12,754	34,945	223,753
Total loans	36,148	104,302	168,062	122,500	50,238	123,038	68,963	673,251
Total gross charge-off’s, six months ended	$—	$—	$25	$5	$—	$3	$2	$35
Non-rated loans:
Performing	18,546	33,404	64,371	38,584	18,475	11,760	34,818	219,958
Non-performing	—	145	2,005	264	260	994	127	3,795
Total non-rated loans	$18,546	$33,549	$66,376	$38,848	$18,735	$12,754	34,945	$223,753

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
December 31,2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial
Pass	$15,893	$20,159	$14,582	$7,613	$2,854	$6,947	$26,624	$94,672
Special mention	—	—	—	—	—	—	182	182
Substandard	—	346	2	83	56	117	90	694
Doubtful	—	—	—	—	—	—	—	—
Not-rated	86	—	—	—	—	—	—	86
Total commercial	15,979	20,505	14,584	7,696	2,910	7,064	26,896	95,634
Gross charge-offs, YTD	$—	$—	$—	$—	$—	$81	$66	$147
Non-rated loans:
Performing	86	—	—	—	—	—	—	86
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial	$86	$—	$—	$—	$—	$—	$—	$86
Construction and land development
Pass	5,751	22,248	619	—	—	123	—	28,741
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	17,589	2,233	367	98	—	—	—	20,287
Total construction and land development	23,340	24,481	986	98	—	123	—	49,028
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	17,589	2,233	367	98	—	—	—	20,287
Non-performing	—	—	—	—	—	—	—	—
Total non-rated construction and land development	17,589	2,233	367	98	—	—	—	20,287
Farmland
Pass	—	—	—	190	—	34	56	280
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total Farmland	—	—	—	190	—	34	56	280
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated farmland	—	—	—	—	—	—	—	—
Residential real estate
Pass	9,693	15,201	10,831	5,467	12,881	11,465	2,135	67,673
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	69	—	69
Doubtful	—	—	—	—	—	—	—	—
Not-rated	23,219	67,592	41,402	20,014	4,527	9,376	30,503	196,633
Total residential real estate	32,912	82,793	52,233	25,481	17,408	20,910	32,638	264,375
Gross charge-offs, YTD	—	5	1	—	—	—	—	6
Non-rated loans:
Performing	23,219	66,323	41,286	19,355	4,237	8,839	30,503	193,762
Non-performing	—	1,269	116	659	290	537	—	2,871
Total non-rated residential real estate	23,219	67,592	41,402	20,014	4,527	9,376	30,503	196,633

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial real estate
Pass	40,072	46,654	60,091	19,921	16,842	68,394	535	252,509
Special mention	—	—	—	—	—	35	—	35
Substandard	—	296	—	—	391	4,578	—	5,265
Doubtful	—	—	—	—	—	—	—	—
Not-rated	—	—	—	—	—	—	—	—
Total commercial real estate	40,072	46,950	60,091	19,921	17,233	73,007	535	257,809
Gross charge-offs, YTD	—	—	—	—	—	—	—	—
Non-rated loans:
Performing	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Total non-rated commercial real estate	—	—	—	—	—	—	—	—
Consumer
Pass	—	—	—	—	—	—	—	—
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not-rated	56	88	1	9	—	6	1,527	1,687
Total consumer	56	88	1	9	—	6	1,527	1,687
Gross charge-offs, YTD	—	—	—	6	—	—	—	6
Non-rated loans:
Performing	56	88	1	9	—	6	1,527	1,687
Non-performing	—	—	—	—	—	—	—	—
Total non-rated consumer	56	88	1	9	—	6	1,527	1,687
Total loans
Pass	$71,409	$104,262	$86,123	$33,191	$32,577	$86,963	$29,350	$443,875
Special mention	—	—	—	—	—	35	182	217
Substandard	—	642	2	83	447	4,764	90	6,028
Doubtful	—	—	—	—	—	—	—	—
Not-rated	40,950	69,913	41,770	20,121	4,527	9,382	32,030	218,693
Total loans	112,359	174,817	127,895	53,395	37,551	101,144	61,652	668,813
Total gross charge-off’s YTD	$—	$5	$1	$6	$—	$81	$66	$159
Non-rated loans:
Performing	40,950	68,644	41,654	19,462	4,237	8,845	32,030	215,822
Non-performing	—	1,269	116	659	290	537	—	2,871
Total non-rated loans	$40,950	$69,913	$41,770	$20,121	$4,527	$9,382	$32,030	$218,693

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following table presents the activity in the allowance for credit losses by loan portfolio segment for the six months ended June 30, 2024 and June 30, 2023 (in thousands):
June 30, 2024	Commercial	Construction and Land Development	Farmland	Residential Real Estate	Commercial Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance, December 31,2023	$852	$262	$—	$1,787	$808	$21	$—	$3,730
Charge-offs	(3)	—	—	(14)	—	(18)	—	(35)
Recoveries	12	—	—	3	—	—	—	15
Provision for credit losses on loans	(86)	(141)	—	337	(73)	—	—	37
Total ending allowance balance	$775	$121	$—	$2,113	$735	$3	$—	$3,747
June 30, 2023	Commercial	Construction and Land Development	Farmland	Residential Real Estate	Commercial Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance December 31,2022, prior to the adoption of CECL	$937	$518	$10	$1,739	$2,388	$21	$1,542	$7,155
Adjustment due to the adoption of CECL	(54)	(437)	(9)	(245)	(1,535)	10	(1,542)	(3,812)
Charge-offs	(21)	—	—	(3)	—	(6)	—	(30)
Recoveries	160	—	—	1	—	1	—	162
Provision for credit losses on loans	—	—	—	(3)	—	—	—	(3)
Total ending allowance balance	$1,022	$81	$1	$1,489	$853	$26	$—	$3,472
The following table summarizes the activity in the allowance for credit losses for unfunded loan commitments for the six months ended June 30, 2024 and 2023 (in thousands):
Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2023	$162
Charge-offs	—
Recoveries	—
Provision for credit losses	(75)
Ending balance at June 30, 2024	$87

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
Total Allowance for Credit Losses – Unfunded Loan Commitments
Beginning balance at December 31, 2022	$10
Adjustment due to the adoption of CECL	108
Charge-offs	—
Recoveries	—
Provision for credit losses	(5)
Ending balance at June 30, 2023	$113
5.   Deposits
The components of deposits consist of the following as of June 30, 2024 and December 31, 2023 (in thousands):
	June 30, 2024	December 31, 2023
Demand, non-interest bearing	$118,621	$120,686
Demand, interest bearing	113,242	109,073
Savings and money market	266,070	249,451
Time, $250 and over	30,402	33,757
Time, other	209,540	218,084
	$737,875	$731,051
As of June 30, 2024, the scheduled maturities of time deposits are as follows (in thousands):
2024	$141,131
2025	77,573
2026	13,265
2027	5,605
2028	1,951
Thereafter	417
$239,942
Advance payments by borrowers for taxes and insurance is included in the Demand, non-interest bearing deposit category. As of June 30, 2024 and 2023, the amount of advance payments by borrowers for taxes and insurance was $2,761,000 and $4,110,000 respectively.
Deposit overdrafts, which are immaterial, are included within “Loans receivables” on the Consolidated Balance Sheets.
6.   Borrowings
The Company has a $7,000,000 unsecured federal funds line of credit with Atlantic Community Bankers Bank. There were no federal funds purchased outstanding at June 30, 2024 and December 31, 2023.
Other available credit consists of access to the Federal Reserve Discount Window. The Company had $3,124,000 and $3,108,000 of availability at June 30, 2024 and December 31, 2023, respectively. There were no borrowings outstanding at the Discount Window at June 30, 2024 and December 31, 2023.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The Company has an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allows for borrowings up to a percentage of qualifying assets. All FHLB advances are collateralized by a security agreement covering qualifying loans. As of June 30, 2024, qualifying loans totaled $520,017,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Company having a par value of $3,326,000 and $3,032,000 at June 30, 2024 and December 31, 2023 respectively. The Company can borrow a maximum of $353,822,000 from the FHLB.
There were no short-term borrowings outstanding at June 30, 2024 and December 31, 2023.
A summary of long-term debt as of June 30, 2024 and December 31, 2023 is as follows (dollars in thousands):
	June 30, 2024		December 31, 2023
	Amount	Rate	Amount	Rate
FHLB fixed-rate advances maturing:
2025	$32,500	4.73%	$32,500	4.64%
2026	2,500	5.22	—	—
2027	5,000	5.08	—	—
	$40,000	5.10%	$32,500	4.64%
7.   Stock-Based Compensation Plans
On December 20, 2021, the Board of Directors adopted the 2021 Non-Employee Directors Stock Incentive Plan (2021 Directors Plan). The 2021 Directors Plan allows grants of nonqualified stock options, stock appreciation rights, stock awards, restricted stock and deferred stock units. 150,000 shares of common stock are reserved for issuance under the plan. A Non-Employee Director Compensation Program was established and put under the auspices of the Compensation Committee. Compensation is paid in restricted stock or cash at the discretion of the individual director.
Under the 2016 Stock Incentive Plan, employees are eligible to receive options to purchase shares of common stock at the fair value on the date the option is granted. The plan also provides for stock-based incentives in the form of restricted stock units up to 137,500 shares. Under the various equity plans, all previously unvested stock options and restricted stock units vested when the merger agreement with ACNB was signed July 23, 2024.
Information regarding the Company’s stock option plans for the six months ended June 30, 2024 is as follows (dollars in thousands, except exercise prices):
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding, January 1, 2024	38,180	$16.23	5.5 years	$143
Options exercised	(3,205)	10.00		99
Options forfeited	(1,000)	19.98
Options expired	(715)	10.00
Options Outstanding, June 30, 2024	33,260	$16.85	5.5 years	$44
Options Exercisable, June 30, 2024	24,260	$15.59	4.6 years	$44
In the six months ended June 30, 2024, the Company received $32,000 from stock option exercises.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
Stock-based compensation expense related to stock options for the six months ended June 30, 2024 totaled $6,000. The unamortized stock option expense was $12,000 at June 30, 2024 and will be recognized when the merger agreement with ACNB was signed on July 23, 2024.
The following provides information about nonvested restricted stock for the six months ended June 30, 2024:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2024	—	$—
Granted	4,452	18.36
Vested	(4,452)	18.36
Outstanding at June 30, 2024	—	$—
Stock-based compensation expense related to restricted stock for the six months ended June 30, 2024 totaled $82,000. There was no unamortized compensation cost related to restricted stock at June 30, 2024.
The following provides information about nonvested restricted stock units for the six months ended June 30, 2024:
	Shares	Weighted Average Grant Date Calculated Value
Outstanding at January 1, 2024	29,118	$19.55
Dividend equivalent units granted	219	—
Vested	(11,673)	19.38
Outstanding at June 30, 2024	17,664	$19.42
Stock-based compensation expense related to restricted stock units for the six months ended June 30, 2024 totaled $25,000. The unamortized compensation cost related to restricted stock units at June 30, 2024 was $31,000 and will be recognized when the merger agreement with ACNB was signed on July 23, 2024.
8.   Financial Instruments with Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, is based on our credit evaluation of the counter-party. Collateral held varies but may include cash, accounts receivable, inventory, equipment, and real estate.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following financial instruments were outstanding whose contract amounts represent credit risk as of June 30, 2024 and December 31, 2023 (in thousands):
	June 30, 2024	December 31, 2023
Commitments to grant loans	$—	$600
Unfunded commitments under lines of credit	203,562	199,942
Letters of credit	7,863	7,167
	$211,425	$207,709
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.
Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2024 and December 31, 2023 for guarantees under standby letters of credit is not material.
The Company is not involved in any legal proceedings which, in management’s opinion, could have a material effect on the consolidated financial position of the Company.
The Company maintains an allowance for credit loss for unfunded loan commitments which is included in the balance of other liabilities in the Consolidated Balance Sheets. The allowance for credit loss for unfunded loan commitments is determined as part of the monthly allowance for credit loss analysis.
9.   Fair Value of Financial Instruments
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective reporting dates and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.
FASB ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB ASC 820-10 applies to other accounting pronouncements that require or permit fair value measurements.
FASB ASC 820-10 defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820-10 are as follows:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 — Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
For financial assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):
June 30, 2024	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$—	$10,352	$—	$10,352
U.S. agency securities	—	12,098	—	12,098
State and municipal securities	—	12,641	—	12,641
Mortgage-backed securities	—	50,465	—	50,465
Collateralized mortgage obligations	—	18,835	—	18,835
Loans held-for-sale	—	21,291	—	21,291
Interest rate locks commitments	—	1,360	—	1,360
Forward commitments	—	56	—	56
Interest rate swaps	—	5,867	—	5,867
	$—	$132,965	$—	$132,965
Liabilities
Interest rate lock commitments	$—	$—	$—	$—
Forward commitments	—	12	—	12
Interest rate swaps	—	5,867	—	5,867
	$—	$5,879	$—	$5,879

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
December 31, 2023	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$—	$13,210	$—	$13,210
U.S. agency securities	—	12,001	—	12,001
State and municipal securities	—	12,905	—	12,905
Mortgage-backed securities	—	54,292	—	54,292
Collateralized mortgage obligations	—	19,409	—	19,409
Loans held-for-sale	—	7,213	—	7,213
Interest rate locks commitments	—	925	—	925
Forward commitments	—	—	—	—
Interest rate swaps	—	4,920	—	4,920
	$—	$124,875	$—	$124,875
Liabilities
Interest rate lock commitments	$—	$—	$—	$—
Forward commitments	—	64	—	64
Interest rate swaps	—	4,920	—	4,920
	$—	$4,984	$—	$4,984
There were no transfers between Levels 1, 2, and 3 during the six months ended June 30, 2024 and the year ended December 31, 2023.
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):
June 30, 2024	Level 1	Level 2	Level 3	Total
Individually evaluated loans	$—	$—	$894	$894
December 31, 2023	Level 1	Level 2	Level 3	Total
Individually evaluated loans	$—	$—	$863	$863
The following presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine the fair value (in thousands):
June 30, 2024	Fair Value Estimate	Valuation Technique	Unobservable Input	Range(1) (Weighted Average)
Individually evaluated loans – valued at collateral value	$894	Appraisal of collateral	Appraisal adjustments	-30%
December 31, 2023	Fair Value Estimate	Valuation Technique	Unobservable Input	Range(1) (Weighted Average)
Individually evaluated loans – valued at collateral value	$863	Appraisal of collateral	Appraisal adjustments	-30%

(1)
Range is not displayed as it is the Company’s policy to estimate the allowance by discounting the appraised value 30%. There were no loans individually evaluated using present value of cash flow at June 30, 2024 and December 31, 2023.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at June 30, 2024 and December 31, 2023:
Securities Available-for-Sale (Carried at Fair Value)
Fair values for securities available-for-sale were based upon a market approach. Securities that are debenture bonds and pass through mortgage-backed investments that are not quoted on an exchange, but are traded in active markets, were obtained through third-party data service providers who use matrix pricing on similar securities. The Company compares evaluations provided by more than one service provider to judge the adequacy of the estimated fair value.
Loans Held-for-Sale (Carried at Fair Value)
The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quotes prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.
Individually Evaluated Loans
Loans are generally not recorded at fair value on a recurring basis. Periodically, the Company records non-recurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Non-recurring adjustments can also include certain allocated amounts for collateral-dependent loans calculated when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan and, as a result, the carrying value of the loan less the calculated valuation amount does not necessarily represent the fair value of the loan. Real estate collateral is typically valued using appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace. However, the choice of observable data is subject to significant judgment, and there are often adjustments based on judgment in order to make observable data comparable and to consider the impact of time, the condition of properties, interest rates, and other market factors on current values. Additionally, commercial real estate appraisals frequently involve discounting of projected cash flows, which relies inherently on unobservable data. Therefore, non-recurring fair value measurement adjustments relating to real estate collateral have generally been classified as Level 3. Estimates of fair value for other collateral supporting commercial loans are generally based on assumptions not observable in the marketplace and therefore such valuations have been classified as Level 3.
Derivative Financial Instruments (Carried at Fair Value)
Derivative financial instruments include interest rate locks and forward commitments to sell mortgage loans. Fair values are based on the underlying mortgage loans and the probability of commitments being exercised. The fair value of interest rate swaps is based upon broker quotes.

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
The following presents the carrying amount and estimated fair value of the Company’s financial instruments as of June 30, 2024 and December 31, 2023 (in thousands):
June 30,2024	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$17,586	$17,586	$17,586	$—	$—
Securities available-for-sale	104,391	104,391	—	104,391	—
Loans held-for-sale	21,291	21,291	—	21,291	—
Loans receivable, net	669,504	639,872	—	—	639,872
Restricted investment in bank stocks	3,366	3,366	—	3,366	—
Accrued interest receivable	2,970	2,970	—	2,970	—
Interest rate lock commitments	1,360	1,360	—	1,360	—
Forward commitments	56	56	—	56	—
Interest rate swaps	5,867	5,867	—	5,867	—
Financial liabilities:
Demand and savings deposits	497,933	497,933	—	497,933	—
Time deposits	239,942	241,591	—	241,591	—
Accrued interest payable	2,523	2,523	—	2,523	—
Short-term borrowings	—	—	—	—	—
Long-term borrowings	40,000	39,832	—	39,832	—
Interest rate lock commitments	—	—	—	—	—
Forward commitments	12	12	—	12	—
Interest rate swaps	5,867	5,867	—	5,867	—
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—	—
December 31, 2023	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,955	$12,955	$12,955	$—	$—
Securities available-for-sale	111,817	111,817	—	111,817	—
Loans held-for-sale	7,213	7,213	—	7,213	—
Loans receivable, net	665,083	633,597	—	—	633,597
Restricted investment in bank stocks	3,072	3,072	—	3,072	—
Accrued interest receivable	2,928	2,928	—	2,928	—
Interest rate lock commitments	925	925	—	925	—
Forward commitments	—	—	—	—	—
Interest rate swaps	4,920	4,920	—	4,920	—
Financial liabilities:
Demand and savings deposits	479,210	479,210	—	479,210	—
Time deposits	251,841	253,509	—	253,509	—
Accrued interest payable	2,169	2,169	—	2,169	—
Short-term borrowings	—	—	—		—
Long-term borrowings	32,500	32,399	—	32,399	—
Interest rate lock commitments	—	—	—	—	—
Forward commitments	64	64	—	64	—
Interest rate swaps	4,920	4,920	—	4,920	—
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—	—

Traditions Bancorp, Inc.
Notes to Interim Consolidated Financial Statements (Unaudited)
10.   Subsequent Events
On July 24, 2024, Traditions Bancorp, Inc. along with ACNB Corporation announced the execution of a definitive merger agreement whereby ACNB will acquire Traditions Bancorp, Inc. and Traditions Bank in an all-stock transaction. Pursuant to the terms of the Definitive Agreement, Traditions shareholders will receive 0.7300 shares of ACNB common stock for each share of Traditions common stock that they own as of the closing date. Based on the 20-day Volume Weighted Average Price of ACNB common stock as of July 19, 2024, the transaction is valued at $73.5 million or $26.43 per share. Currently, the transaction is expected to close in the first quarter of 2025.
The Company has identified a commercial loan that has become impaired subsequent to the date of these financial statements which will result in a $1.6 million provision for credit losses recognized in the third quarter of this year. This provision represents the full outstanding principal balance of the loan.

Annex A
AGREEMENT AND PLAN
OF REORGANIZATION
By and Among
ACNB CORPORATION,
ACNB SOUTH ACQUISITION SUBSIDIARY, LLC,
ACNB BANK,
TRADITIONS BANCORP, INC.
And
TRADITIONS BANK
July 23, 2024

A-ii

A-iii

A-iv

A-v

AGREEMENT
THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 23, 2024, is made by and among ACNB CORPORATION (“ACNB”), a Pennsylvania corporation, having its principal place of business in Gettysburg, Pennsylvania, ACNB SOUTH ACQUISITION SUBSIDIARY, LLC (“Acquisition Subsidiary”), a Pennsylvania limited liability company having its principal place of business in Gettysburg, Pennsylvania, ACNB BANK (“ACNB Bank”), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Gettysburg, Pennsylvania, TRADITIONS BANCORP, INC. (“Traditions”), a Pennsylvania corporation, having its principal place of business in York, Pennsylvania, and TRADITIONS BANK (“Traditions Bank”), a Pennsylvania state-chartered commercial bank, having its principal place of business in York, Pennsylvania.
BACKGROUND
1.
The board of directors or sole member of each of ACNB, Acquisition Subsidiary, ACNB Bank, Traditions and Traditions Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for Traditions to merge with and into Acquisition Subsidiary (the “Merger”), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors or sole members have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of Traditions and sole member of Acquisition Subsidiary.

2.
ACNB, Acquisition Subsidiary and Traditions intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3.
ACNB is the sole member of Acquisition Subsidiary and the parent financial institution holding company and sole shareholder of ACNB Bank. Traditions is the parent holding company and sole shareholder of Traditions Bank.

4.
As an inducement to ACNB’s willingness to enter into this Agreement, the directors and certain shareholders of Traditions, Traditions’ s Chair of the Board & Chief Executive Officer, President, Chief Financial Officer and certain other executive officers have executed a Traditions Letter Agreement in the form attached hereto as Exhibit A (“Letter Agreement”).

5.
As a condition and inducement to the parties’ willingness to enter into this Agreement, ACNB and ACNB Bank, as applicable, have entered into: Employment Agreements materially in the form attached hereto as Exhibit B, with the officers of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1; an Acknowledgement and Release materially in the form attached hereto as Exhibit C and an Employment Agreement materially in the form attached hereto as Exhibit D with the executives of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1; and an Employment Agreement materially in the form attached hereto as Exhibit E with the executive of Traditions Bank to be retained by ACNB Bank as identified on Schedule 1, all to be effective at the Effective Time (as defined herein).

6.
As a condition and inducement to the parties’ willingness to enter into this Agreement, certain officers of Traditions and Traditions Bank have each received a Termination Benefits Preliminary Calculation Acknowledgement in the form attached hereto as Exhibit F.

7.
The respective boards of directors or sole member of the parties have determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

8.
Subject to the terms of this Agreement, the parties’ desire to merge Traditions Bank with and into ACNB Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit G.

9.
The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.01 Definitions.   As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
ACNB shall have the meaning set forth in the Introductory Recital of this Agreement.
ACNB Bank shall have the meaning set forth in the Introductory Recital of this Agreement.
ACNB Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.
ACNB Common Stock has the meaning given to that term in Section 3.03 of this Agreement.
ACNB Determination Date Market Share Price shall be the ACNB Market Share Price.
ACNB Disclosure Schedule means a disclosure schedule delivered by ACNB to Traditions pursuant to Article III of this Agreement.
ACNB Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after March 31, 2024 and for the periods then ended including the notes thereto.
ACNB Information Security Reviews shall have the meaning set forth in Section 3.22(d) of this Agreement.
ACNB Loan Property has the meaning given to that term in Section 3.15 (c)(ii) of this Agreement.
ACNB Market Share Price shall be the arithmetic average of the closing per share prices of ACNB Common Stock as quoted on Nasdaq for the 20 trading days for which closing prices are available immediately preceding the Determination Date.
ACNB Ratio means the quotient obtained by dividing the ACNB Determination Date Market Share Price by the Initial ACNB Market Share Price.
ACNB Regulatory Reports means the annual and quarterly reports of ACNB filed with the SEC since December 31, 2021 through the Closing Date, and the financial reports of ACNB Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2021 through the Closing Date.
ACNB Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.
ACNB Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by ACNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of ACNB Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.
Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except ACNB, Acquisition Subsidiary, or ACNB Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Traditions or any Traditions Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Traditions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Traditions Subsidiary and the capital stock of any entity surviving any merger or business combination involving any Traditions Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of Traditions or any of its Traditions Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Traditions or any Traditions Subsidiary where that Traditions Subsidiary represents more than 20% of the consolidated assets or revenue of Traditions, in each case other than the transactions contemplated by this Agreement.
Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
Applications means the applications for regulatory approval which are required by the transactions contemplated herein.
Bank Merger means the merger of Traditions Bank with and into ACNB Bank.
Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, and the FRB.
BCL means the Pennsylvania Business Corporation Law of 1988, as amended.
BHCA means the Bank Holding Company Act of 1956, as amended.
CECL means current expected credit losses as provided for under GAAP.
CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.
CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.
Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.
Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.
Confidentiality Agreement means that certain confidentiality agreement, dated April 24, 2024, pursuant to which ACNB agrees, among other things, to maintain the confidentiality of certain information provided to it by Traditions and pursuant to which Traditions agrees, among other things, to maintain the confidentiality of certain information provided to it by ACNB.
Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Traditions Bank or ACNB Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Traditions Bank’s or ACNB Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Traditions Bank or ACNB Bank is custodian.

Determination Date shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.
Dissenting Traditions Shares means shares of Traditions Common Stock as to which appraisal rights are perfected under the ETL.
DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.
Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.
Eligible Employee shall have the meaning set forth in Section 5.20 of this Agreement.
Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.
Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).
ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Exchange Agent shall have the meaning set forth in Section 1.02(l)(i) of this Agreement.
Exchange Agent Agreement means the agreement entered into between ACNB and the Exchange Agent in form and substance reasonably acceptable to ACNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.
Exchange Fund shall have the meaning set forth in Section 1.02(l)(ii) of this Agreement.
Exchange Ratio shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.
Expenses shall have the meaning set forth in Section 8.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.
FDIC means the Federal Deposit Insurance Corporation.
Final Index Price means the arithmetic average of the closing prices of the KBW Nasdaq Bank Index for the 20 trading days for which closing prices are available as of the Determination Date.
Five Day Period shall have the meaning set forth in Section 7.01(g).
FRB means the Board of Governors of the Federal Reserve System.
GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.
Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.
Index Ratio means the quotient obtained by dividing the Final Index Price by the Initial Index Price.
Information Security Requirements shall have the meaning set forth in Section 2.27(d) of this Agreement.
Initial ACNB Market Share Price means $36.20 per share.
Initial Index Price means $106.91.
IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
IRS means the Internal Revenue Service.
Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.
IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.
Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.
Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.
Letter Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.
Loan shall have the meaning set forth in Section 5.01(b)(xxi) of this Agreement.
Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of Traditions on a consolidated basis (when such term is used in Article II hereof) or ACNB on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect Traditions or ACNB when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Traditions or ACNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order.
Materially Burdensome Regulatory Condition shall have the meaning set forth in Section 5.04(e) of this Agreement.
Merger Consideration shall have the meaning set for the in Section 1.02(i)(iii) of this Agreement.
NPL means the National Priority List under CERCLA.
Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.
PAC means the Pennsylvania Associations Code.
PDB means the Pennsylvania Department of Banking and Securities.
PDS means the Department of State of the Commonwealth of Pennsylvania.
Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).
Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of Traditions Common Stock and ACNB Common Stock in connection with the transactions contemplated by this Agreement
Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of ACNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.
Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.
Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.
Regulatory Materials shall have the meaning as set forth in Section 5.04(d) of this Agreement.
Relevant Group means any affiliated, combined, consolidated, unitary or similar group.
Retention Plan shall have the meaning as set forth in Section 5.25 of this Agreement.
Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.
SEC means the Securities and Exchange Commission.
Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.
Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.
SERPs shall have the meaning set forth in Section 5.16(b) of this Agreement.
Starting Date means the last trading day before the date of this Agreement.
Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and Traditions and to be filed with PDS, in accordance with the ETL.
Stock Consideration shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.
Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.
Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.
Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.
Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.
Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.
Traditions Appointed Officers means those officers of Traditions who have been appointed as officers of ACNB Bank, effective after the Effective Time.
Traditions shall have the meaning set forth in the Introductory Recital of this Agreement.
Traditions Bank shall have the meaning set forth in the Introductory Recital of this Agreement.
Traditions Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.
Traditions Certificate means shall have the meaning set forth in Section 1.02(l)(iii) of this Agreement.
Traditions Common Stock means the common stock of Traditions described in Section 2.03(a) of this Agreement.
Traditions Disclosure Schedule means a disclosure schedule delivered by Traditions to ACNB pursuant to Article II of this Agreement.
Traditions Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ending December 31, 2023, December 31, 2022, and December 31, 2021, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after March 31, 2024 and for the periods then ended including the notes thereto; and (iii) the Traditions Regulatory Reports.

Traditions Information Security Reviews shall have the meaning set forth in Section 2.27(e) of this Agreement.
Traditions Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.
Traditions Nominees shall have the meaning set forth in Section 5.19 of this Agreement.
Traditions Options shall have the meaning set forth in Section 1.02(k) of this Agreement.
Traditions Options Consideration shall have the meaning set forth in Section 1.02(k) of this Agreement.
Traditions Regulatory Reports means the call reports of Traditions Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2021 through the Effective Time and all reports filed with any Bank Regulator by Traditions or Traditions Bank from December 31, 2021 through the Effective Time.
Traditions RSU Award shall have the meaning set forth in Section 1.02(j) of this Agreement.
Traditions Shareholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.
Traditions Stock Plans means any of the Traditions Bank 2006 Stock Incentive Plan, the Traditions Bank 2012 Non-Employee Directors Stock Incentive Plan, the Amended and Restated Traditions Bank 2016 Stock Incentive Plan or the Traditions 2021 Non-Employee Directors Stock Incentive Plan.
Traditions Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Traditions, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Traditions Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.
Traditions Termination Fee shall have the meaning set forth in Section 8.01(c) of this Agreement.
Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.
USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.
Section 1.02 The Merger.
(a)
Closing.   The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing); provided, however, that ACNB may, if such date would otherwise fall on a day that is within thirty (30) calendar days of ACNB’s fiscal year end, extend such date for up to an additional thirty (30) calendar days by providing written notice to Traditions confirming all such conditions have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing) or such other date as mutually agreed to by the parties hereto (such date, the “Closing Date”).

(b)
The Merger.   Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, as required, at the Effective Time, Traditions shall merge with and into Acquisition Subsidiary, the separate existence of Traditions shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of Traditions shall become the assets and liabilities of Acquisition Subsidiary.

(c)
Effective Time; Effects of the Merger.   Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”). At and after the Effective Time, the Merger shall have the effects set forth in Section 336 of the ETL and this Agreement.

(d)
ACNB’s Articles of Incorporation and Bylaws.   On and after the Effective Time, the articles of incorporation and bylaws of ACNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of ACNB, until thereafter altered, amended, or replaced.

(e)
Acquisition Subsidiary’s Certificate of Organization and Operating Agreement.   On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

(f)
Board of Directors and Executive Officers of ACNB and ACNB Bank.   Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of ACNB and ACNB Bank, respectively, shall be increased by three (3). The directors of ACNB and ACNB Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of ACNB and ACNB Bank, respectively, and three (3) of the directors shall be the Traditions Nominees as provided in Section 5.19 hereof.

The executive officers of ACNB immediately prior to the Effective Time shall be the executive officers of ACNB after the Effective Time. The executive officers of ACNB Bank immediately prior to the Effective Time and the Traditions Appointed Officers shall be the executive officers of ACNB Bank after the Effective Time.
(g)
[Intentionally omitted]

(h)
Bank Merger.

(i)
ACNB, Acquisition Subsidiary, and Traditions shall use their commercially reasonable best efforts to cause Traditions Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, ACNB shall cause ACNB Bank, and Traditions shall cause Traditions Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit F.

(ii)
Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(i)
Effect on Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of ACNB, Traditions or the holders of any of the following securities, the following shall occur:

(i)
Outstanding ACNB Common Stock.   Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of ACNB Common Stock, except that shares of ACNB Common Stock owned by Traditions (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of ACNB.

(ii)
Cancellation of Certain Common Stock.   Each share of Traditions Common Stock that is owned by ACNB, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)
Conversion of Traditions Common Stock.   Each share of Traditions Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting Traditions Shares) shall be converted into the right to receive 0.7300 share of ACNB Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(m) below (the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all Traditions shareholders is referred to as the “Merger Consideration.”

(iv)
Cash in Lieu of Fractional Shares.   Notwithstanding anything herein to the contrary, no fraction of a whole share of ACNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Traditions shareholder who would otherwise be entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the ACNB Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of Traditions Common Stock owned by a Traditions shareholder shall be combined so as to calculate the maximum number of whole shares of ACNB Common Stock issuable to such Traditions shareholders, to the extent permissible.

(v)
Dissenting Traditions Shares.   The Dissenting Traditions Shares that have not effectively withdrawn or lost their dissenters’ rights under the ETL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the ETL. If any such holder of Traditions Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting Traditions Shares held by such holder shall receive Merger Consideration as set forth above.

(j)
Treatment of Outstanding Traditions Restricted Stock Unit Awards.

(i)
At the Effective Time, each Traditions restricted stock unit (a “Traditions RSU Award”) issued under the Traditions Bank 2016 Stock Incentive Plan that is outstanding immediately before the Effective Time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to this section, less applicable Tax withholding, and treating shares of Traditions Common Stock subject to such Traditions RSU Award in the same manner as all other shares of Traditions Common Stock for such purposes.

(ii)
Traditions shall use commercially reasonable best efforts to cause each holder of a Traditions RSU Award to execute an agreement documenting such holder’s agreement to accept Merger Consideration for the Traditions RSU Award as of the Effective Time. Such agreement shall be executed in such form as ACNB may reasonably require as a condition to ACNB’s obligation to deliver any Merger Consideration to such individual pursuant to this Section.

(iii)
Schedule 1.02(j) sets forth a listing of each Traditions RSU Award outstanding as of the date of this Agreement (copies of which have been provided to ACNB), including the name of each holder of such Traditions RSU Award, the date of grant, the number of shares of Traditions Common Stock subject to such Traditions RSU Award, the number of shares of Traditions Common Stock subject to such Traditions RSU Award which remain unvested, the expiration date, and whether any or all of such Traditions RSU Award vests prior to or at the Effective Time.

(k)
Treatment of Outstanding Traditions Options.

(i)
At the Effective Time, each option to purchase shares of Traditions Common Stock (“Traditions Options”) issued under the Traditions Stock Plans that is outstanding and unexercised at the Effective Time, shall be redeemed for cash in an amount equal to the number of shares of Traditions Common Stock covered by such Traditions Option multiplied by the amount in excess, if any, of the product of the ACNB Determination Date Market Share Price multiplied by the Exchange Ratio over the exercise price per share of such Traditions Option (the “Traditions Option Consideration”).

(ii)
Traditions shall use commercially reasonable best efforts to cause each holder of a Traditions Option to execute an agreement documenting such holder’s agreement to accept cash in substitution for the Traditions Option as of the Effective Time. Such agreement shall be executed in such form as ACNB may reasonably require as a condition to ACNB’s obligation to deliver any cash to such individual pursuant to this Section.

(iii)
Schedule 1.02(k) sets forth a listing of each Traditions Option grant outstanding as of the date of this Agreement (copies of which have been provided to ACNB), including the name of each holder of such Traditions Option, the date of grant, the number of shares of Traditions Common Stock subject to such Traditions Option, the exercise price per share of such Traditions Option, the expiration date, and the classification of whether such Traditions Option is an incentive stock option or a nonqualified stock option.

(l)
Surrender and Exchange of Traditions Stock Certificates and Redemption of Traditions Options.

(i)
Agent.   Prior to the Effective Time, ACNB shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent experienced in providing such services, and which is independent of and unaffiliated with ACNB and Traditions, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)
Exchange Fund.   Three (3) days prior to the Effective Time, ACNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Traditions Common Stock, sufficient cash and certificates representing shares of ACNB Common Stock to make all payments and deliveries to shareholders of Traditions pursuant to Sections 1.02(i)(iii) and (iv). Any cash and certificates for ACNB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, ACNB may, at its election, deliver the required shares of ACNB Common Stock in book entry form via direct registration in lieu of delivery of ACNB Common Stock certificates.

(iii)
Exchange Procedures.   As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), ACNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of Traditions Common Stock (a “Traditions Certificate”) a letter of transmittal which shall specify that delivery of the Traditions Certificates shall be effected, and risk of loss and title to the Traditions Certificates shall pass, only upon delivery of the Traditions Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such Traditions Certificates in exchange for the Merger Consideration. Upon surrender of a Traditions Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Traditions Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of ACNB Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(i)(iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(i)(iv). In the event of a transfer of ownership of Traditions Common

Stock which is not registered in the transfer records of Traditions, a certificate representing, in the aggregate, the proper number of shares of ACNB Common Stock pursuant to Section 1.02(i)(iii) and/or a check in the proper amount pursuant to Sections 1.02(i)(iv) may be issued with respect to such Traditions Common Stock, as the case may be, to such a transferee if the Traditions Certificate formerly representing such shares of Traditions Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(iv)
Redemption of Traditions Options.   As soon as reasonably practicable after the Effective Time and subject to the prior receipt of any agreement that may be required pursuant to Section 1.02(k) of this Agreement, ACNB shall, or ACNB shall cause the Exchange Agent to, deliver the Traditions Option Consideration to the holders of Traditions Options that remain unexercised as of the Effective Time.

(v)
Distributions with Respect to Un-exchanged Shares.   No dividends or other distributions declared or made with respect to shares of ACNB Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Traditions Certificate with respect to the shares of ACNB Common Stock that such Traditions Certificate holder would be entitled to receive upon surrender of such Traditions Certificate until such holder shall surrender such Traditions Certificate in accordance with Section 1.02(l)(iii). Subject to the effect of applicable laws, following surrender of any such Traditions Certificate, there shall be paid to such holder of shares of ACNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ACNB Common Stock.

(vi)
No Further Ownership Rights.   All shares of ACNB Common Stock issued and cash paid in lieu of fractional shares upon conversion of shares of Traditions Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Traditions Common Stock.

(vii)
Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Traditions Certificates for twelve (12) months after the Effective Time shall be delivered to ACNB or otherwise on the instructions of ACNB, and any holders of the Traditions Certificates who have not previously complied with this Section 1.02(l) shall thereafter look only to ACNB for the Merger Consideration, as applicable, with respect to the shares of Traditions Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in lieu of fractional shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv) and any dividends or distributions with respect to shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(l)(v).

(viii)
No Liability.   None of ACNB, Traditions, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(ix)
Investment of the Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by ACNB; provided, however, that no holder of shares of Traditions Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to ACNB.

(x)
Lost Certificates.   If any Traditions Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Traditions Certificate to be lost, stolen or destroyed and, if required by ACNB or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as ACNB or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Traditions Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Traditions Certificate the applicable Merger Consideration with respect to the shares of Traditions Common Stock formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(l)(v).
(xi)
Withholding Rights.   ACNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Traditions Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by ACNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Traditions Common Stock in respect of which such deduction and withholding was made by ACNB.

(xii)
Stock Transfer Books.   At the Effective Time, the stock transfer books of Traditions with respect to Traditions Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Traditions of shares of Traditions Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Traditions Certificates shall cease to have any rights with respect to such shares of Traditions Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any Traditions Certificates presented to the Exchange Agent or ACNB for any reason shall be exchanged for the Stock Consideration with respect to the shares of Traditions Common Stock, formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(l)(v).

(m)
Anti-Dilution Provisions.   If ACNB shall, at any time before the Effective Time, (A) declare a dividend in shares of ACNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of ACNB Common Stock, or (D) reclassify the shares of ACNB Common Stock, then, in any such event, the number of shares of ACNB Common Stock to be delivered to Traditions shareholders who are entitled to receive shares of ACNB Common Stock in exchange for shares of Traditions Common Stock shall be adjusted so that each Traditions shareholder shall be entitled to receive such number of shares of ACNB Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, ACNB enters into an agreement pursuant to which shares of ACNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Traditions shareholder entitled to receive shares of ACNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(n)
Possible Alternative Structures.   Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ACNB, Acquisition Subsidiary or ACNB Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging Traditions with and into ACNB or by merging Traditions Bank with and into another Subsidiary of ACNB or ACNB Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to Traditions shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Traditions Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect Traditions or the holders of Traditions Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF TRADITIONS AND TRADITIONS BANK
Traditions and Traditions Bank represent and warrant to ACNB, Acquisition Subsidiary, and ACNB Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the Traditions Disclosure Schedule delivered by Traditions and Traditions Bank to ACNB, Acquisition Subsidiary, and ACNB Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. Traditions and Traditions Bank have made a good faith effort to ensure that the disclosure on each schedule of the Traditions Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Traditions Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
Section 2.01 Standard.   No representation or warranty of Traditions and Traditions Bank contained in this Article II shall be deemed untrue or incorrect, and Traditions and Traditions Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.02(c), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in Section 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.
Section 2.02 Organization.
(a)
Traditions is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Traditions is a bank holding company duly registered under the BHCA. Traditions has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Traditions is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Traditions.

(b)
Traditions Bank is a state-chartered commercial bank and is regulated by the FDIC and the PDB. Traditions Bank is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Traditions Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Traditions Bank is set forth in Traditions Disclosure Schedule 2.02(b).

(c)
Traditions Disclosure Schedule 2.02(c) sets forth each Traditions Subsidiary. Each of Traditions’ Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Traditions or Traditions Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Traditions Subsidiary, copies of which have been delivered to ACNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.
(d)
The respective minute books of Traditions, Traditions Bank, and each other Traditions Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of Traditions and each such Traditions Subsidiary.

(e)
Prior to the date of this Agreement, Traditions and Traditions Bank have delivered to ACNB true and correct copies of the articles of incorporation and bylaws of Traditions and Traditions Bank.

(f)
Traditions Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

(g)
Traditions Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Traditions or Traditions Bank.

Section 2.03 Capitalization.
(a)
The authorized capital stock of Traditions consists of fourteen million, nine hundred eighty-six thousand, four hundred fifty-four (14,986,454) shares, consisting of (i) nine million, nine hundred ninety-six thousand, six hundred eighty-four (9,996,684) shares classified as common stock, $1.00 par value (“Traditions Common Stock”), of which three million two hundred and one thousand one hundred eighty-six (3,201,186) are issued and two million seven hundred fifty-two thousand nine hundred two (2,752,902) are outstanding as of the date of this Agreement and (ii) four million, nine hundred eighty-nine thousand, seven hundred seventy (4,989,770) shares of preferred stock, $1.00 par value, none of which are outstanding. There are four hundred forty-eight thousand two hundred eighty-four (448,284) shares of Traditions Common Stock held by Traditions as treasury stock. No trust preferred or subordinated debt securities of Traditions are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Traditions’ shareholders may vote have been issued by Traditions and are outstanding. Except for each Traditions RSU Award and Traditions Options as disclosed in Traditions Disclosure Schedule 2.03(a), neither Traditions nor any Traditions Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Traditions Common Stock, or any other security of Traditions or any securities representing the right to vote, purchase or otherwise receive any shares of Traditions Common Stock or any other security of Traditions.

(b)
The authorized capital stock of Traditions Bank consists of fourteen million, nine hundred eighty-six thousand, four hundred fifty-four (14,986,454) shares, consisting of (i) nine million, nine hundred ninety-six thousand, six hundred eighty-four (9,996,684) shares classified as common stock, $1.00 par value (“Traditions Bank Common Stock”), of which three million one hundred twenty-nine thousand two hundred sixty-nine (3,129,269) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and (ii) four million, nine hundred eighty-nine thousand, seven hundred seventy (4,989,770) shares of preferred stock, $1.00 par value, none of which are outstanding. Neither Traditions Bank nor any Traditions Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Traditions Subsidiary or any other security of any Traditions Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Traditions Subsidiary. Either Traditions or Traditions Bank owns all of the outstanding shares of capital stock of each Traditions Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
(c)
Except as set forth in Traditions Disclosure Schedule 2.03(c), neither Traditions nor any other Traditions Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of Traditions and Traditions Subsidiaries, and equity interests held by Traditions Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of Traditions’ subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Traditions or Traditions Bank with respect to any other company’s capital stock or the equity of any other person.

(d)
To the Knowledge of Traditions, except as disclosed in Traditions Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Traditions Common Stock.

Section 2.04 Authority; No Violation.
(a)
Traditions has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of Traditions pursuant to the ETL and Traditions’ articles of incorporation and bylaws (the “Traditions Shareholder Approval”), to consummate the transactions contemplated hereby. Traditions Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Traditions and the completion by Traditions of the transactions contemplated hereby have been duly and validly approved by the board of directors of Traditions and, except for Traditions Shareholder Approval as required under the ETL, and Traditions’ articles of incorporation and bylaws, no other corporate proceedings on the part of Traditions are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Traditions and, subject to (i) Traditions Shareholder Approval as required under the ETL and Traditions’ articles of incorporation and bylaws, (ii) approval and adoption by Traditions as the sole shareholder of Traditions Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by ACNB, constitutes the valid and binding obligation of Traditions, enforceable against Traditions in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Traditions Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by ACNB Bank, will constitute the valid and binding obligation of Traditions Bank, enforceable against Traditions Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by Traditions as the sole shareholder of Traditions Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)
The execution and delivery of this Agreement by Traditions, subject to (i) the execution and delivery of the Bank Plan of Merger by Traditions Bank, (ii) receipt of approvals from the Bank Regulators and Traditions’ and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by Traditions or

Traditions Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Traditions or any Traditions Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Traditions or any Traditions Subsidiary or any of their respective properties or assets; or (C) except as set forth in the Traditions Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Traditions or any Traditions Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Traditions or any Traditions Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Traditions or any Traditions Subsidiary.
Section 2.05 Deposit Liabilities.
(a)
The Deposit Liabilities of Traditions Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Traditions Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the Traditions Disclosure Schedule 2.05(a), the Deposit Liabilities of Traditions Bank are not subject to any lien, including without limitation any liens in favor of Traditions Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.

(b)
All of the Deposit Liabilities of Traditions Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of Traditions Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and has been operated in compliance with Traditions Bank’s policies and procedures. No Deposit Liabilities of Traditions Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Traditions Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)
Traditions Bank has properly accrued interest on the Deposit Liabilities of Traditions Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)
Traditions Bank has made available to ACNB a true and complete copy of each of the documents governing the Deposit Liabilities of Traditions Bank for each of the types of Deposit Liabilities of Traditions Bank offered at Traditions Bank.

(e)
Except as set forth on the Traditions Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Traditions Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Traditions Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of Traditions Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)
With respect to the Deposit Liabilities of Traditions Bank, Traditions Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Traditions Bank executed IRS Forms W-8 and W-9 when appropriate and

(ii) reporting of interest. With respect to the Deposit Liabilities of Traditions Bank opened, Traditions Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.
Section 2.06 Consents.   Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the Traditions Shareholder Approval under the ETL, Traditions’ articles of incorporation and bylaws and by the Traditions board of directors, (c) the approval of the Bank Plan of Merger by Traditions as sole shareholder of Traditions Bank under applicable law, and by the Traditions Bank board of directors, and (d) except as disclosed in Traditions Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by Traditions or the Bank Plan of Merger by Traditions Bank and (ii) the completion by Traditions of the transactions contemplated hereby or by Traditions Bank of the Bank Merger. As of the date hereof, Traditions has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Traditions’ or Traditions Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.
(a)
Traditions has previously made available to ACNB the Traditions Regulatory Reports through June 30, 2024. The Traditions Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Traditions or Traditions Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)
Traditions has previously delivered to ACNB the Traditions Financials as of the date hereof. The Traditions Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Traditions as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)
At the date of each balance sheet included in the Traditions Financials or the Traditions Regulatory Reports, neither Traditions nor Traditions Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Traditions Financials or Traditions Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Traditions or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)
The records, systems, controls, data and information of Traditions and the Traditions Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Traditions or any Traditions Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). Traditions (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Traditions, including its consolidated Traditions Subsidiaries, is made known to the chief executive officer and the chief financial officer of Traditions by others within those entities, and (iii) has disclosed to the Traditions or Traditions Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Traditions’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Traditions’ internal control over financial reporting. These disclosures (if any) were made in writing by management to Traditions’ auditors and audit committee and a copy has previously been made available to ACNB.
(e)
Since March 31, 2021, (i) neither Traditions nor any of the Traditions Subsidiaries nor, to the Knowledge of Traditions or Traditions Bank, any director, officer, employee, auditor, accountant or representative of Traditions or any of the Traditions Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of Traditions or any of the Traditions Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Traditions or any of the Traditions Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing Traditions or any of the Traditions Subsidiaries, whether or not employed by Traditions or any of the Traditions Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by Traditions or any of its officers, directors, employees or agents to the board of directors of Traditions or any committee thereof or to any director or officer of Traditions.

(f)
Except as set forth on Traditions Disclosure Schedule 2.07(f), no agreement pursuant to which any loans or other assets have been or shall be sold by Traditions or the Traditions Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Traditions or the Traditions Subsidiaries, to cause Traditions or the Traditions Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Traditions or the Traditions Subsidiaries, and there has been no material breach by Traditions or the Traditions Subsidiaries of a representation or covenant in any such agreement. The Traditions Regulatory Reports have disclosed, since December 31, 2021, any cash, stock or other dividend or any other distribution with respect to the capital stock of Traditions that has been declared, set aside or paid.

(g)
Except as set forth in the Traditions Disclosure Schedule 2.07(g), since March 31, 2021, each of Traditions and the Traditions Subsidiaries have timely filed all Traditions Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Traditions or any of the Traditions Subsidiaries. There are no material unresolved matters requiring attention, matters requiring board attention, or other matters identified or delineated in or with respect to any report, statement or correspondence relating to any examinations or other investigation by any Governmental Entities of Traditions or of any Traditions Subsidiaries. Traditions has made available to ACNB the Traditions Regulatory Reports and the Traditions Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.
(a)
All income and other material or material in the aggregate Tax Returns required to have been filed by Traditions and the Traditions Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Traditions and the Traditions Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)
Except as set forth on Traditions Disclosure Schedule 2.08, there is no action, audit, dispute or claim now pending or proposed or threatened in writing against Traditions or any of the Traditions Subsidiaries in respect of Taxes. Except as set forth in Traditions Disclosure Schedule 2.08, neither Traditions nor any of the Traditions Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Traditions or the Traditions Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Traditions with respect to Taxes other than for Taxes not yet due and payable.

(c)
Each of Traditions and the Traditions Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)
Traditions Disclosure Schedule 2.08 lists all Tax Returns filed by Traditions or the Traditions Subsidiaries for taxable periods ended on or after December 31, 2019 that have been or are currently the subject of audit. Except as set forth on Traditions Disclosure Schedule 2.08, neither Traditions nor any of the Traditions Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)
No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Traditions are pending with respect to Traditions. Traditions has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Traditions has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Traditions.

(f)
Traditions is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of Traditions or any of the Traditions Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Traditions is the parent.

(g)
None of Traditions or any of the Traditions Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of Traditions or any Traditions Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of Traditions nor any of the Traditions Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Traditions has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of Traditions or any of the Traditions Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)
Except as set forth in Traditions Disclosure Schedule 2.08, none of Traditions or any of the Traditions Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Traditions or any Traditions Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Traditions is the parent, or as a transferee or successor, by contract or otherwise.

(i)
None of Traditions or any of the Traditions Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(j)
No bad debt reserve of Traditions or any of the Traditions Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect.   Traditions has not suffered any Material Adverse Effect since December 31, 2021. Since December 31, 2021, except as described in Traditions Disclosure Schedule 2.09, Traditions and the Traditions Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
Section 2.10 Contracts.
(a)
Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Traditions (i) none of Traditions nor any of the Traditions Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of Traditions, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither Traditions nor any of the Traditions Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of Traditions or any of the Traditions Subsidiaries.

(b)
Except as described in Traditions Disclosure Schedule 2.10, neither Traditions nor any Traditions Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of Traditions or any Traditions Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of Traditions or any Traditions Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of Traditions or any Traditions Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Traditions or any Traditions Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Traditions or any Traditions Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ACNB; or (vi) any contract (other than this Agreement) limiting the freedom of any Traditions Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)
True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to ACNB on or before the date hereof, are listed on Traditions Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither Traditions nor any Traditions Subsidiary (nor, to the Knowledge of Traditions, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to Traditions. Except as set forth in Traditions Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in Traditions Disclosure Schedule 2.10, no employee (including any officer) of Traditions or any Traditions Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Traditions Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Traditions or any Traditions Subsidiary is a party or under which Traditions or any Traditions Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Traditions Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Traditions or any Traditions Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Traditions or any Traditions Subsidiary to provide a benefit in the form of Traditions Common Stock or determined by reference to the value of Traditions Common Stock.
Section 2.11 Ownership of Property; Insurance Coverage.
(a)
Traditions and each of the Traditions Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Traditions or any Traditions Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Traditions Regulatory Reports and in the Traditions Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Traditions Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Traditions Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Traditions Disclosure Schedule 2.11. Traditions and the Traditions Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Traditions and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Traditions Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Traditions Financials.

(b)
With respect to all agreements pursuant to which Traditions or any Traditions Subsidiary has purchased securities subject to an agreement to resell, if any, Traditions or such Traditions Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)
A true and complete copy of each agreement pursuant to which Traditions or any of the Traditions Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered to ACNB and all such Leases are listed on Traditions Disclosure Schedule 2.11(c). Assuming due authorization, execution and delivery by each Party thereto other than Traditions or a Traditions Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Except as set forth on Traditions Disclosure Schedule 2.11(c), there is not under any such Lease any material existing default by Traditions or any of the Traditions Subsidiaries or, to the Knowledge of Traditions, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in Traditions Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Traditions.
(d)
The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Traditions and the Traditions Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Traditions.

(e)
A true and complete copy of each agreement pursuant to which Traditions or any of the Traditions Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to ACNB. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of Traditions, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on Traditions.

(f)
Traditions and the Traditions Subsidiaries currently maintain insurance considered by Traditions to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Traditions nor any Traditions Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Traditions or any Traditions Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years Traditions has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings.   Except as set forth in Traditions Disclosure Schedule 2.12, neither Traditions nor any Traditions Subsidiary is a party to any, and there are no pending or, to the Knowledge of Traditions, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Traditions, any Traditions Subsidiary or any Traditions Subsidiary employee as an agent of Traditions or any Traditions Subsidiary, (ii) to which Traditions or any Traditions Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Traditions to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Traditions, any of the Traditions Subsidiaries or the assets of Traditions or any of the Traditions Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Traditions.
Section 2.13 Compliance with Applicable Law.
(a)
Except as set forth on Traditions Disclosure Schedule 2.13, each of Traditions and each Traditions Subsidiary is, and since January 1, 2019 (or such shorter period as such entity has been in existence) has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Traditions nor any Traditions Subsidiary has received any written notice to the contrary since January 1, 2019.
(b)
Traditions and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Traditions.

(c)
Except as set forth on Traditions Disclosure Schedule 2.13, since January 1, 2021, neither Traditions nor any Traditions Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that Traditions or any Traditions Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Traditions or any Traditions Subsidiary; (iii) requiring or threatening to require Traditions or any Traditions Subsidiary, or indicating that Traditions or any Traditions Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Traditions or any Traditions Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Traditions or any Traditions Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on Traditions, any Traditions Subsidiary, or any directors of Traditions (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Traditions nor any Traditions Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.
(a)
Traditions has previously made available to ACNB true and complete copies of all employee or director benefit plans which Traditions, Traditions Bank or any Traditions Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Traditions Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Traditions, Traditions Bank or any Traditions Subsidiary and any beneficiaries thereof or other person, or with respect to which Traditions, Traditions Bank or any Traditions Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Traditions Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

(b)
Neither Traditions, Traditions Bank, any Traditions Subsidiary nor any pension plan maintained by Traditions or any Traditions Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Traditions, Traditions Bank, or Traditions Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Traditions Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any Traditions Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Traditions or any of its ERISA Affiliates has any liability. Traditions has not provided nor is required to provide security to any plan maintained by Traditions or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither Traditions nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)
All Traditions Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All Traditions Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)
To the Knowledge of Traditions, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Traditions or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Traditions.

(e)
Traditions and the Traditions Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)
There are no current or pending or, to the Knowledge of Traditions, threatened audits or investigations by any governmental entity involving any Traditions Benefit Plan, and there are no current or pending or, to the Knowledge of Traditions, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Traditions Benefit Plans), suits or proceedings involving any Traditions Benefit Plan and, to the Knowledge of Traditions, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)
Traditions and Traditions Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)
All contributions required to be made under the terms of any Traditions Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Traditions’ consolidated financial statements to the extent required and in accordance with GAAP.

Traditions has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To Traditions’ Knowledge, neither any pension plan nor any single-employer plan of Traditions nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Traditions nor an ERISA Affiliate has an outstanding funding waiver.
(i)
None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will or could (either alone or in conjunction with any other event), except as set forth in Traditions Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of Traditions, Traditions Bank, or Traditions Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the Traditions Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Traditions Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)
All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Traditions Benefit Plan. All required Tax Returns with respect to each Traditions Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(k)
Traditions does not maintain any Traditions Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)
Except as set forth in Traditions Disclosure Schedule 2.14, to the Knowledge of Traditions, each Traditions Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters.   Traditions is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Traditions the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Traditions to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Traditions, threatened, nor is Traditions aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 2.16 Brokers, Finders and Financial Advisors.   Except for Traditions’ engagement of Stephens Inc. in connection with the transactions contemplated by this Agreement, neither Traditions nor any Traditions Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Traditions Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Traditions Financials. Traditions Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between Stephens Inc.
Section 2.17 Environmental Matters.
(a)
Neither Traditions nor any Traditions Subsidiary, nor any properties owned or occupied by Traditions or any Traditions Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to Traditions. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Traditions threatened or any investigation pending relating to the liability of Traditions or any Traditions Subsidiary with respect to any property owned or operated by Traditions or any Traditions Subsidiary under any Environmental Law.
(b)
(i) No property, now or, to the Knowledge of Traditions, formerly owned or operated by Traditions or any Traditions Subsidiary or on which Traditions or any Traditions Subsidiary holds or, to the Knowledge of Traditions, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by Traditions or any Traditions Subsidiary or on which Traditions or any Traditions Subsidiary previously held a mortgage or other security interest, was, at the time Traditions or Traditions Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against Traditions or any Traditions Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)
(i) Traditions and the Traditions Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Traditions or any of the Traditions Subsidiaries, or on any property in which Traditions or any of the Traditions Subsidiaries has held a security interest, lien or a fiduciary or management role (“Traditions Loan Property”) that would reasonably be expected to result in a material Environmental Liability for Traditions or the Traditions Subsidiaries, (iii) to the Knowledge of Traditions, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for Traditions or the Traditions Subsidiaries, (iv) neither Traditions nor any of the Traditions Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Traditions nor any of the Traditions Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Traditions or the Traditions Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Traditions or any of the Traditions Subsidiaries, on any currently or formerly owned or operated property, or any Traditions Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Traditions or any of the Traditions Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Traditions Loan Property, and (vii) Traditions has listed in Traditions Disclosure Schedule 2.17 and delivered to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Traditions, the Traditions Subsidiaries and any Owned Properties, Leased Properties or Traditions Loan Property, which were prepared in the last five (5) years, and, solely with respect to Traditions Loan Properties, are material to Traditions or Traditions Bank. Traditions and Traditions Bank have obtained all environmental audits, reports or studies required by law, regulation or Traditions’ or Traditions Bank’s policies and procedures

Section 2.18 Allowance for Loan and/or Credit Losses.   The allowances for loan and/or credit losses reflected, and to be reflected, in the Traditions Regulatory Reports and Traditions Financials, and shown, and to be shown, on the balance sheets contained in the Traditions Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP, and specifically CECL, and all applicable regulatory criteria. Neither Traditions nor Traditions Bank has been notified in writing by any state or federal bank regulatory agency that Traditions’ reserves are inadequate or that the practices and policies of Traditions in establishing its reserves for the years ended December 31, 2023, December 31, 2022 and the six months ended June 30, 2024, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Traditions’ and Traditions Bank’s respective allowance for loan and/or credit losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP and specifically with CECL.
Section 2.19 Related Party Transactions.   Except as set forth in Traditions Disclosure Schedule 2.19 and Traditions Disclosure Schedule 2.20, Traditions is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Traditions (except any Traditions Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Traditions Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of Traditions is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Traditions nor Traditions Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Traditions Bank is inappropriate.
Section 2.20 Loans.
(a)
Each loan reflected as an asset in the Traditions Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, complete, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Traditions.

(b)
Traditions Disclosure Schedule 2.20 sets forth a listing, as of June 30, 2024, by account, of: (i) all loans (including loan participations) of Traditions Bank or any other Traditions Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Traditions Bank or any other Traditions Subsidiary which have been terminated by Traditions Bank or any other Traditions Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Traditions Bank or any other Traditions Subsidiary during the past twelve months of, or has asserted against Traditions Bank or any other Traditions Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Traditions Bank, each borrower, customer or other party which has given Traditions Bank or any other Traditions Subsidiary any oral notification of, or orally asserted to or against Traditions Bank or any other Traditions Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Traditions Bank or any Traditions Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Traditions Bank have been classified in accordance with the loan policies and procedures of Traditions Bank.
(c)
All loans receivable (including discounts) and accrued interest entered on the books of Traditions and the Traditions Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Traditions’ or the appropriate Traditions Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Traditions and the Traditions Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Traditions or the appropriate Traditions Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)
The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)
Traditions Disclosure Schedule 2.20 sets forth, as of December 31, 2023, a schedule of all executive officers and directors of Traditions who have outstanding loans from Traditions or Traditions Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)
To the Knowledge of Traditions, no shares of Traditions Common Stock were purchased with the proceeds of a loan made by Traditions or any Traditions Subsidiary.

(g)
All loans owned by Traditions or any Traditions Subsidiary, or in which Traditions or any Traditions Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)
Traditions and each Traditions Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by Traditions and each Traditions Subsidiary are with full recourse to the borrowers, and neither Traditions nor any Traditions Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of Traditions, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)
Each outstanding loan participation sold by Traditions or any Traditions Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Traditions or any Traditions Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 Traditions Information.
(a)
The information relating to Traditions and Traditions Subsidiaries to be provided by Traditions in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to ACNB or the ACNB Subsidiaries), will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)
The information, relating to Traditions and Traditions’ Subsidiaries to be provided by Traditions for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”.   Traditions Bank is “well capitalized” and to Traditions’ Knowledge there has not been an event or occurrence since January 1, 2021 that could reasonably be expected to result in determination that Traditions Bank is not “well capitalized” as determined by the Bank Regulators.
Section 2.23 Investment Securities.   Except as set forth on Traditions Disclosure Schedule 2.23, none of the investments reflected in the Traditions Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Traditions to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Traditions.
Section 2.24 Equity Plans and Agreements.   Neither Traditions nor any other Traditions Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Traditions or any Traditions Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Traditions or any other Traditions Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Traditions Disclosure Schedule 2.24. Traditions Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.
Section 2.25 Tax Matters.   At the date hereof, Traditions has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist, that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.
Section 2.26 Fairness Opinion.   The Traditions board of directors has received a written opinion, dated the date of this Agreement, from Stephens Inc. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by shareholders of Traditions pursuant to this Agreement is fair, from a financial point of view, to such shareholders.
Section 2.27 Intellectual Property.
(a)
Traditions and each Traditions Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Traditions’ or each of the Traditions Subsidiaries’ business, and neither Traditions nor any Traditions Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Traditions and each Traditions Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Traditions’ Knowledge, the conduct of the business of Traditions and each Traditions Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
(b)
Except as set forth in Traditions Disclosure Schedule 2.27(b), at all times (i) Traditions and each of the Traditions Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Traditions intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Traditions’ and the Traditions Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Traditions in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the Traditions’ Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) Traditions has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)
After the date of this Agreement, no event, circumstance, condition, occurrence, act or fact shall have occurred or shall be reasonably likely to occur to or in connection with the IT Assets or the operations utilizing the IT Assets of Traditions or its Subsidiaries which would or would reasonably likely to cause a Material Adverse Effect to Traditions or its Subsidiaries.

(d)
Traditions has adopted a written information security program approved by the Traditions board. Such information security program meets the requirements of all applicable information security laws (collectively, the “Information Security Requirements”) and includes functioning security measures designed to protect all personal information under Tradition’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. Traditions has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(e)
Since January 1, 2021, Traditions has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, IT Assets of Traditions and its Subsidiaries (collectively, “Traditions Information Security Reviews”); and (ii) corrected any critical exceptions or vulnerabilities identified in such Traditions Information Security Reviews. Traditions has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the IT Assets of Traditions. Traditions provides its employees with regular training on privacy and data security matters.

(f)
Traditions Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Traditions Disclosure Schedule 2.27(f) (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to ACNB. Other than the DP Contracts, Traditions has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 Trust Accounts.   Traditions Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Traditions Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither Traditions Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
Section 2.29 State Takeover Statutes.   The adoption and approval by the board of Traditions of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render, inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of any potentially applicable articles of Traditions’ articles of incorporation.
Section 2.30 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.   Traditions Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to Traditions Bank and the Traditions Bank Subsidiaries, taken as a whole, Traditions Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.
Section 2.31 Quality of Representations.   Except for the representations and warranties contained in this Article II, neither Traditions, any Traditions Subsidiary nor any other Person on behalf of Traditions or any Traditions Subsidiary makes any other express or implied representation or warranty with respect to Traditions or any Traditions Subsidiary or with respect to any other information provided to ACNB or any ACNB Subsidiary in connection with the transactions contemplated hereunder. Neither Traditions, any Traditions Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to ACNB or any ACNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. ACNB, Acquisition Subsidiary and ACNB Bank acknowledge that neither Traditions nor any Traditions Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACNB AND ACNB BANK
ACNB and ACNB Bank represent and warrant to Traditions and Traditions Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ACNB Disclosure Schedule delivered by ACNB and ACNB Bank to Traditions and Traditions Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. ACNB and ACNB Bank have made a good faith effort to ensure that the disclosure on each schedule of the ACNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ACNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
Section 3.01 Standard.   No representation or warranty of ACNB and ACNB Bank contained in this Article III shall be deemed untrue or incorrect, and ACNB and ACNB Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.02(c), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.
Section 3.02 Organization.
(a)
ACNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a financial holding company duly registered under the BHCA. ACNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. ACNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on ACNB.

(b)
ACNB Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDB. ACNB is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. ACNB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)
There are no ACNB Subsidiaries other than ACNB Bank, and those identified on ACNB Disclosure Schedule 3.02. Each of ACNB’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on ACNB or ACNB Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ACNB. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of ACNB, copies of which have been made available to Traditions, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)
The respective minute books of ACNB and ACNB Bank and each other ACNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of ACNB and each such ACNB Subsidiary.

(e)
Prior to the date of this Agreement, ACNB has delivered to Traditions true and correct copies of the articles of incorporation and bylaws of ACNB and the articles of incorporation and bylaws of ACNB Bank, each as in effect on the date hereof.

(f)
ACNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.
(a)
As of the date of this Agreement, the authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, $2.50 par value (“ACNB Common Stock”), of which eight million five hundred forty five thousand six hundred twenty eight (8,545,628) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and twenty million (20,000,000) shares of ACNB Preferred Stock, par value $2.50 per share (“ACNB Preferred Stock”), none of which are outstanding. There are three hundred eighty-eight thousand eight hundred sixty-six (388,866) shares of ACNB Common Stock held by ACNB as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ACNB’s shareholders may vote has been issued by ACNB and are outstanding. Except as disclosed in ACNB Disclosure Schedule 3.03(a), neither ACNB nor any ACNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ACNB Common Stock, or any other security of ACNB or any securities representing the right to vote, purchase or otherwise receive any shares of ACNB Common Stock or any other security of ACNB.
(b)
The authorized capital stock of ACNB Bank consists of five hundred thirty-three thousand, one hundred fifty three (533,153) shares of common stock, par value of $9.00 per share (“ACNB Bank Common Stock”), of which five hundred thirty-three thousand, one hundred fifty three (533,153) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by ACNB. Except as set forth on ACNB Disclosure Schedule 3.03; neither ACNB Bank nor any ACNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any ACNB Subsidiary or any other security of any ACNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any ACNB Subsidiary. Except as set forth in ACNB Disclosure Schedule 3.03, ACNB and ACNB Bank owns all of the outstanding shares of capital stock of each ACNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)
Except as set forth in ACNB Disclosure Schedule 3.03, neither (i) ACNB, nor (ii) any other ACNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of ACNB, ACNB Bank and ACNB Subsidiaries, equity interests held by ACNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of ACNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by ACNB or ACNB Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.
(a)
ACNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules (the “ACNB Shareholder Approval”), to consummate the transactions contemplated hereby. ACNB Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by ACNB and the completion by ACNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of ACNB, except for ACNB Shareholder Approval as required and under the PAC, and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules, no other corporate proceedings on the part of ACNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACNB and, subject to (i) for ACNB Shareholder Approval as required and under the PAC, and ACNB’s articles of incorporation and bylaws and Nasdaq Listing Agreement and Listing Rules, (ii) approval and adoption by ACNB as the sole shareholder of ACNB Bank, (iii) the approval and adoption by ACNB as the sole member of Acquisition Subsidiary, (iv) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (v) the due and valid execution and delivery of this Agreement by Traditions, (vi) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness of the Registration Statement, (vii) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ACNB Common Stock pursuant to this Agreement, and (ix) approval of the listing on Nasdaq of such shares of ACNB Common Stock issuable in the Merger, constitutes the valid and binding obligation of ACNB enforceable against ACNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
The Bank Plan of Merger, upon its execution and delivery by ACNB Bank subject to the execution and delivery of the Bank Plan of Merger by Traditions Bank, will constitute the valid and binding obligation of ACNB Bank, enforceable against ACNB Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)
The execution and delivery of this Agreement by ACNB subject to, (i) the execution and delivery of the Bank Plan of Merger by ACNB Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and Traditions’ and ACNB’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by ACNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of ACNB or any ACNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACNB or any ACNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on ACNB Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ACNB or any ACNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ACNB or any ACNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on ACNB or any ACNB Subsidiary.

Section 3.05 Consents.   Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the sole member of Acquisition Subsidiary, ACNB Shareholder Approval and by the ACNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by ACNB as sole shareholder of ACNB Bank under applicable law, and (d) except as disclosed in ACNB Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by ACNB, or the Bank Plan of Merger by ACNB Bank, and (ii) the completion by ACNB of the transactions contemplated hereby or by ACNB Bank of the Bank Merger. As of the date hereof, ACNB and ACNB Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of ACNB or ACNB Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.
(a)
ACNB has previously made available to Traditions the ACNB Regulatory Reports through June 30, 2024. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of ACNB or ACNB Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.
(b)
ACNB has previously delivered to Traditions the ACNB Financials as of the date hereof and will deliver all the ACNB Financials after the date hereof. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of ACNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)
At the date of each balance sheet included in the ACNB Financials or ACNB Regulatory Reports, neither ACNB nor ACNB Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ACNB Financials or ACNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to ACNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)
Except as set forth on ACNB Disclosure Schedule 3.06, the records, systems, controls, data and information of ACNB and the ACNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACNB or any ACNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d). ACNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to ACNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to ACNB, including its consolidated ACNB Subsidiaries, is made known to the chief executive officer and the chief financial officer of ACNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to ACNB’s outside auditors and the audit committee of ACNB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ACNB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to ACNB’s auditors and audit committee and a copy has previously been made available to Traditions.

(e)
Except as set forth in the ACNB Disclosure Schedule 3.06, since December 31, 2021, each of ACNB and the ACNB Subsidiaries have timely filed all Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “ACNB Regulatory Reports”), that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of ACNB or any of the ACNB

Subsidiaries. ACNB has made available to Traditions Bank the ACNB Regulatory Reports and the ACNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
(f)
Since December 31, 2021, (i) neither ACNB nor any of the ACNB Subsidiaries nor, to the Knowledge of ACNB, ACNB Bank, any director, officer, employee, auditor, accountant or representative of ACNB or any of the ACNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACNB or any of the ACNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACNB or any of the ACNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing ACNB or any of the ACNB Subsidiaries, whether or not employed by ACNB or any of the ACNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by ACNB or ACNB Bank, or any of their respective officers, directors, employees or agents to the boards of directors of ACNB or ACNB Bank or any committee thereof or to any director or officer of ACNB or ACNB Bank.

(g)
No agreement pursuant to which any loans or other assets have been or shall be sold by ACNB or the ACNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by ACNB or the ACNB Subsidiaries, to cause ACNB or the ACNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ACNB or the ACNB Subsidiaries, and there has been no agreement. The ACNB Regulatory Reports have disclosed, since December 31, 2023, any cash, stock or other dividend or any other distribution with respect to the capital stock of ACNB that has been declared, set aside or paid.

Section 3.07 Taxes.
(a)
All income and other material or material in the aggregate Tax Returns required to have been filed by ACNB and the ACNB Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 3.07(a) due and payable by ACNB and the ACNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)
There is no action, audit, dispute or claim now pending or proposed or threatened in writing against ACNB or any of the ACNB Subsidiaries in respect of Taxes. Except as set forth in ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of ACNB or the ACNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of ACNB with respect to Taxes other than for Taxes not yet due and payable.

(c)
Each of ACNB and the ACNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)
ACNB Disclosure Schedule 3.07 lists all Tax Returns filed by ACNB or the ACNB Subsidiaries for taxable periods ended on or after December 31, 2021 that have been or are currently the subject of audit. Except as set forth on ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)
No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of ACNB are pending with respect to ACNB. ACNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where ACNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ACNB.
Section 3.08 Legal Proceedings.   Except as set forth in ACNB Disclosure Schedule 3.08, neither ACNB nor any ACNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of ACNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against ACNB, any ACNB Subsidiary or any ACNB Subsidiary employee as an agent of ACNB or any ACNB Subsidiary, (ii) to which ACNB or any ACNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ACNB to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ACNB, any of the ACNB Subsidiaries or the assets of ACNB or any of the ACNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ACNB.
Section 3.09 No Material Adverse Effect.   Except as set forth in ACNB Disclosure Schedule 3.09, ACNB has not suffered any Material Adverse Effect since December 31, 2023. Since December 31, 2023, ACNB and the ACNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
Section 3.10 Ownership of Property; Insurance Coverage.
(a)
ACNB and each of the ACNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by ACNB or any ACNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ACNB Regulatory Reports and in the ACNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a ACNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the ACNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in ACNB Disclosure Schedule 3.10. ACNB and the ACNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ACNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ACNB Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ACNB Financials.

(b)
ACNB and the ACNB Subsidiaries currently maintain insurance considered by ACNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither ACNB nor any ACNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ACNB or any ACNB Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.
(a)
Each of ACNB and each ACNB Subsidiary is, and since January 1, 2021 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither ACNB nor any ACNB Subsidiary has received any written notice to the contrary since January 1, 2021.

(b)
ACNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on ACNB.

(c)
Except as disclosed on ACNB Disclosure Schedule 3.11, since January 1, 2021, neither ACNB nor any ACNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that ACNB or any ACNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ACNB or any ACNB Subsidiary; (iii) requiring or threatening to require ACNB or any ACNB Subsidiary, or indicating that ACNB or any ACNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ACNB nor any ACNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on ACNB Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.
(a)
ACNB Disclosure Schedule 3.12 sets forth all employee or director benefit plans which ACNB, ACNB Bank or any ACNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of ACNB, ACNB Bank or any ACNB Subsidiary and any beneficiaries thereof or other person, or with respect to which ACNB, ACNB Bank or any ACNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the “ACNB Benefit Plans”).

(b)
Neither ACNB, ACNB Bank, any ACNB Subsidiary nor any pension plan maintained by ACNB or any ACNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS

with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB, ACNB Bank, or any ACNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in ACNB Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any ACNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which ACNB or any of its ERISA Affiliates has any liability. ACNB has not provided nor is required to provide security to any plan maintained by ACNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither ACNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.
(c)
All ACNB Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in ACNB Disclosure Schedule 3.12, all ACNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)
To the Knowledge of ACNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by ACNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB.

(e)
ACNB and the ACNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)
There are no current or pending or, to the Knowledge of ACNB, threatened audits or investigations by any governmental entity involving any ACNB Benefit Plan, and there are no current or pending or, to the Knowledge of ACNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the ACNB Benefit Plans), suits or proceedings involving any ACNB Benefit Plan and, to the Knowledge of ACNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)
ACNB has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)
All contributions required to be made under the terms of any ACNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on ACNB’s consolidated financial statements to the extent required and in accordance with GAAP. ACNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To ACNB’s Knowledge, neither any pension plan nor any single-employer plan of ACNB nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither ACNB nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters.   ACNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel ACNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of ACNB, threatened, nor is ACNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 3.14 Brokers, Finders and Financial Advisors.   Except for ACNB’s engagement of Piper Sandler & Co. and Hovde Group, LLC in connection with the transactions contemplated by this Agreement, neither ACNB nor any ACNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ACNB Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ACNB Financials. ACNB Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters with Piper Sandler & Co. and Hovde Group, LLC.
Section 3.15 Environmental Matters.
(a)
Neither ACNB nor any ACNB Subsidiary, nor any properties owned or occupied by ACNB or any ACNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to ACNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of ACNB threatened or any investigation pending relating to the liability of ACNB or any ACNB Subsidiary with respect to any property owned or operated by ACNB or any ACNB Subsidiary under any Environmental Law.

(b)
No property, now or, to the Knowledge of ACNB, formerly owned or operated by ACNB or any ACNB Subsidiary or on which ACNB or any ACNB Subsidiary holds or, to the Knowledge of ACNB, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ACNB or any ACNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)
(i) ACNB and the ACNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by ACNB or any of the ACNB Subsidiaries, or on any property in which ACNB or any of the ACNB Subsidiaries has held a security interest, lien or a fiduciary or management role (“ACNB Loan Property”) that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iv) neither ACNB nor any of the ACNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ACNB nor any of the ACNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ACNB or the ACNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ACNB or any of the ACNB Subsidiaries, on any currently or formerly owned or operated property, or any ACNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against ACNB or any of the ACNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any ACNB Loan Property, and (vii) ACNB has listed in ACNB Disclosure Schedule 3.15 and made available to Traditions copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ACNB, the ACNB Subsidiaries and any owned properties, leased properties or ACNB Loan Property, which were prepared in the last five (5) years, and, solely with respect to ACNB Loan Properties, are material to ACNB.
Section 3.16 Related Party Transactions.   Neither ACNB nor any ACNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of ACNB or any ACNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.
Section 3.17 Loans.
(a)
Each loan reflected as an asset in the ACNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on ACNB.

(b)
The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(c)
All loans owned by ACNB or any ACNB Subsidiary, or in which ACNB or any ACNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.
(a)
The Deposit Liabilities of ACNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and ACNB Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the ACNB Disclosure Schedule 3.18, the Deposit Liabilities of ACNB Bank are not subject to any lien, including without limitation any liens in favor of ACNB Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)
All of the Deposit Liabilities of ACNB Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of ACNB Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with ACNB Bank’s policies and procedures. No Deposit Liabilities of ACNB Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of ACNB Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)
ACNB Bank has properly accrued interest on the Deposit Liabilities of ACNB Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)
None of the Deposit Liabilities of ACNB Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; except as set forth on the ACNB Disclosure Schedule 3.18, none of the Deposit Liabilities of ACNB Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of ACNB Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(e)
With respect to the Deposit Liabilities of ACNB Bank, ACNB Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Traditions Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan and/or Credit Losses.   The allowances for loan and/or credit losses reflected, and to be reflected, in the ACNB Regulatory Reports and ACNB Financials, and shown, and to be shown, on the balance sheets contained in the ACNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP, as specifically with CECL, and all applicable regulatory criteria. Neither ACNB nor ACNB Bank has been notified in writing by any state or federal bank regulatory agency that ACNB’s reserves are inadequate or that the practices and policies of ACNB in establishing its reserves for the years ended December 31, 2023, December 31, 2022 and the six months ended June 30, 2024, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, ACNB’s and ACNB Bank’s respective allowance for loan and/or credit losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP and specifically with CECL.
Section 3.20 ACNB Information.
(a)
The information relating to ACNB and ACNB Subsidiaries to be provided by ACNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to Traditions or the Traditions Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)
The information, relating to ACNB and ACNB’s Subsidiaries to be provided by ACNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”.   ACNB Bank is “well capitalized” and to ACNB’s Knowledge there has not been an event or occurrence since January 1, 2024 that could reasonably be expected to result in determination that ACNB Bank is not “well capitalized” as determined by the Bank Regulators.
Section 3.22 Intellectual Property.   (a) ACNB and each ACNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of ACNB’s or each of the ACNB Subsidiaries’ business, and neither ACNB nor any ACNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ACNB and each ACNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To ACNB’s Knowledge, the conduct of the business of ACNB and each ACNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
(b)
(i) ACNB and each of the ACNB Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all ACNB intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) ACNB’s and the ACNB Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by ACNB in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to ACNB’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) ACNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)
ACNB has adopted a written information security program approved by the ACNB board. Such information security program meets the requirements of Information Security Requirements and includes functioning security measures designed to protect all personal information under ACNB’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. ACNB has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)
Since January 1, 2021, ACNB has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, IT Assets of ACNB and its Subsidiaries (collectively, “ACNB Information Security Reviews”); and (ii) corrected any critical exceptions or vulnerabilities identified in such ACNB Information Security Reviews. ACNB has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the IT Assets of ACNB. ACNB provides its employees with regular training on privacy and data security matters.

Section 3.23 Merger Consideration.   As required by this Agreement, three (3) days prior to the Closing Date, ACNB will have available cash sufficient to pay the amounts required to be paid to Traditions shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger. The shares of ACNB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.   ACNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to ACNB Bank and the ACNB Bank Subsidiaries, taken as a whole, ACNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.
Section 3.25 Tax Matters.   At the date hereof, ACNB has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC. Neither ACNB, ACNB Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the ACNB

Common Stock issued in the Merger (except as may be reacquired in the course of ACNB’s regular historic reacquisitions of ACNB Common Stock). ACNB plans to continue the historic business of Traditions and Traditions Bank.
Section 3.26 Fairness Opinion.   ACNB has received a written opinion from Hovde Group, LLC to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to ACNB.
Section 3.27 Securities Documents.   The Securities Documents filed and to be filed by ACNB under the Exchange Act at any time since December 31, 2022 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the ACNB Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of ACNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Securities Documents.
Section 3.28 Acquisition Subsidiary Ownership.   ACNB, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary. Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.
Section 3.29 Quality of Representations.   Except for the representations and warranties contained in this Article III, neither ACNB, any ACNB Subsidiary nor any other Person on behalf of ACNB or any ACNB Subsidiary makes any other express or implied representation or warranty with respect to ACNB or any ACNB Subsidiary or with respect to any other information provided to Traditions or any Traditions Subsidiary in connection with the transactions contemplated hereunder. Neither ACNB nor any other Person will have or be subject to any liability or indemnification obligation to Traditions or any Traditions Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Traditions and Traditions Bank acknowledge that neither ACNB nor any ACNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY
Acquisition Subsidiary herby represents and warrants to Traditions and Traditions Bank that:
Section 4.01 Organization.   Acquisition Subsidiary is a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All membership interests of Acquisition Subsidiary are validly issued, fully paid and non-assessable and are owned directly by ACNB free and clear of any lien, charge or other encumbrance.
Section 4.02 Authority.   Acquisition Subsidiary has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, member action) in respect thereof on the part of Acquisition Subsidiary. This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against

Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights or general principles of equity.
Section 4.03 Approval.   ACNB will, as sole member of Acquisition Subsidiary, vote to approve this Agreement and the Merger.
Section 4.04 Quality of Representations.   The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
ARTICLE V
COVENANTS OF THE PARTIES
Section 5.01 Conduct of Traditions’ Business.
(a)
From the date of this Agreement to the Closing Date, Traditions and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of ACNB (such written consent not to be unreasonably withheld, conditioned, or delayed). Traditions will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)
From the date hereof to the Closing Date, except as otherwise consented to or approved by ACNB in writing, which consent or approval, if given, shall be communicated by ACNB in a commercially resonable manner, or as permitted, or required, by this Agreement, Traditions will not, and will not permit any Subsidiary to:

(i)
amend or change any provision of its articles of incorporation or bylaws;

(ii)
sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the vesting of any Traditions RSU Award outstanding on the date hereof as disclosed on Schedule 1.02(j) or the exercise of Traditions Options outstanding on the date hereof as disclosed in their entirety on Schedule 1.02(k);

(iii)
issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)
declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (x) Traditions Bank may declare, set aside and pay dividends to Traditions only to the extent required to satisfy the financial requirements of clause (y) hereof; and (y) Traditions may pay a regular quarterly cash dividend not in excess of $0.08 per share provided that the payout ratio for said dividend does not exceed the payout ratio of Traditions’ dividend policy in effect as of May 10, 2024 and if the payout ratio is exceeded only in the amount not in excess thereof but in no event greater than $0.08 per share;

(v)
except in connection with the payment of retention payments in accordance with the provisions of Section 5.25, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with Traditions or any Traditions Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Traditions Benefit Plan existing as of the date hereof and as disclosed on Traditions Disclosure Schedule 5.01(b)(v);
(vi)
increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that Traditions or any Traditions Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, Acquisition Subsidiary, and ACNB Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 1.0% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $140,000 in the aggregate; provided however, that Traditions shall be permitted to pay formulaic incentive bonus payments under formulaic incentive bonus plans as in effect as of the date hereof as described on Traditions Disclosure Schedule 5.01(vi) per their terms (such plans may not be modified or amended after the date hereof); provided however, that Traditions or any Traditions Subsidiary shall not employ or offer employment to any individuals who are not “at will” employees or where total annual compensation exceeds $75,000, except to replace any current employee whose position becomes vacant for any reason or as set forth on Traditions Disclosure Schedule 5.01(vi);

(vii)
merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)
sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to ACNB on the same terms it would offer such Loan or interest in a Loan to a third party;

(ix)
take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)
change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

(xii)
implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;

(xiii)
materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

(xiv)
materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Traditions lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)
enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Traditions Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;

(xvi)
change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the Traditions Bank policies;

(xvii)
enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except in the ordinary course of business consistent with past practice;

(xviii)
except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on Traditions Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement;

(xix)
make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)
enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2025;

(xxi)
except for any loan that has been pre-approved by Traditions Bank in the ordinary course of business but has not been funded as of the date hereof and is set forth on Traditions Disclosure Schedule 5.01(b)(xxi), enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which is in excess of $1,000,000 or (b) which is not in accordance with applicable law, regulations, and Traditions Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice; provided, that ACNB shall be required to respond to any request for consent to make such loan or other commitment in writing within five (5) Business Days after receipt of a complete loan package regarding the loan or other commitment requested by Traditions Bank, and which consent shall be deemed to have been given if ACNB has not objected to a proposed action by Traditions Bank within five (5) Business Days after such complete loan package is received by ACNB;

(xxii)
take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;

(xxiii)
incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than Traditions or any Traditions Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of Traditions or any of the Traditions Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;

(xxiv)
make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxv)
except as disclosed on Traditions Disclosure Schedule 5.01(b)(xxv), incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(xxvi)
pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by Traditions or the Traditions Subsidiaries (taking into account applicable insurance) not in excess of $75,000 individually or $200,000 in the aggregate;

(xxvii)
issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

(xxviii)
take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxix)
purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of Traditions as in effect as of the date hereof consistent with past practice;

(xxx)
convert the data processing and related information and/or accounting systems of Traditions or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(xxxi)
agree to do any of the foregoing.

Section 5.02 Conduct of ACNB’s, Acquisition Subsidiary’s and ACNB Bank’s Business.
Except as expressly permitted by this Agreement or with the prior approval of Traditions and Traditions Bank, during the period from the date of this Agreement to the Effective Time, ACNB shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; (vi) amend the articles of incorporation or bylaws of ACNB in a manner that would materially and adversely affect the holders of Traditions Common Stock, or adversely affect the holders of Traditions Common Stock relative to other holders of ACNB Common Stock; or (vii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03 Access; Confidentiality.
(a)
From the date of this Agreement through the Closing Date, to the extent permitted by law, Traditions shall afford to, and shall cause each Traditions Subsidiary to afford to, ACNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of

Traditions will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.
(b)
ACNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Traditions. Traditions shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)
Traditions shall promptly inform ACNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Traditions or any Traditions Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant, and Traditions shall promptly provide ACNB with copies of such notices and related materials.

(d)
Traditions and Traditions Bank shall permit a representative of ACNB to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that Traditions and Traditions Bank shall not be required to permit the ACNB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Traditions or during any other matter that the respective board of directors or committee thereof has reasonably determined to be confidential with respect to ACNB’s participation.

(e)
Except as specifically set forth herein, Traditions and ACNB mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding any termination of this Agreement.

Section 5.04 Regulatory Matters and Consents.
(a)
For the purposes of (x) registering ACNB Common Stock to be offered to holders of Traditions Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the Traditions shareholder meeting and ACNB shareholder meeting, ACNB shall, as promptly as reasonably practicable, prepare the Registration Statement, and ACNB and Traditions shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. ACNB and Traditions shall obtain Traditions Financial Statements and ACNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof. ACNB and Traditions shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Traditions and ACNB shall thereafter promptly mail the Proxy Statement/Prospectus to their respective shareholders. ACNB and Traditions shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b)
Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. ACNB and Traditions agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Traditions Common Stock and ACNB Common Stock entitled to vote at their respective shareholders meetings at the earliest practicable time.
(c)
ACNB and Traditions shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and ACNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

(d)
In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. ACNB and Traditions shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to ACNB and Traditions, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)
Notwithstanding anything to the contrary in Section 5.04(d), in no event shall ACNB and Traditions be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on ACNB and Traditions (any of which, a “Materially Burdensome Regulatory Condition”).

(f)
ACNB and Traditions will use their commercially reasonable best efforts to ensure that the information relating to ACNB and Traditions that is provided by ACNB and Traditions, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.05 Taking of Necessary Action.   ACNB and Traditions shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.
Section 5.06 Indemnification; Insurance.
(a)
Indemnification.   For a period of six (6) years from and after the Effective Time, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each Person entitled to indemnification under the charter or bylaws of Traditions and/or Traditions Bank (each, an “Indemnified Party”) from and of Traditions and/or Traditions Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time; provided, however, (i) ACNB shall not be required to indemnify such Persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the Indemnified Party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with Traditions and/or Traditions Bank’s articles of incorporation and bylaws; and (iii) all rights to indemnification and advancement of expenses asserted within such six-year period shall continue until the final disposition of the underlying claim, action, suit, investigation or proceeding.

(b)
Insurance.   ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Traditions directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Traditions insurance policies for a period of six (6) years from and after the Effective Time with respect to claims against the present and former directors and officers of Traditions or any Subsidiary of Traditions arising from facts or events which occurred at or before the Effective Time; provided, however, that ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)
Prevailing Party.   The rights of indemnification and advancement as provided by this Section 5.06 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the articles of incorporation or bylaws of Traditions and/or Traditions Bank or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of shareholders, a resolution of directors of Traditions or Traditions Bank, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.06 seeks an adjudication of such Person’s rights under, or to recover damages for breach of, this Section 5.06 or to recover under any directors’ and officers’ liability insurance coverage maintained by Traditions or ACNB, the indemnifying party shall pay on such Indemnified Party’s behalf any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, but only to the extent that the Indemnified Party prevails in such judicial adjudication.

(d)
Assumption.   In the event that at or after the Effective Time, ACNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

Section 5.07 No Other Bids and Related Matters.   So long as this Agreement remains in effect, Traditions shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other parties to this Agreement or an Affiliate of such parties) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. Traditions will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than ACNB and the ACNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. Traditions will notify ACNB orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of Traditions may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the Traditions board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent Traditions from complying with its obligation to pay the termination fee provided in Section 8.01.
Section 5.08 Duty to Advise; Duty to Update Disclosure Schedule.   Each of ACNB and Traditions shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. ACNB and Traditions shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).
Section 5.09 Current Information.
(a)
Ongoing Communications.   During the period from the date of this Agreement to the Effective Time, Traditions and ACNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of ACNB, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, Traditions shall provide to ACNB a Traditions Bank balance sheet and statement of operations, without related notes, and a Traditions general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, Traditions will deliver to ACNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, Traditions will deliver to ACNB its annual report.

(b)
Board Minutes.   Traditions shall provide to ACNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)
During the period commencing on the date of this Agreement and ending at the Effective Time, Traditions, not later than the third Tuesday after the end of each calendar month, shall provide to

ACNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.
(d)
During the period commencing on the date of this Agreement and ending at the Effective Time, Traditions, not later than the third Tuesday after the end of each month, shall provide to ACNB a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 5.10 Phase I Environmental Audit.   Traditions shall permit ACNB to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by Traditions or any of its Subsidiaries on the date hereof.
Section 5.11 Shareholders Meetings.
(a)
Traditions and ACNB shall promptly take all actions necessary to properly call, convene and hold special meetings of their respective shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon, in the case of Traditions, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and, in the case of ACNB, a proposal to approve the issuance of ACNB Common Stock to be issued in this transaction under the Nasdaq Listing Agreement and Listing Rules.

(b)
The Traditions board of directors will recommend that the shareholders of Traditions approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation; provided, however, that the board of directors of Traditions may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(c)
The ACNB board of directors will recommend that the shareholders of ACNB approve the issuance of ACNB Common Stock to be issued in this transaction under the Nasdaq Listing Agreement and Listing Rules, and will not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation.

(d)
Traditions and ACNB may postpone or adjourn their shareholders meetings to the extent they reasonably believe it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder vote on this Agreement and the Merger.

Section 5.12 Public Announcements.   Each of ACNB and Traditions shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.
Section 5.13 Maintenance of Insurance.   From the date hereof until the Effective Time, ACNB and Traditions shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.
Section 5.14 Maintenance of Books and Records.   From the date hereof until the Effective Time, ACNB and Traditions shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.
Section 5.15 Taxes.   ACNB and Traditions shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among Traditions and its Subsidiaries, shall be terminated as of the Effective Time.
Section 5.16 Employee Benefits.
(a)
ACNB or its Subsidiaries shall: (i) provide Traditions’ and Traditions Bank’s employees who become employees of ACNB or its Subsidiaries credit for all years of service with Traditions or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by Traditions Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. ACNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of Traditions’ current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(b)
Traditions or its Subsidiary shall amend, freeze, merge or terminate any Traditions Benefit Plan, except its Supplemental Executive Retirement Plan Agreements (“SERPs”), effective before the Effective Time at the request of ACNB, provided any such action shall be in compliance with applicable laws. ACNB agrees that if the 401(k) plan maintain by Traditions or Traditions Bank (the “Traditions 401(k) plan”) shall be terminated pursuant to ACNB’s request and if permitted by law, regulation and the ACNB 401(k) plan, and there is no material adverse financial impact to ACNB or ACNB 401(k) plan participants: (i) participants in the Traditions 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, ACNB shall cause the account balances in the Traditions 401(k) Plan to be either distributed to the participants in the Traditions 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and (iii) ACNB shall take all other actions necessary and proper in order to implement the termination of the Traditions 401(k) Plan and related trust. If permitted by law, regulation, and the ACNB 401(k) plan, ACNB agrees to permit participants in the Traditions 401(k) Plan to roll over their account balances in the Traditions 401(k) Plan to the ACNB 401(k) Plan if they become employees of ACNB, and to the extent permitted by ERISA, the IRC and the terms of the ACNB 401(k) plan, permit outstanding loans under the Traditions 401(k) plan to remain outstanding under the ACNB 401(k) plan and subject to current repayment schedules.

(c)
Subject to the limitations to such benefits set forth in ACNB’s plans and policies, ACNB agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of Traditions or any Traditions Subsidiary which is not used by such employee prior to the Effective Time, shall (i) in the case of employees of Traditions or any Traditions Subsidiary who becomes an employee of ACNB or any ACNB Subsidiary following the Effective Time (other than employees of Traditions or any Traditions Subsidiary who are retained on a temporary or interim basis for a transitional period following the Effective Time not exceeding 270 days) shall be rolled over and available for use by such employee during such employee’s service with ACNB as paid time off (“PTO”). Employees of Traditions or any Traditions Subsidiary who do not become employees of ACNB or any ACNB Subsidiary shall be entitled to accrued PTO in accordance with the policy of Traditions in effect as of the date hereof.

(d)
Nothing in this Section 5.16, express or implied shall require ACNB to maintain any specific benefit plan of Traditions or to guarantee employment of any employee for any period of time after the Effective Time; provided, however, that as of and following the Effective Time, ACNB shall assume the SERPs and shall continue to honor the terms and obligations thereunder (and refrain from terminating the SERPs during the one (1)-year period following the Effective Time) unless the SERPs are terminated prior to the Effective Time by mutual agreement of the Parties.

Section 5.17 System Conversion.   Traditions shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB.
Section 5.18 Former Traditions Bank Branches.   For at least two (2) years after the Effective Time, ACNB Bank will operate the former Traditions Bank branches as “Traditions Bank, a division of ACNB Bank” unless the board of directors of ACNB Bank shall determine otherwise upon approval of at least 66% of the board of directors of ACNB Bank.
Section 5.19 ACNB and ACNB Bank Board.
(a)
ACNB Board.   No later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC, Traditions shall identify three (3) Persons, one of which shall be Eugene J. Draganosky, who are currently serving as directors of Traditions who (a) are approved by ACNB’s board of directors, such approval not to be unreasonably withheld or delayed, (b) meet the requirements of ACNB’s articles of incorporation and bylaws, (c) two (2) of which, other than Eugene J. Draganosky, meet the eligibility requirements for a director of ACNB or requirements of any Regulatory Authority relating to ACNB, and (d) two (2) of which, other than Eugene J. Draganosky, meet any Nasdaq listing and independence requirements (the “Traditions Nominees”), to serve as ACNB directors as follows: Eugene J. Draganosky Class 1; one (1) Class 2; and one (1) Class 3. Such Traditions Nominees shall have agreed to execute any consent required to be filed with the Registration Statement. On the Closing Date, the Traditions Nominees shall be appointed as directors of ACNB, effective as of immediately following the Effective Time, to hold office until their successors are elected and qualified or other in accordance with applicable law and ACNB’s articles of incorporation and bylaws. If any of the Traditions Nominees initially named shall not be eligible to serve in accordance with this Section 5.19(a), chooses not to serve or is unable to serve, then Traditions and ACNB shall mutually agree upon another Person meeting all of the requirements of this Section 5.19(a) to be one of the Traditions Nominees.

(b)
ACNB Bank Board.   On the Closing Date, the Traditions Nominees, subject to (a) compliance with the ACNB Bank’s articles of incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of ACNB Bank or any Regulatory Authority relating to ACNB Bank, (c) approval of such Persons by ACNB (which approval will not be unreasonably withheld or delayed), and (d) two (2) of which, other than Eugene J. Draganosky, such Persons meeting any Nasdaq listing and independent requirements, shall be appointed as directors of ACNB Bank, effective as of immediately after the Effective Time, to hold office until their successors are elected and qualified or otherwise in accordance with applicable law, and ACNB Bank’s articles of incorporation and bylaws.

Section 5.20 Severance.   ACNB shall and shall cause ACNB Bank to use its best efforts to continue the employment of all current employees of Traditions and Traditions Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, ACNB agrees to and agrees to cause ACNB Bank to provide severance pay, as set forth below, to any active employee of Traditions or any Traditions Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and compensation) with ACNB or any ACNB Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with Traditions or Traditions Bank or ACNB Bank (“Eligible Employee”). A Traditions or Traditions Bank employee who is offered a position with ACNB Bank which would require such employee to relocate such employee’s regular place of employment more than forty (40) miles from his or her regular place of employment as of the Effective Time, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee. Eligible Employees not subject to Traditions employment, change of control or severance plans or contracts shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated Employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980B or 40 P.S. §756.2 et seq. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB or the ACNB Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. §756.2 shall run concurrently with the period that ACNB or ACNB’s Subsidiaries pays the employer’s share of health coverage.
Section 5.21 Regulatory Conditions.   In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, ACNB shall use its commercially reasonable best efforts to obtain the removal of any such condition and Traditions shall use its commercially reasonable best efforts to assist ACNB in this regard.
Section 5.22 Affiliate Letters.   Traditions shall use its best efforts to cause each person who may be deemed to be an Affiliate of ACNB following the Merger, to execute and deliver to ACNB as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit H.
Section 5.23 Dividends.   After the date of this Agreement and prior to the Effective Time, ACNB and Traditions shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of Traditions Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Traditions Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of Traditions Common Stock and any shares of ACNB Common Stock any such holder receives in exchange therefor in the Merger.
Section 5.24 Additional Agreements.   In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between an ACNB Subsidiary, on the one hand, and a Traditions Subsidiary, on the other hand, or to vest ACNB with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of ACNB.
Section 5.25 Retention.   ACNB and Traditions acknowledge that it may be appropriate to provide certain employees of Traditions Bank who will not be retained as employees of ACNB or ACNB Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of Traditions and/or Traditions Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion. Traditions may adopt, in consultation with and approval of ACNB, a retention plan (the “Retention Plan”) in an amount not to exceed $350,000. ACNB and Traditions shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.25 as soon as practicable following the execution of this Agreement. Any retention plan shall include a release of claims against both ACNB and Traditions and their respective affiliated entities. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on Traditions.
Section 5.26 Conforming Accounting.   Upon written confirmation from ACNB that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of ACNB, Traditions and Traditions Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as ACNB reasonably shall request. In addition, prior to the Effective Time, at the request of ACNB, Traditions shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under Traditions or Traditions Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against Traditions or Traditions Bank.
Section 5.27 Control.   Nothing contained in this Agreement shall give either ACNB or Traditions, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.28 Rule 16b-3.   Prior to the Effective Time, ACNB and Traditions shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of Traditions (including derivative securities) or acquisitions of equity securities of ACNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.29 Advisory Boards.   As of the Effective Time, ACNB Bank shall establish regional advisory boards for the Lancaster County market and York County market, respectively, in which Traditions Bank operates. All members of the board of directors of Traditions in office as of the Effective Time, other than the Traditions Nominees, will be offered the opportunity to serve on the advisory boards subject to such compensation, authority, and policies established by ACNB Bank from time to time.
Section 5.30 Nasdaq Listing and Shareholder Vote on the Issuance of Shares.   ACNB shall take all commercially reasonable actions necessary for the shares of ACNB Common Stock to be issued to the holders of Traditions Common Stock upon consummation of the Merger to have been authorized for listing on Nasdaq, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on Nasdaq. ACNB shall take all steps necessary for the shareholders of ACNB to vote on the approval of the issuance of ACNB’s shares of Common Stock under the Nasdaq Listing Agreement and Listing Rules.
Section 5.31 Additional Vice Chair of the Board Appointment.   As of the Effective Time, ACNB shall appoint, subject to receipt of his executed Exhibit H and subject to receipt of his executed consent to serve on the board of directors of ACNB and ACNB Bank, Eugene J. Draganosky as an additional Vice Chair of the board of directors of ACNB and ACNB Bank to serve in accordance with and subject to the bylaws of ACNB and ACNB Bank, the Corporate Governance Guidelines of ACNB, SEC rules and regulations, Nasdaq listing standards and governance requirements and applicable law, as they may be in effect from time to time, and in accordance with and subject to Exhibit H hereto.
Section 5.32 Director Emeritus Appointment.   As of the Effective Time, ACNB shall appoint, subject to receipt of his executed Exhibit I, Michael E. Kochenour as a Director Emeritus of the board of directors of ACNB and ACNB Bank to serve in accordance with and subject to the bylaws of ACNB and ACNB Bank, the Corporate Governance Guidelines of ACNB, SEC rules and regulations, Nasdaq listing standards and governance requirements and applicable law, as they may be in effect from time to time and in accordance with and subject to Exhibit I hereto.
Section 5.33 Systems Review and Audit.   Provided ACNB notifies Traditions within a reasonable time after the date of this Agreement, Traditions shall permit ACNB (or third parties engaged by or on behalf of ACNB), at its own expense, to cause a systems review and audit to be performed on the IT Assets of Traditions or Traditions Subsidiaries. Traditions shall take commercially reasonable steps to assist ACNB in conducting any such systems review and audit.
Section 5.34 Separation and Non-Competition Agreement.   Prior to the Effective Time, ACNB and Traditions shall work cooperatively to obtain executed Exhibit K from certain officers as delineated on Schedule 1.
ARTICLE VI
CONDITIONS
Section 6.01 Conditions to Obligations of Traditions under this Agreement.   The obligations of Traditions and Traditions Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Traditions and Traditions Bank pursuant to Section 8.03 hereof:

(a)
Approval by Shareholders.   This Agreement shall have been approved and adopted by the shareholders of Traditions by such vote as is required by the ETL and Traditions’ articles of incorporation and bylaws.

(b)
Representations and Warranties.   The representations and warranties of ACNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. Traditions shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Chief Financial Officer of ACNB to the foregoing effect.

(c)
Performance of Obligations of ACNB, Acquisition Subsidiary and ACNB Bank.   ACNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Traditions shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and the Chief Financial Officer of ACNB to the foregoing effect.

(d)
Approvals of Governmental Entities.   Procurement by Traditions, Traditions Bank, ACNB, Acquisition Subsidiary and ACNB Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Traditions determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Traditions, ACNB, Traditions Bank, and ACNB Bank.

(e)
No Injunction.   There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)
No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB or the ACNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to ACNB.

(g)
Tax Opinion.   Traditions shall have received an opinion of Pillar Aught LLC, special tax counsel to Traditions, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Traditions, ACNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)
Registration Statement.   The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Traditions’ counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(i)
Nasdaq Listing and Approval of Issuance of Shares.   The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its Nasdaq Listing Agreement and the Nasdaq Listing Rules.

(j)
Traditions Nominees.   All requisite corporate action shall have been taken by ACNB and ACNB Bank such that the Traditions Nominees can commence as directors of ACNB and ACNB Bank immediately after the Effective Time.

Section 6.02 Conditions to Obligations of ACNB under this Agreement.   The obligations of ACNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB pursuant to Section 8.03 hereof:
(a)
Approval by Shareholders.   This Agreement shall have been approved and adopted by the shareholders of Traditions by such vote as is required by the ETL and Traditions’ articles of incorporation and bylaws.

(b)
Representations and Warranties.   The representations and warranties of Traditions set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. ACNB shall have received a certificate signed on behalf of Traditions by the Chair of the Board of Directors and Chief Executive Officer and the Chief Financial Officer of Traditions to the foregoing effect.

(c)
Performance of Obligations of Traditions.   Traditions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACNB shall have received a certificate signed on behalf of Traditions by the Chair of the Board of Directors and Chief Executive Officer and the Chief Financial Officer of Traditions to the foregoing effect.

(d)
Approvals of Governmental Entities.   Procurement by ACNB, Acquisition Subsidiary, ACNB Bank, Traditions and Traditions Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of ACNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to ACNB of the transactions contemplated hereby, the business or financial conditions of ACNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of Traditions, ACNB, Traditions Bank, ACNB Bank, and any other ACNB or Traditions Subsidiary.

(e)
No Injunction.   There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Traditions, ACNB, Traditions Bank, and ACNB Bank.

(f)
Third Party Consents.   ACNB and ACNB Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on ACNB.

(g)
No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Traditions or the Traditions Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h)
Tax Opinion.   ACNB shall have received an opinion of Bybel Rutledge LLP, special counsel to ACNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of Traditions, ACNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
(i)
Dissenting Shares.   No more than five percent (5%) of the issued and outstanding shares of Traditions Common Stock shall be Dissenting Shares.

(j)
Penalties, Costs and Fines.   No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon Traditions, Traditions Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(k)
Registration Statement.   The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by ACNB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(l)
Affiliate Letter.   ACNB shall have received an Affiliate letter from the Traditions Nominees, which letter shall be in customary form and have such other provisions as ACNB may reasonably require, in the form attached hereto as Exhibit J.

(m)
Agreements.   ACNB shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits B, C, D, E, F and K and received executed Exhibits H and I.

(n)
Nasdaq Listing and Approval of Issuance of Shares.   The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its Nasdaq Listing Agreement and Nasdaq Listing Rules.

(o)
Traditions Nominees.   All requisite actions shall have been taken by the Traditions Nominees so that they can commence as directors of ACNB immediately after the Effective Time.

ARTICLE VII
TERMINATION
Section 7.01 Termination.   This Agreement may be terminated on or at any time prior to the Closing Date:
(a)
By the mutual consent, in writing, of ACNB and Traditions if the board of directors of each party so determine by vote of the majority of its entire board of directors;

(b)
By ACNB or Traditions:

(i)
If the Closing Date shall not have occurred on or before June 30, 2025, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)
If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)
by Traditions in writing if ACNB has, or by ACNB in writing if Traditions has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by ACNB would have a Material Adverse Effect on ACNB or in the case of a breach by Traditions would have a Material Adverse Effect on Traditions, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;
(d)
by either ACNB or Traditions if the Traditions’ shareholder meeting shall have occurred and the Traditions’ shareholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of Traditions shall have withdrawn, modified or changed in a manner adverse to ACNB its approval or recommendation of this Agreement and the transactions contemplated thereby;

(e)
by either ACNB or Traditions if the ACNB shareholder meeting shall have occurred and the ACNB shareholders shall have not approved the issuance of shares pursuant to this Agreement in accordance with the Nasdaq Listing Rules; provided, however, that no termination right shall exist for ACNB hereunder if prior to such shareholder vote the board of directors of ACNB shall have withdrawn, modified or changed in a manner adverse to Traditions its approval or recommendation of the proposal to approve the issuance of shares of ACNB Common Stock pursuant to this Agreement;

(f)
by either ACNB or Traditions if Traditions’ board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would, or would reasonably likely, result in a breach of its fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(f) only after the fifth business day following written notice to ACNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising ACNB that Traditions is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle Traditions to terminate this Agreement pursuant to this Section 7.01(f) or any other provision of this Agreement) and only if (i) during such five (5) business day period, Traditions has caused its financial and legal advisors to negotiate with ACNB in good faith (to the extent ACNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of Traditions no longer believes it has to terminate this Agreement in order to comply with its fiduciary duties, and (ii) Traditions has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by ACNB and further provided that such termination shall not be effective until Traditions has paid the Traditions Termination Fee to ACNB; or

(g)
by Traditions, if the Traditions board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:

(i)
the ACNB Ratio shall be less than 0.80; and

(ii)
the ACNB Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject to the following three sentences. If Traditions elects to exercise its termination right pursuant to this Section 7.01(g), it shall give prompt written notice to ACNB; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period. During the five business day period commencing with its receipt of such notice, ACNB shall have the option to increase the consideration to be received by the holders of Traditions Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial ACNB Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the ACNB Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the ACNB Ratio. If ACNB so elects within such five business day period, it shall give prompt written notice to Traditions of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
If ACNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the ACNB Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(g).
Section 7.02 Effect of Termination.   If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of ACNB or Traditions to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Expenses.
(a)
Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)
If this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed One Million Dollars ($1,000,000.00). Except in the event of a willful or fraudulent breach of a representation or covenant by the non-terminating party, the payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)
If Traditions fails to complete the Merger after the occurrence of one of the following events, and ACNB shall not be in material breach of this Agreement, Traditions shall within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $3,000,000 (the “Traditions Termination Fee”):

(i)
Traditions terminates this Agreement pursuant to Section 7.01(f) hereof;

(ii)
a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, enters into an agreement, letter of intent or memorandum of understanding with Traditions or any Traditions Subsidiary which relates to an Acquisition Proposal;

(iii)
Traditions authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)
the Traditions shareholders vote but fail to approve and adopt this Agreement at the Traditions shareholders meeting or the Traditions shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)
the Traditions board of directors shall have recommended that the shareholders of Traditions approve or accept an Acquisition Proposal with any Person other than ACNB, Acquisition Subsidiary, ACNB Bank or an Affiliate of ACNB; or

(B)
Traditions shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the Traditions meeting of shareholders in accordance with Section 5.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, and (2) in the instance where the Traditions shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the Traditions shareholders meeting.
Section 8.02 Non-Survival.   All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(h),(i),(j),(k),(l), 5.06, 5.07, 5.16 through 5.20, 5.24 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.
Section 8.03 Amendment, Extension and Waiver.   Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Traditions have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of Traditions Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Traditions or ACNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of ACNB and Traditions and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.04 Entire Agreement.   This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.
Section 8.05 No Assignment.   Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.
Section 8.06 Notices.   All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)
If to ACNB, ACNB Bank, or Acquisition Subsidiary to:

ACNB Corporation
100 V-Twin Drive
P.O. Box 3129
Gettysburg, PA 17325
Attention: James P. Helt, President and Chief Executive Officer
Telecopy No.: 717-338-2130
E-mail: jhelt@acnb.com
With copy to:
Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
Attention: Nicholas Bybel, Jr., Esquire
Telecopy No.: 717-731-8205
E-mail: bybel@bybelrutledge.com
(b)
If to Traditions or Traditions Bank, to:

Traditions Bancorp, Inc.
226 Pauline Drive
York, PA 17402
Attention: Eugene J. Draganosky, Chair of the Board of Directors and Chief Executive Officer
Telecopy No.: [                 ]
E-mail: gdraganosky@traditions.bank
With copy to:
Pillar Aught LLC
4201 E. Park Circle
Harrisburg, PA 17111
Attention: Kenneth J. Rollins, Esquire
Telecopy No.: 717-308-9633
E-mail: krollins@pillaraught.com
Section 8.07 Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 8.08 Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.
Section 8.09 Severability.   If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.
Section 8.10 Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:		ACNB CORPORATION
/s/ Kevin J. Hayes	BY:	/s/ James P. Helt James P. Helt, President and Chief Executive Officer
ATTEST:		ACNB SOUTH ACQUISITION SUBSIDIARY, LLC
/s/ Kevin J. Hayes	BY:	/s/ James P. Helt James P. Helt, ACNB Corporation, Member
ATTEST:		ACNB BANK
/s/ Kevin J. Hayes	BY:	/s/ James P. Helt James P. Helt, President and Chief Executive Officer
ATTEST:		TRADITIONS BANCORP, INC.
/s/ Suzanne M. Becker	BY:	/s/ Eugene J. Draganosky Eugene J. Draganosky, Chair of the Board of Directors and Chief Executive Officer
ATTEST:		TRADITIONS BANK
/s/ Suzanne M. Becker	BY:	/s/ Eugene J. Draganosky Eugene J. Draganosky, Chair of the Board of Directors and Chief Executive Officer
Signature Page to Agreement and Plan of Reorganization

Exhibit A
FORM OF TRADITIONS BANCORP, INC.
LETTER AGREEMENT
July   , 2024
ACNB Bancorp, Inc.
100 V-Twin Drive
P.O. Box 3129
Gettysburg, PA 17325
Ladies and Gentlemen:
ACNB Bancorp, Inc. (“ACNB”), ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), ACNB Bank, Traditions Bancorp, Inc. (“Traditions”) and Traditions Bank are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of July 23, 2024 (the “Agreement”).
Pursuant to the proposed Agreement, among other things, and subject to the terms and conditions set forth therein, Traditions will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the “Merger”).
ACNB has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director, executive officer or significant shareholder of Traditions, executes and delivers to ACNB this Letter Agreement.
I understand that ACNB is requiring, as an inducement to its execution and delivery to Traditions of the Agreement, that I execute and deliver to ACNB this Letter Agreement.
The undersigned, solely in his or her individual capacity as a shareholder, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of Traditions), in order to induce ACNB to execute and deliver to Traditions the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:
1.
I agree to be present (in person or by proxy) at all meetings of shareholders of Traditions called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of Traditions common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.
I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.
I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.
Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of Traditions, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.
I hereby agree that any shares of Traditions common stock or other voting securities of Traditions with respect to which beneficial ownership is acquired by the undersigned, including, without

A-A-1

limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Traditions common stock or upon exercise or conversion of any securities of Traditions, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement.
6.
I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

7.
ACNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

8.
I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9.
Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore ACNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of Traditions, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of Traditions or Traditions Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Traditions or Traditions Bank.
This Letter Agreement shall be effective upon acceptance by ACNB. Nothing herein shall be deemed to vest in ACNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Traditions.
If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ACNB and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
The undersigned agrees that, in the event of his or her breach of this Letter Agreement, ACNB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate ACNB for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.
This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to ACNB’s rights arising out of any willful breach of any covenant or representation contained herein.

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This Letter Agreement shall be effective upon acceptance by ACNB and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
[Signature Page Follows]

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The undersigned intends to be legally bound hereby.
Sincerely,

Name

Title
Number of pledged Covered Shares (if any):
Accepted:
ACNB BANCORP, INC.
BY:

James P. Helt
President and Chief Executive Officer

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Exhibit B
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of the    day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and             (“Employee”), an individual currently employed by Traditions Bank.
WITNESSETH:
WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);
WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);
WHEREAS, Employee is currently employed by Traditions Bank, and is NOT a party to an employment agreement, change in control agreement or other agreement relating to or in connection with professional services, compensation, restrictive covenants, non-solicitation, with Traditions and Traditions Bank or any other agreement, pursuant to which Employee is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank or that would hinder or limit his abilities to fully perform his duties hereunder;
WHEREAS, Employee has no Supplemental Employee Retirement Plan (“SERP”) with Traditions or Traditions Bank;
WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Employee the position of Senior Commercial Loan Officer and this employment agreement (“Agreement”);
WHEREAS, as an inducement for Corporation, Bank, and Acquisition Subsidiary to enter into the Merger Agreement, Employee agrees to enter into this Agreement; and
WHEREAS, Employee desires to be employed by the Bank under the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.
Employment.   The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.
Duties of Employee.   Employee shall serve as a Senior Commercial Loan Officer of the Bank and report to a Regional Commercial Lending Manager of the Bank or a Market President of the Bank or such other officer as designated by the Board of Directors or President of the Bank. Employee shall have such other duties and hold such other titles as may be given to him/her from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.
Engagement in Other Employment.   Employee shall devote all of his/her working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Employee shall notify the President of the Bank (or the President’s designee) and the Board of Directors of the Bank in writing before the Employee engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries

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or affiliates. Employee shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Employee’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.
4.
Term of Agreement.

(a)
This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.
(b)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i)   Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of twenty (20) consecutive days or more;
(ii)   Employee’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iii)   Employee’s willful failure to substantially perform Employee’s duties to the Bank, other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iv)   Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(v)   dishonesty or gross negligence of Employee in the performance of his duties;
(vi)   Employee’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Employee’s employment, (b) objecting to or disapproving Employee’s employment by the Bank, or (c) indicating that Employee is no longer an acceptable selection to serve in the capacity of a Senior Commercial Loan Officer of the Bank;
(vii)   intentional or willful misconduct by Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;
(viii)   Employee’s breach of fiduciary duty involving personal profit;
(ix)   unlawful harassment by Employee against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected

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to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Employee, the Corporation and the Bank. If the Employee, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;
(x)   the willful violation by Employee of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(xi)   the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;
(xii)   theft or abuse by Employee of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;
(xiii)   any act of fraud, misappropriation or personal dishonesty;
(xiv)   insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,
(xv)   the existence of any material conflict between the interests of the Corporation or the Bank and Employee that is not disclosed in writing by Employee to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.
If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.
(c)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Employee, (i) the assignment of duties and responsibilities inconsistent with Employee’s status as a Senior Commercial Loan Officer, (ii) a reassignment which requires Employee to move his principal residence or his office more than sixty (60) miles from the Bank’s principal Employee office immediately prior to this Agreement, (iii) any material adverse change in the terms and conditions of Employee’s employment, except for any termination of Employee’s employment for Cause, unless such change is applicable to all Senior Commercial Loan Officers or to all similarly situated employees or group of employees, (iv) any reduction in Employee’s Annual Base Salary as in effect on the date hereof, except in the case of significant under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Employee with benefits at least as favorable as those enjoyed by Employee during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all Employees, or to all similarly situated employees or group of employees.

Employee shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Employee may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.
If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Employee upon receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of

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Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.
(d)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Employee’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Employee’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Employee shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of his disability, or, if Bank cannot provide such benefits because Employee is no longer an employee, Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Employee shall have a Disability if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)
In the event that Employee terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)
Employee agrees that in the event his employment under this Agreement is terminated, Employee hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)
The term “Agreed Compensation” shall equal Employee’s Annual Base Salary under the Agreement.

5.
Employment Period Compensation.

(a)
Annual Base Salary.   For services performed by Employee under this Agreement, the Bank shall pay Employee an Annual Base Salary during the Employment Period at the rate of $       per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Employee employees of the Bank. The Bank may increase Employee’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

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(b)
Bonus and Incentive Plan Participation.   As additional consideration for entering this Agreement, Bank shall pay Employee the bonus as provided on Exhibit B. In addition, Bank may, from time to time, pay a bonus or bonuses to Employee as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Employee provided for in this Agreement. Employee shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

(c)
Paid Time-Off.   During the term of this Agreement, Employee shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Employee shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)
Employee Benefit Plans.   During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Employee’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Employee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

(e)
Business Expenses.   During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.
Termination of Employment Following Change in Control.

(a)
If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Employee is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)
As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i)   any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;
(ii)   any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,
(iii)   during any period of one (1) year during the term of Employee’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority

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thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2∕3) of the directors then in office who were directors at the beginning of the period.
7.
Rights in Event of Termination Following a Change in Control.   In the event that Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Employee is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Employee shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Employee a lump sum amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.
However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Employee, together with calculations of Corporation’s independent auditors, Employee shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Employee is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Employee the amount determined to be deductible under Section 280G.
8.
Rights in Event of Termination of Employment Absent Change in Control.   In the event that Employee’s employment is involuntarily terminated by the Bank without Cause during the Employment Period as defined in paragraph 4(a), but excluding a termination in connection with the non-renewal of the Agreement, and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Employee subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee as of the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.

9.
Covenant Not to Compete.

(a)
Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Employee shall not, except as otherwise permitted in writing by the Bank:

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(i)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which the Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to the county in which Employee’s primary assigned office is located at the time employment is terminated (the “Non-Competition Area”);
(ii)   provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;
(iii)   directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Employee’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,
(iv)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Employee’s termination of employment to leave the employ of the Corporation, the Bank or their subsidiaries or work for anyone other than the Corporation, the Bank or their subsidiaries.
(b)
It is expressly understood and agreed that, although Employee and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)
The provisions of Sections 9(a)(i) and 9(a)(ii) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending six (6) months after the effective date of termination of employment for any reason and the provisions of Sections 9(a)(iii) and 9(a)(iv) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending one (1) year after the effective date of termination of employment for any reason.

10.
Unauthorized Disclosure.   During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an Employee of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

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11.
Work Made for Hire.   Any work performed by Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.
Return of Company Property and Documents.   Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Employee during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.
Liability Insurance.   The Bank shall obtain liability insurance coverage for Employee under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Employee to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, Employee or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, Employee or agent of another person or entity. The indemnification contemplated herein shall only be provided to Employee if there is no insurance coverage for the payment of expenses incurred by Employee, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Employee as the insured and so permitted under the applicable laws and regulations serving the Bank.

14.
Mitigation.   Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.
Survival.   The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.
Section 409A.

(a)
If when Employee’s employment terminates, the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Employee’s separation from service, as defined in Code Section 409A, for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)
Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

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(c)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)
Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.
Notices.   Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal Employee office of the Bank, in the case of notices to the Bank.

18.
Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.
Assignment.   This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.
Entire Agreement.   This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.
Successors; Binding Agreement.   This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, after a Change in Control, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

22.
Arbitration.   The Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.

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23.
Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.
Applicable Law.   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.
Headings.   The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.
Pronouns.   All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:	ACNB BANK
By James P. Helt President and Chief Executive Officer
WITNESS:	EMPLOYEE

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Exhibit A
FORM OF
GENERAL RELEASE
THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by             (hereafter “Employee”).
BACKGROUND
A.   Employee has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;
B.   ACNB and Employee have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and
C.   Employee wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.
AGREEMENT
IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Employee and ACNB agree as follows:
General Release.   In consideration for the compensation extended to Employee under the Employment Agreement, which consideration is in excess of anything of value to which Employee may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee’s employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EMPLOYEE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.
This General Release excludes, and Employee does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted

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by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Employee agrees that Employee shall not seek, accept or be entitled to any monetary relief, whether for Employee individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Employee or on Employee’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.
Employee acknowledges that Employee has been fully compensated for all hours worked during Employee’s employment with ACNB, up to and including the date of this Agreement.
Return of Property.   Employee shall immediately return to ACNB all property belonging to ACNB in accordance with Employee’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Employee.
Restrictive Covenants.   Employee shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Employee’s use of ACNB’s confidential and proprietary information and Employee’s post-employment activities, all of which covenants and related remedies for breach survive termination of Employee’s employment with ACNB.
No Disparagement.   ACNB and Employee agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Employee; and Employee agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, Employees, employees, affiliates or any other aspect of its operations.
Non-Admission of Liability.   By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.
Consideration.   Employee acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.
No Modification.   Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.
Assignment; Successors and Assigns.   ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Employee.
Governing Law; Jurisdiction and Venue.   This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.
Representations.   Employee makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:
10.1.   Employee expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.
10.2.   Employee acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Employee consult with an attorney before executing this Agreement, and Employee has made his own determination about whether to do so. Further, Employee acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior

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to expiration of the twenty-one (21) days if he so desires. Employee further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.
10.3.   Employee agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Employee and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.
10.4.   Employee understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Employee understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Employee has accepted the terms of the Agreement and has decided not to revoke that acceptance.
10.5   Employee understands that, by signing this Agreement, Employee will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and
10.6   Employee hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.
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IN WITNESS WHEREOF, Employee and ACNB have finally executed this Agreement on the date and year set forth below.
THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.
Date delivered to Employee:
Date twenty-one-day consideration period ends:
Date signed by Employee:
Date seven (7) day revocation period ends:
EMPLOYEE
(SEAL)	Date:
ATTEST:	ACNB CORPORATION
BY:
James P. Helt
President, Chief Executive Officer
ATTEST:	ACNB BANK
BY:
James P. Helt
President, Chief Executive Officer

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EXHIBIT B
Bonus
Bank shall pay Employee an Initial Sign On Bonus of $       upon completion of the transaction (the Closing Date at the Effective Time as defined in the Merger Agreement), a Second Bonus of $       upon the First Anniversary Date of the Closing Date; and a Third Bonus of $       upon the Second Anniversary Date of the Closing Date, all minus applicable taxes and standard deductions.

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Exhibit C
ACKNOWLEDGEMENT AND RELEASE
This Agreement (“Agreement”) is made as of July   , 2024, by and among Traditions Bancorp, Inc. (“Traditions”), Traditions Bank (“Traditions Bank”), ACNB Corporation (“ACNB”), ACNB Bank, and             (“Executive”).
WITNESSETH:
WHEREAS, Executive is now serving as             of Traditions Bank; and
WHEREAS, Traditions Bank and Executive are parties to that certain Traditions Change in Control Agreement dated as of             (“Traditions Change in Control Agreement”) pursuant to which, among other things, Executive would be entitled to benefits upon a “Change in Control” and “Termination Pursuant to Change in Control” as defined therein;
WHEREAS, Executive is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except as identified on Schedule 1 attached hereto and deemed an integral part hereof;
WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Traditions Bancorp or Traditions Bank;
WHEREAS, Traditions Bancorp, Traditions Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and Traditions Bank will merge with and into ACNB Bank with ACNB Bank surviving (“Merger”);
WHEREAS, the Merger will constitute a “Change in Control” of Traditions Bancorp and Traditions Bank under the Traditions Change in Control Agreement;
WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of [           ], by ACNB Bank; and
WHEREAS, Traditions Bancorp, ACNB, Traditions Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, Traditions Bancorp, Traditions Bank, ACNB, and ACNB Bank agree as follows:
1.   At the Effective Time, Executive is to be employed in the position of [           ], by ACNB Bank, in accordance with and pursuant to the terms of a new Employment Agreement by and between ACNB Bank and             dated July   , 2024.
2.   Executive hereby agrees that the Merger shall not constitute a Change in Control or Termination Pursuant to Change in Control for purposes of the Traditions Change in Control Agreement and Executive shall not be entitled to any payment under the Traditions Change in Control Agreement, including for a termination for Good Reason, Change in Control or Termination Pursuant to Change in Control as defined in the respective agreements.
3.   Effective with the consummation of the Merger, the Executive’s rights under the Traditions Change in Control Agreement and the agreements delineated on Schedule 1 shall terminate and cease and the Traditions Change in Control Agreement and the agreements delineated on Schedule 1 shall be null and void and of no further legal force or effect. Executive hereby releases ACNB and ACNB Bank and their

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successors from any obligations under the Traditions Change in Control Agreement and the agreements delineated on Schedule 1.
4.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
5.   This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.
6.   This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, the Traditions Employment Agreement will remain in force and effect.
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In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.
ATTEST:	TRADITIONS BANCORP, INC.
BY:
ATTEST:	TRADITIONS BANK
BY:
ATTEST:	ACNB CORPORATION
BY:
James P. Helt
President, Chief Executive Officer
ATTEST:	ACNB BANK
BY:
James P. Helt
President, Chief Executive Officer
WITNESS:	EXECUTIVE

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Exhibit D
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of the    day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and             (“Employee”), an individual currently employed by Traditions Bank.
WITNESSETH:
WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);
WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);
WHEREAS, Employee is             of Traditions Bank, and is a party to an employment agreement or change in control with Traditions and Traditions Bank dated             (“Traditions Agreement”), pursuant to which Employee is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank;
WHEREAS, Employee is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except the Traditions Agreement and any agreements as identified on Schedule I attached hereto and deemed an integral part hereof;
WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Employee the position of             and this employment agreement (“Agreement”);
WHEREAS, as an inducement for Corporation, Bank, and Acquisition Subsidiary to enter into the Merger Agreement, Employee agrees to terminate and waive any rights under the Traditions Agreement and all agreements delineated on Schedule I, and enter into this Agreement;
WHEREAS, Employee has no Supplemental Employee Retirement Plan (“SERP”) with Traditions or Traditions Bank;
WHEREAS, this Agreement is intended to supersede and replace in its entirety the Traditions Agreement and all agreements delineated on Schedule I; and
WHEREAS, Employee desires to be employed by the Bank under the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.
Employment.   The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.
Duties of Employee.   Employee shall serve as a [           ] of the Bank reporting to the Chief Lending and Revenue Officer of the Bank or another individual designated by the President of the Bank. Employee shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.
Engagement in Other Employment.   Employee shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Employee shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Employee engages in any other business or commercial duties or pursuits,

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including, but not limited to, directorships of other companies. Under no circumstances may the Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Employee’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Employee may serve on the civic, charitable, and professional associations or groups as delineated on Schedule II for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.
4.
Term of Agreement.

(a)
This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the third anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Employee gives contrary written notice to the other not less than ninety (90) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for additional one (1) year periods thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.
(b)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i)   Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of twenty (20) consecutive days or more;
(ii)   Employee’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iii)   Employee’s willful failure to substantially perform Employee’s duties to the Bank, other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iv)   Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(v)   dishonesty or gross negligence of Employee in the performance of his duties;
(vi)   Employee’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking

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agency having jurisdiction over the Bank (a) instructing the Bank to terminate Employee’s employment, (b) objecting to or disapproving Employee’s employment by the Bank, or (c) indicating that Employee is no longer an acceptable selection to serve in the capacity of a [           ] of the Bank;
(vii)   intentional or willful misconduct by Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;
(viii)   Employee’s breach of fiduciary duty involving personal profit;
(ix)   unlawful harassment by Employee against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Employee, the Corporation and the Bank. If the Employee, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;
(x)   the willful violation by Employee of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(xi)   the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;
(xii)   theft or abuse by Employee of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;
(xiii)   any act of fraud, misappropriation or personal dishonesty;
(xiv)   insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,
(xv)   the existence of any material conflict between the interests of the Corporation or the Bank and Employee that is not disclosed in writing by Employee to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.
If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.
(c)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Employee, (i) the assignment of duties and responsibilities inconsistent with Employee’s status as a [           ], (ii) a reassignment which requires Employee to move his principal residence or his office more than sixty (60) miles from the Bank’s principal Employee office immediately prior to this Agreement, (iii) any removal of Employee from office or any material adverse change in the terms and conditions of Employee’s employment, except for any termination of Employee’s employment for Cause, unless such change is applicable to all senior vice presidents or to all similarly situated employees or group of employees, (iv) any reduction in Employee’s Annual Base Salary as in effect on the date hereof, except in the case of significant under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Employee with benefits at least as favorable as those

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enjoyed by Employee during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all Employees, or to all similarly situated employees or group of employees.
Employee shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Employee may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.
If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Employee upon receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.
(d)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Employee’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Employee’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Employee shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of his disability, or, if Bank cannot provide such benefits because Employee is no longer an employee, Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Employee shall have a Disability if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)
In the event that Employee terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)
Employee agrees that in the event his employment under this Agreement is terminated, Employee hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

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(g)
The term “Agreed Compensation” shall equal Employee’s Annual Base Salary under the Agreement.

5.
Employment Period Compensation.

(a)
Annual Base Salary.   For services performed by Employee under this Agreement, the Bank shall pay Employee an Annual Base Salary during the Employment Period at the rate of $       per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Employee employees of the Bank. The Bank may increase Employee’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)
Bonus and Incentive Plan Participation.   Bank may, from time to time, pay a bonus or bonuses to Employee as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Employee provided for in this Agreement. Employee shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

(c)
Paid Time-Off.   During the term of this Agreement, Employee shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Employee shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)
Employee Benefit Plans.   During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Employee’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Employee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Employee officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

(e)
Business Expenses.   During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.
Termination of Employment Following Change in Control.

(a)
If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Employee is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)
As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i)   any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or

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indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;
(ii)   any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,
(iii)   during any period of one (1) year during the term of Employee’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2∕3) of the directors then in office who were directors at the beginning of the period.
7.
Rights in Event of Termination Following a Change in Control.   In the event that Employee terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Employee is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Employee shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Employee a lump sum amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.
However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Employee, together with calculations of Corporation’s independent auditors, Employee shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Employee is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Employee the amount determined to be deductible under Section 280G.
8.
Rights in Event of Termination of Employment Absent Change in Control.   In the event that Employee’s employment is involuntarily terminated by the Bank without Cause during the Employment Period as defined in Paragraph 4(a), but excluding a termination in connection with the non-renewal of the Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Employee subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to and no greater than 1.0 times Employee’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee as of the date of Employee’s termination of employment, or, if the Bank cannot provide such benefits because Employee is no longer an

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employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur.
9.
Covenant Not to Compete.

(a)
Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Employee shall not, except as otherwise permitted in writing by the Bank:

(i)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which the Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to the county in which Employee’s primary assigned office is located at the time employment is terminated (the “Non-Competition Area”);
(ii)   provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;
(iii)   directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Employee’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,
(iv)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Employee’s termination of employment to leave the employ of the Corporation, the Bank or their subsidiaries or work for anyone other than the Corporation, the Bank or their subsidiaries.
(b)
It is expressly understood and agreed that, although Employee and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)
The provisions of Sections 9(a)(i) and 9(a)(ii) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending six (6) months after the effective date of termination of employment for any reason and the provisions of Sections 9(a)(iii) and 9(a)(iv) shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending one (1) year after the effective date of termination of employment for any reason.

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10.
Unauthorized Disclosure.   During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an Employee of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.
Work Made for Hire.   Any work performed by Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.
Return of Company Property and Documents.   Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Employee during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.
Liability Insurance.   The Bank shall obtain liability insurance coverage for Employee under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Employee to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, Employee or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, Employee or agent of another person or entity. The indemnification contemplated herein shall only be provided to Employee if there is no insurance coverage for the payment of expenses incurred by Employee, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Employee as the insured and so permitted under the applicable laws and regulations serving the Bank.

14.
Mitigation.   Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.
Survival.   The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.
Section 409A.

(a)
If when Employee’s employment terminates, the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Employee’s separation from service, as defined in Code

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Section 409A, for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.
(b)
Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)
Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.
Notices.   Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal Employee office of the Bank, in the case of notices to the Bank.

18.
Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.
Assignment.   This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.
Entire Agreement.   This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Employee by the Bank and/or the Corporation, including but not limited to the Traditions Agreement, except the Acknowledgement and Release dated July   , 2024. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.
Successors; Binding Agreement.   This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, after a Change in Control, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

22.
Arbitration.   The Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated

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in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.
23.
Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.
Applicable Law.   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.
Headings.   The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.
Pronouns.   All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:	ACNB BANK
By
James P. Helt
President and Chief Executive Officer
WITNESS:	EMPLOYEE

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Schedule I
Schedule II

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FORM OF
GENERAL RELEASE
THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by             (hereafter “Employee”).
BACKGROUND
A.   Employee has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;
B.   ACNB and Employee have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and
C.   Employee wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.
AGREEMENT
IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Employee and ACNB agree as follows:
General Release.   In consideration for the compensation extended to Employee under the Employment Agreement, which consideration is in excess of anything of value to which Employee may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee’s employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EMPLOYEE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.
This General Release excludes, and Employee does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Employee

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agrees that Employee shall not seek, accept or be entitled to any monetary relief, whether for Employee individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Employee or on Employee’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.
Employee acknowledges that Employee has been fully compensated for all hours worked during Employee’s employment with ACNB, up to and including the date of this Agreement.
Return of Property.   Employee shall immediately return to ACNB all property belonging to ACNB in accordance with Employee’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Employee.
Restrictive Covenants.   Employee shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Employee’s use of ACNB’s confidential and proprietary information and Employee’s post-employment activities, all of which covenants and related remedies for breach survive termination of Employee’s employment with ACNB.
No Disparagement.   ACNB and Employee agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Employee; and Employee agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, Employees, employees, affiliates or any other aspect of its operations.
Non-Admission of Liability.   By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.
Consideration.   Employee acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.
No Modification.   Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.
Assignment; Successors and Assigns.   ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Employee.
Governing Law; Jurisdiction and Venue.   This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.
Representations.   Employee makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:
10.1.   Employee expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.
10.2.   Employee acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Employee consult with an attorney before executing this Agreement, and Employee has made his own determination about whether to do so. Further, Employee acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires. Employee further acknowledges that if he

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has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.
10.3.   Employee agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Employee and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.
10.4.   Employee understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Employee understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Employee has accepted the terms of the Agreement and has decided not to revoke that acceptance.
10.5   Employee understands that, by signing this Agreement, Employee will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and
10.6   Employee hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.
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IN WITNESS WHEREOF, Employee and ACNB have finally executed this Agreement on the date and year set forth below.
THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.
Date delivered to Employee:
Date twenty-one-day consideration period ends:
Date signed by Employee:
Date seven (7) day revocation period ends:
EMPLOYEE
(SEAL)	Date:
ATTEST:	ACNB CORPORATION
BY:
James P. Helt
President, Chief Executive Officer
ATTEST:	ACNB BANK
BY:
James P. Helt
President, Chief Executive Officer

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Exhibit E
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of the        day of July, 2024, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and                   (“Executive”), an individual currently employed by Traditions Bank.
WITNESSETH:
WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);
WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Traditions will merge with and into the Acquisition Subsidiary and Traditions Bank will merge with and into Bank with Bank surviving (“Merger”);
WHEREAS, Executive is                   of Traditions Bank, and is a party to an employment agreement or change in control with Traditions and Traditions Bank dated                   (“Traditions Agreement”), pursuant to which Executive is entitled to certain benefits and compensation upon certain occurrences following a change in control of Traditions and Traditions Bank;
WHEREAS, Executive is not a party nor subject to any employment, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements that would hinder or limit his ability to fully perform his duties hereunder, except the Traditions Agreement and any agreements as identified on Schedule I attached hereto and deemed an integral part hereof;
WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of President, Traditions Division of ACNB Bank and this employment agreement (“Agreement”);
WHEREAS, as an inducement for Corporation, Bank, and Subsidiary to enter into the Merger Agreement, Executive agrees to enter into this Agreement;
WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Traditions or Traditions Bank; and
WHEREAS, Executive desires to be employed by the Bank under the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.
Employment.   The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.
Duties of Executive.   Executive shall serve as President, Traditions Bank, a division of ACNB Bank reporting to the President of the Bank. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.
Engagement in Other Employment.   Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the

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business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule II for one (1) year after the Closing Date subject to the prior written approval of the President of the Bank.
4.
Term of Agreement.

(a)
This Agreement shall be for a one (1) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end one (1) year later (the “Term”).

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.
(b)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)   Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;
(ii)   Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank (or his designee) with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iii)   Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iv)   Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(v)   dishonesty or gross negligence of Executive in the performance of his duties;
(vi)   Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of President, Traditions Bank, a division of ACNB Bank of the Bank;
(vii)   intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;
(viii)   Executive’s breach of fiduciary duty involving personal profit;

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(ix)   unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;
(x)   the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(xi)   the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;
(xii)   theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;
(xiii)   any act of fraud, misappropriation or personal dishonesty;
(xiv)   insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,
(xv)   the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.
If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.
(c)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the elimination of the title or position President, Traditions Bank, a division of ACNB Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than sixty (60) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any material adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment for Cause, unless such change is applicable to all senior vice presidents or to all similarly situated employees or group of employees, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under performance or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives, or to all similarly situated employees or group of employees.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.
If such termination occurs for Good Reason after the date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit A an amount equal

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to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.
(d)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)
In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)
Executive agrees that in the event his employment under this Agreement is terminated, Executive hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)
The term “Agreed Compensation” shall equal Executive’s Annual Base Salary under the Agreement.

5.
Employment Period Compensation.

(a)
Annual Base Salary.   For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $       per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

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(b)
Bonus and Incentive Plan Participation.   Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement. Executive shall be eligible to participate in the Bank’s incentive plans as may be in effect from time to time based upon their terms and requirements.

(c)
Paid Time-Off.   During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan that may be in effect from time to time. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)
Employee Benefit Plans.   During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Executive’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank or to all similarly situated employees or group of employees, subject to such plan and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other similarly situated employee or group of employees subject to such plan of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)
Business Expenses.   During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank.

6.
Termination of Employment Following Change in Control.

(a)
If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)
As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i)   any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;
(ii)   any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,
(iii)   during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such

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period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.
7.
Rights in Event of Termination Following a Change in Control.   In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.
However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.
8.
Rights in Event of Termination of Employment Absent Change in Control.   In the event that Executive’s employment is involuntarily terminated by the Bank without Cause after the date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s receipt of a release substantially in the form of Exhibit A an amount equal to the remaining balance of the Executive’s Agreed Compensation for the remaining Term of the Agreement, payable in a lump sum within thirty (30) days of termination of employment, subject to federal, state and local tax withholdings.

In addition, for a period of time equal to the remaining term of this Agreement, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable, for a period from the date of termination of employment until the end of the term of this Agreement, or until Executive secures substantially similar benefits through other employment, whichever shall first occur.
9.
Covenant Not to Compete.

(a)
Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

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(i)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);
(ii)   provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;
(iii)   directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,
(iv)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.
(b)
It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)
The provisions of this Section 9 shall be applicable commencing on the effective date of the Employment Period of this Agreement and ending on the first anniversary date of the effective date of termination of employment for any reason.

10.
Unauthorized Disclosure.   During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.
Work Made for Hire.   Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned

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by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.
12.
Return of Company Property and Documents.   Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, laptops, notebooks, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, mobile apps, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.
Liability Insurance.   The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and employees of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured and so permitted under the applicable laws and regulations serving the Bank.

14.
Mitigation.   Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.
Survival.   The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.
Section 409A.

(a)
If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)
Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the

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imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.
(d)
Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.
Notices.   Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.
Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.
Assignment.   This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.
Entire Agreement.   This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.
Successors; Binding Agreement.   This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

22.
Arbitration.   The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for Bank’s enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction, monetary damages, or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction, monetary damages, or other relief. The substantially prevailing party in any court or arbitration proceeding to enforce this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees relating to the proceeding from the substantially non-prevailing party.

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23.
Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.
Applicable Law.   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.
Headings.   The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.
Pronouns.   All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ATTEST:	ACNB BANK
By James P. Helt President and Chief Executive Officer
WITNESS:	EXECUTIVE

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Schedule I
Schedule II

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Exhibit A
FORM OF
GENERAL RELEASE
THIS GENERAL RELEASE (“Release”) is provided in favor of ACNB Corporation and ACNB Bank (collectively “ACNB”) by                  (hereafter “Executive”).
BACKGROUND
A.   Executive has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;
B.   ACNB and Executive have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and
C.   Executive wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.
AGREEMENT
IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Executive and ACNB agree as follows:
General Release.   In consideration for the compensation extended to Executive under the Employment Agreement, which consideration is in excess of anything of value to which Executive may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB’s subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Executive’s employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EXECUTIVE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.
This General Release excludes, and Executive does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted

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by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Executive agrees that Executive shall not seek, accept or be entitled to any monetary relief, whether for Executive individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Executive or on Executive’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.
Executive acknowledges that Executive has been fully compensated for all hours worked during Executive’s employment with ACNB, up to and including the date of this Agreement.
Return of Property.   Executive shall immediately return to ACNB all property belonging to ACNB in accordance with Executive’s obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Executive.
Restrictive Covenants.   Executive shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Executive’s use of ACNB’s confidential and proprietary information and Executive’s post-employment activities, all of which covenants and related remedies for breach survive termination of Executive’s employment with ACNB.
No Disparagement.   ACNB and Executive agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Executive; and Executive agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, executives, employees, affiliates or any other aspect of its operations.
Non-Admission of Liability.   By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.
Consideration.   Executive acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.
No Modification.   Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.
Assignment; Successors and Assigns.   ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Executive.
Governing Law; Jurisdiction and Venue.   This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.
Representations.   Executive makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB’s willingness to enter into this Agreement:
10.1.   Executive expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.
10.2.   Executive acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Executive consult with an attorney before executing this Agreement, and Executive has made his own determination about whether to do so. Further, Executive acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior

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to expiration of the twenty-one (21) days if he so desires. Executive further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.
10.3.   Executive agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Executive and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.
10.4.   Executive understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Executive understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Executive has accepted the terms of the Agreement and has decided not to revoke that acceptance.
10.5   Executive understands that, by signing this Agreement, Executive will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and
10.6   Executive hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.
[Signature Page Follows]

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IN WITNESS WHEREOF, Executive and ACNB have finally executed this Agreement on the date and year set forth below.
THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.
Date delivered to Executive:
Date twenty-one-day consideration period ends:
Date signed by Executive:
Date seven (7) day revocation period ends:
EXECUTIVE
(SEAL)	Date:
ATTEST:	ACNB CORPORATION
BY: James P. Helt President, Chief Executive Officer
ATTEST:	ACNB BANK
BY: James P. Helt President, Chief Executive Officer

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Exhibit F
FORM OF
TERMINATION BENEFITS PRELIMINARY CALCULATION ACKNOWLEDGEMENT
Executive Name:                                (the “Executive”)
Employment End Date:
This Termination Benefits Preliminary Calculation Acknowledgment (“Acknowledgement”) sets forth the various currently projected payments that would be made to the Executive relating to their prospective termination of employment in connection with the proposed mergers of Traditions Bancorp, Inc. (“Traditions”) with and into ACNB South Acquisition Subsidiary, LLC (“Acquisition Sub”), with Acquisition Sub surviving the merger, pursuant to that certain Agreement and Plan of Reorganization by and among ACNB Corporation, Acquisition Sub, ACNB Bank, Traditions and Traditions Bank dated as of July 23, 2024 (the “Merger Agreement”), and Traditions Bank with and into ACNB Bank, with ACNB Bank surviving the merger, pursuant to that certain Bank Plan of Merger by and between Traditions Bank and ACNB Bank dated as of July 23, 2024 (collectively, the “Merger”).
Based upon existing and previously disclosed information and knowledge, the benefits and amounts to which the Executive, Traditions and ACNB currently understand the Executive may be eligible to receive in connection with the Merger after the Effective Time are currently projected as follows1:
Change in Control Agreement dated Employment Agreement dated	$ 2
Supplemental Executive Retirement Plan Agreement dated (“SERP”)	To be assumed by ACNB per Merger Agreement Terms3
Restricted Stock Units	Units (plus any accrued dividend equivalent shares)4
Provided, however, that at all times the respective agreements by and among Executive and Traditions and Traditions Bank shall control and be dispositive, unless otherwise agreed to by the Parties hereof.
Nothing in this Acknowledgement shall (a) expand, increase, or change any rights or benefits that the Executive has or shall have under any agreements, or (b) require ACNB Corporation or ACNB Bank to perform, be responsible for, or undertake any obligation except as otherwise provided in the respective agreements by and among the Executive and Traditions and Traditions Bancorp, Inc. following the Effective Time of the Merger, unless otherwise agreed to by the Parties.
The Parties agree to use their commercially reasonable efforts to remediate any potential adverse federal or state tax consequences which may result from, be reasonably expected to result from, or be a consequence of, the benefits and amounts to be received by Executive.
Signature Page Follows

1
Assuming a closing date of December 1, 2024 (For Assumption Calculation Purposes Only), with such amounts to be updated prior to closing of the Merger.

2
Comprised of salary, bonuses and benefits triggered upon termination of employment following a change in control and calculated and payable in accordance with the [Change in Control Agreement or Employment Agreement] and applicable law. [Executive is not entitled to a gross-up in the event that payments would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.]

3
Payable according to the SERP.

4
All vest per terms of the Plan and will be exchanged for the Merger Consideration (as defined in the Merger Agreement).

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Acknowledged:
EXECUTIVE:
July [ ], 2024
TRADITIONS BANCORP, INC.
By:	July [ ], 2024
TRADITIONS BANK
By:	July [ ], 2024
ACNB CORPORATION
By:	July [ ], 2024
ACNB BANK
By:	July [ ], 2024

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Exhibit G
FORM OF
BANK PLAN OF MERGER
between
ACNB BANK
and
TRADITIONS BANK
This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this        day of       , 2024, between ACNB Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 16 Lincoln Square, Gettysburg, Pennsylvania (“ACNB Bank”) and Traditions Bank, a Pennsylvania state-chartered commercial bank having its principal banking office at 226 Pauline Drive, York, Pennsylvania (“Traditions Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).
WHEREAS, Traditions Bank is a wholly-owned subsidiary of Traditions Bancorp, Inc., a Pennsylvania corporation (“Traditions”) and ACNB Bank is a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation (“ACNB”); and
WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Traditions, and Traditions Bank have entered into an Agreement and Plan of Reorganization, dated as of July 23, 2024 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Traditions Bank with and into ACNB Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of Traditions into Acquisition Subsidiary pursuant to the Agreement.
NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.
SECTION 1. GENERAL.
1.1 The Merger.   At the Effective Time, as hereinafter defined, Traditions Bank shall be merged with and into ACNB Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Traditions Bank shall cease; and ACNB Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger. The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of Traditions into Acquisition Subsidiary shall have been consummated; (b) the sole shareholders of ACNB Bank and Traditions Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.
1.2. Name.   The name of the Surviving Bank shall be “ACNB Bank” and the location of its principal office shall be 16 Lincoln Square, Gettysburg, Pennsylvania.
1.3 Articles of Incorporation.   At the Effective Time, the articles of incorporation of ACNB Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.
1.4 Bylaws.   At the Effective Time, the bylaws of ACNB Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

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1.5 Effect of Bank Merger.   At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.
1.6 Continuation in Business.   The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Traditions Bank’s and ACNB Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.
1.7 Directors.   At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of ACNB Bank prior to the Effective Time, plus the Traditions Nominees as provided for in Section 5.19 of the Agreement, and shall be named in the Articles of Merger.
1.8 Officers.   The officers of the Surviving Bank shall be:
President:   James P. Helt
Secretary:   Kevin J. Hayes
Treasurer:   Jason H. Weber
and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.
1.9 Employees.   At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.
SECTION 2. CONVERSION OF SHARES.
The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:
2.1 Stock of ACNB Bank.   The authorized capital stock of ACNB Bank, as the successor institution, shall be 553,153 shares of common stock, $9.00 par value. ACNB Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of ACNB Bank, $9.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of ACNB Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.
2.2 Stock of Traditions Bank.   Each share of common stock, par value $1.00 per share, of Traditions Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.
SECTION 3. MISCELLANEOUS.
3.1 Conditions.   The obligations of Traditions Bank and ACNB Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.
3.2 Termination and Amendment.   This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is

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terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.
3.3 Notices.   Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.
3.4 Captions.   The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.
3.5 Counterparts.   This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.
3.6 Severability.   If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
3.7 Governing Law.   This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.
ATTEST:	ACNB BANK
BY: James P. Helt President and Chief Executive Officer
ATTEST:	TRADITIONS BANK
BY: Eugene J. Draganosky Chair of the Board of Directors and Chief Executive Officer

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Exhibit H
[ACNB Corporation Letterhead]
July   , 2024
Mr. Eugene Draganosky
c/o The Board of Directors of Traditions
Bancorp, Inc.
226 Pauline Drive
P.O. Box 3658
York, PA 17402
Re:   Vice Chairman
Dear Gene:
We look forward to you becoming a Vice Chair of the Board of Directors of ACNB Corporation and ACNB Bank in accordance with and subject to Section 5.31 of the Agreement and Plan of Reorganization dated July 23, 2024, by and among ACNB Corporation and Traditions Bancorp, Inc., et al. (the “Merger Agreement”), the ACNB Corporation and ACNB Bank bylaws and the ACNB Corporation Corporate Governance Guidelines as they may be in effect from time to time. Terms defined herein shall have the same meaning as in the Merger Agreement.
A Vice Chair position and title exists and serves in accordance with and subject to the Bylaws of ACNB Corporation and ACNB Bank, the Corporate Governance Guidelines of ACNB Corporation and the Job Description of Vice Chair contained therein, as the same may be in effect from time to time, and any and all SEC regulations and rules, Nasdaq Listing and Governance Standards and requirements, and applicable law. A Vice Chair serves for a one-year term, which may be reelected on an annual basis by the respective Board of Directors with concurrence and reaffirmation of the Director. Your role as a Vice Chair is dependent on your continuing status as a Director of ACNB Corporation and ACNB Bank.
Your annual retainer and any director compensation is set by the Board of Directors on a periodic basis by appropriate and requisite Board and Board Committee action. You will need to execute a consent as required by SEC rules and regulations for the Registration Statement in connection with the Merger Agreement. Reasonable community-related and business-related expenses will be reimbursable for those events and activities associated with promoting the Bank and attending corporate and community events on behalf of the Bank in accordance with the polices of the Board of Directors as may be in effect from time to time.
Prior to the Effective Date, we will send you our Board of Directors “On Boarding Package” which will provide you with copies of our Code of Ethics and Insider Trading Policy among other documents. Service as a Director and as a Vice Chair is subject to your compliance and agreement to these Policies as it is for all of our Directors.
Your Employment Agreement dated January 1, 2023 will be honored per its terms (including the Change of Control Provisions) thereof, subject to compliance with applicable law including but not limited to Sections 409A and 280G of the IRC.
Your guidance, insight and assistance during the integration and conversion process is appreciated as we chart the path of a successful transaction.
Gene, we look forward to you becoming part of the ACNB Team and your continued contributions to the success of our combined company.

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On behalf of ACNB Corporation and ACNB Bank, intending to be bound hereby.
Sincerely,
James P. Helt
President and CEO
Acknowledged and accepted.

Eugene Draganosky
Dated: July   , 2024

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Exhibit I
[ACNB Corporation Letterhead]
July   , 2024
Mr. Michael E. Kochenour
c/o The Board of Directors of Traditions
Bancorp, Inc.
226 Pauline Drive
P.O. Box 3658
York, PA 17402
Re:   Director Emeritus
Dear Mike:
We look forward to you becoming a Director Emeritus of ACNB Corporation and ACNB Bank in accordance with and subject to Section 5.32 of the Agreement and Plan of Reorganization dated July 23, 2024, by and among ACNB Corporation and Traditions Bancorp, Inc., et al., the ACNB Corporation and ACNB Bank bylaws and the ACNB Corporation Corporate Governance Guidelines as they may be in effect from time to time.
This letter is to memorialize our mutual understanding of your role with our Company.
The Director Emeritus position and title is an honorary position and title. It is extended to you in recognition of your vast contributions and relentless dedication to the growth and development of Traditions Bancorp, Inc. and Traditions Bank and your distinguished community service and banking career.
The Director Emeritus position and title exists and serves in accordance with and subject to the Bylaws of ACNB Corporation and ACNB Bank, the Corporate Governance Guidelines of ACNB Corporation and the Job Description of Director Emeritus contained therein, as the same may be in effect from time to time and any applicable SEC regulations and rules, Nasdaq Listing and Governance Standards or requirements and applicable law. A Director Emeritus serves for a one-year term. They may be reelected on an annual basis by the respective Board of Directors with concurrence and reaffirmation of the Director Emeritus. The Director Emeritus position is nonvoting. A Director Emeritus does not attend Board meetings. A Transactional Exception is being made in this case for you to attend the Board of Directors’ non-executive session, general meetings of ACNB Corporation and ACNB Bank for a twelve (12) month period following the Effective Date of the transaction. However, a Director Emeritus does not attend Executive Sessions or Committee Meetings of either Board of Directors. In addition, a Director Emeritus does not serve on any committees of the Board of Directors of the Corporation or Bank or the Boards of any subsidiaries of the Corporation or Bank.
Your annual retainer will be $10,000 per year for each year of service, up to age 79. Reasonable community-related and business-related expenses, including membership expenses, will be reimbursable for those events and activities associated with promoting the Bank and attending corporate and community events on behalf of the Bank.
Mike, we look forward to you becoming part of the ACNB Team and your continued contributions to the success of our combined company.

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On behalf of ACNB Corporation and ACNB Bank, intending to be bound hereby.
Sincerely,
James P. Helt
President and CEO
Acknowledged and accepted.

Michael E. Kochenour
Dated: July   , 2024

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Exhibit J
                 , 20
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325
Re: Affiliate Agreement
Ladies and Gentlemen:
Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of July 23, 2024 by and among ACNB Corporation (“ACNB”), ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), ACNB Bank, Traditions Bancorp, Inc. (“Traditions”), and Traditions Bank (“Traditions Bank”) whereby Traditions will merge with and into the Acquisition Subsidiary (the “Merger”), and all of the outstanding common stock of Traditions (the “Traditions Common Stock”) will be converted into the right to receive common stock of ACNB (the “ACNB Common Stock”), it is anticipated that I will be appointed or elected to the boards of directors of ACNB and ACNB Bank.
I have been advised that, as a director of ACNB and ACNB Bank, I may be deemed an “affiliate” of ACNB, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of ACNB Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.
I hereby consent to the placement of a stop transfer order with ACNB’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of ACNB Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO ACNB CORPORATION AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”
ACNB’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of ACNB Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.
I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:
(i)
any shares of the ACNB Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

(ii)
ACNB shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to ACNB, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

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For so long as and to the extent necessary to permit the undersigned to sell the ACNB Common Stock that I own pursuant to SEC Rule 144, ACNB shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.
Very truly yours,
Witness:	[Name]

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Exhibit K
FORM OF
SEPARATION AND NON-COMPETITION AGREEMENT
THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made this       day of           , by and among ACNB Corporation (“ACNB”), ACNB Bank, Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), and            (the “Executive”) on the terms and conditions set forth below:
WHEREAS, the Executive has been employed by Traditions Bank and will remain an employee of Traditions Bank until the Effective Time of the merger ( the “Merger”) and the other transactions contemplated by the Agreement and Plan of Reorganization by and among ACNB, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bank and Traditions Bank’ s parent holding company, TBI, dated July     , 2024 (the “Reorganization Agreement”);
WHEREAS, Traditions Bank, ACNB Bank and their respective affiliates are engaged in the community banking business (the “Business”);
WHEREAS, the Executive is the                   of TBI and Traditions Bank;
WHEREAS, the Executive will terminate his employment with TBI and Traditions Bank and their affiliates and subsidiaries effective and contingent upon the Effective Time of the Merger (the “Termination Date”);
WHEREAS, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank wish to settle, compromise and resolve any and all claims that the Executive may have against TBI, Traditions Bank, ACNB, ACNB Bank or any of the affiliates or subsidiaries of such entities, including claims under the Executive’s [Traditions Agreement] with TBI and Traditions Bank dated            (the “Traditions Agreement”), in order to facilitate completion of the Merger;
WHEREAS, Employee is not a party nor subject to any employment, change in control, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements, except the Traditions Agreement; and
WHEREAS, ACNB has, as part of this agreement, agreed to provide the Executive with certain special benefits that it was not otherwise obligated to provide, including that ACNB will not dispute the Executive’s claim that “          “ as defined in the Traditions Agreement has occurred to Executive as of the Effective Time as defined in the Reorganization Agreement.
NOW THEREFORE, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank hereby agree to the following:
1.   Effective Date and Contingency. This Agreement shall be effective upon the Effective Time of the Merger. None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before the Effective Time. This Agreement shall be null and void if, and at such time as, the Reorganization Agreement is terminated, and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Reorganization Agreement).
2.   Separation from Employment. The Executive’s employment with TBI and Traditions Bank and its affiliates and subsidiaries shall terminate as of the Termination Date. Traditions Bank will pay the Executive all salary and vacation benefits, payable through the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.
3.   Compensation and Benefits.
(a)   ACNB agrees to pay (or cause its wholly owned subsidiary ACNB Bank to pay) the Executive a lump sum payment in the aggregate amount of $      , subject to deductions and withholdings as required by law (the “Separation Payment”), in connection with the Executive’s termination of employment and in exchange for the promises and releases made by the Executive within this Agreement

A-K-1

and specifically for the Non Compete and Non Solicitation provisions of Section 6 below. The Separation Payment will be made [            ] after the Effective Time of Merger as defined in the Reorganization Agreement, assuming such release is executed on the Termination Date and is not thereafter revoked.
(b)   The Executive agrees that the lump sum payment set forth in Section 3(a) above shall satisfy ALL of the obligations of TBI, Traditions Bank and their successors, ACNB and ACNB Bank under the [Traditions Agreement]. The Executive further acknowledges and agrees that there are no equity awards under the [Traditions Agreement]and that he is waiving any and all rights to continued life insurance, accident, health, and disability insurances, health and welfare benefits pursuant to and as provided in the [Traditions Agreement].
4.   No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Traditions Benefits Plan” (as defined in the Reorganization Agreement), neither ACNB, ACNB Bank or any ACNB subsidiaries or affiliates nor TBI or Traditions Bank or any of its affiliates shall have any obligation to make any further payments to or for the Executive’s benefit with respect to his services on or before the Termination Date or in connection with or with respect to the [Traditions Agreement].
5.   Release. The Executive agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on the Termination Date.
6.   Non-Compete and Non-Solicitation Provisions.
(a)   The Executive hereby covenants and agrees that for      (   ) months following the Termination Date that Executive shall not, except as otherwise permitted in writing by ACNB:
(i)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the ACNB Bank or any of their subsidiaries are engaged, in any county in which ACNB Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to such county (the “Non-Competition Area”);
(ii)   provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged in the Non-Competition Area;
(iii)   directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of Traditions Bank, ACNB, ACNB Bank or their subsidiaries within one (1) year of Employee’s Termination Date, to become a customer or referral source of a person or entity other than ACNB, ACNB Bank or their subsidiaries; or,
(iv)   directly or indirectly solicit employees of ACNB, ACNB Bank or their subsidiaries or Traditions Bank who were employed within two (2) years of Employee’s Termination to leave the employ of ACNB, ACNB Bank or their subsidiaries or Traditions Bank or work for anyone other than ACNB, ACNB Bank or their subsidiaries or Traditions Bank.
(b)   It is expressly understood and agreed that, although Executive and ACNB and ACNB Bank consider the restrictions contained in Section 6 hereof reasonable for the purpose of preserving for ACNB and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

A-K-2

7.   Severability. If any provision of this Agreement is illegal, invalid or unenforceable or is held to be illegal, invalid or unenforceable, the Executive agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.
8.   Confidentiality. You acknowledge that you have had access to trade secrets and other confidential information regarding Traditions Bank, ACNB, ACNB Bank and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to ACNB, ACNB Bank and their predecessors and successors. Accordingly, you will not disclose or use to the detriment of ACNB, ACNB Bank and their successors any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by Traditions Bank, ACNB or ACNB Bank as confidential or proprietary; and (iii) is of competitive advantage to Traditions Bank, ACNB, ACNB Bank and their successors. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to Traditions Bank’s or ACNB’s auditors or any regulator, Governmental Agency or other governmental entity, participating in an investigation by any such entity, or disclosure in compliance with a lawful subpoena.
9.   Non-Disparagement. You covenant that, except to the extent required by law, you will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Traditions Bank, ACNB, ACNB Bank or any of their employees, officers or directors, parent, subsidiaries, or affiliates or that denigrates, disparages or results in detriment to any such entities or persons. This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.
10.   No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
11.   Acknowledgments and Affirmations. The Executive affirms that he has not filed, caused to be filed or presently is a party to any claim against TBI, Traditions Bank, ACNB, ACNB Bank or any of their respective affiliates or subsidiaries.
12.   Complete Agreement. This Agreement supersedes any and all prior agreements between the Executive and, TBI, Traditions Bank or ACNB and ACNB Bank, whether written or oral, including the [Traditions Agreement]. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto.
13.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the Commonwealth of Pennsylvania. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania.
14.   Counterparts. This Agreement may be executed in counterparts, each of which .shall be deemed an original and all of which taken together shall constitute one and the same instrument.
15.   Assignment. The Executive represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and he shall not assign or convey to any assignee for any reason any right or c)aim covered by this Agreement, or the consideration, monetary or other, to be received by him hereunder. Traditions Bank or ACNB may assign their rights and obligations under this Agreement to any third party at their discretion.

A-K-3

IN Witness WHEREOF TBI, Traditions Bank, ACNB, and ACNB Bank and the Executive have signed this Agreement on the dates set forth below:
ATTEST:	TRADITIONS BANCORP, INC.
By
ATTEST:	TRADITIONS BANK
By
ATTEST:	ACNB CORPORATION
By James P. Helt President and Chief Executive Officer
ATTEST:	ACNB BANK
By James P. Helt President and Chief Executive Officer
WITNESS:	EXECUTIVE

A-K-4

EXHIBIT A
RELEASE
I,                   on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive and forever discharge Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), ACNB Corporation (“ACNB”), ACNB Bank and their subsidiaries, affiliates, predecessors, successors, parent company or assigns, and their respective directors, officers, trustees, employees, representatives and agents (the “Released Parties”) from, and agree not to sue or bring any other action against all or any of the Released Parties based on, any past or present duties, or responsibilities of any of the Released Parties, and any and all claims· or liabilities of whatever kind or nature, that I ever had or which I now have, at the time of or prior to my execution of this release, known or unknown, including, but not limited to, claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; as amended by the Older Workers Benefit Protection Act; (b ) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq.; (d) claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1001 et seq.; (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of the Executive entering into this Agreement; (i) any claims related to or arising out of the Executive’s former employment with and the termination of the Executive’s employment and separation from Traditions Bank or ACNB, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.
Notwithstanding any provision of this release to the contrary, (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Executive may possess under the terms of the Separation and Non-Competition Agreement (the “Agreement”) and (z) the Executive does not waive or release any right that the Executive may have related to (i) vested benefits under any TBI Compensation and Benefit Plan other than the Employment Agreement, (ii) any breach of the Agreement, (iii) any claim or right that may arise after the Executive signs this release, (iv) any accrued but unused vacation leave as of the Termination Date, (v) his rights as a shareholder, depositor or borrower of TBI or Traditions Bank or ACNB or ACNB Bank respectively, or (vi) any right or benefit that cannot be waived as a matter of law.
I specifically acknowledge and represent that: (a) I have been given a period of at least forty-five (45) days to consider the terms of this release, (b) the terms of this release are clear and understandable, ( c) the benefits that ACNB, ACNB Bank and TBI and Traditions Bank are providing to me under the Agreement to which this release is attached exceed the benefits that I was otherwise entitled to receive as an employee of Traditions Bank or ACNB Bank, ( d) I have been advised to consult with an attorney of my choice prior to signing this release, and (e) I have been advised that I have the right to revoke this release at any time within the seven (7) day period following the date on which I sign the release.
All capitalized terms which are defined in the Agreement, and which are not otherwise defined herein shall have the meaning set forth in the Agreement.
The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this release.
EXECUTIVE

DATED:
[Addendum Including Age Discrimination Information to be Included in Final Release.]

A-K-5

Annex B
July 23, 2024
Board of Directors
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325-2205
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that ACNB Corporation (“ACNB”), a Pennsylvania corporation, ACNB South Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), a Pennsylvania limited liability company, ACNB Bank (“ACNB Bank”), a Pennsylvania state-chartered bank and trust company, Traditions Bancorp, Inc. (“Traditions”), a Pennsylvania corporation, and Traditions Bank (“Traditions Bank”), a Pennsylvania state-chartered commercial bank, are about to enter into an Agreement and Plan of Reorganization (the “Agreement”) to be dated on or about July 23, 2024. Subject to the terms and conditions of the Agreement, and in accordance with applicable Pennsylvania laws and regulations, at the Effective Time Traditions shall merge with and into Acquisition Subsidiary, the separate existence of Traditions shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of Traditions shall become the assets and liabilities of Acquisition Subsidiary (the “Merger”). As soon as immediately practicable after the Effective Time, ACNB, Acquisition Subsidiary, and Traditions shall use their commercially reasonable best efforts to cause Traditions Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger (the “Bank Merger”). It is intended by the parties that the Bank Merger be effected immediately after the Merger. The parties to the Agreement intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “IRC”) and that the Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated July 21, 2024 provided to Hovde by ACNB.
Immediately prior to the Effective Time, each share of Traditions Common Stock issued and outstanding (other than cancelled shares and Dissenting Traditions Shares) shall be converted into the right to receive 0.7300 share of ACNB Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(m)(the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all Traditions shareholders is referred to as the “Merger Consideration”. No fractional shares of ACNB Common stock shall be issued, and Traditions shareholders entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash as specified pursuant to Section 1.02(i)(iv) of the Agreement. At the Effective Time, each Traditions restricted stock unit (a “Traditions RSU Award”) that is outstanding immediately before the Effective Time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration less applicable Tax withholding. Additionally, each option to purchase shares of Traditions Common Stock (the “Traditions Options”) that is outstanding and unexercised at the Effective Time, shall be redeemed for cash in an amount equal to the number of shares of Traditions Common Stock covered by such Traditions Option multiplied by the amount in excess, if any, of the product of the ACNB Determination Date Market Share Price multiplied by the Exchange Ratio over the exercise price per share of such Traditions Option (the “Traditions Option Consideration”).
We noted that Section 7.01(g) of the Agreement provides that the Agreement may be terminated by the Board of Directors of Traditions if both of the following conditions are satisfied: (i) the ACNB Ratio is less than 0.80; and (ii) the ACNB Ratio is the number obtained by subtracting 0.20 from the Index Ratio. If

Traditions elects to exercise its termination right, it shall give prompt written notice to ACNB. During the five business day period commencing with its receipt of such notice, ACNB shall have the option to increase the consideration to be received by the holders of Traditions Common Stock by adjusting the Exchange Ratio pursuant to Section 7.01(g) of the Agreement. If ACNB so elects within such five business day period, it shall give prompt written notice to Traditions of such election and the revised Exchange Ratio, whereupon no termination shall have occurred, and the Agreement shall remain in effect except as the Exchange Ratio shall have been so modified.
With your knowledge and consent we have assumed for purposes of our analysis and opinion that based upon (i) the price per share of ACNB Common Stock as of July 19, 2024 of $40.27, (ii) the Exchange Ratio of 0.7300, and (iii) 2,770,566 shares of Traditions Common Stock (i.e., all outstanding shares and all unvested restricted stock unit shares that shall vest in full at the Effective Time), the value of the aggregate Merger Consideration is $81,446,606. Additionally, we have assumed that there are outstanding Traditions options to purchase 33,260 shares of Traditions Common Stock at a weighted average exercise price of $16.85 per share which, based on the assumption that the ACNB Determination Date Market Share Price equals the ACNB Common Stock price of $40.27 per share, results in the value of the Traditions Options Consideration being $417,317. Consequently, for purposes of our analysis and opinion we have assumed that aggregate transaction value of the Merger is $81,863,922 (i.e., the aggregate Merger Consideration of $81,446,606 plus the Traditions Options Consideration of $417,317 equals the aggregate transaction value of the Merger of $81,863,922).
We noted that Section VI of the Agreement sets forth certain usual and customary conditions to the Closing of the Merger and that the Agreement may be terminated pursuant to the terms of Section VII. If Traditions fails to complete the Merger after the occurrence of one of the events as set forth in Section 8.01(c), Traditions shall, within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $3,000,000 (the “Traditions Termination Fee”).
With your consent and for purposes of our analysis and opinion, we have assumed that the Agreement will not be terminated, that there will be no adjustment to the Merger Consideration or the Exchange Ratio, and that the Merger will be consummated in accordance with the terms of the Agreement.
You have requested our opinion subject to the terms, conditions, and qualifications set forth herein, that the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to ACNB. This opinion addresses only the fairness of the Merger Consideration to be paid by ACNB in connection with the Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated July 21, 2024 as provided to Hovde by ACNB;

(ii)
reviewed audited financial statements of ACNB and Traditions for the twelve-month periods ended December 31, 2022 and December 31, 2023;

(iii)
reviewed the unaudited financial statements of ACNB and Traditions for the six-month periods ended June 30, 2024;

(iv)
reviewed certain historical publicly available business and financial information concerning ACNB and Traditions;

(v)
reviewed certain internal financial statements and other financial and operating data concerning ACNB and Traditions;

(vi)
worked with ACNB and its advisers to develop a financial forecast for ACNB and Traditions and a pro forma projection of the combined company following the Merger;

(vii)
discussed with certain members of senior management of ACNB the business, financial condition, results of operations and future prospects of ACNB and Traditions; the past and current operations of ACNB and Traditions; and ACNB’s and Traditions’ assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by ACNB and Traditions and their respective advisers, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);

(ix)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;

(x)
assessed current general economic, market and financial conditions;

(xi)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xii)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of ACNB or Traditions since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by ACNB, Traditions and their respective advisers are true and complete. We have relied upon ACNB management and Traditions as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by ACNB and Traditions, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by ACNB and Traditions on a basis reflecting the best currently available information and ACNB’s and Traditions’ judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by ACNB to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by ACNB or Traditions or their respective representatives and advisers or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of ACNB management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for ACNB and Traditions are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of ACNB or Traditions, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of ACNB or Traditions.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which ACNB or Traditions is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither ACNB nor Traditions is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by ACNB or Traditions or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. ACNB has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on ACNB or Traditions or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on ACNB or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of ACNB; or (iii) any other strategic alternatives that might be available to ACNB.
Our opinion does not constitute a recommendation to ACNB as to whether or not ACNB should enter into the Agreement or to any shareholders of ACNB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon matters related to the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of ACNB relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the lowest or best price that could be obtained in a merger or combination transaction with Traditions. We do not express any opinion as to the value of ACNB Common Stock following the announcement of the proposed Merger, or the value of ACNB Common Stock following the consummation of the Merger, or the prices at which shares of ACNB Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ACNB or Traditions.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of ACNB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of ACNB Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their commercially reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with ACNB, we will receive from ACNB a fairness opinion fee that is contingent upon the issuance of this opinion letter. ACNB has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to ACNB or Traditions for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from ACNB in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, ACNB or Traditions or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of ACNB or Traditions for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been, and there currently are no mutual agreements regarding any future material transactions between Hovde and ACNB.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to ACNB.
Sincerely,
HOVDE GROUP, LLC

Annex C
July 23, 2024
Board of Directors
Traditions Bancorp, Inc.
226 Pauline Drive
York, PA 17402
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Traditions Bancorp, Inc. (the “Company”) with and into ACNB South Acquisition Subsidiary, LLC (“Acquisition Sub”), a wholly-owned subsidiary of ACNB Corporation (the “Buyer”). The Transaction is to be completed pursuant to the Agreement and Plan of Reorganization dated July 23, 2024 by and among the Company, Traditions Bank, Buyer, Acquisition Sub and ACNB Bank (the “Agreement”). You have requested our opinion (the “Opinion”) as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, $1.00 par value per share, of the Company (solely in their capacity as such, the “Shareholders”) of the Merger Consideration (as defined in the Agreement) to be received by such Shareholders pursuant to the Agreement.
Pursuant to the Agreement, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock (including those to be issued pursuant to the accelerated vesting of restricted share units) will be converted into the right to receive 0.7300 fractional shares of the Buyer’s common stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, and upon consensus research estimates concerning the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)
discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company and management of the Buyer each has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections or forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of July 22, 2024. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration, in the form of shares of the common stock of the Buyer, to be received by the Shareholders in the Transaction under the Agreement is fair to them from a financial point of view.
Very truly yours,
STEPHENS INC.

Annex D
PENNSYLVANIA STATUTORY PROVISIONS RELATING TO DISSENTERS RIGHTS
SUBCHAPTER D
DISSENTERS RIGHTS
Sec.
1571. Application and effect of subchapter.
1572. Definitions.
1573. Record and beneficial holders and owners.
1574. Notice of intention to dissent.
1575. Notice to demand payment.
1576. Failure to comply with notice to demand payment, etc.
1577. Release of restrictions or payment for shares.
1578. Estimate by dissenter of fair value of shares.
1579. Valuation proceedings generally.
1580. Costs and expenses of valuation proceedings.
Cross References.   Subchapter D is referred to in sections 102, 317, 321, 329, 333, 343, 353, 363, 1103, 1105, 1906, 1913, 1932, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.
§ 1571. Application and effect of subchapter.
(a)
General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b)
Exceptions. —

(1)
Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares of the class or series are either:

(i)
listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii)
held beneficially or of record by more than 2,000 persons.

(2)
Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)
(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)
Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)
Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d)
Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)
a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)
a copy of this subchapter.

(e)
Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)
Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles, except that the articles may limit or eliminate dissenters rights for a class or series of shares entitled to a preference. If a limitation or elimination is added by amendment, the limitation or elimination shall not apply to shares that are outstanding on the effective date of the amendment or that are issuable pursuant to a conversion, exchange or other right exercisable on the effective date of the amendment.

(g)
Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)
Cross references. — See:

Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners.
(a)
Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)
Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment.
(a)
General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)
State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)
Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)
Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)
Be accompanied by a copy of this subchapter.

(b)
Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.
(a)
Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)
Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)
Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.
(a)
Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)
Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)
Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)
A statement of the corporation’s estimate of the fair value of the shares.

(3)
A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)
Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.
(a)
General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577 (c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)
Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.
(a)
General rule. — Within 60 days after the latest of:

(1)
effectuation of the proposed corporate action;

(2)
timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)
timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b)
Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)
Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)
Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings.
(a)
General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)
Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)
Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Registrant in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Registrant, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.
The Bylaws of the Registrant provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Reorganization by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bancorp, Inc. and Traditions Bank dated as of July 23, 2024. (Included as Annex A to the joint proxy statement/prospectus forming part of this registration statement.) Schedules are omitted; the Registrant agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Amended and Restated Articles of Incorporation of ACNB Corporation. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 7, 2018.)
3.2	Amended and Restated Bylaws of ACNB Corporation. (Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 21, 2024.)
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Form of Tax Matters Opinion of Bybel Rutledge LLP (including consent).
8.2	Form of Tax Matters Opinion of Pillar Aught LLC. (including consent)
23.1	Consent of Crowe LLP
23.2	Consent of BDO USA, P.C.
23.3	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)
23.4	Consent of Pillar Aught LLC (contained in Exhibit 8.2)
24.1	Power of Attorney (Included as part of signature page)
99.1	Consent of Hovde Group, LLC
99.2	Consent of Stephens Inc.

Exhibit No	Description of Exhibits
99.3	Form of Proxy for Special Meeting of Shareholders of ACNB Corporation*
99.4	Form of Proxy for Special Meeting of Shareholders of Traditions Bancorp, Inc.*
99.5	Consent of Elizabeth F. Carson
99.6	Consent of Eugene J. Draganosky
99.7	Consent of John M. Polli
107	Filing Fee Table

*
To be filed by amendment.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)
That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)
The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   (1)
The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Gettysburg, Commonwealth of Pennsylvania on September 30, 2024.
ACNB CORPORATION
By:
/s/ James P. Helt

James P. Helt
President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Helt, Kevin J. Hayes and Jason H. Weber, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on September 30, 2024.
Name	Capacity
/s/ Alan J. Stock Alan J. Stock	Chair of the Board and Director
/s/ Todd L. Herring Todd L. Herring	Vice Chair and Director
/s/ James P. Helt James P. Helt	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Jason H. Weber Jason H. Weber	Executive Vice President/Treasurer and Chief Financial Officer (Principal Financial Officer)
/s/ Kimberly S. Chaney Kimberly S. Chaney	Director
/s/ Alexandra Chiaruttini Alexandra Chiaruttini	Director
/s/ Frank Elsner, III Frank Elsner, III	Director

Name	Capacity
/s/ Scott L. Kelley Scott L. Kelley	Director
/s/ James J. Lott James J. Lott	Director
/s/ Donna M. Newell Donna M. Newell	Director
/s/ Daniel W. Potts Daniel W. Potts	Director
/s/ D. Arthur Seibel, Jr. D. Arthur Seibel, Jr.	Director